    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AVIS RENT A CAR, INC.
                 And the subsidiaries listed on Table 1 hereto
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    7514                                   11-3347585
      (State or other jurisdiction              (Primary Standard Industrial          (I.R.S. Employer Identification No.)
   of incorporation or organization)            Classification Code Number)

                            ------------------------

                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530
                                 (516) 222-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                    KAREN C. SCLAFANI, ESQ., VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                             AVIS RENT A CAR, INC.
                              900 OLD COUNTRY ROAD
                             GARDEN CITY, NY 11530
                                 (516) 222-3000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                              SEAN J. GEARY, ESQ.
                            TIMOTHY B. GOODELL, ESQ.
                                WHITE & CASE LLP
                          1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 819-8200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this form are to be offered in connection with the formation of holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM            AMOUNT OF
             TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                 REGISTERED         PER UNIT(1)      OFFERING PRICE(1)         FEE(1)
11% Senior Subordinated Exchange Notes due
  2009...........................................     $500,000,000            100%            $500,000,000          $139,000
Guarantees of Senior Subordinated Exchange Notes
  Due 2009(2)....................................          --                  --                  --                  --
Total............................................     $500,000,000            100%            $500,000,000          $139,000

(1) Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) No separate consideration will be received for the Guarantees, and, therefore, no additional registration fee is required.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     TABLE 1 TO REGISTRATION STATEMENT: CO-REGISTRANT SUBSIDIARY GUARANTORS

                                                                                   PRIMARY STANDARD           IRS EMPLOYER
SUBSIDIARY GUARANTOR                                    STATE OF ORGANIZATION   INDUSTRIAL CODE NUMBER    IDENTIFICATION NUMBER
------------------------------------------------------  ---------------------  -------------------------  ---------------------
Avis Rent A Car System, Inc. .........................  Delaware                            7510                  11-1998661
Avis International, Ltd. .............................  Delaware                            6700                  11-2411667
Avis Management Services, Ltd. .......................  Delaware                            7389                  11-2160100
Avis Caribbean, Limited...............................  Delaware                            6700                  11-2850374
Avis Asia and Pacific, Limited........................  Delaware                            6700                  11-2850373
Avis Enterprises, Inc. ...............................  Delaware                            6700                  11-2631886
Avis Service, Inc. ...................................  Delaware                            7389                  11-2811732
Avis Lube, Inc. ......................................  Delaware                            7549                  11-2811733
Avis Leasing Corporation..............................  Delaware                            7350                  11-3102377
Rent-A-Car Company, Incorporated......................  Virginia                            7510                  54-0601449
Reserve Claims Management Corp. ......................  Delaware                            8741                  11-2520537
Avis Fleet Leasing and Management Corp. ..............  Texas                               6700                  11-3494799
PHH Vehicle Management Services LLC...................  Delaware                            8741                  11-3494799*
Dealer Holdings, Inc. ................................  Maryland                            6700                  52-1286342
Williamsburg Motors, Inc. ............................  Maryland                            5511                  52-1286341
Edenton Motors, Inc. .................................  Maryland                            5511                  52-1386917
Wright Express LLC....................................  Delaware                            7549                  11-3494799*
PHH Canadian Holdings, Inc. ..........................  Delaware                            6700                  52-2174391
PHH Deutschland, Inc. ................................  Maryland                            6700                  52-1392716
PHH/Paymentech LLC....................................  Delaware                            8999                  11-3494799*
FAH Company, Inc. ....................................  Delaware                            6700                  04-3393483

*ID # IS SAME AS AVIS FLEET LEASING AND MANAGEMENT CORP. (THE PARENT COMPANY)

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

        THE INFORMATION IN THIS PROSPECTUS WILL BE AMENDED OR COMPLETED;

                             DATED AUGUST 31, 1999

PROSPECTUS

          OFFER TO EXCHANGE ALL 11% SENIOR SUBORDINATED NOTES DUE 2009
              FOR 11% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2009
                                       OF

                             AVIS RENT A CAR, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON [              ], 1999, UNLESS EXTENDED

                             ---------------------

Terms of the exchange offer

    - We will issue up to $500,000,000 aggregate principal amount of new notes.

    - We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

    - The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Certain United States Federal Income Tax Consequences" on page 187 for more information.

    - We will not receive any cash proceeds from the exchange offer.

    - The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

    - The old notes are, and the new notes will be, unconditionally guaranteed by some of Avis Rent A Car, Inc.'s subsidiaries.

    - The exchange offer is the initial public offering of the new notes.

    - There is no established trading market for the new notes or the old notes.

    - We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through the NASDAQ National Market.

                            ------------------------

SEE RISK FACTORS BEGINNING ON PAGE 23 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EACH BROKER-DEALER THAT RECEIVES NEW NOTES FOR ITS OWN ACCOUNT PURSUANT TO THIS EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF NEW NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR OLD NOTES WHERE SUCH OLD NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, FOR A PERIOD OF 180 DAYS AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION".

                            ------------------------

              The date of this prospectus is [             ], 1999

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Summary........................................           1
Risk Factors...................................          23
The VMS Acquisition............................          39
Use of Proceeds................................          42
The Exchange Offer.............................          43
Capitalization.................................          52
Unaudited Pro Forma Consolidated Financial
  Data.........................................          54
Selected Historical Consolidated Financial Data
  (Avis).......................................          59
Selected Historical Combined Financial Data
  (VMS)........................................          62
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          65
Company Background.............................          83

                                                    PAGE
                                                    -----

Business.......................................          86
Management.....................................         112
Ownership of Capital Stock.....................         121
Certain Relationships and Related Party
  Transactions.................................         123
Description of Avis Fleet Preferred Stock and
  Class B Common Stock.........................         131
Description of Other Indebtedness..............         135
Description of Notes...........................         139
Certain United States Federal Income Tax
  Consequences.................................         187
Book-Entry; Delivery and Form..................         187
Registration Rights............................         190
Plan of Distribution...........................         193
Legal Matters..................................         193
Experts........................................         193
Available Information..........................         194
Index to Consolidated and Combined Financial
  Statements...................................         F-1

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including, in particular, statements about our plans, strategies and prospects under the captions "Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" (particularly under the subheading "Liquidity and capital resources"), and "Business". Statements that are included in this prospectus that are prefaced with the heading "may", "will", "anticipate", "expect", "continue", "estimate", "project", "intend", "designed", and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect our future plans of operations, business strategy, results of operations and financial condition. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. Since it is not possible to predict every factor that may emerge, forward-looking statements should not be relied upon as a prediction of our actual future financial condition or operating results. We caution you that a variety of factors could cause business conditions and results to differ materially from these forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

    - our substantial debt and significant debt service obligations;

    - our ability to integrate VMS into our operations;

    - developments in, or changes to, the laws and regulations governing our business;

    - our ability to finance vehicle purchases in the asset-backed market;

    - the increasingly competitive nature of the industries in which we are operating;

    - changes in interest rates, foreign currency exchange rates and other domestic and international market and industry conditions;

    - the cyclicality and seasonality of the car rental industry;

    - changes in our relationships with our major suppliers;

    - changes in government policy;

    - changes in technology;

    - developments regarding environmental and tort liability;

    - our ability to keep key personnel required to operate the business; and

    - the potential effect of Year 2000 compliance issues.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER OR INVESTING IN THE NOTES, AND YOU ARE ENCOURAGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, EACH REFERENCE IN THIS PROSPECTUS TO

    - "NEW AVIS", "WE", "OUR" OR "US" REFERS TO THE BUSINESS OF AVIS, AFTER GIVING EFFECT TO THE ACQUISITION OF VMS (THE "VMS ACQUISITION"),

    - "AVIS" REFERS TO AVIS RENT A CAR AND ITS OPERATING SUBSIDIARIES AND PREDECESSORS OTHER THAN VMS,

    - "VMS" REFERS TO THE VEHICLE MANAGEMENT AND FUEL CARD BUSINESSES WHICH, PRIOR TO THE VMS ACQUISITION, WERE OPERATED BY CENDANT CORPORATION THROUGH ITS PHH SUBSIDIARIES IN THE UNITED STATES AND CANADA ("PHH NORTH AMERICA"), ITS PHH SUBSIDIARIES IN EUROPE ("PHH EUROPE") AND WRIGHT EXPRESS CORPORATION ("WEX"),

    - "AVIS RENT A CAR" REFERS TO AVIS RENT A CAR, INC.,

    - "AVIS FLEET" REFERS TO AVIS FLEET LEASING AND MANAGEMENT CORPORATION, THE WHOLLY-OWNED SUBSIDIARY OF AVIS RENT A CAR THAT ACQUIRED VMS,

    - "CENDANT" REFERS TO CENDANT CORPORATION AND ITS SUBSIDIARIES,

    - THE "AVIS SYSTEM" REFERS TO THE AVIS WORLDWIDE VEHICLE RENTAL SYSTEM INCLUDING RELATED TRADEMARKS, TRADE NAMES AND COMPUTER SYSTEMS, INCLUDING THE WIZARD-REGISTERED TRADEMARK- SYSTEM, ALL OF WHICH ARE OWNED BY CENDANT,

    - "NOTES" REFERS TO BOTH THE OLD NOTES THAT WERE ISSUED IN CONNECTION WITH THE VMS ACQUISITION AND THE NEW NOTES THAT WE ARE OFFERING TO EXCHANGE FOR THE OLD NOTES, AND

    - "VEHICLES" INCLUDE CARS, LIGHT TRUCKS AND VANS.

    UNLESS OTHERWISE SPECIFIED HEREIN,

    - CONSOLIDATED REVENUES OF EACH OF NEW AVIS, AVIS AND VMS ARE PRESENTED BEFORE DEDUCTING THE INTEREST AND DEPRECIATION ASSOCIATED WITH THE VEHICLE FLEETS ("FLEET COSTS") OF EACH ENTITY AND

    - CONSOLIDATED EBITDA AFTER FLEET COSTS (AS DEFINED ON PAGE 61) OF EACH OF NEW AVIS, AVIS AND VMS ARE PRESENTED AFTER DEDUCTING THE FLEET COSTS OF EACH ENTITY.

    THE STATISTICAL INFORMATION IN THIS PROSPECTUS REGARDING THE DOMESTIC AND INTERNATIONAL CAR RENTAL INDUSTRY, THE DOMESTIC OR INTERNATIONAL VEHICLE LEASING MARKETS AND THE DOMESTIC OR INTERNATIONAL FUEL CARD MARKETS CONSISTS OF MANAGEMENT ESTIMATES OR HAS BEEN DERIVED FROM PUBLICLY AVAILABLE SOURCES, INCLUDING TRADE PUBLICATIONS, WHICH WE HAVE NOT INDEPENDENTLY VERIFIED BUT WE BELIEVE TO BE RELIABLE.

                               THE EXCHANGE OFFER

Old notes.......................  11% Senior Subordinated Notes due 2009, which were issued on June 30, 1999.

New notes.......................  11% Senior Subordinated Exchange Notes due 2009. The terms of the new notes are substantially identical to those of

                                  the outstanding old notes, except that the transfer
                                  restrictions and registration rights relating to the old
                                  notes do not apply to the new notes.

Exchange offer..................  We are offering to issue up to $500,000,000 aggregate principal amount of the new notes in exchange for a like
                                  principal amount of the old notes to satisfy our
                                  obligations under the registration rights agreement that
                                  we entered into when the old notes were sold in
                                  transactions under Rule 144A and Regulation S under the
                                  Securities Act of 1933, as amended (the "Securities Act").

Expiration date; Tenders........  The exchange offer will expire at 5:00 p.m., New York City
                                  time, on [      ], 1999, unless extended. By tendering
                                  your old notes, you represent to us:

                                      - that you are not an "affiliate" of ours, as defined
                                      in Rule 405 under the Securities Act;

                                      - that any new notes you receive in the exchange offer
                                        are being acquired by you in the ordinary course of
                                        your business;

                                      - that, at the time of commencement of the exchange
                                        offer, neither you nor, to your knowledge, anyone
                                        receiving new notes from you, has any arrangement or
                                        understanding with any person to participate in the
                                        "distribution" of the new notes, as defined in the
                                        Securities Act, in violation of the Securities Act;

                                      - if you are not a participating broker-dealer, that
                                      you are not engaged in, and do not intend to engage
                                        in, the "distribution" of the new notes, as defined
                                        in the Securities Act; and

                                      - if you are a broker-dealer, that you will receive
                                      the new notes for your own account in exchange for old
                                        notes that were acquired by you as a result of your
                                        market-making or other trading activities and that
                                        you will deliver a prospectus in connection with any
                                        resale of the new notes you receive. For further
                                        information regarding resales of the new notes by
                                        participating broker-dealers, see the discussion
                                        below under the caption "Plan of Distribution" on
                                        page 193.

Withdrawal; Non-acceptance......  You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time,
                                  on [      ], 1999. If we decide for any reason not to
                                  accept any old notes tendered for exchange, the old notes
                                  will be returned to the registered holder at our expense
                                  promptly after the expiration or termination of the
                                  exchange offer. In the case of old notes tendered by
                                  book-entry transfer into the exchange agent's account at
                                  The Depository Trust Company, any withdrawn or unaccepted
                                  old notes will be credited to the

                                  tendering holder's account at The Depository Trust
                                  Company. For further information regarding the withdrawal
                                  of tendered old notes, see "The Exchange Offer--Terms of
                                  the exchange offer; period for tendering old notes" on
                                  pages 43 to 44 and "--Withdrawal rights" on page 48.

Conditions to the exchange
  offer.........................  The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the
                                  caption "The Exchange Offer--Conditions to the exchange
                                  offer" on pages 48 to 49 for more information regarding
                                  the conditions to the exchange offer.

Procedures for tendering old
  notes.........................  Unless you comply with the procedure described below under the caption "The Exchange Offer--Guaranteed delivery
                                  procedures" on page 47, you must do one of the following
                                  on or prior to the expiration of the exchange offer to
                                  participate in the exchange offer:

                                      - tender your old notes by sending the certificates
                                      for your old notes, in proper form for transfer, a
                                        properly completed and duly executed letter of
                                        transmittal, with any required signature guarantees,
                                        and all other documents required by the letter of
                                        transmittal, to The Bank of New York, as exchange
                                        agent, at one of the addresses listed below under
                                        the caption "The Exchange Offer--Exchange agent" on
                                        page 49; or

                                      - tender your old notes by using the book-entry
                                      transfer procedures described below and transmitting a
                                        properly completed and duly executed letter of
                                        transmittal, with any required signature guarantees,
                                        or an agent's message instead of the letter of
                                        transmittal, to the exchange agent. In order for a
                                        book-entry transfer to constitute a valid tender of
                                        your old notes in the exchange offer, The Bank of
                                        New York, as exchange agent, must receive a
                                        confirmation of book-entry transfer of your old
                                        notes into the exchange agent's account at The
                                        Depository Trust Company prior to the expiration of
                                        the exchange offer. For more information regarding
                                        the use of book-entry transfer procedures, including
                                        a description of the required agent's message, see
                                        the discussion below under the caption "The Exchange
                                        Offer--Book-entry transfer" on page 47.

Guaranteed delivery procedures..  If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

                                      - the old notes are not immediately available,

                                      - time will not permit your old notes or other
                                      required documents to reach the exchange agent before
                                        the expiration of the exchange offer, or

                                      - the procedure for book-entry transfer cannot be
                                        completed prior to the expiration of the exchange
                                        offer,

                                  you may tender old notes by following the procedures
                                  described below under the caption "The Exchange Offer--
                                  Guaranteed delivery procedures" on page 47.

Special procedures for
  beneficial owners.............  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial
                                  bank, trust company or other nominee and you wish to
                                  tender your old notes in the exchange offer, you should
                                  promptly contact the person in whose name the old notes
                                  are registered and instruct that person to tender on your
                                  behalf.

                                  If you wish to tender in the exchange offer on your own
                                  behalf, prior to completing and executing the letter of
                                  transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are
                                  registered.

Certain federal tax
  considerations................  The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States
                                  federal income tax purposes. See the discussion below
                                  under the caption "Certain United States Federal Income
                                  Tax Consequences" on page 187 for more information
                                  regarding the tax consequences to you of the exchange
                                  offer.

Use of proceeds.................  We will not receive any cash proceeds from the exchange offer.

Exchange agent..................  The Bank of New York is the exchange agent for the exchange offer. The addresses and telephone number of the
                                  exchange agent can be found below under the caption "The
                                  Exchange Offer--Exchange agent" on page 49.

Resales.........................  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth
                                  in no-action letters issued to third parties, we believe
                                  that the new notes you receive in the exchange offer may
                                  be offered for resale, resold or otherwise transferred
                                  without compliance with the registration and prospectus
                                  delivery provisions of the Securities Act. However, you
                                  will not be able to freely transfer the new notes if:

                                      - you are an "affiliate" of ours, as defined in Rule
                                      405 under the Securities Act;

                                      - you are not acquiring the new notes in the exchange
                                        offer in the ordinary course of your business;

                                      - you have any arrangement or understanding with any
                                        person to participate in the distribution of the new
                                        notes, as defined in the Securities Act, you will
                                        receive in the exchange offer; or

                                      - you are a participating broker-dealer that receives
                                      new notes for its own account in the exchange offer in
                                        exchange for old notes that were acquired as a
                                        result of market-making or other trading activities.

                                  If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery
                                  requirements of the Securities Act in connection with any
                                  resale transaction involving the new notes.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

    If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

    - if they are registered under the Securities Act and applicable state securities laws;

    - if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

    - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

    We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes--including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer--may require us to file, and cause to become effective, a shelf registration statement which would cover resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer--Consequences of exchanging or failing to exchange old notes" on page 50 and "Registration Rights" on pages 190 to 192.

                                  OUR COMPANY

OVERVIEW

    Avis operates the second largest general-use car rental business in the world, based on total revenue. As the largest Avis System franchisee, Avis rents vehicles and provides ancillary products and services to business and leisure travelers through approximately 670 airport and non-airport (downtown or suburban) locations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand as of June 30, 1999. During 1998, Avis completed over 15 million transactions for approximately 56 million rental days with a fleet that averaged approximately 206,000 vehicles. Avis has corporate operations at the 50 top domestic airports which accounted for approximately 92% of all domestic rental transactions processed through the Avis System based on 1998 revenue. Avis provides its services to a broad range of retail and corporate customers including both domestic and multinational corporations, among which Avis has many long-standing relationships. For model year 1999, Avis purchased over 90% of its vehicles from the "Big 3" U.S. auto makers, primarily General Motors. Through repurchase and other agreements with these and other auto makers, Avis bears the residual risk with respect to less than 2% of its fleet. For the six month period ended June 30, 1999, Avis generated total revenues of approximately $1.2 billion.

    On June 30, 1999, Avis acquired VMS from Cendant for approximately $1.8 billion, plus the refinancing of approximately $3.5 billion of indebtedness. A subsidiary of Cendant Corporation received $362.0 million of the acquisition consideration in the form of Avis Fleet Preferred Stock (as defined on page 12), $2.0 million of which was transferred to a third party. The VMS Acquisition has established us as a leading worldwide provider of comprehensive automotive transportation and vehicle management solutions. We expect that the VMS Acquisition will allow Avis to diversify its revenue base, create significant revenue growth and cost savings opportunities, expand its car rental business, and bring together a senior management team that has extensive knowledge of the car rental and vehicle management and financing industries.

    VMS provides integrated card payment, vehicle leasing and value-added vehicle management services in North America and Europe, with leading market shares across many of its product lines. VMS provides comprehensive vehicle management solutions to its customers which include over 19,000 companies and government agencies in North America and Europe, including nearly one-third of the Fortune 500 and approximately one-half of the FTSE 100 companies. VMS' services consist of vehicle leasing and related asset-based services and a broad range of fee-based services which include fuel and maintenance cards, accident management, and various other vehicle-related services, all of which are designed to allow clients to effectively manage costs and enhance productivity. In 1998, asset-based products and services accounted for 39% of VMS' total revenues (after Fleet Costs), while fee-based products and services accounted for the remaining 61%. At December 31, 1998, VMS had approximately 780,000 vehicles under management and over 3.6 million fuel and maintenance cards outstanding (accounting for over $5.4 billion of fuel and maintenance purchases in 1998). At December 31, 1998, VMS' automotive fleet consisted of approximately 354,000 leased vehicles worldwide, 85% of which were leased subject to open-ended leases under which the customer bears substantially all of the vehicle residual risk. VMS' lease and card portfolios have experienced low historical default rates as a result of the strong credit quality of its customer base and VMS' credit underwriting procedures. For the six month period ended June 30, 1999, VMS generated total revenues of $808.1 million.

    As a result of the VMS Acquisition, we are a leading worldwide provider of automotive transportation and vehicle management solutions. After giving effect to the VMS Acquisition, we believe that we hold the following market positions, based on reported units:

                             GENERAL-USE CAR RENTALS

                             -    #2 worldwide
                             -    #2 in the United States
                             -    #1 in Australia and New Zealand

                             VEHICLES UNDER MANAGEMENT(1)

                             -    #2 in the United States
                             -    #1 in the United Kingdom

                             FUEL AND MAINTENANCE CARDS(2)

                             -    #1 in the United States
                             -    #1 in the United Kingdom

------------------------

(1) Includes leased vehicles and vehicles for which third-party vehicle-related services are provided, which are comparable to those provided by VMS.

(2) Includes cards for third parties for which VMS acts as processor.

    For the six months ended June 30, 1999, pro forma for the Transactions (as defined on page 11), we would have generated total revenues of $2.0 billion.

                                  OUR INDUSTRY

    U.S. CAR RENTAL INDUSTRY. The U.S. car rental industry, which includes short-term car and truck rentals for business and retail customers at both airport and non-airport locations, was a $17.2 billion industry in 1998 based on revenues, and has grown at a compound annual growth rate, or CAGR, of 11.1% from 1985 to 1998. The U.S. airport market accounted for $6.3 billion of these revenues. Ancillary products offered in addition to vehicle rentals include refueling services, loss damage waivers and used vehicle sales. Industry sources estimate that the U.S. car rental industry will continue to grow, principally due to continued increases in airline passenger traffic, the trend toward shorter, more frequent vacations resulting from the increased number of households with two wage earners, the demographic trend toward older, more affluent Americans who travel more frequently, and increased business travel.

    VEHICLE LEASING INDUSTRY. We estimate that corporations in the United States, Canada, the United Kingdom and Germany (the markets in which VMS currently competes) made expenditures of over $125 billion in 1998 with respect to their vehicle fleets for depreciation and interest, management and operations. These expenditures are driven by growth in the number of vehicles operated by these companies. The U.S., Canadian, U.K. and German vehicle leasing markets are highly fragmented. We estimate that in 1998, approximately 61% of the combined U.S. and Canadian and a significant portion of the U.K. and German vehicle leasing markets were unserved by third-party fleet management companies, which we believe indicates a significant market opportunity. We believe that growth in the third-party vehicle leasing industry is principally driven by a general trend toward outsourcing. As companies focus on their core competencies and competition drives corporate cost reduction efforts, we believe that they are more likely to rely on third-party fleet management companies.

    FUEL CARD INDUSTRY. We estimate that corporate vehicle fleets in the United States, Canada, the United Kingdom and Germany (the markets in which VMS currently competes) made fuel expenditures of over $85 billion in 1998. The growth of the fuel card industry has been driven by corporations seeking to control costs and monitor corporate credit card usage. Technological advances have enabled fuel card providers to penetrate this market with point-of-sale networks, information management products and enhanced customer services. With increased competition, major oil companies are further driving growth in the industry by accepting independent fuel cards in addition to their own private label cards. We believe that significant expansion opportunities remain, as management estimates that approximately 45% of both the U.S. and U.K. fueling markets remain unpenetrated by fuel card providers. In addition, many major oil companies outsource their private label fuel card processing services to third-party processors.

COMPETITIVE STRENGTHS

    We believe our principal competitive strengths are:

    - LEADING MARKET POSITIONS. We have leading market shares in each of our principal markets. Avis operates the second largest general-use car rental business in the world, based on total revenue. VMS is the largest vehicle leasing company in the United Kingdom and the second largest in the United States, and it maintains one of the largest fuel and maintenance cardholder bases in the world with over 3.6 million cards in use (including approximately 800,000 third-party cards for which VMS acts as processor). These cards accounted for approximately $5.4 billion of fuel and maintenance expenditures in 1998. With approximately 780,000 vehicles under management at VMS and with Avis' car rental franchise, we are a leading worldwide provider of integrated vehicle management solutions.

    - DIVERSIFIED REVENUE STREAMS AND STRONG HISTORICAL GROWTH. We have several sources of asset-based and fee-based revenues, each of which has demonstrated strong historical growth. Avis' total revenues have grown from $1.9 billion in 1996 to $2.3 billion in 1998, as a result of acquisitions and internal growth. Moreover, Avis' revenues have increased every year over the past 25 years. VMS' total revenues have grown from $1.2 billion in 1994 to $1.6 billion in 1998. In addition, VMS' operations have not been subject to the same seasonal fluctuations that have historically affected the car rental industry. Accordingly, we expect that the combination of New Avis' diversified revenue streams will reduce fluctuations in our overall earnings and will provide us with a competitive advantage over traditional car rental companies.

    - LEADING TECHNOLOGY PLATFORMS. We believe that Avis has one of the most sophisticated information management and data processing systems in the car rental industry, including the Wizard System and certain other management information systems. The addition of VMS' advanced technological client server platform should further increase our strengths in technology. VMS has invested heavily to become an industry leader in technology-based services, having developed a technologically advanced interactive Internet tool called "PHH Interactive(sm)" and a data warehouse called Strategic PHH Information Network or
      "SPIN-Registered Trademark-", in which transaction-level information is collected in a central repository that permits detailed and customized "real-time" deliveries of proprietary information to its U.S. customers. Our ability to deliver such information across our various lines of business in a variety of customized report formats to corporations of all sizes on a worldwide basis should provide us with a significant competitive advantage.

    - ESTABLISHED CUSTOMER BASE WITH STRONG CREDIT QUALITY. Avis has succeeded in cultivating relationships with over 100,000 small and medium-sized corporate customers by focusing on airport locations and providing high-quality customer service to business travelers. Similarly, as a result of its own emphasis on customer service and enhanced product offerings, VMS has developed and maintains relationships with over 19,000 corporate and governmental customers in North America and Europe. Within North America, VMS' client base is comprised of nearly 3,300 corporate customers spanning a variety of industries, including nearly one-third of the Fortune 500 companies. Over 550 of these corporations have been VMS customers for more than ten years. Within Europe, VMS' client base is comprised of nearly 16,000 customers, including approximately one-half of the FTSE 100 companies. The combination of Avis' and VMS' established relationships with many of the world's leading corporations and the continuation of VMS' conservative underwriting procedures is expected to result in low default rates across both our lease and card portfolios, where default rates totalled approximately 0.06% of total billings during 1998.

    - STRONG MANAGEMENT TEAM. Avis' senior management team has successfully led Avis through the recent consolidation of the car rental industry and related changes in industry dynamics. This management team has focused on solidifying Avis' position as a leading car rental franchise, and we believe it is well positioned to work with VMS' senior management team in the future. VMS' management team has extensive experience in, and knowledge of, the vehicle leasing business including vehicle acquisition, remarketing and financing, as well as vehicle management consulting. VMS' 23 senior managers have an average of 10 years of experience in the vehicle management and card service industries.

BUSINESS STRATEGY

    Our strategy is to be the world's leading provider of comprehensive automotive transportation and vehicle management solutions by concentrating on the following key elements:

    - INTEGRATE VMS AND AVIS AND CAPITALIZE ON SYNERGIES AND CROSS-SELLING OPPORTUNITIES. The combination of the strong rental car franchise of Avis, with its strength in the corporate market, and the vehicle leasing and management expertise of VMS should result in significant opportunities to expand the complementary businesses of Avis and VMS across their respective customer bases. Avis' and VMS' common strengths should provide a significant opportunity to provide a one-stop shop of comprehensive automotive transportation and vehicle management solutions that can be cross-sold. As an example, the integration of Avis' Small Account Telesales efforts with VMS' fuel card operations will permit New Avis to more efficiently penetrate the highly profitable small-fleet fuel card market. The combination of Avis' small and medium-sized company relationships and VMS' technology platform should enable New Avis to penetrate the profitable, yet largely unpenetrated, smaller-fleet leasing market. We expect to develop additional synergies in the areas of information technology, sales, insurance, fleet purchasing and disposition, operations, human resources, marketing and administration.

    - CAPITALIZE ON ADDITIONAL EXPANSION OPPORTUNITIES. Historically, Avis has capitalized on its network of airport locations by focusing its sales and marketing resources principally on business travelers. We believe that Avis' established presence at the leading airports in the United States provides us with an opportunity to capture a greater share of the leisure market. Moreover, Avis is expanding its presence in the suburban market and intends to enter the vehicle replacement market (which Avis will be permitted to enter on a nationwide basis after expiration of a non-compete agreement in June 2000). In addition, management estimates that in 1998, approximately 61% of the combined U.S. and Canadian and a significant portion of the U.K. and German vehicle leasing markets were unserved by third-party vehicle management companies, providing a significant opportunity to capture share in unpenetrated markets. In addition, approximately 45% of the U.S. and U.K. fueling markets remain unpenetrated by fuel card providers. Management believes that the foregoing will provide New Avis with strong opportunities to capture additional share in each of its target markets as a leading provider of automotive transportation and vehicle management solutions.

    - LEVERAGE STRENGTHS IN TECHNOLOGY. We intend to apply our extensive technology and information processing capabilities to take advantage of current trends in the car rental and vehicle management industries. We believe that customers in the domestic car rental industry are focusing increasingly on brand loyalty, while at the same time our customer base has become increasingly diverse. We plan to use the Avis System's proprietary management information applications, enhanced by VMS' capabilities in real-time data access, to provide customers with customized information and services. We also plan to use our technology to identify key operating characteristics among our customers in order to optimize our business mix. Additionally, as corporations of all sizes in North America and Europe continue to outsource vehicle management, we will leverage our strong technological capabilities to increase our array of services, improve customer service and develop products and services at reduced costs to appeal to smaller fleet owners that previously could not justify the cost of outsourcing their vehicle management needs. In addition, we expect to increase customer loyalty as our technology-based services become an integral part of our customers' operations.

    - DEVELOP NEW PRODUCTS AND SERVICES FOR TARGET MARKETS. In addition to our existing asset-based and fee-based products and services, we will seek to develop a broad range of new products and services designed to further penetrate our existing customer base, expand our presence in international markets, and penetrate other, previously underserved, markets such as smaller corporate fleets and leisure travelers. Among the new products and services that we will consider offering are: (i) a customized leisure pass which combines Avis' rental cars with VMS' value-added services marketed to the leisure traveler; (ii) expanding VMS into Australia and New Zealand by leveraging Avis' existing infrastructure; and (iii) offering prepaid fuel cards to retail and corporate customers.

    - CONTINUE TO DEVELOP CORE BUSINESS OPPORTUNITIES AT AVIS AND VMS. While seeking to realize revenue enhancing and cost saving synergies between Avis and VMS, management of New Avis intends to continue focusing on the development of each business' core market opportunities.

      - Within Avis, such opportunities include: (i) capitalizing on changing rental car industry dynamics; (ii) improving business mix and fleet utilization; (iii) increasing brand loyalty through target marketing; and (iv) developing Avis' suburban program.

      - Within VMS, such opportunities include: (i) cross-selling PHH North America and PHH Europe non-card products to VMS' extensive base of fuel and maintenance cardholders; (ii) further developing the "One Card" co-branded corporate card program to capture a greater share of corporate travel and entertainment expenditures; (iii) further penetrating both the small and large vehicle leasing markets; (iv) expanding into underserved markets in Europe; and (v) developing new revenue opportunities based on enhancements to the services provided by VMS' technology platform.

OUR RELATIONSHIP WITH CENDANT

    Cendant is a major publicly-traded international provider of consumer and business services. Prior to 1997, Avis was owned by Cendant Car Rental, Inc. (the "Franchisor"), a wholly-owned indirect subsidiary of Cendant Corporation. Until the completion of the VMS Acquisition, VMS was indirectly owned by Cendant Corporation. The Franchisor owns the Avis System, of which Avis is a franchisee, as well as the Avis trademarks, tradenames and the Wizard System. In connection with Avis Rent A Car's 1997 initial public offering (the "IPO"), its operating subsidiary, Avis Rent A Car

System, Inc. ("ARACS"), entered into a 50-year master license agreement with the Franchisor to participate in the Avis System (the "Master License Agreement") and a 50-year computer services agreement for use of the Wizard System. The Master License Agreement provides for certain base and supplemental royalties to be paid to Cendant based on ARACS's gross revenue, while Cendant provides services under the computer services agreement at cost. These agreements are unaffected by the VMS Acquisition. There are, however, certain transition and computer-related agreements resulting from the VMS Acquisition. See "The VMS Acquisition" and "Certain Relationships and Related Party Transactions".

    Since the IPO, as a result of a secondary stock offering and a share repurchase program instituted by Avis Rent A Car, Cendant's ownership of Avis Rent A Car's common stock has been reduced to approximately 19% as of June 30, 1999. Assuming that, subject to certain conditions, Cendant converted all of the Avis Fleet Preferred Stock that it received in the VMS Acquisition into Class B common stock of Avis Rent A Car (the "Class B Common Stock") as of June 30, 1999, Cendant's ownership of Avis Rent A Car would have been approximately 34%. Class B Common Stock is non-voting but is convertible into shares of Class A common stock of Avis Rent A Car (the "Class A Common Stock") under certain circumstances. The Class A Common Stock is voting stock. See "Description of Avis Fleet Preferred Stock and Class B Common Stock" and "Certain Relationships and Related Party Transactions".

    New Avis has no additional obligations to Cendant as a result of the VMS Acquisition, other than with regard to the Avis Fleet Preferred Stock, customary indemnities and certain expenses arising from the computer-related and transitional services to be provided to New Avis by Cendant as described under "The VMS Acquisition". In connection with the VMS Acquisition, Avis Rent A Car's Board of Directors, as well as a special committee of the Board of Directors consisting of independent directors, each received fairness opinions from nationally recognized investment banking firms.

                                THE TRANSACTIONS

    On June 30, 1999, Avis acquired VMS from Cendant for $1.8 billion (consisting of approximately $1.4 billion of cash and $362.0 million in Avis Fleet Preferred Stock), plus the refinancing of approximately $3.5 billion of debt. Avis financed the cash portion of the acquisition costs (including repayment of the assumed debt) and refinanced the $3.5 billion of existing VMS debt with $32.6 million of unrestricted cash as well as (i) borrowings under a $1.35 billion senior secured credit facility consisting of three tranches of term loans in an aggregate principal amount of $1.0 billion (the "Term Loans") and $350.0 million of revolving credit commitments, which replaced Avis' existing bank credit facility, (the "Revolving Credit Facility", together with the Term Loans, the "New Credit Facility"), (ii) the issuance of $500.0 million of old notes, and (iii) the issuance of $3.5 billion of asset-backed securities under the $3.6 billion Interim VMS ABS Facility (as defined on page 12). The New Credit Facility, the notes and the Interim VMS ABS Facility, together with the Avis Fleet Preferred Stock, are collectively referred to as the "Financings". The VMS Acquisition, the Financings and related refinancings of certain indebtedness, including to Cendant, are collectively referred to as the "Transactions". The existing $3.75 billion Avis ABS Facility (as defined on page
77) was unaffected by the VMS Acquisition.

    In connection with the VMS Acquisition, Avis Rent A Car formed Avis Fleet to acquire from PHH Holdings Corporation ("PHH Holdings"), an indirect subsidiary of Cendant and a direct subsidiary of PHH Corporation ("PHH Corporation"), all of the outstanding capital stock of the subsidiaries that comprise VMS (the "VMS Subsidiaries"). The VMS Acquisition was effected by a merger under Texas law. Upon consummation of the merger, (i) Avis Fleet owned, directly or indirectly, all of the outstanding capital stock of the VMS Subsidiaries, (ii) PHH Corporation owned $360.0 million of Series A Cumulative Participating Redeemable Convertible Preferred Stock (the "Series A

Preferred") of Avis Fleet, (iii) an additional $2.0 million of Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred") of Avis Fleet initially issued to PHH Corporation was transferred to a third party (the Series A Preferred and the Series C Preferred are collectively referred to as the "Avis Fleet Preferred Stock") and (iv) Avis Fleet assumed and repaid approximately $1.4 billion of indebtedness of PHH Holdings.

    The following chart illustrates part of our corporate structure after giving effect to the Transactions:

                                 [LOGO]

    In connection with the VMS Acquisition, New Avis received a perpetual, royalty-free license from PHH Corporation to use certain trademarks and tradenames in connection with the VMS business, including the "PHH" name. In addition, PHH Corporation and PHH Holdings entered into a five-year non-competition agreement with Avis Rent A Car.

    In order to refinance the $3.5 billion of existing VMS fleet debt and achieve an efficient asset-backed financing in connection with the VMS Acquisition, securitization or other vehicle financing subsidiaries of New Avis issued $3.5 billion in asset-backed securities (the "Interim VMS ABS Offering") under a facility (the "Interim VMS ABS Facility") that permits the issuance of
(i) up to $2.5 billion of variable funding asset-backed notes, supported by U.S. leases and vehicles ("Domestic VFNs"), (ii) up to $236 million of asset-backed preferred membership interests supported by U.S. leases and vehicles ("Preferred Membership Interests", and together with the Domestic VFNs, the "Domestic Asset-Backed Securities") and (iii) an advance of up to $829 million under an asset-backed facility to PHH Europe, which advance is guaranteed by various PHH Europe entities and is supported by substantially all of the assets of such entities (the "U.K. Advances"). Each of the foregoing securities have been placed with one or more multi-seller commercial paper conduits. See "Description of Other Indebtedness".

    The following table outlines the sources and uses of funds in connection with the VMS Acquisition as of June 30, 1999:

                                                                                 AMOUNT
                                                                           -------------------
                                                                               (DOLLARS IN
                                                                                MILLIONS)
SOURCES OF FUNDS:

Unrestricted Cash........................................................      $      32.6
Revolving Credit Facility(1)(2)..........................................             73.0
Term Loan A..............................................................            250.0
Term Loan B..............................................................            375.0
Term Loan C..............................................................            375.0
Senior Subordinated Notes................................................            500.0
Avis Fleet Preferred Stock(3)............................................            362.0
Interim VMS ABS Facility(4)..............................................          3,455.5
                                                                                  --------
Total Sources............................................................      $   5,423.1
                                                                                  --------
                                                                                  --------

USES OF FUNDS:

VMS Acquisition consideration............................................      $   1,800.0
Refinancing of VMS non-vehicle debt......................................             14.9
Refinancing of VMS existing fleet debt(5)................................          3,486.7
Fees and expenses(6).....................................................             63.4
Escrow Deposits..........................................................             58.1
                                                                                  --------
Total Uses...............................................................      $   5,423.1
                                                                                  --------
                                                                                  --------

------------------------

(1) The Revolving Credit Facility permits borrowings of up to an aggregate principal amount of $350.0 million. Approximately $92.2 million was available under the New Credit Facility on June 30, 1999 to fund our liquidity requirements after giving effect to the Transactions. See "Capitalization" for a description of anticipated unrestricted cash balances as of June 30, 1999.

(2) Does not include $184.8 million in letters of credit that were outstanding in connection with the Avis ABS Facility and support airport concession agreements, insurance matters and foreign debt.

(3) Comprised of $360.0 million liquidation preference of Series A Preferred and $2.0 million liquidation preference of Series C Preferred to be issued by Avis Fleet. Until the fifth anniversary of the issue date of the Avis Fleet Preferred Stock, dividends on the Series A Preferred may be paid in shares of Series B Cumulative PIK Preferred of Avis Fleet which has terms substantially similar to the terms of the Series A Preferred. Dividends on the Series C Preferred are payable in cash. See "Description of Avis Fleet Preferred Stock and Class B Common Stock".

(4) See "Description of Other Indebtedness-Interim VMS ABS Facility".

(5) Consists of the following: approximately (i) $283.0 million of intercompany debt; (ii) $103.0 million of current taxes; (iii) $2,121.6 million of North American Vehicle Related Debt; (iv) $53.3 million of Canadian Vehicle Related Debt; and (v) $925.8 million of European Vehicle Related Debt.

(6) Consists of fees and expenses incurred in connection with the Transactions.

                          SUMMARY DESCRIPTION OF NOTES

    THE FOLLOWING SUMMARY IS PROVIDED SOLELY FOR YOUR CONVENIENCE. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND CONTAINS ONLY BASIC INFORMATION ABOUT THE NOTES. IT DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE DETAILED DESCRIPTION OF THE NOTES, YOU SHOULD REFER TO THE SECTION ENTITLED "DESCRIPTION OF NOTES".

Issuer............................  Avis Rent A Car, Inc.

Notes offered.....................  $500,000,000 aggregate principal amount of 11% Senior
                                    Subordinated Exchange Notes due 2009 to be issued in
                                    exchange for 11% Senior Subordinated Notes due 2009.

Maturity..........................  May 1, 2009.

Sinking fund......................  None.

Interest..........................  Annual rate: 11%. Payment frequency: every six months on
                                    May 1 and November 1.

                                    First payment: November 1, 1999.

Optional redemption...............  On or after May 1, 2004, Avis Rent A Car may redeem some or all of the notes at the redemption prices listed in
                                    the section entitled "Description of Notes-Optional
                                    redemption". Prior to May 1, 2002, Avis Rent A Car may
                                    redeem up to 35% of the principal amount of the notes
                                    with the proceeds of certain equity offerings at a
                                    redemption price equal to 111.000% of the principal
                                    amount of the notes so redeemed plus accrued and unpaid
                                    interest to the date of redemption, but only so long as
                                    at least 65% of the original principal amount of the
                                    notes remains outstanding after any such redemption.
                                    Except as set forth in the preceding sentences, Avis
                                    Rent A Car may not redeem the notes.

Change of Control.................  Upon the occurrence of a change of control, you will have the right to require Avis Rent A Car to purchase
                                    all or a portion of your notes at a price equal to 101%
                                    of their principal amount together with accrued and
                                    unpaid interest, if any, to the date of purchase. See
                                    "Description of Notes-Change of Control".

Guarantees........................  The old notes are, and the new notes will be, guaranteed by each of Avis Rent A Car's existing and future U.S.
                                    restricted subsidiaries other than banking subsidiaries,
                                    insurance company subsidiaries and securitization or
                                    other vehicle financing subsidiaries which have not
                                    guaranteed senior indebtedness of Avis Rent A Car. The
                                    notes and the guarantees are unsecured senior
                                    subordinated debts.

Ranking...........................  The notes will be subordinated in right of payment to all of Avis Rent A Car's existing and future senior
                                    indebtedness. The guarantees of the notes will be
                                    subordinated in right of payment to all existing and
                                    future senior indebtedness of the guarantor
                                    subsidiaries. The notes will rank equally in right of
                                    payment with all of Avis Rent A Car's future senior
                                    subordinated debt and senior to all of Avis Rent A Car's
                                    future subordinated debt. The guarantees of the notes
                                    will rank equally in right of payment with all senior
                                    subordinated debt of the guarantor subsidiaries and will
                                    rank senior to all subordinated debt of the guarantor
                                    subsidiaries. See "Description of Notes--Ranking and
                                    subordination".

                                    As of June 30, 1999, after giving effect to the
                                    Transactions, Avis Rent A Car:

                                    -  had $8.5 billion of debt to which the notes would be
                                       contractually or structurally subordinated (which
                                       amount does not include an additional $92.2 million
                                       available under the New Credit Facility after giving
                                       effect to $184.8 million of outstanding but undrawn
                                       letters of credit);

                                    -  had no senior subordinated debt with which the notes
                                       would rank equally; and

                                    -  had no subordinated debt to which the notes would be
                                       senior.

                                    As of June 30, 1999, after giving effect to the
                                    Transactions, Avis Rent A Car's guarantor subsidiaries:

                                    -  had $63.2 million of senior debt to which their
                                    respective guarantees would be subordinated (which
                                       amount does not include their guarantees in respect
                                       of the New Credit Facility);

                                    -  had no senior subordinated debt with which their
                                       respective guarantees would rank equally; and

                                    -  had no subordinated debt to which their respective
                                       guarantees would be senior.

                                    The indenture relating to the notes (the "Indenture")
                                    permits Avis Rent A Car and its subsidiaries to incur a
                                    significant amount of additional senior debt. In
                                    addition, Avis Rent A Car's securitization or other
                                    vehicle financing subsidiaries are not guaranteeing the
                                    notes and are permitted under the Indenture to incur an
                                    unlimited amount of vehicle financing indebtedness to
                                    the extent supported by requisite vehicle, lease and
                                    fleet receivables collateral and under certain customer
                                    programs.

Certain covenants.................  The Indenture, among other things, restricts Avis Rent A
                                    Car's ability and the ability of its subsidiaries to:

                                    -  borrow money (although Avis Rent A Car's ability to
                                    do asset-backed vehicle financing will not be restricted
                                       to the extent supported by requisite vehicle and
                                       fleet receivables collateral);

                                    -  pay dividends on stock, redeem stock or redeem
                                       subordinated debt;

                                    -  make certain investments;

                                    -  use assets as security in other transactions;

                                    -  incur debt that is senior to the notes but junior to
                                    senior debt;

                                    -  sell assets;

                                    -  sell capital stock of subsidiaries;

                                    -  guarantee other indebtedness;

                                    -  enter into agreements that restrict dividends from
                                       subsidiaries;

                                    -  merge or consolidate;

                                    -  enter into transactions with our affiliates; and

                                    -  enter into new lines of business.

                                    For more details, see "Description of Notes--Certain
                                    covenants".

RISK FACTORS

    You should carefully consider the information set forth in the section entitled "Risk Factors" beginning on page 23 as well as all other information in this prospectus before investing in the notes.

                            ------------------------

    Our principal offices are located at 900 Old Country Road, Garden City, New York 11530. Our telephone number is (516) 222-3000. Our common stock is listed on the New York Stock Exchange under the symbol "AVI".

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA (AVIS)

    The summary historical consolidated financial data for Avis as of and for each of the years ended December 31, 1997 and 1998 and the periods ended October 16, 1996 and December 31, 1996, have been derived from Avis' consolidated financial statements which have been audited by Deloitte & Touche LLP included elsewhere in this prospectus (the "Avis Audited Consolidated Financial Statements"). The summary historical consolidated financial data for Avis as of and for the six months ended June 30, 1998 and June 30, 1999 have been derived from Avis' unaudited condensed consolidated financial statements included elsewhere in this prospectus (the "Avis Unaudited Consolidated Financial Statements" and together with the Avis Audited Consolidated Financial Statements, the "Avis Consolidated Financial Statements") which were prepared on the same basis as Avis' Audited Consolidated Financial Statements and include, in the opinion of Avis' management, all adjustments necessary to present fairly the information presented for such interim period. The interim results for the six months ended June 30, 1999 are not necessarily indicative of results that can be expected for the full fiscal year. This information should be read in conjunction with the Avis Audited Consolidated Financial Statements and notes thereto, the Unaudited Pro Forma Combined Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the other financial information included elsewhere in this prospectus.

                              PREDECESSOR        OCTOBER 17, 1996                                                    SIX MONTHS
                              COMPANIES(1)           (DATE OF                                    YEARS ENDED            ENDED
                           JANUARY 1, 1996 TO      ACQUISITION)         COMBINED YEAR            DECEMBER 31,         JUNE 30,
                              OCTOBER 16,        TO DECEMBER 31,      ENDED DECEMBER 31,   ------------------------  -----------
                                  1996                 1996               1996(2)(3)          1997         1998         1998
                           ------------------  --------------------  --------------------  -----------  -----------  -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENTS OF OPERATIONS
  DATA:
  Revenue................     $  1,504,673         $    362,844          $  1,867,517      $ 2,046,154  $ 2,297,582  $ 1,086,670
  Costs and expenses:
    Direct operating,
      net(4).............          650,750              167,682               818,432          863,839      939,986      440,684
    Vehicle depreciation
      and lease charges,
      net................          358,937               85,455               444,392          525,143      593,064      277,394
    Selling, general and
     administrative(5)...          283,180               68,215               351,395          415,728      438,724      213,114
    Interest, net........          138,225               38,205               176,430          184,261      201,726       96,818
    Amortization of costs
      in excess of net
      assets acquired....            3,782                1,026                 4,808            6,860       11,854        5,521
                           ------------------  --------------------  --------------------  -----------  -----------  -----------
      Total operating
        expenses.........        1,434,874              360,583             1,795,457        1,995,831    2,185,354    1,033,531
  Income before provision
    for income taxes.....           69,799                2,261                72,060           50,323      112,228       53,139
    Provision for income
      taxes..............           31,198                1,040                32,238           22,850       48,707       23,381
                           ------------------  --------------------  --------------------  -----------  -----------  -----------
  Net income.............     $     38,601         $      1,221          $     39,822      $    27,473  $    63,521  $    29,758
                           ------------------  --------------------  --------------------  -----------  -----------  -----------
OTHER FINANCIAL DATA:
  Vehicle depreciation
    (Fleet Costs)........     $    306,159         $     71,343          $    377,502      $   466,799  $   581,022  $   268,944
  Vehicle interest (Fleet
    Costs)...............          135,577               38,087               173,664          178,213      187,773       92,628
  Non-vehicle
    depreciation and
    amortization.........           18,538                3,238                21,776           23,022       36,750       16,646
  Non-vehicle interest...              225                  118                   343            2,395        3,862           74
  Ratio of earnings to
    fixed charges(6).....             1.4x                 1.0x                  1.3x             1.2x         1.4x         0.8x


                              1999
                           -----------

STATEMENTS OF OPERATIONS
  DATA:
  Revenue................  $ 1,204,374
  Costs and expenses:
    Direct operating,
      net(4).............      476,938
    Vehicle depreciation
      and lease charges,
      net................      311,167
    Selling, general and
     administrative(5)...      231,182
    Interest, net........      104,362
    Amortization of costs
      in excess of net
      assets acquired....        6,351
                           -----------
      Total operating
        expenses.........    1,130,000
  Income before provision
    for income taxes.....       74,374
    Provision for income
      taxes..............       31,906
                           -----------
  Net income.............  $    42,468
                           -----------
OTHER FINANCIAL DATA:
  Vehicle depreciation
    (Fleet Costs)........  $   297,697
  Vehicle interest (Fleet
    Costs)...............       98,699
  Non-vehicle
    depreciation and
    amortization.........       18,926
  Non-vehicle interest...        1,227
  Ratio of earnings to
    fixed charges(6).....         0.8x

                              PREDECESSOR        OCTOBER 17, 1996                                                    SIX MONTHS
                              COMPANIES(1)           (DATE OF                                    YEARS ENDED            ENDED
                           JANUARY 1, 1996 TO      ACQUISITION)         COMBINED YEAR            DECEMBER 31,         JUNE 30,
                              OCTOBER 16,        TO DECEMBER 31,      ENDED DECEMBER 31,   ------------------------  -----------
                                  1996                 1996               1996(2)(3)          1997         1998         1998
                           ------------------  --------------------  --------------------  -----------  -----------  -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENTS OF FINANCIAL
  POSITION DATA (END OF
  PERIOD):
  Accounts receivable,
    net of allowance for
    doubtful
    accounts(7)..........     $    269,848         $    311,179          $    311,179      $   359,463  $   360,574  $   211,861
  Vehicles, net(8).......        2,404,275            2,243,492             2,243,492        3,018,856    3,164,816    3,587,834
  Total assets...........        3,186,503            3,131,232             3,131,232        4,282,657    4,505,062    4,815,651
  Total debt, including
    amounts due within
    one year(9)..........        2,645,095            2,542,974             2,542,974        2,826,422    3,014,712    3,278,619
  Total non-vehicle
    debt.................            4,138                3,976                 3,976            2,914        1,777        2,237
  Common stockholders'
    equity(10)...........          740,113               76,415                76,415          453,722      622,614      635,196
OPERATING DATA:
  Car rental data:
    Number of rental
      locations (end of
      period)............              550                  546                   546              612          660          636
    Number of rental
      transactions during
      period (in
      thousands).........           10,272                2,534                12,806           13,667       15,296        7,425
    Peak number of
      vehicles during
      period.............          196,077              177,839               196,077          212,104      231,086      216,118
    Average number of
      vehicles during
      period(11).........          174,813              172,461               174,226          186,317      205,685      198,160
    Average monthly
      revenue per vehicle
      during
      period(12).........     $        906         $        842          $        893      $       915  $       931  $       914
    Average revenue per
      rental transaction
      during period......     $        146         $        143          $        146      $       150  $       150  $       148

                              1999
                           -----------
STATEMENTS OF FINANCIAL
  POSITION DATA (END OF
  PERIOD):
  Accounts receivable,
    net of allowance for
    doubtful
    accounts(7)..........  $   910,311
  Vehicles, net(8).......    7,663,270
  Total assets...........   11,588,627
  Total debt, including
    amounts due within
    one year(9)..........    9,017,106
  Total non-vehicle
    debt.................    1,644,608
  Common stockholders'
    equity(10)...........      615,143
OPERATING DATA:
  Car rental data:
    Number of rental
      locations (end of
      period)............          670
    Number of rental
      transactions during
      period (in
      thousands).........        8,129
    Peak number of
      vehicles during
      period.............      233,456
    Average number of
      vehicles during
      period(11).........      217,114
    Average monthly
      revenue per vehicle
      during
      period(12).........  $       925
    Average revenue per
      rental transaction
      during period......  $       146

         NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA (AVIS)

(1) On October 17, 1996, Cendant acquired the predecessors to Avis (such date, the "Date of Acquisition"). See Note 1 to the Avis Audited Consolidated Financial Statements.

(2) Excludes any purchase accounting adjustments for the period January 1, 1996 to October 16, 1996.

(3) Avis' results for 1996 are presented on a combined twelve month basis and include the results of the predecessor companies of Avis ("Predecessor Companies") for the period January 1, 1996 to October 16, 1996 and the results of Avis Rent A Car for the period from the Date of Acquisition to December 31, 1996. See Note 1 to the Avis Audited Consolidated Financial Statements.

(4) Consist of expenses directly associated with Avis' rental vehicles, including Fleet Costs, facility costs, salaries and benefits.

(5) Selling, general and administrative expenses includes a 4% royalty fee payable to Cendant for the years ended December 31, 1997 and 1998 and charges from Cendant for the period from the Date of Acquisition to December 31, 1996. See Note 5 to the Avis Audited Consolidated Financial Statements.

(6) Ratio of earnings to fixed charges consists of income from continuing operations (before extraordinary items) before income taxes and fixed charges (excluding capitalized interest), divided by fixed charges of interest (including amounts capitalized and the interest factor in rental expense) and amortization of deferred debt issuance costs.

(7) Includes manufacturers receivables (in thousands) of $134,315, $183,304, $183,304, $219,391, $226,963, $53,517 and $116,975 at October 16, 1996;
    December 31, 1996; December 31, 1996; December 31, 1997; December 31, 1998; June 30, 1998 and June 30, 1999, respectively. Manufacturers receivables arise from the sale of vehicles to manufacturers pursuant to guaranteed Repurchase Programs and amounts due from incentives and allowances.

(8) Vehicles are presented net of accumulated vehicle depreciation.

(9) Includes vehicle financing notes-due to affiliates at October 16, 1996 and December 31, 1996 of $1,289,500 and $247,500, respectively.

(10) Decrease in common stockholders' equity during the six months ended June 30, 1999, reflects a repurchase of Class A Common Stock by Avis.

(11) Average monthly revenue per vehicle for each period is calculated as revenue divided by the average number of vehicles for the period divided by the number of months in each period.

(12) Average rental revenue per rental transaction for each respective period is calculated as revenue divided by the number of rental transactions during the period.

                SUMMARY HISTORICAL COMBINED FINANCIAL DATA (VMS)

    The summary historical combined financial data for VMS as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been derived from VMS' audited combined financial statements included elsewhere in this prospectus (the "VMS Audited Combined Financial Statements"). The summary historical combined financial data for VMS as of and for the three months ended March 31, 1999 and for the three months ended March 31, 1998, have been derived from VMS' unaudited condensed combined financial statements included elsewhere in this prospectus (the "VMS Unaudited Combined Financial Statements" and, together with the VMS Audited Combined Financial Statements, the "VMS Combined Financial Statements") which were prepared on the same basis as VMS' Audited Combined Financial Statements and include, in the opinion of VMS' management, all adjustments necessary to present fairly the information presented for such interim periods. The interim results for the three months ended March 31, 1999 are not necessarily indicative of results that can be expected for the full fiscal year. This information should be read in conjunction with the VMS Combined Financial Statements and notes thereto, the Unaudited Pro Forma Combined Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the other financial information included elsewhere in this prospectus.

                                                                                          THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                    MARCH 31,
                                         -------------------------------------------  --------------------------
                                             1996           1997          1998(1)        1998          1999
                                         -------------  -------------  -------------  -----------  -------------

                                                                 (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Fleet leasing revenue................  $   1,128,495  $   1,187,193  $   1,286,896  $   312,126  $     317,992
  Fleet management services............        167,512        184,047        182,356       49,689         50,694
  Other................................         61,032         81,455        135,811       29,490         31,567
                                         -------------  -------------  -------------  -----------  -------------
  Total revenues.......................      1,357,039      1,452,695      1,605,063      391,305        400,253
Depreciation on vehicles...............        912,830        953,551      1,015,511      249,384        253,743
Interest expense.......................        167,687        177,149        183,560       43,183         46,457
Selling, general and administrative
  expenses.............................        193,822        211,123        232,724       55,425         63,569
Depreciation and amortization on assets
  other than vehicles..................         16,585         14,943         25,680        6,341          7,332
Merger-related costs and other unusual
  charges (credits)(2).................             --         61,090         (1,280)          --             --
                                         -------------  -------------  -------------  -----------  -------------
  Total expenses.......................      1,290,924      1,417,856      1,456,195      354,333        371,101
                                         -------------  -------------  -------------  -----------  -------------
Income before provision for income
  taxes................................         66,115         34,839        148,868       36,972         29,152
Provision for income taxes.............         25,323         23,649         55,800       13,857         11,002
                                         -------------  -------------  -------------  -----------  -------------
Net income.............................  $      40,792  $      11,190  $      93,068  $    23,115  $      18,150
                                         -------------  -------------  -------------  -----------  -------------
                                         -------------  -------------  -------------  -----------  -------------
OTHER FINANCIAL DATA:
Vehicle depreciation (Fleet Costs).....  $     912,830  $     953,551  $   1,015,511               $     253,743
Vehicle interest (Fleet Costs).........        165,466        173,891        179,729                      45,706
Non-vehicle depreciation and
  amortization.........................         16,585         14,943         25,680                       7,332
Non-vehicle interest...................          2,221          3,258          3,831                         751
STATEMENT OF FINANCIAL POSITION DATA
  (END OF PERIOD):
Accounts and loans receivable, net of
  allowance for doubtful accounts......                 $     383,830  $     508,901               $     506,325
Vehicles, net of accumulated
  depreciation.........................                     3,594,418      3,788,328                   3,867,856
Total assets...........................                     4,135,112      4,728,299                   4,832,134
Total debt, including amounts due
  within one year......................                     3,083,603      3,339,579                   3,263,687
Total non-vehicle debt.................                        46,123         62,489                      56,070
Shareholders' equity...................                       440,166        730,824                     749,109
OPERATING DATA (END OF PERIOD):
  Vehicle management data:
    Vehicles under management(3).......        642,000        664,000        779,000      761,000        767,000
    Fuel and maintenance cards
      outstanding(4)...................      2,314,000      2,726,000      3,629,000    3,688,000      4,390,000

           NOTES TO SUMMARY HISTORICAL COMBINED FINANCIAL DATA (VMS)

(1) Includes the results of operations of the Harpur Group Limited from January 20, 1998, the date of acquisition. See Note 4 to the VMS Audited Combined Financial Statements.

(2) For a discussion of merger-related costs and other unusual charges (credits), see Note 3 to the VMS Audited Combined Financial Statements.

(3) Includes leased vehicles and vehicles for which third-party vehicle-related services are provided.

(4) Includes fuel cards for third parties for which VMS acts as processor.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN THE NOTES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE WILL FACE. ADDITIONAL RISKS THAT WE DO NOT KNOW ABOUT OR THAT WE VIEW AS IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS AND OUR ABILITY TO REPAY THE NOTES.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS

    As of June 30, 1999, we had approximately $9.0 billion of indebtedness outstanding, including approximately $7.2 billion under fleet financing facilities (the "ABS Facilities"). In addition, we had approximately $145.5 million of additional credit availability under the ABS Facilities and approximately $92.2 million available under the New Credit Facility (after giving effect to $184.8 million of outstanding but undrawn letters of credit). We had approximately $92.2 million available under the New Credit Facility on June 30, 1999 to fund our liquidity requirements after giving effect to the Transactions. See "Capitalization" for a description of anticipated unrestricted cash balances as of June 30, 1999. Moreover, Avis Fleet had Avis Fleet Preferred Stock outstanding with a $362.0 million aggregate liquidation preference. As a result, we are highly leveraged. See "Capitalization" and "Unaudited Pro Forma Combined Financial Data".

    This high level of indebtedness could have important consequences to our operations, including:

    - we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes;

    - we will need to use a large portion of the money we earn to pay principal and interest on the notes and our other debt, which will reduce the amount of money available to finance our operations and other business activities;

    - some of our debt, including the New Credit Facility and the ABS Facilities, has variable rates of interest, which exposes us to the risk of increased interest rates;

    - our debt under the New Credit Facility and the ABS Facilities will be secured and will mature prior to the notes;

    - we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage;

    - our debt level will make us more vulnerable to economic downturns and adverse developments in our businesses;

    - our debt level will reduce our flexibility in responding to changing business and economic conditions, including increased competition in our industry; and

    - our debt level will limit our ability to pursue other business opportunities, borrow money for operations or capital in the future and implement our business strategy.

    In addition, under certain circumstances, we may not make payments on the notes if certain senior indebtedness (including debt under the New Credit Facility) is not paid when due or any other default on such senior indebtedness exists.

    We expect to obtain the money to pay our expenses and to pay principal and interest on the notes, the New Credit Facility and other debt from our cash flow and from additional loans under the New Credit Facility. Our ability to meet these requirements will depend on our future financial performance, which will be affected by financial, business, economic, competitive and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate and initiatives undertaken by competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt (including the notes) and meet our other obligations. If we do not have enough money to do so, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot assure you that we will be able to do so on commercially reasonable terms, if at all. In addition, the terms of our existing or future debt agreements, including the New Credit Facility and the Indenture, may restrict us from adopting any of these alternatives.

THE NOTES AND THE SUBSIDIARY GUARANTEES OF THE NOTES WILL BE SUBORDINATE TO ALL
  SENIOR DEBT

    The right to payment on the notes is subordinate to all of our existing senior debt and will be subordinate to all of our future senior debt. Similarly, the subsidiary guarantees of the notes are subordinate to all existing senior debt of the applicable guarantor subsidiaries and will be subordinate to the future senior debt of the applicable guarantor subsidiaries. As of June 30, 1999:

    - we had $8.5 billion of debt outstanding (in addition to $92.2 million available under the New Credit Facility after giving effect to $184.8 million of outstanding but undrawn letters of credit), and the notes would have been contractually or structurally subordinate to all of this outstanding debt; and

    - the guarantor subsidiaries had $63.2 million of senior debt outstanding (in addition to their guarantees of Avis Rent A Car's borrowings under the New Credit Facility), and their subsidiary guarantees of the notes would have been subordinate to all of their outstanding senior debt.

    In the event of a bankruptcy or similar proceeding with respect to Avis Rent A Car or any guarantor subsidiary of the notes, the assets of Avis Rent A Car or such guarantor subsidiary will be available to pay obligations on the notes or the applicable subsidiary guarantee only after all outstanding senior indebtedness has been paid in full. There may not be sufficient assets remaining to make payment of amounts due on any or all of the notes then outstanding or on the subsidiary guarantees.

    In addition, all payments on the notes and the subsidiary guarantees of the notes will be blocked in the event of a payment default on, or the acceleration of, certain senior indebtedness, including the New Credit Facility, and may be blocked for up to 179 days out of 360 days in the event of a nonpayment default on certain senior indebtedness.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Avis Rent A Car or our guarantor subsidiaries, holders of the notes will participate on a PARI PASSU (equal) basis with certain trade creditors, and all other holders of senior subordinated indebtedness of Avis Rent A Car or our guarantor subsidiaries, as the case may be. However, because the Indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid instead to holders of senior debt until they are paid in full, holders of the notes may receive less, ratably, than holders of such trade payables in any such proceeding. In addition, any acceleration of the indebtedness under the New Credit Facility will, and acceleration of our other indebtedness may, constitute an event of default under the Indenture. If an event of default exists under the New Credit Facility or certain other senior indebtedness, the Indenture may restrict payments on the notes until holders of such other indebtedness are paid in full or such default is cured or waived or has otherwise ceased to exist. In any of these cases, Avis Rent A Car and our guarantor subsidiaries may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of trade payables.

WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS TO HOLDERS OF THE NOTES UPON A
  CHANGE OF CONTROL

    Upon the occurrence of a "change of control" (as defined in the Indenture), each holder of the notes will have the right to require Avis Rent A Car to purchase such holder's notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase; but,

    - the New Credit Facility will effectively prevent the purchase of the notes by Avis Rent A Car in the event of a change of control (absent the consent of the required lenders), unless all amounts outstanding under the New Credit Facility are repaid in full;

    - failure to purchase, or give notice of purchase of, the notes would be a default under the Indenture, which would in turn be a default under the New Credit Facility; and

    - failure to repay all amounts outstanding under the New Credit Facility upon a default would (absent a waiver of such default by the required lenders) be a default under the Indenture.

    In addition, a change of control may constitute an event of default under the New Credit Facility. A default under the New Credit Facility would result in an event of default under the Indenture if the lenders were to accelerate the debt thereunder, in which case the subordination provisions of the notes would require payment in full of the New Credit Facility before purchase of the notes. Any future credit agreements or other agreements to which we become a party may contain similar restrictions and provisions.

    In the event of a change of control, Avis Rent A Car may not have sufficient assets to satisfy all obligations under the New Credit Facility and the Indenture. The source of funds for any purchase of notes would be available cash or cash generated from other sources. We cannot be sure that any such cash would be available. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under the New Credit Facility and the notes or obtain a waiver from the lenders, but it is possible that we would not be able to obtain such a waiver or refinance such indebtedness on commercially reasonable terms, if at all. Failure to purchase tendered notes at a time when such purchase is required by the Indenture would constitute an event of default which, in turn, would constitute a default under the New Credit Facility. In such circumstances, the subordination provisions would restrict payment to you until all senior debt has been repaid. Moreover, the provisions in the Indenture regarding a change of control could increase the difficulty of a potential acquiror obtaining control of us.

OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO TAKE SOME ACTIONS

    The New Credit Facility and the Indenture as well as certain of our other agreements with other lenders, include a number of significant covenants that, among other things, will restrict our ability to:

    - incur debt;

    - pay dividends on stock or purchase stock;

    - make certain types of investments;

    - use the proceeds of the sale of certain assets or stock of certain subsidiaries;

    - engage in certain transactions with affiliates;

    - engage in mergers, consolidations and certain sales of assets;

    - engage in business activities unrelated to our current businesses; and

    - permit restrictions on the ability of certain of our subsidiaries to pay dividends and make other distributions.

    Certain of these agreements also require us to maintain specified financial ratios. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the relevant lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing that indebtedness. If, as a result of such a failure, a default occurs with respect to senior debt, the subordination provisions in the Indenture would likely restrict payments to the holders of the notes.

THE NOTES ARE UNSECURED

    The notes are not secured by any of our assets. The ABS Facilities will be secured by our vehicle fleet, related manufacturers' repurchase obligations, leases and receivables arising under fleet service contracts (fleet maintenance contracts, fuel card contracts, and any other service contracts, the fees for which are billed together with leases) and restricted cash, and the New Credit Facility will be secured by a pledge of the capital stock of a substantial portion of our subsidiaries and certain other tangible and intangible assets that do not secure the ABS Facilities. If we become insolvent or are liquidated, or if payment under any of these facilities is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on such assets before the holders of the notes. We cannot be sure that the liquidation value of our assets would be sufficient to repay in full the indebtedness under the ABS Facilities, the New Credit Facility and our other indebtedness, including the notes.

WE WILL RELY ON ASSET-BACKED FINANCING TO PURCHASE VEHICLES

    We will rely heavily on asset-backed financing to purchase vehicles. If our access to asset-backed financing were reduced, we cannot be sure that we would be able to obtain replacement financing on favorable terms. As a result, any disruption in the market for asset-backed securities or in our ability to access that market would have a material adverse effect on our financial condition and results of operations. In addition, if defaults under leases increase or if leases do not yield a return equivalent to the cost of the Interim VMS ABS Facility, then receivables collections that would have been used for our working capital requirements could instead be required to be used to pay amounts owing in respect of the Interim VMS ABS Facility. If we are successful in our strategy of penetrating the small fleet market, defaults are likely to increase. In addition, we may elect to accept lower returns on leases in the future to successfully sell additional fee services. Both events may increase the amounts required to support the Interim VMS ABS Facility, through the contribution of cash to the relevant financing subsidiaries. On the closing date of the Interim VMS ABS Offering, approximately $205 million of receivables were used to support the obligations under the Interim VMS ABS Facility, providing liquidity to make related interest and dividend payments.

AVIS RENT A CAR IS A HOLDING COMPANY AND IT DEPENDS ON ITS SUBSIDIARIES FOR CASH
  FLOW

    Avis Rent A Car, the issuer of the notes, is a holding company and as such conducts substantially all of its operations through its subsidiaries. As a holding company, Avis Rent A Car depends on dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations. Although the notes are guaranteed by the guarantors, each guarantee is subordinated to all senior debt of the relevant guarantor. Moreover, many of Avis Rent A Car's subsidiaries are not guarantors. See "--Not all subsidiaries are guarantors and assets of the non-guarantor subsidiaries may not be available to make payments on the notes".

    In addition, the ability of Avis Rent A Car's subsidiaries to pay dividends and make other payments to it may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Although the Indenture will limit the ability of such subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, such limitations are subject to a number of significant qualifications and exceptions.

NOT ALL SUBSIDIARIES ARE GUARANTORS AND ASSETS OF THE NON-GUARANTOR SUBSIDIARIES
  MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE NOTES

    Our present and future foreign subsidiaries, banking subsidiaries and insurance subsidiaries, as well as the financing subsidiaries under the ABS Facilities or other vehicle financing structures, will not be guarantors of the notes unless those entities guarantee our senior debt. Payments on the notes are only required to be made by Avis Rent A Car and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the notes unless those assets are transferred (by dividend or otherwise) to Avis Rent A Car or a subsidiary guarantor.

    In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness (including their trade creditors) would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries. As of June 30, 1999 such indebtedness included $839.9 million of indebtedness of foreign subsidiaries, $71.6 million of indebtedness of the banking subsidiary and $6.5 billion under the domestic ABS Facilities.

    Together, the non-guarantor subsidiaries accounted for 81% of total assets at June 30, 1999. The Avis non-guarantor subsidiaries accounted for 10% of Avis's revenue and 19% of Avis's pre-tax income for the six month period ending June 30, 1999. The VMS non-guarantor subsidiaries accounted for 64% of VMS's revenue and 61% of VMS's pre-tax income for the three months ended March 31, 1999.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE VMS' AND AVIS' OPERATIONS OR REALIZE
  THE EXPECTED BENEFITS FROM THE VMS ACQUISITION OR FUTURE ACQUISITIONS

    We cannot be sure that we will be able to successfully integrate VMS' and Avis' operations without substantial costs, delays or other problems. In addition, expected synergies may not materialize. Our success in integrating VMS' and Avis' operations will depend upon our ability to:

    - integrate VMS' information processing systems into Avis' systems;

    - retain key personnel;

    - integrate VMS' general and administrative services into Avis' own; and

    - avoid diversion of management's attention from operational matters.

    Prior to the VMS Acquisition, Cendant provided VMS with a number of administrative services. We have entered into agreements with Cendant under which Cendant has agreed to provide us with certain of these services on a transitional basis.

    Pursuant to a corporate services transition agreement, dated as of June 30, 1999, by and among Cendant and Avis Fleet Leasing and Management Corporation, Cendant has agreed to provide us with certain administrative services relating to the operation of the VMS entities. These services include: the provision and administration of employee benefits; processing of corporate accounts payable, payroll and tax filings; cash management reporting; risk management support services for the invoicing and underwriting of insurance; fixed asset administration; credit risk management and corporate financial systems services. This agreement expires on December 31, 1999 with some services terminating prior to that date, except that Cendant must continue to provide corporate financial systems services until December 31, 2000. We cannot be certain that after the corporate services transition agreement expires we will be able to provide any of these services internally or obtain them from third-party providers on a commercially reasonable basis. If we were unable to perform or obtain these services on a commercially reasonable basis, it could have a material adverse effect on our financial condition and results of operations.

    Additionally, pursuant to an information technology services agreement, dated as of June 30, 1999, by and among PHH Vehicle Management Services LLC and Cendant, Cendant has agreed to continue allowing VMS access to Cendant's mainframe and information technology resources. This information technology services agreement expires in December 2001. We cannot be certain whether upon the expiration of the information technology services agreement we would require further access to Cendant's mainframe and information technology resources. If we did and were unable to obtain them from Cendant on commercially reasonable terms, it could have a material adverse effect on our financial condition and results of operations.

    Moreover, the consolidation and integration of VMS' and Avis' operations may take longer, and be more disruptive to our business, than originally anticipated. We may also encounter similar problems with future acquisitions.

ARACS IS A FRANCHISEE AND AVIS DEPENDS ON THE AVIS SYSTEM

    As an Avis System franchisee, ARACS is required to pay royalties to the Franchisor for use of the Avis trademarks and the Avis System. These royalties are based upon ARACS' revenue, not its profits, which could result in increasing royalty payments even during a period of declining profits. These royalties resulted in a charge to Avis for the fiscal year ended December 31, 1998 of $91.9 million and for the six months ended June 30, 1999 of $48.2 million.

    The Franchisor has the right to terminate ARACS' franchise for certain violations of the Master License Agreement, including, among others, if ARACS or Avis Rent A Car purports to transfer any rights or obligations thereunder or in the case of Avis Rent A Car, more than 10% of the equity interests in ARACS, without compliance with its terms, or if ARACS fails, refuses or neglects to promptly pay certain monies owing to the Franchisor or Cendant. The Franchisor could also terminate the Master License Agreement upon the occurrence of various bankruptcy or insolvency events. Any such termination would have a material adverse effect on our business. Additionally, termination of the Master License Agreement would result in a termination of the computer services agreement as discussed below.

WE DEPEND ON COMPUTER SYSTEMS OWNED BY CENDANT

    We are dependent on a number of computer systems owned and/or operated by Cendant. For example, we utilize the Wizard System, a computer system which is owned and operated by Cendant, pursuant to a 50-year computer services agreement. We use the Wizard System for global reservation processing, rental agreement generation and administration and fleet control and accounting. Our data is also processed by the Wizard System to enable us to plan fleet acquisitions, improve profits, monitor our competitors' rates and analyze our business mix.

    Cendant has the right to terminate this computer services agreement for certain violations, including, among others, if we fail, refuse or neglect to promptly pay monies owing to Cendant on two or more occasions within a six-month period as well as for a change of control and various bankruptcy or insolvency events. In addition, termination of the Master License Agreement would also result in a termination of this computer services agreement. A loss of the services provided by the Wizard System would have a material adverse effect on our financial condition and results of operations.

    Similarly, VMS' SPIN data warehouse and European data warehouse are partially resident on a mainframe computer owned and operated by Cendant. As is discussed above, VMS has entered into an information technology services agreement with Cendant, whereby Cendant has agreed to continue allowing VMS access to Cendant's mainframe and information technology resources. However, this agreement expires in December 2001. We cannot be certain that upon the expiration of this information technology services agreement whether we would require further access to Cendant's mainframe and information technology resources. If we did and were unable to obtain them from Cendant on commercially reasonable terms, it could have a material adverse effect on our financial condition and results of operations.

    If we were prevented from having access to our data for any reason, including a failure of the computer system or an inability to find a supplier of these services, it could have a material adverse effect on our financial condition and results of operations.

AN INCREASE IN INTEREST RATES COULD REDUCE OUR PROFITABILITY

    A substantial portion of our debt, including our debt under the New Credit Facility and the ABS Facilities to the extent costs cannot be passed through, is interest rate sensitive. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, may materially reduce our profitability. In addition, in the event of an increase in prevailing interest rates, lessees with floating rate leases may have greater difficulty in meeting their increased payment obligations, which could result in an increase in default rates. Moreover, lessees generally have the option to convert their floating rate leases to fixed rate leases which could, if not properly hedged, expose us to additional risks resulting from interest rate fluctuations.

CHANGES IN REPURCHASE PROGRAMS MAY AFFECT OUR BUSINESS

    At June 30, 1999, substantially all of the vehicles in Avis' then existing rental fleet were covered by vehicle manufacturers' repurchase programs ("Repurchase Programs"). The entities acquired pursuant to the VMS Acquisition do not participate in Repurchase Programs. Under a Repurchase Program, we agree to purchase a specified minimum number of vehicles directly from franchised dealers of the manufacturer at a specified price, and the manufacturer agrees to buy those vehicles back from us at a future date at a price that is based upon the capitalized cost of the vehicles less an agreed-upon depreciation factor and, in certain cases, an adjustment for damage and /or excess mileage. The Repurchase Programs limit our risk of a decline in the residual value of our fleet and enables us to fix depreciation expense in advance. We expect vehicle depreciation to continue to be the largest cost factor in our car rental operations. If automobile manufacturers reduced the availability of Repurchase Programs or related incentives, it could have a material adverse effect on our financial condition and results of operations.

    In addition, we could be placed at a competitive disadvantage if U.S. automobile manufacturers selectively restricted eligibility to participate in their Repurchase Programs. For example, any effort by GM to reduce the scope of our GM Repurchase Program could adversely affect our ability to compete with those competitors whose access to similar programs is not reduced or that have well established alternative vehicle disposition facilities.

    Furthermore, we currently obtain a substantial portion of our financing in reliance on Repurchase Programs. A significant change in the financial condition of the vehicle manufacturers, particularly General Motors Corporation ("GM" or "General Motors") or Daimler Chrysler Corporation ("Chrysler"), would significantly affect our ability to continue to obtain this financing on favorable terms. In addition, under the terms of certain of our credit facilities, including the Avis ABS Facility, various events over which we will have no control, including:

    - the bankruptcy of a repurchase party, and

    - a material default of a repurchase party under a Repurchase Program may result in:

      - termination of our credit lines for the purchase of vehicles under a Repurchase Program from such repurchase party, and

      - a requirement to liquidate vehicles purchased from that repurchase party.

WE BEAR THE RESIDUAL RISK ON THE VALUE OF A PORTION OF OUR LEASED VEHICLES

    We lease vehicles on both closed-end and open-end bases. We generally bear the residual value risk on the value of vehicles leased under closed-end leases. Therefore, if the market for used vehicles declines, we may suffer losses in remarketing vehicles upon the expiration of closed-end leases. While PHH North America generally uses open-end leases, PHH Europe has traditionally relied on closed end leases. In 1998, as a result of a decline in the used vehicle market, VMS incurred a $4.4 million charge relating to remarketing losses. At June 30, 1999, approximately 15% of VMS' total lease portfolio consisted of closed-end leases. In addition, if we are successful in our strategy of penetrating the smaller-fleet leasing market, this percentage may increase.

WE ARE EXPOSED TO FOREIGN CURRENCY RISKS

    For the twelve months ended December 31, 1998, pro forma for the VMS Acquisition, a significant portion of our revenue and operating costs were denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, particularly, the British pound sterling. Our consolidated financial results will be denominated in U.S. dollars and therefore require translation adjustments for purposes of reporting results from foreign operations. Such adjustments, which may arise, for example, due to an appreciation of the U.S. dollar relative to the pound sterling, may be significant. In addition, we expect to borrow amounts denominated in foreign currencies. Although we intend to hedge our exposure under such borrowings to exchange rate fluctuations, we cannot be sure that such hedges will be successful or that the costs of such hedges will not be significant.

WE FACE RISKS IN INTERNATIONAL OPERATIONS

    The international nature of our existing and planned operations, especially our extensive presence in the United Kingdom, involves a number of risks, including changes in U.S. and foreign government regulations, tariffs, taxes, fuel duties, other trade barriers, the potential for nationalization of enterprises, economic downturns, inflation, environmental regulations, political and social instability, foreign exchange risk, difficulties in receivables collections, and dependence on foreign personnel and foreign unions. Foreign government regulations may also restrict our ability to own or operate subsidiaries in those countries, acquire new businesses or repatriate dividends from foreign subsidiaries back to the United States. We cannot be certain that we will be able to enter and successfully compete in additional foreign markets or that we will be able to continue to compete in the foreign markets in which we currently operate.

RISING CAR PRICES AND CHANGES IN INDUSTRY POLICIES MAY AFFECT OUR BUSINESS

    In recent years the average price of new cars has increased. From time to time, automobile manufacturers sponsor sales incentive programs that tend to lower the average cost of vehicles for fleet purchasers like us. We anticipate that new vehicle prices will continue to increase, and we cannot be sure that sales incentive programs will remain available, that we will be able to effectively control the average cost of our rental fleet by purchasing a mix of less expensive vehicles or that, because of competitive pressures, we will be able to pass on the increased cost of vehicles to rental customers.

    In the United States VMS receives fees from its dealers, who, in turn, receive fees from vehicle manufacturers for vehicles purchased directly from the manufacturers. These fees totalled approximately $38.4 million in 1998. We cannot be sure that manufacturers will continue to offer these fees at historical levels.

    In addition, if car prices were to decline, we expect that leasing revenues would decline as well.

AVIS DEPENDS ON GM FOR ITS SUPPLY OF VEHICLES

    Whereas VMS has historically purchased vehicles from a broad range of manufacturers, Avis has historically purchased a substantial majority of its vehicles from GM. In fact, from January 25, 1989 until October 16, 1996, GM was a minority shareholder of Avis. The number of vehicles purchased by Avis has varied from year to year. In model year 1998, approximately 80% of Avis' vehicle fleet purchases in the United States consisted of GM vehicles. In model year 1999, approximately 87% of Avis' vehicle fleet purchases in the United States are expected to consist of GM vehicles. During the term of Avis' current agreement with GM, which expires in 2002, at least 51% of Avis' domestic fleet must consist of GM vehicles acquired from local GM dealers. Shifting significant portions of fleet purchases to other manufacturers would require significant lead time. As a result, GM's inability to supply us with the planned number and type of vehicles could have a material adverse effect on our financial condition and results of operations. In addition, if GM is not able to offer competitive terms and conditions and we are unable to purchase enough vehicles from other manufacturers on competitive terms and conditions, then we may be forced to purchase vehicles at higher prices or on otherwise less favorable terms. Such a situation could adversely affect our financial condition and results of operations through increased vehicle acquisition and depreciation costs if we are unable to pass these costs on to our customers through increases in rental rates.

FLUCTUATIONS IN FUEL COSTS OR REDUCED SUPPLIES COULD HARM OUR BUSINESS

    We could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe and protracted disruption of fuel supplies or significant increases in fuel prices could have a material adverse effect on our financial condition and results of operations. On the other hand, decreases in fuel costs, including decreases in applicable taxes, could reduce fuel card revenues, since fuel card fees are generally based on the gross amount of purchases.

A DECREASE IN AIR TRAVEL COULD HARM OUR BUSINESS

    For the twelve months ended December 31, 1998, approximately 85% of Avis' revenue from U.S. rental operations was generated at airport rental locations. A sustained decrease in airline passenger traffic in the United States or the loss of a significant airport concession could have a material adverse effect on our financial condition and results of operations. Events that could reduce airline passenger traffic include, in addition to a general economic downturn (as discussed below), labor unrest, airline bankruptcies and consolidations, substantially higher air fares, the outbreak of war, high-profile crimes against tourists and incidents of terrorism. In addition, our leases at several major airports are renewed on a month-to-month basis.

OUR BUSINESS COULD BE HURT BY AN ECONOMIC DOWNTURN

    Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity either in the United States or in international markets could materially affect our financial condition and results of operations. In the vehicle rental business, a decline in economic activity typically results in a decline in both business and leisure travel, and, accordingly, a decline in the volume of vehicle rental transactions. In the case of a decline in vehicle rental activity, we may reduce rental rates to meet competitive pressures, which could adversely affect our financial condition and results of operations. With regard to vehicle leasing and other vehicle management services, economic downturns may result in a decrease in sales volume and fee revenues, as well as reduced margins.

    A decline in economic activity may also adversely affect residual values realized on the disposition of vehicles that are not covered by Repurchase Programs. At June 30, 1999, we were subject to residual risk with respect to 15% of the VMS vehicles. In addition, an economic decline is likely to result in an increase in default rates, particularly if we are successful in penetrating the smaller fleet leasing market. Any of the above factors could contribute to a downgrading of our credit ratings. Any such downgrading could increase our funding costs and decrease the spread between our cost of borrowing and our lending rates. We cannot be sure that a decline in economic activity would not have a material adverse effect on our financial condition and results of operations.

OUR VEHICLE RENTAL BUSINESS IS HIGHLY SEASONAL

    Avis' third quarter, which covers the peak summer travel months, has historically been its strongest, accounting in 1998 for approximately 28% and 47% of its rental revenue and pre-tax income from rental operations, respectively. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on our annual operating results. Avis' fourth quarter has generally been its weakest with respect to pre-tax income because of reduced leisure travel and the greater potential for adverse weather conditions. Many operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, we cannot be sure that we will have sufficient liquidity under all conditions.

OUR BUSINESS IS HIGHLY COMPETITIVE

    The vehicle rental industry is highly competitive, particularly with respect to price and service. In addition, recent changes in ownership of a number of the major domestic vehicle rental companies could further intensify competition. In any given location, franchisees may encounter competition from national, regional and local companies, many of which, particularly those owned by the major automobile manufacturers, have greater financial resources than we do. Principal competitors for commercial accounts, unaffiliated business and leisure travelers in the United States are Hertz Corporation ("Hertz"), National Car Rental System, Inc. ("National"), Budget Rent A Car Corporation ("Budget") and, particularly, with regard to leisure travelers, Alamo Rent-A-Car Inc. ("Alamo"). Similarly, the vehicle leasing and vehicle management services industries in which VMS operates are also highly competitive. There are four other major providers of fleet management services in the United States, hundreds of local and regional competitors and numerous niche competitors who focus on only one or two products. We cannot be sure that we will be able to compete successfully with either existing or new competitors.

    From time to time, either because of overcapacity or reduced demand, the major vehicle rental companies have been subject to industry-wide price pressures, and Avis has, on such occasions, adjusted its rental rates in response to such pressures. A recurrence of oversupply or a marked reduction in overall demand could adversely affect our ability to maintain or increase our rental rates.

TECHNOLOGICAL ADVANCES COULD REDUCE OUR COMPETITIVE ADVANTAGE IN INFORMATION
  TECHNOLOGY

    We believe that customers, especially in the United States, are demanding broader and faster access to information in the manner that we will provide through our SPIN system and other technology platforms. Technological advances could enable our competitors to develop the ability to deliver information in a similar manner more quickly than we currently anticipate. If our competitors developed this ability, it would reduce our competitive advantage in information technology.

GOVERNMENT ACTION MAY AFFECT SOURCES OF OUR REVENUES

    Governmental action could affect several sources of our revenues. For example, a significant source of profits for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage sustained during the rental period. Approximately 3.3% of Avis' total revenue during 1998 was generated by the sale of loss damage waivers. The U.S. Congress has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. At present, no legislation is pending. In addition, approximately 40 states have considered legislation affecting loss damage waivers. To date, 24 states have enacted legislation regulating the sale of loss damage waivers, most of which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in 1988 New York enacted legislation which eliminated Avis' right to offer loss damage waivers for sale and limited potential customer liability to $100. California and Nevada have capped rates that may be charged for loss damage waivers at $9.00 and $10.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of the repairs. In Illinois, Avis is currently permitted to sell loss damage waivers at fixed rates. If, however, the customer elects not to purchase the loss damage waiver, the customer's liability is limited to $9,000 unless the customer violates the prohibited use terms of the rental agreement, in which case the customer is liable for the fair market value of the vehicle or the cost of the repairs, whichever is less. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers' liability could increase our costs. In addition, any decrease in fuel taxes could reduce fuel card revenues.

    In addition several state legislatures and insurance regulators have recently begun to require vehicle rental companies or their personnel to obtain limited licenses in order to sell optional insurance products at the rental counter. In New York, legislation requires a single corporate license for the vehicle rental company in order to permit the sale of additional liability insurance, personal accident insurance and personal effects protection. In Ohio, regulations now require that one person be licensed at each rental station in order to sell these insurance products. In 1998, the Texas Insurance Commissioner reversed earlier policy and imposed a limited licensing plan upon the entire vehicle rental industry. Further, each company was required to refund to customers proportions of sales revenues in compensation for operating without a limited license. Avis' share of this refund program was approximately $2 million. However, we do not believe that fines have been proposed by other state regulators or that any licensing requirements would have a material adverse effect on us.

WE MAY HAVE CLEAN-UP COSTS RELATING TO PETROLEUM STORAGE

    Approximately 245 of Avis' domestic and international facilities contain tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils. At approximately 208 of Avis' locations, one or more of these tanks are located underground. We cannot be sure that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills. In addition, historical operations at certain of Avis' properties, including activities relating to automobile and bus maintenance, may have resulted in leaks or spills into soil or groundwater. Any such leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to our operations and expenditures that could have a material adverse effect on our financial condition and results of operations. At certain facilities, we are presently remediating soil and groundwater contamination. Based on currently available information, we estimate that future expenditures for remediation of known contamination will be approximately $5.54 million (which has been fully reserved). Such amount does not take into account possible recoveries under any insurance that may be available or reimbursement that may be available from certain state reimbursement programs applicable to leaking underground storage tanks. In the United States, Canada and Puerto Rico, we carry environmental impairment liability coverage with annual limits of $4.0 million per incident and $4.0 million in the aggregate per site and a deductible generally of $250,000 against liability to third parties and clean-up costs, but this insurance does not cover internal business interruptions. In addition, we cannot be sure that our liabilities will not exceed our insurance coverage.

WE MAY BE SUED AS A RESULT OF ACCIDENTS INVOLVING OUR CARS

    Our business exposes us to claims for personal injury, death and property damage resulting from the use of the vehicles rented or leased by us. Avis currently either self-insures or maintains coverage from a wholly-owned insurance subsidiary for such risk up to $1.0 million per occurrence and maintains insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence. VMS also currently maintains liability insurance with unaffiliated insurance carriers to a limit of $26 million per occurrence. We intend to keep these insurance programs in place. We cannot, however, be sure that we will not be exposed to uninsured liability at levels above historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms. In addition, we cannot be certain that we will be able to obtain the insurance for VMS on economically reasonable terms.

YEAR 2000 RISK

    As has been widely reported, many computer systems process dates based on two digits for the year of a transaction and may be unable to process dates in the Year 2000 and beyond. There are many risks associated with the Year 2000 compliance issue, including but not limited to the possible failure of our systems and hardware with embedded applications. Any such failure could result in:

    - the malfunctioning of the Wizard System, PHH Interactive or the SPIN data warehouse and other technology platforms;

    - an inability to track our vehicles and provide the fleet maintenance services that account for a majority of the revenue of VMS;

    - the malfunctioning of our other service processes;

    - an inability to properly bill and collect payments from our customers; and/or

    - errors or omissions in accounting and financial data, any of which could have a material adverse effect on our results of operations and financial condition.

    In addition, we cannot be sure that the systems of other companies, including our vendors, utilities and customers, will be compliant in a timely manner, or that a failure to be compliant by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on our financial condition and results of operations.

    Avis has conducted a review of its computer systems including those owned by Cendant to identify the systems that could be affected by the Year 2000 problem and believes its mission critical systems will be Year 2000 compliant in the summer of 1999. VMS has conducted a review of its computer systems including those owned by Cendant to identify the systems that could be affected by the Year 2000 problem and believes its mission critical systems are Year 2000 ready.

    We are developing contingency plans with respect to certain key technology used in our mission critical systems. The contingency planning process is ongoing and will require modification as we obtain further information regarding the results of testing our systems for Year 2000 compliance and the results of tests performed on our vendors' systems. We cannot be sure that any contingency plan will effectively mitigate problems caused by the failure of computer systems to be Year 2000 compliant.

    Our inability to remedy any mission critical systems or the failure of third parties to do so may cause business interruptions or shutdowns, financial loss, regulatory actions, reputational harm or legal liability. We cannot be sure that our Year 2000 program will be effective or that our estimates about the timing and cost of completing our program will be proven accurate.

WE MAY HAVE DIFFICULTY MANAGING FUTURE GROWTH

    We expect to continue to experience rapid growth and development as a result of the implementation of our operating strategy and industry changes. We cannot be sure that such growth will continue to occur or that our operating strategy will be successful. If we experience rapid growth, such growth would require the hiring, retention and training of new personnel, the development and introduction of new products, the expansion of our management information systems, the control of expenses related to the expansion of our information network and customer base, and the management of additional demands on our customer support, sales and marketing, administrative resources and network infrastructure. If we are unable to satisfy these requirements, or if we are otherwise unable to manage growth effectively, our operations and financial condition could be materially adversely affected.

WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL

    Our success will depend in large part upon the ability and experience of certain key management employees, particularly Robert Salerno, Kevin Sheehan and Mark Miller. In addition, our performance will be highly dependent on our ability to identify, hire, train, motivate and retain highly qualified management, technical, sales and marketing personnel. Our need for new personnel will be heightened as a result of the VMS Acquisition and other attempts to expand operations. Competition for such personnel is intense, and we cannot be certain that we will be able to attract, assimilate or retain highly qualified technical, sales, marketing and managerial personnel. The inability to attract and retain the necessary management, technical and sales and marketing personnel, including without limitation, senior management personnel, could have a material adverse effect on our business, results of operations and financial condition.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES

    There is no established trading market for the new notes or the old notes. Although Chase Securities Inc. and Lehman Brothers Inc., the initial purchasers of the old notes, have informed us that they currently intend to make a market in the new notes, they have no obligation to do so and may discontinue making a market at any time without notice.

    We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through The Nasdaq National Market.

    The liquidity of any market for the new notes will depend upon many factors, including:

    - our operating performance and financial condition;

    - our ability to complete the offer to exchange the old notes for the new notes;

    - the interest of securities dealers in making a market; and

    - the market for similar securities.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you (as a holder of the notes) regardless of our prospects and financial performance. In addition, to the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

HOLDERS WHO FAIL TO EXCHANGE THEIR OLD NOTES WILL CONTINUE TO BE SUBJECT TO
  RESTRICTIONS ON TRANSFERS.

    If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer--Consequences of exchanging or failing to exchange old notes" and "Certain United States Federal Income Tax Consequences."

SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS

    If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

CONFLICTS OF INTEREST WITH CENDANT MAY ARISE

    Cendant's ownership of approximately 19% (which may increase to up to approximately 34% upon the conversion of the preferred stock of Avis Fleet received by Cendant in connection with the VMS Acquisition (based on Cendant's ownership as of the date hereof)) of our common stock, as well as the service of certain persons as directors of both Avis Rent A Car and Cendant, could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for Cendant and us, including:

    - potential acquisitions of businesses;

    - the issuance of additional securities;

    - the election of new or additional directors; and

    - the payment of dividends and other matters.

    We have not instituted any formal plan or arrangement to address potential conflicts of interest that may arise among us, Cendant and Cendant's affiliates. Avis is party to various agreements with Cendant and its affiliates that were entered into when Cendant beneficially owned all of Avis Rent A Car's outstanding common stock. In addition, we will be relying on Cendant to provide transitional services with regard to VMS and to continue to provide access to its mainframe computers on which the SPIN data warehouse and other data is stored. See "--We depend on computer systems owned by Cendant" and "Certain Relationships and Related Party Transactions".

    On April 15, 1998, Cendant publicly announced that it discovered accounting irregularities in the former business units of CUC International, Inc. As a result, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and is currently party to more than 70 lawsuits regarding the same. We are currently not a party to such litigation, and we do not currently believe that there is any basis for asserting a claim thereunder against us. In addition, Avis was spun off from Cendant before CUC International, Inc. merged into Cendant. However, we cannot be certain that claims will not be asserted against us in the future or that we will not have any liability in respect of such litigation. In the event that we were subject to any such liability, we cannot be certain that we would be able to recover any amounts in respect of such liability from Cendant. See "The VMS Acquisition" and Note 15 to the VMS Audited Combined Financial Statements.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID
  THE GUARANTEES OF THE NOTES

    The issuance of the guarantees of the notes may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of a guarantor subsidiary's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time such guarantor subsidiary issued the guarantee of the notes:

    - it issued the guarantee to delay, hinder or defraud present or future creditors; or

    - it received less than reasonably equivalent value or fair consideration for issuing the guarantee; and

    at the time it issued the guarantee:

      - it was insolvent or rendered insolvent by reason of issuing the guarantee (and the application of the proceeds thereof); or

      - it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

      - it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

      - it was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied).

then the court could void the obligations under the guarantees of the notes or subordinate the guarantees of the Notes to such guarantor subsidiary's other debt or take other action detrimental to holder of the guarantees of the notes.

    The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

    - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    We cannot be sure as to the standard that a court would use to determine whether or not the guarantor subsidiary was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to such guarantor subsidiary's other debt.

    If such a case were to occur any guarantee of the notes incurred by one of the guarantor subsidiaries could also be subject to the claim that, since the guarantee was incurred for Avis Rent A Car's benefit, and only indirectly for the benefit of the guarantor subsidiary, the obligations of the applicable guarantor were incurred for less than fair consideration.

    A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor's other debt or take other action detrimental to holders of the notes.

                              THE VMS ACQUISITION

    On June 30, 1999, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 22, 1999 (the "Merger Agreement"), by and among PHH Corporation, a Maryland corporation and wholly-owned subsidiary of Cendant Corporation, PHH Holdings, a Texas corporation and wholly-owned subsidiary of PHH Corporation, Avis Rent A Car, and Avis Fleet, a Texas corporation and wholly-owned subsidiary of Avis Rent A Car, Avis Fleet and PHH Holdings merged, and Avis Fleet acquired VMS, which is comprised of PHH North America, PHH Europe and WEX. Under Texas law, which governs the Merger Agreement, both PHH Holdings and Avis Fleet continued to exist as separate entities following the VMS Acquisition.

    As consideration for the VMS Acquisition, PHH Corporation received $360.0 million aggregate liquidation preference of Series A Preferred of Avis Fleet and $2.0 million aggregate liquidation preference of Series C Preferred of Avis Fleet. PHH Corporation transferred the Series C Preferred to a third party. In addition, Avis Fleet assumed liabilities of PHH Holdings to PHH Corporation (the "PHH Holdings Indebtedness") in an amount equal to $1,438.0 million. In addition, indebtedness (the "Net Intercompany Indebtedness") in an amount equal to $338.1 million (including $103.0 million of current taxes) owing to PHH Corporation or other Cendant entities by the subsidiaries of PHH Holdings acquired pursuant to the VMS Acquisition became due upon consummation of the VMS Acquisition. At the closing of the VMS Acquisition, New Avis (1) paid the Net Intercompany Indebtedness in an estimated amount of $338.1 million (including $103.0 million of current taxes), and (2) placed an amount equal to the PHH Holdings Indebtedness into escrow (the "Escrow Funds"). All but $15.5 million of the Escrow Funds were transferred to Cendant on July 1, 1999, with the remaining $15.5 million transferred on July 13, 1999 upon transfer of the stock of WEX Financial to us once the requisite FDIC approval was obtained. The total consideration for the VMS Acquisition was approximately $1.8 billion, plus the refinancing of approximately $3.5 billion of existing VMS indebtedness.

    In connection with the VMS Acquisition, New Avis also received a perpetual, royalty-free license to use a number of VMS trademarks, including the "PHH" name and logo, and PHH Corporation and PHH Holdings entered into a 5-year non-competition agreement with Avis Fleet. New Avis also received a limited license to use the Cendant name in Europe for a period of up to one year. In addition, the parties entered into agreements under which Cendant will provide New Avis with computer services and with transitional services with respect to various administrative services, including payroll and benefits, which had previously been provided to VMS by Cendant. In addition, we have agreed to provide Cendant with certain transitional administrative services which had previously been provided by VMS. See "Certain Relationships and Related Party Transactions" for a description of these agreements.

    Under the Merger Agreement, PHH Corporation and PHH Holdings and Avis Rent A Car and Avis Fleet have agreed to indemnify each other from and against certain liabilities and expenses outlined in the Merger Agreement which are incurred by an indemnified party as a result of, among other things, any breach of a representation, warranty or covenant made by an indemnifying party. Such indemnification obligations will survive for a period of one year following the closing of the VMS Acquisition other than (A) with respect to either PHH Corporation or PHH Holdings, any representation or warranty made relating to their authorization to consummate the VMS Acquisition, the subsidiaries being transferred, ownership of the capital stock being sold, taxes and employee benefit matters and, (B) with respect to either Avis Rent A Car or Avis Fleet, any representation or warranty made relating to their authorization to consummate the VMS Acquisition or to its capitalization, which shall each survive any applicable statute of limitations. The Merger Agreement provides that the indemnifying parties are not obligated to indemnify the indemnified parties until the aggregate damages suffered by such indemnified parties exceed $30.0 million. Such indemnifying parties will thereafter be required to pay all damages in excess of $18.0 million. Any single claim which is equal to or less than $250,000 will not count against the $30.0 million and $18.0 million thresholds. The indemnification obligations of the respective indemnifying parties is limited to $500.0 million in the aggregate. PHH Corporation and PHH Holdings are also obligated to indemnify Avis Rent A Car and Avis Fleet and Avis Rent A Car and Avis Fleet are obligated to indemnify PHH Corporation and PHH Holdings, without regard to the above limitations, from any liabilities suffered for pre-closing taxes and post-closing taxes. The indemnification obligations of PHH Corporation and PHH Holdings and of Avis Rent a Car and Avis Fleet under the Merger Agreement are all subject to, and limited by, any insurance proceeds received, and any tax benefits actually realized, by the indemnified parties. PHH Corporation and PHH Holdings are also obligated to continue the defense of and indemnify Avis Rent A Car and Avis Fleet from and against all liabilities suffered by them in excess of $500,000 in connection with the current litigation filed against The Harpur Group Limited ("Harpur") by Richbell Information Services Inc., The Richbell Group Limited and David Elias claiming damages in the amount of $240 million for allegedly conspiring to defraud Mr. Elias of his interest in H-G Holdings, Inc., the former parent company of Harpur.

    In connection with the VMS Acquisition, New Avis refinanced certain existing debt through, among other things, borrowings under the New Credit Facility and the Interim VMS ABS Offering. The sources and uses of funds in connection with the VMS Acquisition and this refinancing as of June 30, 1999 are set forth below:

                                                                                                     AMOUNT
                                                                                               -------------------
                                                                                                   (DOLLARS IN
                                                                                                    MILLIONS)
SOURCES OF FUNDS:
Unrestricted Cash............................................................................     $        32.6
Revolving Credit Facility(1)(2)..............................................................              73.0
Term Loan A..................................................................................             250.0
Term Loan B..................................................................................             375.0
Term Loan C..................................................................................             375.0
Senior Subordinated Notes....................................................................             500.0
Avis Fleet Preferred Stock(3)................................................................             362.0
Interim VMS ABS Facility(4)..................................................................           3,455.5
                                                                                               -------------------
Total Sources................................................................................     $     5,423.1
                                                                                               -------------------
USES OF FUNDS:
VMS Acquisition consideration................................................................     $     1,800.0
Refinancing of VMS non-vehicle debt..........................................................              14.9
Refinancing of VMS existing fleet debt(5)....................................................           3,486.7
Fees and expenses(6).........................................................................              63.4
Escrow Deposits..............................................................................              58.1
                                                                                               -------------------
Total Uses...................................................................................     $     5,423.1
                                                                                               -------------------

------------------------

(1) The Revolving Credit Facility permits borrowings of up to an aggregate principal amount of $350.0 million. Approximately $95.0 million was available under the New Credit Facility on June 30, 1999 to fund our liquidity requirements after giving effect to the Transactions. See "Capitalization" for a description of anticipated unrestricted cash balances as of June 30, 1999.

(2) Does not include $184.8 million in letters of credit that were outstanding in connection with the Avis ABS Facility and to support airport concession agreements, insurance matters and foreign debt.

(3) Comprised of $360.0 million liquidation preference of Series A Preferred and $2.0 million liquidation preference of Series C Preferred to be issued by Avis Fleet. Until the fifth anniversary of the issue date of the Avis Fleet Preferred Stock, dividends on the Series A Preferred may be paid in shares of Series B Cumulative PIK Preferred of Avis Fleet which has terms substantially similar to the terms of the Series A Preferred. Dividends on the Series C Preferred are payable in cash. See "Description of Avis Fleet Preferred Stock and Class B Common Stock".

(4) See "Description of Other Indebtedness-Interim VMS ABS Facility".

(5) Consists of the following, approximately: (i) $283.0 million of intercompany debt; (ii) $103.0 million of current taxes; (iii) $2,121.6 million of North American Vehicle Related Debt; (iv) $53.3 million of Canadian Vehicle Related Debt; and (v) $925.8 million of European Vehicle Related Debt.

(6) Consists of fees and expenses incurred in connection with the Transactions.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. We will receive old notes in like principal amount in exchange for the issuance of the new notes in the exchange offer. We will cancel all old notes surrendered in exchange for new notes in the exchange offer.

    The proceeds from the issuance and sale of the old notes was approximately $479 million after deducting the initial purchasers' discount and other expenses related to the offering. The net proceeds from the offering were applied, together with unrestricted cash, the Avis Fleet Preferred Stock and proceeds from borrowings under the New Credit Facility and the Interim VMS ABS Facility to fund the VMS Acquisition, the refinancing of existing VMS fleet debt, the refinancing of existing VMS non-vehicle debt, and the payment of fees and expenses in connection with the Transactions. For a further discussion of the sources and uses of funds relating to the Transactions, see "The VMS Acquisition".

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

    On June 30, 1999, we issued an aggregate principal amount of $500,000,000 of our 11% Senior Subordinated Notes due 2009 in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The old notes were issued, and the new notes will be issued, under an indenture, dated as of June 30, 1999, by and among Avis Rent A Car, the Subsidiary Guarantors and The Bank of New York, as trustee. We sold the old notes to Chase Securities Inc. and Lehman Brothers Inc., as initial purchasers, under a Purchase Agreement, dated June 25, 1999, among Avis Rent A Car, the Subsidiary Guarantors, Chase Securities Inc. and Lehman Brothers Inc. When we sold the old notes to Chase Securities Inc. and Lehman Brothers Inc., we also signed a Registration Rights Agreement in which we agreed to exchange all the issued and outstanding old notes for a like principal amount of our 11% Senior Subordinated Exchange Notes due 2009. The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

    This prospectus and the enclosed letter of transmittal constitute an offer to exchange new notes for all of the issued and outstanding old notes. This exchange offer is being extended to all holders of the old notes. As of the date of this prospectus, $500,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the enclosed letter of transmittal are first
being sent on or about [      ], 1999, to all holders of old notes known to us.
Subject to the conditions listed below, we will accept for exchange all old notes which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. The exchange offer will expire at
5:00 p.m., New York City time, on [      ], 1999. However, if we, in our sole
discretion, extend the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which we extend the exchange offer. Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions listed below under the caption "--Conditions to the exchange offer."

    We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all old notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any old notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

    We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange if any of the events described below under the caption "--Conditions to the exchange offer" should occur. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

    Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those old note holders who did not exchange their old notes for new notes. The terms of these additional exchange offers may differ from those applicable to this exchange offer, as provided in the Registration Rights Agreement. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. These additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions contained in the prospectus and letter of transmittal we will distribute in connection with the additional exchange offers.

PROCEDURES FOR TENDERING OLD NOTES

    Old notes tendered in the exchange offer must be in denominations of $1,000 principal amount and any integral multiple thereof.

    When you tender your old notes, and we accept the old notes, this will constitute a binding agreement between you and Avis Rent A Car, subject to the terms and conditions set forth in this prospectus and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption "--Guaranteed delivery procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

    - tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "--Exchange agent"; or

    - tender your old notes by using the book-entry procedures described below under the caption "--Book-entry transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "--Exchange agent."

    In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

    Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

    THE METHOD OF DELIVERY OF CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR OLD NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. DO NOT SEND CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES TO US.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either (1) a registered old note holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) you are exchanging old notes for the account of an eligible guarantor institution. An eligible guarantor institution means:

    - Banks (as defined in Section 3(a) of the Federal Deposit Insurance Act);

    - Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Securities Exchange Act of 1934, as amended);

    - Credit unions (as defined in Section 19B(l)(A) of the Federal Reserve
      Act);

    - National securities exchanges, registered securities associations and clearing agencies (as these terms are defined in the Exchange Act); and

    - Savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act).

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the old notes--which term, for this purpose, includes any participant in The Depository Trust Company's system whose name appears on a security position listing as the owner of the old notes--you must have the old notes signed by the registered holder of the old notes and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of old notes signs the letter of transmittal, certificates for the old notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for old notes.

    All questions as to the validity, form, eligibility--including time of receipt--and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of old notes improperly tendered or to not accept any old notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration of the exchange offer--including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration of the exchange offer--including the terms and conditions of the letter of transmittal and the accompanying instructions--will be final and binding. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, The Bank of New York, as exchange agent, nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will we have any liability for failure to give this notification.

    If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for old notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

    By tendering your old notes, you represent to us:

    - that you are not an "affiliate" of New Avis, as defined in Rule 405 under the Securities Act;

    - that any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

    - that at the time of the commencement of the exchange offer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, in violation of the Securities Act;

    - if you are not a participating broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

    - if you are a participating broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. As used in this prospectus, a "participating broker-dealer" is a broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the new notes--other than a resale of an unsold allotment from the original sale of the old notes--by delivering this prospectus to prospective purchasers. For further information regarding participating broker-dealers and the prospectus delivery requirement, see "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration of the exchange offer, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of acceptance to The Bank of New York, as exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

    For each old note accepted for exchange in the exchange offer, the holder of the old note will receive a new note having a principal amount at maturity equal to that of the surrendered old note. Interest on the new note will accrue:

        (1) from the later of (a) the last date to which interest was paid on the old note surrendered in exchange for the new note or (b) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment date; or

        (2) if no interest has been paid on the old note, from and including June 30, 1999.

    If the exchange offer is not completed by December 27, 1999, we will be obligated to pay liquidated damages of $.0192 per week per $1,000 principal amount of old notes that are subject to transfer restrictions until the exchange offer is completed. Payments of interest, if any, on old notes that were exchanged for new notes will be made on each May 1 and November 1 during which the new notes are outstanding to the person who, at the close of business on the April 15th or October 15th next preceding the interest payment date, is the registered holder of the old notes if the record date occurs prior to the exchange, or is the registered holder of the new notes it the record date occurs on or after the date of the exchange, even if the notes are canceled after the record date and on or before the interest payment date.

    In all cases, the issuance of new notes in exchange for old notes will be made only after The Bank of New York, as exchange agent, timely receives either certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal. If for any reason we do not accept any tendered old notes or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to the registered tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry procedures described below, the unaccepted or non-exchanged old notes will be credited to an account maintained with The Depository Trust Company. Any old notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    Within two business days after the date of this prospectus, The Bank of New York, as exchange agent, will establish an account at The Depository Trust Company for the old notes tendered in the exchange offer. Once established, any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although delivery of the old notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of a letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "--Exchange agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you are a registered holder of the old notes and wish to tender your old notes, but

    - the certificates for the old notes are not immediately available,

    - time will not permit your certificates for the old notes or other required documents to reach The Bank of New York, as exchange agent, before the expiration of the exchange offer, or

    - the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer, you may effect a tender of your old notes if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of old notes you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If you elect to use this procedure, you must also guarantee that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

    YOU MAY WITHDRAW TENDERS OF OLD NOTES AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

    For a withdrawal to be effective, a written notice of withdrawal must be received by The Bank of New York, as exchange agent, prior to the expiration of the exchange offer at one of the addresses listed below under the caption "--Exchange agent". Any notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of the old notes, and, where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility--including time of receipt--of these notices will be determined by us, and our determination will be final and binding. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry transfer procedures described above, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository Trust Company. Properly withdrawn old notes may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "--Procedures for tendering old notes."

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we will not be required to accept any old notes for exchange or to issue any new notes in exchange for old notes, and we may terminate or amend the exchange offer if, at any time before the acceptance of the old notes for exchange or the exchange of new notes for old notes, any of the following events occurs:

    - the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the Commission;

    - an action or proceeding is pending or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

    - any material adverse development occurs in any existing legal action or proceeding involving New Avis;

    - we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

    - any of the conditions precedent to our obligations under the Registration Rights Agreement are not fulfilled.

    These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

    In addition, we will not accept any old notes for exchange or issue any new notes in exchange for old notes, if at the time a stop order is threatened or in effect which relates to:

    - the registration statement of which this prospectus forms a part; or

    - the qualification under the Trust Indenture Act of 1939 of the indenture under which the old notes were issued and the new notes will be issued.

EXCHANGE AGENT

    We have appointed The Bank of New York as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, agent's messages and requests for notices of guaranteed delivery should be directed to the exchange agent at one of the following addresses:

               DELIVERY TO: THE BANK OF NEW YORK, EXCHANGE AGENT

BY REGULAR OR CERTIFIED MAIL:          BY FACSIMILE:          BY OVERNIGHT COURIER OR HAND:
    The Bank of New York            (Eligible Guarantor           The Bank of New York
   101 Barclay Street, 7E           Institutions Only)             101 Barclay Street
     New York, NY 10286               (212) 815-4699            Corporate Trust Services
         Attention:               To Confirm by Telephone                Window
   Reorganization Section,         for Information Call:              Ground Level
        Enrique Lopez                 (212) 815-2742               New York, NY 10286
                                                                       Attention:
                                                                 Reorganization Section,
                                                                      Enrique Lopez

    DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

FEES AND EXPENSES

    The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

    Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of New Avis and its affiliates and by persons so engaged by the exchange agent.

TRANSFER TAXES

    You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

    If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

    - you are an "affiliate" of New Avis, as defined in Rule 405 under the Securities Act;

    - you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

    - you have an arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, you will receive in the exchange offer, or

    - you are a participating broker-dealer.

    We do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the Commission would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are an affiliate of New Avis, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you

    - may not rely on the applicable interpretations of the staff of the Commission, and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers"--as defined in Rule 144A of the Securities Act--is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of New Avis as of June 30, 1999. The information set forth below should be read in conjunction with the Summary Historical Financial Data of Avis and VMS, the Selected Historical Financial Data of Avis and VMS, the Unaudited Pro Forma Consolidated Financial Information of New Avis, Management's Discussion and Analysis of Financial Conditions and Results of Operations, and the audited financial statements of Avis and VMS, in each case, with the notes thereto, included elsewhere in this prospectus.

                                                                                                         AS OF
                                                                                                     JUNE 30, 1999
                                                                                                     -------------
                                                                                                       NEW AVIS
                                                                                                     CONSOLIDATED
                                                                                                     -------------
                                                                                                      (DOLLARS IN
                                                                                                      THOUSANDS)
Restricted cash(1).................................................................................   $   189,680
Unrestricted cash(2)...............................................................................       280,370
                                                                                                     -------------
Total cash.........................................................................................   $   470,050
                                                                                                     -------------
                                                                                                     -------------
Avis vehicle debt:
  Asset-backed MTNs(3).............................................................................   $ 2,250,000
  Commercial paper(4)..............................................................................     1,463,996
  Other vehicle debt(5)............................................................................       176,141
VMS vehicle debt:
  Interim VMS ABS Facility(6)......................................................................     3,455,508
  Self Funded Notes................................................................................        26,853
                                                                                                     -------------
    Total vehicle debt.............................................................................     7,372,498
                                                                                                     -------------
Non-vehicle debt:
  Revolving Credit Facility(7).....................................................................        73,000
  Term Loans(8)....................................................................................     1,000,000
  Senior Subordinated Notes due 2009...............................................................       500,000
  Other non-vehicle debt(9)........................................................................        71,608
                                                                                                     -------------
    Total non-vehicle debt.........................................................................     1,644,608
                                                                                                     -------------
      Total debt...................................................................................     9,017,106
Avis Fleet Preferred Stock(10).....................................................................       362,000
Common stockholders' equity........................................................................       615,143
                                                                                                     -------------
      Total capitalization.........................................................................   $ 9,994,249
                                                                                                     -------------
                                                                                                     -------------

------------------------

Footnotes:

(1) Restricted cash consists primarily of escrow funds related to Avis' Asset-Backed MTNs and the Avis ABS Facility. See "Description of Other Indebtedness-Vehicle Related Indebtedness-Avis ABS Facility" and Note 1 to the Avis Audited Financial Statements.

(2) Cash balances fluctuate significantly throughout each year.

(3) Asset-Backed MTNs consist of medium-term notes with maturity dates of July 2000, July 2002, and February 2005, with interest rates of 6.22%, 6.40% and 6.14%, respectively. See "Description of Other Indebtedness-Vehicle Related Indebtedness-Avis ABS Facility" and Note 9 to the Avis Audited Financial Statements.

(4) Represents commercial paper with an average rate for the six months ended June 30, 1999 of 5.0%. See "Description of Other Indebtedness-Vehicle Related Indebtedness-Avis ABS Facility" and Note 9 to the Avis Audited Financial Statements.

(5) Consists primarily of Canadian and Australian debt to finance vehicles.

(6) The Interim VMS ABS Offering consists of (i) variable funding asset-backed notes, supported by U.S. leases and vehicles, (ii) asset-based preferred membership interests supported by U.S. leases and vehicles, and (iii) an advance under an asset-backed facility to PHH Europe guaranteed by various PHH Europe entities and supported by all of the assets of such entities. Each of these securities will be placed with one or more multi-seller commercial paper conduits. See "Description of Other Indebtedness-Vehicle Related Indebtedness-Interim VMS ABS Facilities". We expect to refinance a portion of the Interim VMS ABS Facility with asset-backed medium-term notes, subject to market conditions.

(7) The Revolving Credit Facility permits borrowings of up to an aggregate principal amount of $350.0 million.

(8) Reflects the following: (i) a $250.0 million Term Loan A with a term of six years; (ii) a $375.0 million Term Loan B with a term of seven years; and
    (iii) a $375.0 million Term Loan C with a term of eight years. Each of the Term Loans are senior secured obligations of Avis Rent A Car.

(9) Consists primarily of WEX non-vehicle debt.

(10) Avis Fleet Preferred Stock consists of (1) Series A Cumulative Participating Redeemable Convertible Preferred Stock, 7,200,000 shares outstanding, liquidation preference $50 per share, issued as part of the consideration for the VMS Acquisition; (2) Series B Cumulative PIK Preferred Stock, no shares outstanding, liquidation preference $50 per share, issued as dividends on the Series A Cumulative Participating Redeemable Convertible Preferred Stock; and (3) Series C Cumulative Redeemable Preferred Stock, liquidation preference $50 per share, 40,000 shares authorized, issued as part of the consideration for the VMS Acquisition.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated financial statements (the "Unaudited Pro Forma Consolidated Financial Statements") have been derived by the application of pro forma adjustments to the historical financial statements of Avis and VMS included elsewhere in this prospectus. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the six month period ended June 30, 1999, give effect to the Transactions as if they had occurred on January 1 of the earliest period presented. The pro forma adjustments are described in the accompanying notes. See "Description of Avis Fleet Preferred Stock and Class B Common Stock", "Description of Other Indebtedness" and "Description of Notes".

    The VMS Acquisition was accounted for using the purchase method of accounting for financial accounting purposes. The purchase price was allocated to the assets acquired and the liabilities assumed, based on their respective fair values. The allocation of the purchase price reflected in the Unaudited Pro Forma Consolidated Financial Statements is preliminary. The adjustments that have been included in the Unaudited Pro Forma Consolidated Financial Statements will change based upon the final allocation of the purchase price when additional information concerning asset and liability valuation is obtained. The actual allocation of the purchase price and the resulting effect on operating income may differ from the unaudited pro forma amounts included herein. However, the changes are not expected to have a material effect on the consolidated financial statements of Avis Rent A Car.

    Avis Rent A Car believes that the accounting used to reflect the above transactions provides a reasonable basis on which to present this unaudited pro forma consolidated financial data. The pro forma consolidated statements of operations are unaudited and were derived by adjusting the historical financial statements of Avis and VMS. The Unaudited Pro Forma Consolidated Financial Statements are provided for informational purposes only and should not be construed to be indicative of Avis Rent A Car's consolidated results of operations had the Transactions been consummated on the dates assumed and do not project Avis Rent A Car's consolidated results of operations for any future date or period. The Unaudited Pro Forma Consolidated Financial Statements and accompanying notes should be read in conjunction with the Avis Consolidated Financial Statements, the VMS Combined Financial Statements, as well as the other financial information pertaining to Avis Rent A Car, in each case included elsewhere in this prospectus.

                             AVIS RENT A CAR, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      PRO FORMA
                                                         AVIS            VMS       ADJUSTMENTS(1)   CONSOLIDATED
                                                     -------------  -------------  ---------------  -------------
Revenue............................................  $   2,297,582  $   1,605,063   $          --    $ 3,902,645
Costs and expenses:
  Direct operating, net............................        925,181             --              --        925,181
  Vehicle interest.................................        187,773        179,729             841(2)      357,362
                                                                                          (10,981)(6)
  Vehicle depreciation.............................        581,022      1,015,511              --      1,596,533
  Property and equipment depreciation..............         13,191         18,144              --         31,335
  Goodwill amortization............................         11,854          7,536          23,999(3)       43,389
  Non-vehicle interest.............................          3,862          3,831         145,528(5)      146,074
                                                                                           (1,307)(7)
                                                                                           (5,840)(6)
  Amortization of debt issuance costs and other....         11,705             --           9,900(4)       21,605
  Lease charges....................................         12,042             --              --         12,042
  Selling, general and administrative..............        438,724        231,444              --        670,168
                                                     -------------  -------------  ---------------  -------------
Income before provision for income taxes...........        112,228        148,868        (162,140)        98,956
  Provision for income taxes.......................         48,707         55,800         (53,947)(8)       50,560
                                                     -------------  -------------  ---------------  -------------
  Net income.......................................  $      63,521  $      93,068   $    (108,193)        48,396
                                                     -------------  -------------  ---------------
                                                     -------------  -------------  ---------------

Avis Fleet Preferred Stock dividends...............                                                       18,220(10)
                                                                                                    -------------
Earnings applicable to common stockholders.........  $      63,521                                   $    30,176
                                                     -------------                                  -------------
                                                     -------------                                  -------------

Earnings per share(10):
  Basic............................................  $        1.86                                   $      0.88
                                                     -------------                                  -------------
                                                     -------------                                  -------------
  Diluted..........................................  $        1.82                                   $      0.86
                                                     -------------                                  -------------
                                                     -------------                                  -------------

                             AVIS RENT A CAR, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      PRO FORMA
                                                           AVIS           VMS      ADJUSTMENTS(1)   CONSOLIDATED
                                                       -------------  -----------  ---------------  -------------
Revenue..............................................  $   1,204,374  $   808,095    $        --     $ 2,012,469
Costs and expenses:
  Direct operating, net..............................        470,032           --             --         470,032
  Vehicle interest...................................         97,466       92,159         (1,875)(2)      184,862
                                                                                          (2,888)(6)
  Vehicle depreciation...............................        298,490      510,989             --         809,479
  Property and equipment depreciation................          6,906       10,310             --          17,216
  Goodwill amortization..............................          6,351        4,054         11,714(3)       22,119
  Non-vehicle interest...............................          1,227        1,439         72,764(5)       72,333
                                                                                          (2,920)(6)
                                                                                            (177)(7)
  Amortization of debt issuance costs and other......          5,669                       4,950(4)       10,619
  Lease charges......................................         12,677           --             --          12,677
  Selling, general and administrative................        231,182      128,517             --         359,699
                                                       -------------  -----------  ---------------  -------------
Income before provision for income taxes.............         74,374       60,627        (81,568)         53,433

  Provision for income taxes.........................         31,906       22,943        (27,343)(8)       27,506
                                                       -------------  -----------  ---------------  -------------
Net income...........................................  $      42,468  $    37,684    $   (54,225)    $    25,927
                                                       -------------  -----------  ---------------  -------------
                                                       -------------  -----------  ---------------  -------------
Avis Fleet Preferred Stock dividends.................                                                      9,110(10)
                                                                                                    -------------
Earnings applicable to common stockholders...........  $      42,468                                 $    16,817
                                                       -------------                                -------------
                                                       -------------                                -------------
Earnings per share(9):
  Basic..............................................  $        1.35                                 $      0.53
                                                       -------------                                -------------
                                                       -------------                                -------------
  Diluted............................................  $        1.31                                 $      0.52
                                                       -------------                                -------------
                                                       -------------                                -------------

                              AVIS RENT A CAR, INC
       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) The Unaudited Pro Forma Consolidated Financial Statements assume that the amounts borrowed (approximately $5.0 billion) at the closing date, June 30, 1999, would be outstanding for all pro forma periods presented. If such borrowings were in excess of the historical amounts borrowed, the excess would be first applied as a reduction of the revolving line of credit borrowings and the remainder as a reduction of VMS fleet debt.

(2) Represents the adjustment to reflect the pro forma fleet interest expense, based on pro forma VMS average debt and an assumed interest rate of 5.35% net of the elimination of historical interest expense and interest income:

                                                                                                      SIX MONTHS
                                                                                   YEAR ENDED           ENDED
                                                                                DECEMBER 31, 1998   JUNE 30, 1999
                                                                               -------------------  --------------
Pro forma interest expense at 5.35%..........................................      $   184,870        $   92,434
Historical interest expense..................................................         (179,729)          (92,159)
Historical interest income...................................................           (4,300)           (2,150)
                                                                                    ----------      --------------
Pro forma adjustment.........................................................      $       841        $   (1,875)
                                                                                    ----------      --------------
                                                                                    ----------      --------------

(3) Represents the amortization of cost in excess of net assets acquired over 40 years, net of the amortization recorded in the historical combined financial statements of VMS.

(4) Represents the amortization of deferred debt issuance cost over the period in which the debt will be outstanding.

(5) Represents the adjustment to reflect the pro forma interest expense on the acquisition debt.

Total amount borrowed at June 30, 1999.........................................  $5,028,508
Amounts borrowed under vehicle financing agreements............................   3,455,508
                                                                                 ----------
Non-vehicle debt...............................................................  $1,573,000
                                                                                 ----------
                                                                                 ----------
Composition of net acquisition debt:
Term Loan A....................................................................  $  250,000
Term Loan B....................................................................     375,000
Term Loan C....................................................................     375,000
Senior Subordinated Notes......................................................     500,000
Revolving credit facility......................................................      73,000
                                                                                 ----------
    Total......................................................................  $1,573,000
                                                                                 ----------
                                                                                 ----------

                                                                                                     SIX MONTHS
                                                                                  YEAR ENDED            ENDED
                                                                               DECEMBER 31, 1998    JUNE 30, 1999
                                                                              -------------------  ---------------
Interest expense:
Term Loan A--interest at 8.00%..............................................      $    20,000        $    10,000
Term Loan B--interest at 8.50%..............................................           31,875             15,938
Term Loan C--interest at 8.75%..............................................           32,813             16,406
Senior Subordinated Notes interest at 11.00%................................           55,000             27,500
Revolving credit facility interest at 8.00%.................................            5,840              2,920
                                                                                   ----------      ---------------
    Total...................................................................      $   145,528        $    72,764
                                                                                   ----------      ---------------
                                                                                   ----------      ---------------

(6) Represents a reduction in interest expense as a result of the application of the excess of the amounts borrowed at June 30, 1999 over the average debt outstanding during the period.

                                                                              YEAR ENDED        SIX MONTHS ENDED
                                                                           DECEMBER 31, 1998      JUNE 30, 1999
                                                                          -------------------  -------------------
Total amount borrowed at June 30, 1999..................................     $   5,028,508       $     5,028,508
                                                                          -------------------  -------------------
Less:
  Acquisition purchase price including expenses.........................         1,900,000             1,900,000
  Less issuance of Avis Fleet Preferred Stock...........................           362,000               362,000
  Less cash on hand utilized to pay a portion of the purchase price.....            32,600                32,600
                                                                          -------------------  -------------------
  Acquisition purchase price to be financed.............................         1,505,400             1,505,400
                                                                          -------------------  -------------------
Amount available to refinance existing debt.............................         3,523,108             3,523,108
Average debt outstanding during the period..............................         3,244,851             3,342,163
                                                                          -------------------  -------------------
Excess borrowings.......................................................     $     278,257       $       180,945
                                                                          -------------------  -------------------
                                                                          -------------------  -------------------
  Revolving debt at 8.00% interest rate.................................     $      73,000       $        73,000
  Vehicle financing at 5.35% interest rate..............................           205,257               107,945
                                                                          -------------------  -------------------
  Total reductions......................................................     $     278,257       $       180,945
                                                                          -------------------  -------------------
                                                                          -------------------  -------------------
Reductions in interest expense relating to:
  Revolving debt........................................................     $       5,840       $         2,920
                                                                          -------------------  -------------------
                                                                          -------------------  -------------------
  Vehicle financing.....................................................     $      10,981       $         2,888
                                                                          -------------------  -------------------
                                                                          -------------------  -------------------

(7) Represents a reduction in interest expense because the obligation was refinanced and the related interest expense is included in acquisition interest.

(8) Represents the estimated income tax effect of the above adjustments. The effective rate differs from the statutory rate due to the non-deductibility of goodwill.

(9) Basic and diluted earnings per share for the year ended December 31, 1998, were computed based on 34,172,249 and 34,952,557 shares of common stock, respectively. Basic and diluted earnings per share for the six months ended June 30, 1999, were computed based on 31,529,114 and 32,380,499 shares of common stock, respectively.

(10) Represents the Avis Fleet Preferred Stock dividend as follows:

                                                                                                        ($000'S)
                                                                                     ($000'S)           DIVIDEND
                                                       ($000'S)                      DIVIDEND          SIX MONTHS
                                                      LIQUIDATION   DIVIDEND        YEAR ENDED           ENDED
                                                      PREFERENCE      RATE       DECEMBER 31, 1998   JUNE 30, 1999
                                                      -----------  -----------  -------------------  --------------
Series A............................................     360,000          5.0%      $    18,000        $    9,000
Series C............................................       2,000         11.0%              220               110
                                                                                       --------           -------
                                                                                    $    18,220        $    9,110
                                                                                       --------           -------
                                                                                       --------           -------

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (AVIS)

    The following selected historical consolidated financial data for each of the years ended December 31, 1997 and 1998 and the periods ended October 16, 1996 and December 31, 1996, have been derived from the Avis Audited Consolidated Financial Statements. The selected historical consolidated financial data for each of the years in the two year period ended December 31, 1995, have been derived from Avis' audited consolidated financial statements. The selected historical consolidated unaudited financial data set forth below for the six month periods ended June 30, 1998 and 1999 have been derived from the Avis unaudited condensed consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of Avis' results for such periods. Results for the interim periods are not indicative of results for the full year. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, Unaudited Pro Forma Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, the Avis Consolidated Financial Statements and accompanying notes thereto and the other financial information included elsewhere in this prospectus.

                                                                           OCTOBER 17,
                                           PREDECESSOR COMPANIES(1)            1996
                                                              JANUARY 1,     (DATE OF     COMBINED
                                           YEARS ENDED          1996 TO    ACQUISITION)  YEAR ENDED    YEARS ENDED DECEMBER
                                           DECEMBER 31,         OCTOBER    TO DECEMBER    DECEMBER             31,
                                      ----------------------      16,          31,           31,      ----------------------
                                         1994        1995        1996          1996      1996(2)(3)      1997        1998
                                      ----------  ----------  -----------  ------------  -----------  ----------  ----------

                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE, RATIO AND OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue.............................  $1,412,400  $1,615,951   $1,504,673   $  362,844    $1,867,517  $2,046,154  $2,297,582
                                      ----------  ----------  -----------  ------------  -----------  ----------  ----------
Costs and expenses:
  Direct operating, net(4)..........     664,993     724,759     650,750       167,682      818,432      863,839     939,986
  Vehicle depreciation and lease
    charges, net....................     301,805     394,057     358,937        85,455      444,392      525,143     593,064
  Selling, general and
    administrative(5)...............     252,024     269,434     283,180        68,215      351,395      415,728     438,724
  Interest, net.....................     136,508     162,244     138,225        38,205      176,430      184,261     201,726
  Amortization of costs in excess of
    net assets acquired.............       4,754       4,757       3,782         1,026        4,808        6,860      11,854
                                      ----------  ----------  -----------  ------------  -----------  ----------  ----------
      Total operating expenses......   1,360,084   1,555,251   1,434,874       360,583    1,795,457    1,995,831   2,185,354
                                      ----------  ----------  -----------  ------------  -----------  ----------  ----------
  Income before provision for income
    taxes...........................      52,316      60,700      69,799         2,261       72,060       50,323     112,228
  Provision for income taxes........      30,213      34,635      31,198         1,040       32,238       22,850      48,707
                                      ----------  ----------  -----------  ------------  -----------  ----------  ----------
  Net income........................  $   22,103  $   26,065   $  38,601    $    1,221    $  39,822   $   27,473  $   63,521
                                      ----------  ----------  -----------  ------------  -----------  ----------  ----------
                                      ----------  ----------  -----------  ------------  -----------  ----------  ----------
Earnings per share:
  Basic.............................  $     0.71  $     0.84   $    1.25    $     0.04                $     0.89  $     1.86
  Diluted...........................  $     0.71  $     0.84   $    1.25    $     0.04                $     0.88  $     1.82
Weighted average shares outstanding:
  Basic.............................  30,925,000  30,925,000  30,925,000    30,925,000                30,925,000  34,172,249
  Diluted...........................  30,925,000  30,925,000  30,925,000    30,925,000                31,181,134  34,952,557

OTHER FINANCIAL DATA:
  Vehicle depreciation (Fleet
    Cost)...........................  $  291,360  $  342,048   $ 306,159    $   71,343    $ 377,502   $  466,799  $  581,022
  Vehicle interest (Fleet Cost).....     132,867     159,212     135,577        38,087      173,664      178,213     187,773
  Non-vehicle depreciation and
    amortization....................      20,990      20,804      18,538         3,238       21,776       23,022      36,750
  Non-vehicle interest..............         187         372         225           118          343        2,395       3,862
  EBITDA after Fleet Costs(6).......      73,493      81,876      88,562         5,617       94,179       75,740     152,840
  Ratio of earnings to fixed
    charges(7)......................        1.3x        1.3x        1.4x          1.0x         1.3x         1.2x        1.4x
  Cash flows from operating
    activities......................  $  312,934  $  544,119   $ 246,212    $   35,809    $ 282,021   $  580,973  $  652,889
  Cash flows from investing
    activities......................    (559,767)   (558,074)   (557,136)        1,656     (555,480)  (1,244,149)   (967,140)
  Cash flows from financing
    activities......................     248,764      19,408     357,348       (72,419)     284,929      679,302     299,437

STATEMENTS OF FINANCIAL POSITION
  DATA (END OF PERIOD):
  Accounts receivable, net of
    allowance for doubtful
    accounts(8).....................  $  287,376  $  194,971   $ 269,848    $  311,179    $ 311,179   $  359,463  $  360,574
  Vehicles, net(9)..................   1,873,158   2,167,167   2,404,275     2,243,492    2,243,492    3,018,856   3,164,816
  Total assets......................   2,602,744   2,824,798   3,186,503     3,131,232    3,131,232    4,282,657   4,505,062
  Total debt, including amounts due
    within one year(10).............   2,110,123   2,289,747   2,645,095     2,542,974    2,542,974    2,826,422   3,014,712
  Total non-vehicle debt............       7,207       5,911       4,138         3,976        3,976        2,914       1,777
  Common stockholders' equity(11)...     658,012     688,260     740,113        76,415       76,415      453,722     622,614

OPERATING DATA:
  Car rental data:
  Number of rental locations (end of
    period).........................         576         541         550           546          546          612         660
  Number of rental transactions
    during period (in thousands)....      10,577      11,544      10,272         2,534       12,806       13,667      15,296
  Peak number of vehicles during
    period..........................     150,966     167,511     196,077       177,839      196,077      212,104     231,086
  Average number of vehicles........     137,715     150,853     174,813       172,461      174,226      186,317     205,685
  Average monthly revenue per
    vehicle(12).....................  $      855  $      893   $     906    $      842    $     893   $      915  $      931
  Average revenue per rental
    transaction during period(13)...  $      134  $      140   $     146    $      143    $     146   $      150  $      150

                                         SIX MONTHS ENDED
                                             JUNE 30,
                                      ----------------------
                                         1998        1999
                                      ----------  ----------
STATEMENTS OF OPERATIONS DATA:
Revenue.............................  $1,086,670  $1,204,374
                                      ----------  ----------
Costs and expenses:
  Direct operating, net(4)..........     440,684     476,938
  Vehicle depreciation and lease
    charges, net....................     277,394     311,167
  Selling, general and
    administrative(5)...............     213,114     231,182
  Interest, net.....................      96,818     104,362
  Amortization of costs in excess of
    net assets acquired.............       5,521       6,351
                                      ----------  ----------
      Total operating expenses......   1,033,531   1,130,000
                                      ----------  ----------
  Income before provision for income
    taxes...........................      53,139      74,374
  Provision for income taxes........      23,381      31,906
                                      ----------  ----------
  Net income........................  $   29,758  $   42,468
                                      ----------  ----------
                                      ----------  ----------
Earnings per share:
  Basic.............................  $     0.88  $     1.35
  Diluted...........................  $     0.86  $     1.31
Weighted average shares outstanding:
  Basic.............................  33,687,431  31,529,114
  Diluted...........................  34,680,670  32,380,499
OTHER FINANCIAL DATA:
  Vehicle depreciation (Fleet
    Cost)...........................  $  268,944  $  298,490
  Vehicle interest (Fleet Cost).....      92,628      98,699
  Non-vehicle depreciation and
    amortization....................      16,646      18,926
  Non-vehicle interest..............          74       1,227
  EBITDA after Fleet Costs(6).......      69,859      94,527
  Ratio of earnings to fixed
    charges(7)......................        0.8x        0.8x
  Cash flows from operating
    activities......................  $  158,659  $  299,169
  Cash flows from investing
    activities......................    (788,076) (2,365,088)
  Cash flows from financing
    activities......................     613,428   2,316,451
STATEMENTS OF FINANCIAL POSITION
  DATA (END OF PERIOD):
  Accounts receivable, net of
    allowance for doubtful
    accounts(8).....................  $  211,861  $  910,311
  Vehicles, net(9)..................   3,587,834   7,663,270
  Total assets......................   4,809,697  11,588,627
  Total debt, including amounts due
    within one year(10).............   3,278,619   9,017,106
  Total non-vehicle debt............       2,237   1,644,608
  Common stockholders' equity(11)...     635,196     615,143
OPERATING DATA:
  Car rental data:
  Number of rental locations (end of
    period).........................         636         670
  Number of rental transactions
    during period (in thousands)....       7,425       8,129
  Peak number of vehicles during
    period..........................     216,128     233,456
  Average number of vehicles........     198,160     217,114
  Average monthly revenue per
    vehicle(12).....................  $      914  $      925
  Average revenue per rental
    transaction during period(13)...  $      148  $      146

        NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (AVIS)

(1) On the Acquisition Date, Cendant acquired the predecessors to Avis. See Note 1 to the Avis Audited Consolidated Financial Statements.

(2) Excludes any purchase accounting adjustments for the period January 1, 1996 to October 16, 1996.

(3) Presented on a combined twelve-month basis and includes the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of Avis Rent A Car for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Avis Audited Consolidated Financial Data.

(4) Consist of expenses directly associated with Avis' rental of vehicles, including fleet costs, facility costs, salaries and benefits.

(5) Selling, general and administrative expenses includes a 4% royalty fee payable to Cendant for the years ended December 31, 1997 and 1998 and charges from Cendant for the period October 17, 1996, (Date of Acquisition) to December 31, 1996. See Note 5 to the Avis Audited Consolidated Financial Statements.

(6) "EBITDA after Fleet Costs" represents net income plus non-vehicle interest expense, non-vehicle depreciation and amortization and income taxes. We believe that EBITDA after Fleet Costs provides useful information regarding this ability to service debt, and we understand that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA after Fleet Costs does not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income on as an indicator of our operating performance or cash flow as a measure of liquidity. Because EBITDA after Fleet Costs is not calculated identically by all companies, the presentation herein may not be directly comparable to other similarly titled measures of other companies. See the Avis Consolidated Financial Statements, and related notes thereto, included elsewhere in this prospectus. EBITDA is presented after Fleet costs because management believes this is a more meaningful representation of cash flows available to service non-fleet debt.

(7) Ratio of earnings to fixed charges consists of income from continuing operations (before extraordinary items) before income taxes and fixed charges, divided by fixed charges of interest (included amounts capitalized and the interest factor in rental expense), amortization of deferred debt issuance costs.

(8) Includes manufacturers receivables, net (in thousands) of $192,811, $80,812, $134,315, $183,304, $183,304, $219,391, $226,963, $53,517 and $116,975 at
    December 31, 1994; December 31, 1995; October 16, 1996; December 31, 1996;
    December 31, 1996; December 31, 1997; December 31, 1998; June 30, 1998; and
    June 30, 1999, respectively. Manufacturers receivables arise from the sale of vehicles to manufacturers pursuant to guaranteed Repurchase Programs and amounts due from incentives and allowances.

(9) Vehicles, are presented net of accumulated vehicle depreciation.

(10) Includes vehicle financing notes-due to affiliates at December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 (in thousands) of $1,050,000, $1,180,000, $1,289,500 and $247,500, respectively.

(11) Decrease in common stockholders' equity during the three months ended June 30, 1999 reflects a repurchase of Class A Common Stock by Avis.

(12) Average monthly revenue per vehicle for each period is calculated as revenue divided by the average number of vehicles for the period, divided by the number of months in each period.

(13) Average rental revenue per rental transaction for each respective period is calculated as revenue divided by the number of rental transactions during the period.

               SELECTED HISTORICAL COMBINED FINANCIAL DATA (VMS)

    The selected historical combined financial data for VMS as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been derived from the VMS Audited Combined Financial Statements. The selected historical combined financial data for VMS as of and for the three months ended March 31, 1999 and for the three months ended March 31, 1998 have been derived from the VMS Unaudited Combined Financial Statements which were prepared on the same basis as the VMS Audited Combined Financial Statements and include, in the opinion of VMS' management, all adjustments necessary to present fairly the information presented for such interim periods. The interim results for the three months ended March 31, 1999 are not necessarily indicative of results that can be expected for the full fiscal year. This information should be read in conjunction with the VMS Combined Financial Statements and notes thereto, the Unaudited Pro Forma Combined Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the other financial information included elsewhere in this prospectus.

               SELECTED HISTORICAL COMBINED FINANCIAL DATA (VMS)

                                                                                          THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                    MARCH 31,
                                        --------------------------------------------  --------------------------
                                            1996            1997          1998(1)        1998          1999
                                        -------------  --------------  -------------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Fleet leasing revenue...............  $   1,128,495   $  1,187,193   $   1,286,896  $   312,126  $     317,992
  Fleet management services...........        167,512        184,047         182,356       49,689         50,694
  Other...............................         61,032         81,455         135,811       29,490         31,567
                                        -------------  --------------  -------------  -----------  -------------
  Total revenues......................      1,357,039      1,452,695       1,605,063      391,305        400,253
Depreciation on vehicles..............        912,830        953,551       1,015,511      249,384        253,743
Interest expense......................        167,687        177,149         183,560       43,183         46,457
Selling, general and administrative
  expenses............................        193,822        211,123         232,724       55,425         63,569
Depreciation and amortization on
  assets other than vehicles..........         16,585         14,943          25,680        6,341          7,332
Merger-related costs and other unusual
  charges (credits)(2)................             --         61,090          (1,280)          --             --
                                        -------------  --------------  -------------  -----------  -------------
  Total expenses......................      1,290,924      1,417,856       1,456,195      354,333        371,101
                                        -------------  --------------  -------------  -----------  -------------
Income before provision for income
  taxes...............................         66,515         34,839         148,868       36,972         29,152
Provision for income taxes............         25,323         23,649          55,800       13,857         11,002
                                        -------------  --------------  -------------  -----------  -------------
  Net income..........................  $      40,792   $     11,190   $      93,068  $    23,115  $      18,150
                                        -------------  --------------  -------------  -----------  -------------
                                        -------------  --------------  -------------  -----------  -------------
OTHER FINANCIAL DATA:
Vehicle depreciation (Fleet Costs)....  $     912,830   $    953,551   $   1,015,511  $   249,384  $     253,743
Vehicle interest (Fleet Costs)........        165,466        173,891         179,729       42,265         45,706
Non-vehicle depreciation and
  amortization........................         16,585         14,943          25,680        6,341          7,332
Non-vehicle interest..................          2,221          3,258           3,831          918            751
EBITDA after Fleet Costs(3)...........         85,321         53,040         178,379       44,231         37,235
STATEMENT OF FINANCIAL POSITION DATA
  (END OF PERIOD):
  Accounts and loans receivable, net
    of allowance for doubtful
    accounts..........................                  $    383,830   $     508,901               $     506,325
Vehicles, net of accumulated
  depreciation........................                     3,594,418       3,788,328                   3,867,856
Total assets..........................                     4,135,112       4,728,299                   4,832,134
Total debt, including amounts due
  within one year.....................                     3,083,603       3,339,579                   3,263,687
Total non-vehicle debt................                        46,123          62,489                      56,070
Shareholders' equity..................                       440,166         730,824                     749,109
OPERATING DATA (END OF PERIOD):
  Vehicle management data:
    Vehicles under management(4)......        642,000        664,000         779,000      761,000        767,000
    Fuel and maintenance cards
      outstanding(5)..................      2,314,000      2,726,000       3,629,000    3,688,000      4,390,000

------------------------

(1) Includes the results of operations of the Harpur Group Limited from January 20, 1998, the date of acquisition. See Note 4 to the VMS Audited Combined Financial Statements.

(2) For a discussion of merger-related costs and other unusual charges (credits), see Note 3 to the VMS Audited Combined Financial Statements.

(3) "EBITDA after Fleet Costs" represents net income plus non-vehicle interest expense, non-vehicle depreciation and amortization and income taxes. We believe that EBITDA after Fleet Costs provides useful information regarding our ability to service debt, and we understand that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA after Fleet Costs does not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of our operating performance or cash flow as a measure of liquidity. Because EBITDA after Fleet Costs is not calculated identically by all companies, the presentation herein may not be exactly comparable to other similarly titled measures of other companies. See the VMS Combined Financial Statements, and related notes thereto, included elsewhere in this prospectus. EBITDA is presented after Fleet Costs because management believes this is a more meaningful representation of cash flows available to service non-fleet debt.

(4) Includes leased vehicles for which third-party vehicle-related services are provided.

(5) Includes fuel cards for third parties for which VMS acts as processor.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

    The following discussion and analysis of results of operations of Avis and VMS includes periods before completion of the VMS Acquisition. Accordingly, the discussion and analysis of such periods do not reflect the impact the VMS Acquisition will have on Avis. See "Risk Factors", "Unaudited Pro Forma Consolidated Financial Data" and the discussion under "--Liquidity and capital resources" for further discussions relating to the impact that the VMS Acquisition may have on Avis.

GENERAL

NEW AVIS

    REVENUE. New Avis is a leading provider of comprehensive automotive transportation and vehicle management solutions, with strengths in car rental, vehicle leasing and vehicle management services. Avis conducts vehicle rental operations through 670 airport and non-airport (downtown or suburban) locations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand as of June 30, 1999. During 1998, Avis completed over 15 million transactions for approximately 56 million rental days with a fleet that averaged approximately 206,000 vehicles. Revenue is derived principally from time and mileage charges for vehicle rentals and, to a lesser extent, fees for personal effects protection and additional liability insurance. For fiscal 1998, approximately 64% of Avis' revenues were derived from commercial use and small business accounts and 36% from leisure travelers and other products and services.

    VMS' revenues are reported in accordance with generally accepted accounting principles ("GAAP") which require lease revenues for operating leases to be reported on a basis which includes the portion of the lease payment relating to depreciation and interest as leasing revenues. For internal management presentation and certain analytical presentation in this prospectus, revenues are reported after Fleet Costs, which nets the depreciation and interest costs relating to the operating leases against the gross leasing revenues, resulting in net leasing revenue. Since VMS holds no inventory of vehicles, and therefore takes no inventory risk, and the depreciation and interest expense on leased vehicles is directly linked to the underlying lease payment, management believes that revenue after Fleet Costs is a more appropriate methodology to analyze the business. By evaluating the business on this basis, charges such as lease depreciation and interest, which can be impacted by changes in the underlying lease depreciation period and absolute level of interest rates, are offset resulting in a net leasing figure. Additionally, management believes that revenue after Fleet Costs more accurately reflects the true revenues available to VMS to cover selling, general and administrative expenses and more accurately reflects the magnitude of fee-based revenues as a percentage of revenues.

    VMS' fleet management services are divided into two principal product categories: (1) asset-based products and services and (2) fee-based products and services. Asset-based products include leases and the services clients require to lease a vehicle, such as vehicle acquisition, title and registration, vehicle remarketing and fleet management consultation, (including fleet, policy and vehicle recommendation). VMS' principal fee-based products are fuel card services, maintenance card services and accident management services. VMS has three primary asset-based revenue streams: (1) depreciation and interest revenues which are passed through to the leasing clients as part of the lease billing (Fleet Costs); (2) incentive and allowances paid by auto manufacturers; and (3) management fees paid by clients for services required in conjunction with the leased vehicle. VMS' fee-based revenues are derived primarily from: (1) fees for services rendered in vehicle maintenance assistance; (2) accident and risk management; (3) billing consolidation; and

(4) information management. In 1998, VMS' total revenues after Fleet Costs were 39% asset-based and 61% fee-based.

    VMS operates through three business units: PHH North America, PHH Europe and WEX. PHH North America's largest portion of revenue (68% of PHH North America's 1998 revenue (after Fleet Costs)) is generated by providing open-end and closed-end leases and related asset-based services to corporate fleets. Approximately 96% of the lease portfolio of PHH North America consists of open-end leases, which means that PHH North America bears only minor residual risk with respect to a decline in the resale value of its vehicle portfolio. PHH Europe provides fuel and maintenance cards, as well as vehicle and general management services to over 16,000 companies, primarily in the United Kingdom. WEX distributes its fuel cards and related offerings through three primary channels: (i) the WEX-branded Universal Card, which is issued directly to fleets by WEX, (ii) the Private Label Card, under which WEX provides private label fuel cards and related services to commercial fleet customers of major oil companies and (iii) the Co-Branded Card, under which WEX fuel cards are co-branded and issued in conjunction with products and services of partners such as commercial vehicle leasing companies.

    EXPENSES.  Avis' expenses consist primarily of:

    - direct operating expenses (primarily wages and related benefits, concessions and commissions paid to airport authorities, vehicle insurance premiums and other costs relating to the operation of the rental fleet);

    - depreciation and lease charges relating to the rental fleet (including net gains or losses upon disposition of vehicles);

    - selling, general and administrative expenses (including payments to Cendant under the Master License Agreement, the computer services agreement and several other agreements), reservation costs and other advertising and marketing costs, and commissions paid to airlines and travel agencies; and

    - interest expense, including those relating to the financing of its rental fleet.

    VMS' expenses consist primarily of:

    - depreciation and lease charges relating to the fleet (including net gains or losses upon the disposition of vehicles);

    - selling, general and administrative expenses (including charges from Cendant of $7.0 million in 1998 for administrative services); and

    - interest expense relating primarily to VMS' leased fleet.

    NET INCOME. Avis' profitability is primarily a function of the volume (i.e., number of rental transactions) and pricing of Avis' rental transactions and the utilization of Avis' rental fleet. Significant changes in Avis' net cost of vehicles or in interest rates may have a material effect on Avis' profitability and cash flows. Since Avis has entered into repurchase agreements or other arrangements with respect to the bulk of its fleet, Avis does not bear a significant risk from declines in the value of its fleet upon disposal. Avis is required to pay royalties to Cendant based on ARACS' revenue (4.0% in 1998 and increasing periodically to a maximum of 4.5% in 2003), and such royalties could increase during a period of declining profits. This royalty fee and Avis' expenditures for vehicles and facilities impose a significant need for liquidity.

    VMS' profitability and cash flows are primarily a function of the volume of fee-based transactions, leased vehicle volume and average unit pricing. VMS' results of operations are susceptible to competitive pricing pressures, particularly in the large corporate market, despite possible increases in the volume of leasing and fee-based transactions. To address this competition, VMS has focused on accelerating the development of new fee-based products to strengthen customer loyalty and increase customer penetration. Since VMS bears residual risk with respect to the portion of its fleet that is subject to closed-end leases, VMS' results are impacted by the strength or weakness of the used car market. VMS utilizes market estimates of residual projections from the Automotive Lease Guide ("ALG") in the United States and David Henley Systems in the United Kingdom along with its internal expertise to formulate residual price projections. As of December 31, 1998, 74% of the U.K. units and 4% of the North American vehicles are leased under closed-end leases and subject to residual risk. In 1998 and 1999, VMS will suffer losses on the closed end residual realizations in both the United Kingdom and North America. Approximately 66% of VMS' leasing portfolio is priced on the basis of floating rates, therefore any increase in the underlying cost which VMS is unable to pass through will have a negative impact on VMS' profitability. Additionally, if either the fixed rate or floating rate portfolio is not effectively matched (as VMS' strategy is to match-fund its portfolio to the duration of the underlying debt), a movement in interest rates would have an impact on the VMS' profitability. In addition, VMS' profitability is positively impacted by the significant fuel taxes imposed in the United Kingdom as VMS' fees are a function of the gross amount of each sale.

    The following discussion and analysis provides information that management believes to be relevant to understanding Avis' and VMS' respective financial positions and results of operations. For Avis, management believes that a more meaningful comparison of the results of operations for the years ended December 31, 1997 and 1996 is obtained by presenting results on a pro forma basis to give effect to the following transactions as if they had occurred on January 1 of 1996 and 1997: Avis' acquisition by Cendant in October 1996 and the establishment of a franchisor/franchisee relationship; the acquisition of The First Gray Line Corporation ("First Gray Line") in August 1997 and the repayment of debt with the net proceeds of the IPO. See "Company Background" for more details on these transactions. Moreover, Avis' results for 1996 are presented on a combined twelve-month basis and include the results of the predecessor companies of Avis for the period January 1, 1996 to October 16, 1996 and Avis' results for the period October 17, 1996 (the date of the 1996 acquisition by Cendant) to December 31, 1996. As a result of the 1996 acquisition by Cendant, Avis' consolidated financial statements for the periods subsequent to such date are presented on a different basis of accounting than those for the periods prior to the 1996 acquisition and, therefore, are not directly comparable.

    This management's discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of Avis and VMS included elsewhere in this prospectus.

COMPARISON OF THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998

    The following table sets forth for the periods indicated, certain items in the Company's consolidated statement of operations (dollars in thousands):

                                                                                  HISTORICAL
                                                          ----------------------------------------------------------
                                                                SIX MONTHS ENDED              SIX MONTHS ENDED
                                                                 JUNE 30, 1998                 JUNE 30, 1999
                                                          ----------------------------  ----------------------------

                                                                          PERCENTAGE                    PERCENTAGE
                                                                          OF REVENUE                    OF REVENUE
                                                                         -------------                 -------------
Revenue.................................................  $   1,086,670        100.0%   $   1,204,374        100.0%
Costs and expenses:
  Direct operating......................................        440,684         40.6          476,938         39.6
  Vehicle depreciation and lease charges, net...........        277,394         25.5          311,167         25.8
  Selling, general and administrative...................        213,114         19.6          231,182         19.2
  Interest, net.........................................         96,818          8.9          104,362          8.7

  Amortization of cost in excess of net assets
    acquired............................................          5,521          0.5            6,351          0.5
                                                          -------------        -----    -------------        -----
                                                              1,033,531         95.1        1,130,000         93.8
                                                          -------------        -----    -------------        -----
Income before provision for income taxes................         53,139          4.9           74,374          6.2
Provision for income taxes..............................         23,381          2.2           31,906          2.7
                                                          -------------        -----    -------------        -----
Net income..............................................  $      29,758          2.7%   $      42,468          3.5%
                                                          -------------        -----    -------------        -----
                                                          -------------        -----    -------------        -----

    REVENUE. Revenue increased 10.8%, from $1,086.7 million to $1,204.4 million, compared to the same period in 1998. The increase in revenue is due primarily to overall market demand (8.1%) and the acquisition of the Hayes Leasing Company, Inc. on May 1, 1998 (2.7%). The revenue increase reflected a 9.5% increase in the number of rental transactions and a 1.2% increase in revenue per rental transactions.

    COSTS AND EXPENSES. Total costs and expenses increased 9.3%, from $1,033.5 million to $1,130.0 million, compared to the same period in 1998. Direct operating expenses increased 8.2%, from $440.7 million to $476.9 million, compared to the same period in 1998. As a percentage of revenue, direct operating expenses declined to 39.6%, from 40.6% for the corresponding period in 1998. Direct operating expense included a one-time $7.5 million credit (0.6% of revenue), resulting from the curtailment of the Company's Deferred Benefit Plan. Operating efficiencies were derived primarily from lower vehicle insurance costs (0.4% of revenue), and lower airport commissions (0.9% of revenue) and were partially offset by higher compensation costs (0.5% of revenue), and higher computer services costs (0.4% of revenues).

    VEHICLE DEPRECIATION AND LEASE CHARGES. Vehicle depreciation and lease charges increased 12.1%, from $277.4 million to $311.2 million, compared to the same period in 1998. As a percentage of revenue, vehicle depreciation and lease charges were 25.8% of revenue, as compared to 25.5% of revenue for the corresponding period in 1998. The change reflected a 9.6% increase in the average rental fleet combined with a higher monthly cost per vehicle.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 8.5%, from $213.1 million to $231.2 million, compared to the same period in 1998. The increase was due to higher reservation costs, higher general and administrative expenses, and higher royalty fees.

    INTEREST EXPENSE. Interest expense increased 7.8%, from $96.8 million to $104.4 million, compared to the same period in 1998, due to higher borrowings required to finance the growth of the rental fleet, partially offset by lower average interest rates.

    INCOME TAXES. The provision for income taxes for the six months ended June 30, 1999, increased to $31.9 million, from $23.4 million for the same period in 1998. The effective income tax rate was 42.9%, down from 44.0% for the corresponding period in 1998. The effective tax rate reflects differences between foreign income tax rates and the U.S. federal statutory income tax rate, taxes on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

    NET INCOME. Net income increased 42.7%, from $29.8 million to $42.5 million, compared to the same period in 1998. The increase reflects higher revenue, decreased costs and expenses as a percentage of revenue and a lower effective income tax rate.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 AND PRO FORMA YEAR ENDED 1997

    The following table sets forth, for the periods indicated, certain items in Avis' consolidated statements of operations (dollars in thousands):

                                                           UNAUDITED PRO FORMA(1)               HISTORICAL
                                                        -----------------------------  -----------------------------
                                                             YEAR                           YEAR
                                                            ENDED                          ENDED
                                                         DECEMBER 31,    PERCENTAGE     DECEMBER 31,    PERCENTAGE
                                                             1997        OF REVENUE         1998        OF REVENUE
                                                        --------------  -------------  --------------  -------------
Revenue...............................................   $  2,175,897         100.0%    $  2,297,582         100.0%
Costs and Expenses:
Direct operating, net.................................        920,283          42.3          939,986          40.9
Vehicle depreciation and lease charges, net...........        559,433          25.7          593,064          25.8
Selling, general and administrative...................        422,053          19.4          438,724          19.1
Interest, net.........................................        192,598           8.9          201,726           8.8
Amortization of cost in excess of net assets
  acquired............................................          9,743           0.4           11,854           0.5
                                                        --------------        -----    --------------        -----
                                                            2,104,110          96.7        2,185,354          95.1
                                                        --------------        -----    --------------        -----
Income before provision for income taxes..............         71,787           3.3          112,228           4.9
Provision for income taxes............................         32,355           1.5           48,707           2.1
                                                        --------------        -----    --------------        -----
Net income............................................   $     39,432           1.8%    $     63,521           2.8%
                                                        --------------        -----    --------------        -----
                                                        --------------        -----    --------------        -----

------------------------

(1) Includes the effects of the following transactions as if they had occurred on January 1 of each period presented: (i) Avis' acquisition by Cendant and the establishment of a franchisor/ franchisee relationship, (ii) the acquisition of First Gray Line and (iii) the repayment of debt with the net proceeds (after the acquisition of First Gray Line) from the IPO.

    REVENUE. Avis' revenue for 1998 increased 5.6% from $2,175.9 million to $2,297.6 million, over 1997. The increase in revenue is due primarily to the acquisition of the assets of Hayes Leasing Company, Inc. ("Hayes Leasing") (2.7%) and overall market demand (2.9%). The revenue increase reflected a 5.3% increase in the number of rental transactions and a 0.3% increase in revenue per rental transaction.

    COSTS AND EXPENSES. Avis' total costs and expenses for 1998 increased 3.9%, from $2,104.1 million to $2,185.4 million, over 1997. Avis' direct operating expenses increased 2.1%, from $920.3 million to $940.0 million, over 1997. As a percentage of revenue, Avis' direct operating expenses for 1998 declined to 40.9%, from 42.3% for 1997. Avis' operating efficiencies were derived primarily from lower vehicle insurance costs (0.3% of revenue), lower airport commissions (1.5% of revenue), and lower computer services costs (0.4% of revenue). These efficiencies were partially offset by higher vehicle damage costs (0.2% of revenue) and higher compensation costs (0.5% of revenue).

    VEHICLE DEPRECIATION AND LEASE CHARGES. Vehicle depreciation and lease charges for 1998 increased 6.0%, from $559.4 million to $593.1 million, over 1997. As a percentage of revenue, Avis' vehicle depreciation and lease charges were 25.8% of revenue in 1998, as compared to 25.7% of revenue in 1997. The change reflected a 3.4% increase in the average rental fleet combined with a higher monthly cost per vehicle. In addition, the net proceeds received by Avis in excess of book value for the disposition of used vehicles was $2.3 million lower (0.1% of revenue) in 1998 compared to 1997. This was primarily due to favorable market conditions for the sale of certain model vehicles during 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Avis' selling, general and administrative expenses for 1998 increased 3.9%, from $422.1 million to $438.7 million, over 1997. The increase was due to $6.6 million higher reservation costs, $5.2 million higher marketing expenses, and $4.9 million higher royalty fees.

    INTEREST EXPENSE. Avis' interest expense for 1998 increased 4.7%, from $192.6 million to $201.7 million, over 1997, due to higher borrowings required to finance the growth of the rental fleet.

    INCOME TAXES. Avis' provision for income taxes for 1998 increased 50.5%, from $32.4 million to $48.7 million, over 1997. The effective income tax rate was 43.4%, down from 45.1% in 1997. The effective tax rate reflects differences between foreign income tax rates and the U.S. federal statutory income tax rate, taxes on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to us.

    NET INCOME. Avis' net income for 1998 increased 61.1%, from $39.4 million to $63.5 million, over 1997. The increase reflected higher revenue, decreased costs and expenses as a percentage of revenue and a lower effective income tax rate in 1998.

COMPARISON OF PRO FORMA YEARS ENDED DECEMBER 31, 1997 AND 1996

    The following table sets forth, for the periods indicated, certain items in Avis's consolidated statements of operations (dollars in thousands):

                                                                   UNAUDITED PRO FORMA(1)
                                                        ---------------------------------------------
                                                             YEAR                           YEAR
                                                            ENDED                          ENDED
                                                         DECEMBER 31,    PERCENTAGE     DECEMBER 31,    PERCENTAGE
                                                             1996        OF REVENUE         1997        OF REVENUE
                                                        --------------  -------------  --------------  -------------
Revenue...............................................   $  2,055,519         100.0%    $  2,175,897         100.0%
Costs and Expenses:
Direct operating, net.................................        905,534          44.0          920,283          42.3
Vehicle depreciation and lease charges, net...........        493,306          24.0          559,433          25.7
Selling, general and administrative...................        439,674          21.4          422,053          19.4
Interest, net.........................................        183,115           8.9          192,598           8.9
Amortization of cost in excess of net assets
  acquired............................................          9,295           0.5            9,743           0.4
                                                        --------------       ------    --------------       ------
                                                            2,030,924          98.8        2,104,110          96.7
                                                        --------------       ------    --------------       ------
Income before provision for income taxes..............         24,595           1.2           71,787           3.3
Provision for income taxes............................         16,028           0.8           32,355           1.5
                                                        --------------       ------    --------------       ------
Net income............................................   $      8,567           0.4%    $     39,432           1.8%
                                                        --------------       ------    --------------       ------
                                                        --------------       ------    --------------       ------

--------------------------
(1) Includes the effects of the following transactions as if they had occurred on January 1 of each period presented: (i) Avis' acquisition by Cendant and the establishment of a franchisor/franchisee relationship, (ii) the acquisition of First Gray Line and (iii) the repayment of debt with the net proceeds (after the acquisition of First Gray Line) from the IPO.

    REVENUE. Avis' revenue for 1997 increased 5.9%, from $2,055.5 million to $2,175.9 million, over 1996. The revenue increase reflected a 3.5% increase in the number of rental transactions and a 2.3% increase in revenue per rental transaction, resulting from greater overall market demand.

    COSTS AND EXPENSES. Avis' total costs and expenses for 1997 increased 3.6%, from $2,030.9 million to $2,104.1 million, over 1996. Avis' direct operating expenses for 1997 increased 1.6%, from $905.5 million to $920.3 million, over 1996. As a percentage of revenue, Avis' direct operating expenses for 1997 declined to 42.3% from 44.0% for 1996. Avis' operating efficiencies were derived primarily from lower vehicle damage costs (0.3% of revenue), lower facility costs (0.3% of revenue), lower vehicle insurance costs (0.2% of revenue), lower vehicle registration costs (0.6% of revenue) and a decline in wages and benefits as a percentage of revenue (0.2% of revenue).

    VEHICLE DEPRECIATION AND LEASE CHARGES. Vehicle depreciation and lease charges for 1997 increased 13.4%, from $493.3 million to $559.4 million, over 1996. As a percentage of revenue, vehicle depreciation and lease charges for 1997 was 25.7% of revenue, as compared to 24.0% of revenue for 1996. The change reflected a 3.2% increase in the average rental fleet required to service higher rental day activity. In addition, due to favorable market conditions for the sale of certain model vehicles, the net proceeds received in excess of book value upon the disposition of used vehicles was $30.0 million higher in 1996 as compared to 1997. This resulted in a 1.7% reduction in vehicle depreciation and lease charges as a percentage of revenue in 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Avis' selling, general and administrative expenses for 1997 decreased 4.0%, from $439.7 million to $422.1 million, over 1996. As a percentage of revenue, selling, general and administrative expenses for 1997 decreased to 19.4% from 21.4% for 1996. This decrease was the result of lower reservation costs due to operating efficiencies and reduced marketing costs as a result of the elimination of certain marketing programs in place during the first half of 1996, partially offset by higher royalty fees due to increased revenue.

    INTEREST EXPENSE. Avis' interest expense for 1997 increased 5.2%, from $183.1 million to $192.6 million, over 1996, due primarily to higher borrowings required to finance the growth of the rental fleet, which was partially offset by lower average interest rates.

    INCOME TAXES. The provision for income taxes for 1997 increased 101.9%, from $16.0 million to $32.4 million, over 1996. The effective tax rate for 1997 was 45.1% as compared to 65.2% for 1996. The increase in the tax provision and the decrease in the effective tax rate were primarily due to higher domestic income before provision for income taxes. The effective tax rate reflects differences between the foreign income tax rates and the U.S. federal statutory income tax rate, taxes on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to us.

    NET INCOME. Avis' net income for 1997 increased 360.3%, from $8.6 million to $39.4 million, over 1996. The increase reflected higher revenue, decreased costs and expenses as a percentage of revenue and a higher effective income tax rate in 1997.

RESULTS OF OPERATIONS (VMS)

    HARPUR ACQUISITION. In January 1998, Cendant completed the acquisition of Harpur, a leading vehicle management company in the United Kingdom. When acquired, Harpur had outstanding over 390,000 fuel cards which were used to purchase over 185,000 gallons of fuel during 1997. Harpur's processing and support services have been fully integrated into the VMS platform. The acquisition was accounted for as a purchase and, accordingly, the operating results of Harpur have been included in the combined financial statements since the date of acquisition.

    VMS-PAYMENTECH TRANSACTION. In January 1997, VMS sold one-half of its interest in PHH Paymentech LLC ("Paymentech") to Paymentech Inc. resulting in a gain of $17.5 million included in other revenues. Paymentech included all of the card businesses of PHH Vehicle Management Services Corporation. The entity was operated as a joint venture with each party maintaining a 50% interest and was reflected in the 1997 combined financial results under the equity method of accounting. In December 1997, Cendant purchased the 50% interest from Paymentech Inc. in order to allow Cendant to evaluate other structuring possibilities with its portfolio of card businesses. The 1998 financial results include 100% of the operations of Paymentech.

    MERGER RELATED COSTS AND OTHER UNUSUAL CHARGES. In connection with the merger of PHH Corporation and HFS Incorporated in the second quarter of 1997 and the merger of HFS Incorporated with CUC International, Inc. in the fourth quarter of 1997 (the "Mergers"), VMS incurred $61.1 million of merger-related costs and other unusual charges. Management initiated a plan to continue the downsizing of fleet operations by providing for job reductions and eliminating unprofitable products.

    Personnel-related charges included termination benefits such as severance, medical and other benefits as well as retirement benefits (pursuant to pre-existing contracts) resulting from a change in control. Business termination charges of $55 million represented costs to exit certain activities including:
(i) a $30 million payment to terminate a relationship with a third-party associated with certain credit card operations and (ii) a $25 million goodwill impairment loss recorded as a result of abandoning certain unprofitable closed-end leasing activities. The plan was substantially completed by December 31, 1997. At December 31, 1997, the remaining liability of approximately $2.1 million represented severance payments, which were paid in 1998 with the excess liability of approximately $1.3 million reversed in the second quarter of 1998 as the plan was completed. See Note 3 to the VMS Audited Combined Financial Statements.

    CENDANT SERVICES. Prior to the VMS Acquisition, VMS was wholly owned by Cendant. During this period, Cendant provided VMS with certain administrative functions, such as risk management, treasury, legal, payroll, human resources, certain information technology and taxes. Cendant has agreed to continue providing certain of these services to us for a limited period of time. Thereafter, we will either perform these services internally or obtain them from one or more third-party providers. See "Risk Factors--We may be unable to successfully integrate VMS into our operations or realize the expected benefits from the VMS Acquisition or future acquisitions".

    The following table sets forth, for the periods indicated, certain items in VMS' statements of operations (dollars in thousands):

                                                       YEARS ENDED                                       THREE MONTHS ENDED
                                                      DECEMBER 31,                                           MARCH 31,
                     -------------------------------------------------------------------------------  ------------------------
                                  PERCENTAGE                 PERCENTAGE                 PERCENTAGE                PERCENTAGE
                        1996      OF REVENUE       1997      OF REVENUE       1998      OF REVENUE      1998      OF REVENUE
                     ----------  -------------  ----------  -------------  ----------  -------------  ---------  -------------
Revenue
  Fleet leasing
    revenue........  $1,128,495                 $1,187,193                 $1,286,896                 $ 312,126
  Fleet management
    services.......     167,512                    184,047                    182,356                    49,689
  Other............      61,032                     81,455                    135,811                    29,490
                     ----------                 ----------                 ----------                 ---------
    Total
      revenue......   1,357,039        100.0%    1,452,695        100.0%    1,605,063        100.0%     391,305        100.0%
Expenses
  Depreciation on
    leased
    vehicles.......     912,830         67.3       953,551         65.6     1,015,511         63.3      249,384         63.7
  Interest
    expense........     167,687         12.4       177,149         12.2       183,560         11.4       43,183         11.1
  Selling, general
    and
    administrative
    expenses.......     193,822         14.3       211,123         14.6       232,724         14.5       55,425         14.2
  Depreciation and
    amortization on
    assets other
    than leased
    vehicles.......      16,585          1.2        14,943          1.0        25,680          1.6        6,341          1.6
  Merger-related
    costs
    (credits)......                                 61,090          4.2        (1,280)        (0.1)
                     ----------        -----    ----------        -----    ----------        -----    ---------        -----
    Total
      expenses.....   1,290,924         95.2     1,417,856         97.6     1,456,195         90.7      354,333         90.6
                     ----------        -----    ----------        -----    ----------        -----    ---------        -----
Income before
  income taxes.....      66,115          4.9        34,839          2.4       148,868          9.3       36,972          9.4
Provision for
  income taxes.....      25,323          1.9        23,649          1.6        55,800          3.5       13,857          3.5
                     ----------        -----    ----------        -----    ----------        -----    ---------        -----
Net income.........  $   40,792          3.0%   $   11,190          0.8%   $   93,068          5.8%   $  23,115          5.9%
                     ----------        -----    ----------        -----    ----------        -----    ---------        -----
                     ----------        -----    ----------        -----    ----------        -----    ---------        -----


                                 PERCENTAGE
                       1999      OF REVENUE
                     ---------  -------------
Revenue
  Fleet leasing
    revenue........  $ 317,992
  Fleet management
    services.......     50,694
  Other............     31,567
                     ---------
    Total
      revenue......    400,253        100.0%
Expenses
  Depreciation on
    leased
    vehicles.......    253,743         63.4
  Interest
    expense........     46,457         11.6
  Selling, general
    and
    administrative
    expenses.......     63,569         15.9
  Depreciation and
    amortization on
    assets other
    than leased
    vehicles.......      7,332          1.8
  Merger-related
    costs
    (credits)......
                     ---------        -----
    Total
      expenses.....    371,101         92.7
                     ---------        -----
Income before
  income taxes.....     29,152          7.3
Provision for
  income taxes.....     11,002          2.8
                     ---------        -----
Net income.........  $  18,150          4.5%
                     ---------        -----
                     ---------        -----

COMPARISON OF THREE MONTH PERIOD ENDED MARCH 31, 1999 AND 1998

    REVENUES. VMS's revenues for the three month period ended March 31, 1999 increased 2.3% from $391.3 million in the three month period ended March 31, 1998 to $400.3 million. Vehicles under management remained stable, growing 1% from 761,000 in the 1998 period to 767,000 in the 1999 period; while fuel and maintenance cards outstanding grew 19% from 3.7 million to 4.4 million, primarily in the United Kingdom and at WEX.

    Fleet leasing revenues increased 1.9% in the three month period ended March 31, 1999 from $312.1 million in the comparable period in 1998 to $318.0 million. The largest portion of the increase was due to higher depreciation and interest pass-through costs on operating leases, which increased 2.7% to $299.4 million. VMS' leased vehicles increased 5.1% to 356,467 units.

    Fleet management services revenues increased 2.0% in the three month period ended March 31, 1999 from $49.7 million in the comparable period in 1998 to $50.7 million. Volume increases led to a 21% increase in vehicle maintenance assistance revenue and a 31% increase in accident and risk management revenue. The increase was offset in part by a $2.2 million decrease in revenues from closed-end used car dispositions in the United Kingdom as a loss of $1.8 million was realized in the first quarter of 1999 versus a $0.4 million gain in the first quarter of 1998.

    Other revenue increased 7.0% to $31.6 million due to unit increases in the fuel card product line. WEX's fuel cards increased 26% while the PHH proprietary fuel card increased 12%. This increase was partially offset by lower revenue per card due to lower fuel prices. In the United States, the average price of a gallon of fuel dropped from $1.11 in the first three months of 1998 to $1.01 in the first three months of 1999.

    EXPENSES. Total expenses (including interest) for the three-month period ended March 31, 1999, increased 4.7% from $354.3 million to $371.1 million. Expenses generally increased due to higher volumes.

    Selling, general and administrative expenses increased $8.1 million to $63.6 million. This increase is due to higher transaction volumes across all product lines.

    Vehicle depreciation on leased assets for the three month period ended March 31, 1999, increased 1.8% from $249.4 million to $253.7 million. The increase reflects higher lease billings resulting in part from higher volumes.

    Total interest cost for the three month period ended March 31, 1999, increased 7.6% from $43.2 million to $46.5 million. Despite relatively flat interest rates, total interest costs increased due to PHH Corporation's commercial paper rating downgrade to A2/P2 as of October 1998. Most of this increased cost could not be passed through to customers.

    NET INCOME. Net income for the three month period ended March 31, 1999 decreased 21.5% from $23.1 million to $18.2 million. The decrease was primarily driven by two factors: (i) interest expense grew at a faster rate than interest income due to VMS' inability to pass-through the higher interest costs resulting from PHH Corporation's debt rating downgrade and (ii) the pretax loss of $1.8 million generated by the United Kingdom on its residual realization on contract hire units (closed-end leases in the United Kingdom).

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 AND 1997

    REVENUES. VMS' revenues increased 10.5% from $1.5 billion in 1997 to $1.6 billion in 1998. The increase is due primarily to the continued growth in all major product lines and the inclusion of the Harpur revenues. Vehicles under management increased from 664,000 units in 1997 to 779,000 units in 1998. Additionally, total cards increased from 2.7 million to 3.6 million in 1998 due to increased growth in both the United Kingdom and at WEX and from the addition of approximately 400,000 Harpur cards.

    Fleet leasing revenues increased 8.4% from $1.2 billion in 1997 to $1.3 billion in 1998. The largest portion of the increase was due to higher depreciation and interest pass-through costs on open-end leases due to higher volumes, which increased 6.0%, to $1.2 billion. Additionally, contract hire revenues in the United Kingdom increased 111% to $18.3 million due to volume increases.

    Fleet management services revenues decreased 0.9% from $184.0 million in 1997 to $182.4 million in 1998. Excluding the effects of a $17.5 million gain from the sale of 50% of Paymentech recorded in 1997 and a $10.3 million deterioration in closed-end used car results as a loss of $4.4 million was realized in 1998 versus a gain of $5.9 million in 1997, fleet management services revenues increased due to accounting for Paymentech as a consolidated subsidiary in 1998 (versus the equity method in 1997) and growth in fee based revenues.

    Other revenues increased 66.7% from $81.5 million in 1997 to $135.8 million in 1998. The principal factors driving the increase were the inclusion of $31.7 million of revenues from the Harpur acquisition, the increase in WEX revenues of $8.6 million and increases in the U.K. fuel card business.

    EXPENSES. Total expenses increased 2.7% from $1.4 billion in 1997 to $1.5 billion in 1998.

    Total pass-through costs of depreciation on leased vehicles and interest expense increased $67.8 million from $1.1 billion in 1997 to $1.2 billion in 1998. The increases were related to higher volumes as leased units in the United Kingdom increased 37% to approximately 51,000 units and leased units in North America increased 4.4% to approximately 303,000 units. These pass-through costs decreased as a percentage of fleet leasing revenues from 95.0% of revenues in 1997 to 92.9% of revenues in 1998.

    Selling, general and administrative expenses increased 10.2% from $211.0 million in 1997 to $232.7 million in 1998. The increase resulted from three major factors: (i) the inclusion of $10.9 million of Harpur expenses in 1998,
(ii) the consolidation of PHH Paymentech LLC in 1998 versus the accounting under the equity method in 1997 resulting in a $20.9 million increase, and (iii) a decrease in the corporate overhead allocated from PHH Corporation and Cendant from $18.9 million in 1997 to $7.0 million in 1998.

    Depreciation and amortization on assets other than leased vehicles increased 71.9% from $14.9 million in 1997 to $25.7 million in 1998. Increased capital expenditures in certain key operating systems centered in the United Kingdom and WEX were the principal factors contributing to the increase.

    Merger-related expenses decreased in 1998 as charges related to the Mergers were recorded in 1997. The credit reflected in 1998 resulted from changes in estimates.

    NET INCOME. VMS' net income for the year ended December 31, 1998 increased 732% from $11.2 million to $93.1 million, compared to the same period in 1997. The increase reflects higher revenues due to volume increases and the impact of the merger-related expenses recognized in 1997.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 AND 1996

    REVENUES. VMS' revenues increased 7.0% from $1.4 billion in 1996 to $1.5 billion in 1997. The increase is due to growth in all major product lines. Strong card growth in both the United Kingdom and WEX resulted in total cards increasing from 2.3 million to 2.7 million in 1997.

    Fleet leasing revenues increased 5.2% from $1.1 billion in 1996 to $1.2 billion in 1997. The largest increase was due to higher depreciation and interest pass-through costs on the open-end leases in North America. Total leased vehicles increased from 316,000 units in 1996 to 327,000 units in 1997.

    Fleet management services revenues increased 9.9% from $167.5 million in 1996 to $184.0 million in 1997. The increase was due to the gain from the sale of 50% of Paymentech recorded in January, 1997 of $17.5 million which was offset by the decrease in revenues of approximately $21 million resulting from Paymentech being accounted for under the equity method by VMS in 1997. Excluding these offsetting effects, the growth resulted from increases in the major fee based service offerings including accident management and maintenance in both North America and Europe.

    Other revenues increased 33.5% from $61.0 million in 1996 to $81.5 million in 1997. Strong growth in both the European and WEX fuel card businesses were the primary factors in the increase as each generated in excess of 30% growth in revenues for the product.

    EXPENSES. Total expenses increased 9.8% from $1.3 billion in 1996 to $1.4 billion in 1997. The increase was due to merger-related expenses of $61.1 million in 1997 from the merger of PHH Corporation and HFS Incorporated was the principal increase.

    Total pass-through costs of depreciation on leased vehicles and interest expense increased 4.6% from $1.08 million to $1.13 million. The increase was due principally to the 3.5% increase in the number of leased units. These pass-through costs decreased as a percentage of fleet leasing revenues from 95.7% of revenues in 1996 to 95.0% of revenues in 1997.

    Selling, general and administrative expenses increased 8.9% from $193.8 million in 1996 to $211.1 million in 1997. The increases were related to two factors: (1) an $11.9 million increase in corporate overhead allocated from PHH Corporation and Cendant from $7.0 million in 1996 to $18.9 million in 1997, and
(2) increases in volume-related expenses.

    Depreciation and amortization on assets other than leased vehicles decreased 9.9% from $16.6 million in 1996 to $14.9 million in 1997. The decrease resulted principally from lower amortization of goodwill due to the merger write-off of $25 million of goodwill in 1997 and lower depreciation on capitalized systems.

    Merger-related expenses totaled $61.1 million in 1997. The principal components of the charge were a $30 million payment to terminate a relationship with a third-party associated with certain credit card operations and a $25 million goodwill impairment loss recorded as a result of abandoning certain unprofitable closed-end leasing activities. There were no merger-related expenses in 1996.

    NET INCOME. VMS' net income for the year ended December 31, 1997 decreased 72.6% from $40.8 million to $11.2 million, compared to the same period in 1996. The merger-related expenses of $61.1 million pre-tax were the singular cause of the decrease.

LIQUIDITY AND CAPITAL RESOURCES

    Our operations are expected to be funded by cash provided by operating activities and by financing arrangements maintained by us in the markets in which we operate. Our primary use of funds will be for the acquisition of new vehicles and the repayment of acquisition indebitness. For the six months ended June 30 1999, pro forma for the VMS Acquisition, our expenditures for new vehicles would have been approximately $4.9 billion and proceeds from the disposition of used vehicles would have been approximately $3.2 billion. For 1999, we expect our expenditures for new vehicles (net of proceeds from the disposition of used vehicles) to be higher than in 1998. Since the late 1980's, Avis has acquired vehicles related to its car rental operations primarily pursuant to Repurchase Programs. Repurchase prices under the Repurchase Programs are based on either (1) a specified percentage of original vehicle cost determined by the month the vehicle is returned to the manufacturer or (2) the original capitalization cost less a set daily depreciation amount. These Repurchase Programs limit residual risk with respect to vehicles purchased under the programs. This enables management to better estimate depreciation expense in advance. VMS has historically not participated in Repurchase Programs and management does not expect to do so in the future. Generally, customers with open-end leases, which make up approximately 85% of VMS' lease portfolio, bear the residual risk with respect to their vehicles, whereas with respect to closed-end leases, which made up approximately 15% of VMS' lease portfolio, VMS bears such residual risk. Avis and VMS have established methods for disposition of used vehicles that are not covered by Repurchase Programs.

    Historically, Avis' financing requirements for vehicles have typically reached an annual peak during the second and third calendar quarters, as fleet levels build in response to increased rental demand during that period. The typical low point for cash requirements occurs during the end of the fourth quarter and the beginning of the first quarter, coinciding with lower levels of vehicle and rental demand. Management expects that this pattern will continue with the addition of VMS, whose cash requirements have historically been relatively consistent over the course of a given year.

    We expect that cash flows from operations and funds from available credit facilities will be sufficient to meet our anticipated cash requirements for operating purposes for the next twelve months. Customer receivables also provide liquidity with approximately 10 days of daily sales outstanding.

    Pro forma for the VMS Acquisition, we would have made capital investments for property improvements totaling $49.4 million for the six months ended June 30 1999, and $60.8 million for the six months ended June 30, 1998.

    Management has an interest rate management policy, including a target mix for average fixed rate and floating rate indebtedness on a consolidated basis. However, an increase in interest rates may have a material adverse impact on our profitability.

    Borrowings for our international operations consist mainly of loans obtained from local and international banks. All borrowings for international operations are in the local currencies of the countries in which those operations are conducted. We will guarantee only the borrowings of our subsidiary in Argentina. At June 30, 1999, the total debt for our international operations was approximately $900 million. The impact on our liquidity and financial condition due to the exchange rate fluctuations of our foreign operations is not expected to be material.

    Avis Rent A Car is party to a credit agreement (the "New Credit Facility") which provides for up to $1.35 billion of borrowings in the form of (1) A Revolving Credit Facility in the amount of up to $350.0 million, (2) a $250.0 million Term A Loan, (3) a $375.0 million Term B Loan and (4) a $375.0 million Term C Loan. Upon consummation of the VMS Acquisition, Avis borrowed as of June 30, 1999, the full $1.0 billion under the Term A Loan, Term B Loan and Term C Loan and $73.0 million under the Revolving Credit Facility. The loans under the New Credit Facility bear interest at variable rates at fixed margin, above either The Chase Manhattan Bank's alternative base rate or the Eurodollar rate. The New Credit Facility is guaranteed by each U.S subsidiary of Avis Rent A Car but excluding any insurance subsidiaries, banking subsidiaries, and securitization or other vehicle financing subsidiaries. All borrowings by us under the New Credit Facility are secured by a first-priority perfected lien on substantially all of the tangible and intangible assets of New Avis and each guarantor under the New Credit Facility excluding assets that secure the ABS Facilities, and by a pledge of all the capital stock of each of Avis Rent A Car, Inc.'s U.S. subsidiaries and 65% of the capital stock of its first tier non-U.S. subsidiaries.

    The old notes and the new notes will mature in 2009. Avis Rent A Car's obligations under these notes are subordinate and junior in right of payment in all existing and future senior indebtedness of New Avis, including all indebtedness under the New Credit Facility. The obligations of New Avis under these notes and the Indenture have been guaranteed on a senior subordinated basis by each of our U.S. subsidiaries, other than our banking subsidiaries, insurance subsidiaries and securitization and other vehicle financing subsidiaries which have not guaranteed senior indebtedness of New Avis. The New Credit Facility and the Indenture contain numerous financing and operating covenants that limit the discretion of our management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of Avis Rent A Car and some subsidiaries to incur additional indebtedness, pay dividends and other distributions, prepay subordinated indebtedness, create liens or other encumbrances, make capital expenditures, make certain investments or acquisitions, engage in certain transactions with affiliates, sell or otherwise dispose of assets and merge with other entities and otherwise restrict corporate activities. The New Credit Facility and the Indenture contain customary events of default.

    THE AVIS ABS FACILITY

    Avis has a domestic integrated financing program (the "Avis ABS Facility") that as of June 30, 1999 provide for up to $3.75 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the Avis ABS Facility available for vehicles not covered by Repurchase Programs. The Avis ABS Facility provides for the issuance of up to $1.5 billion of asset backed variable funding notes (the "Variable Funding Notes") and $2.25 billion of asset-backed medium term notes are outstanding under the Avis ABS Facility (the "Medium Term Notes"). The Variable Funding Notes and the Medium Term Notes are indirectly secured by, among other things, a first priority security interest in Avis's fleet. The Variable Funding Notes support the issuance by a special purpose company of commercial paper notes that are rated A-1 by Standard & Poor's Ratings Services ("S&P") and P-1 by Moody's Investors Service, Inc. ("Moody's"). The Medium Term Notes are guaranteed under a surety bond issued by MBIA and as a result are rated AAA by S&P and Aaa by Moody's. At June 30, 1999, Avis had approximately $3.7 billion of debt outstanding under the Avis ABS Facility. At June 30, 1999, Avis had approximately $34 million of additional credit available for vehicle purchases.

    Based on current market conditions and Avis' current banking relationships, we expect to fund maturities of the Medium Term Notes either by the issuance of new medium term notes or an increase in the outstanding principal amount of the Variable Funding Notes depending on market conditions at the time the Medium Term Notes mature. However, we cannot be sure that this will occur.

    THE INTERIM VMS ABS FACILITY

    VMS currently has an interim $3.6 billion vehicle financing program (the "Interim VMS ABS Facility" and, together with the Avis ABS Facility, the "ABS Facilities") supported by leases and vehicles owned by VMS and to initially consist of (1) up to $2.5 billion of variable funding asset-backed notes supported by U.S. leases and vehicles, (2) up to $236 million of asset-backed preferred membership interests supported by U.S. leases and vehicles and (3) an advance of up to $829 million under an asset-backed facility to PHH United Kingdom guaranteed by various PHH United Kingdom entities and supported by all of the assets of such entities, each of which will be placed with one or more multi-seller commercial paper conduits. We intend to refinance the Interim VMS ABS Facility through the issuance of medium-term notes and bank conduits.

SEASONALITY

    Avis' third quarter, which covers the peak summer travel months, has historically been its strongest quarter, accounting for approximately 28% and 47% of Avis' rental revenue and pre-tax income from rental operations, respectively, in 1998. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on New Avis' financial condition and results of operations. Avis' fourth quarter is generally its weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of Avis' operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that Avis would have sufficient liquidity under all conditions. Since VMS' business is generally not seasonal, management expects these patterns to continue.

INFLATION

    The increased acquisition cost of vehicles is expected to be the primary inflationary factor affecting New Avis' operations. Many of New Avis' other operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on New Avis' overall operating costs is not expected to be greater for New Avis than for its competitors.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

    A recent pronouncement of the Financial Accounting Standards Board which are not required to be adopted at this date, is Statement of Financial Accounting Standards No. 133--"ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", ("SFAS 133") which is effective for our consolidated financial statements for the year ending December 31, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position at fair value. The adoption of SFAS 133 is not expected to have a material effect on the Company's consolidated financial statements.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued a Statement of Position No. 98-5, "ACCOUNTING FOR START-UP COSTS" ("SOP No. 98-5"). The SOP requires that all start-up costs should be expensed as incurred, unless the costs incurred were to acquire or develop tangible assets or to acquire intangible assets from a third party. SOP No. 98-5 is effective for fiscal years beginning after December 15, 1998.

    The adoption of SOP No. 98-5 is not expected to have a material effect on our consolidated financial statements. Avis Rent A Car has not completed its assessment of the effect on New Avis' consolidated financial statements that will result from the adoption of SFAS No. 133.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

    Our agreements with various lenders, including the New Credit Facility, the Indenture and the ABS Facilities include a number of significant covenants that, among other things, will restrict our ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates, and otherwise restrict corporate activities. Certain of these agreements will also require us to maintain specified financial ratios. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could declare, among other options, the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing such indebtedness.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Avis has derivative financial instruments at December 31, 1998 that are sensitive to changes in interest rates on Avis' debt obligations and on Avis' interest rate swap agreements. See Note 9 to the Avis Audited Consolidated Financial Statements. For long-term obligations, the following table presents cash flows and weighted average interest rates by expected maturity dates.

    Avis has entered into four interest rate swap agreements to reduce the impact of changes in interest rates on certain outstanding current domestic and Canadian debt obligations. Avis' swap agreements have the effect of changing the interest rate on certain of Avis' current debt from a variable to a fixed rate of interest. The variable interest rates for certain of these interest rate swap agreements are either reset quarterly or daily based upon the average 30-day commercial paper rate for the quarter. Interest is cash settled on a net basis for each agreement quarterly. The U.S. interest rate swap agreement will terminate in October 2001 and the three Canadian swap agreements in August 2003. Under the Canadian swap agreements terminating in August 2003, the counter-party has the right to terminate one of the agreements in August 2000 and one agreement in August 2001.

    The notional amounts used to calculate the contractual payments to be exchanged under these swap agreements consist of $250 million and $38.6 million for the U.S. and Canada swap agreements, respectively. The weighted average variable payment and receipt rates are based on implied forward rates in the yield curve at December 31, 1998. The weighted average expected payment rates are 4.8%, 4.8%, 4.8%, 5.6% and 5.6% for the years ended December 31, 1999, 2000,
2001, 2002 and 2003, respectively. The weighted average expected receipt rates are 4.9%, 5.0%, 5.1%, 5.2% and 5.4% for the years ended December 31, 1999, 2000,
2001, 2002 and 2003, respectively. The fair value of the interest rate swap agreements at December 31, 1998 is approximately $885,000.

                                                             EXPECTED MATURITY DATES AS OF DECEMBER 31, 1998
                                           ------------------------------------------------------------------------------------
                                             1999       2000        2001        2002         2003       THEREAFTER     TOTAL
                                           ---------  ---------     -----     ---------      -----      -----------  ----------

                                                                          (DOLLARS IN THOUSANDS)
Long-term debt:
Fixed rate
Medium Term Notes........................             $ 800,000               $ 850,000                  $ 600,000   $2,250,000
Other domestic debt......................  $   1,085  $     209   $     227   $     256                              $    1,777
Annualized weighted average interest rate
Variable Rate............................        8.0%       6.2%        9.3%        6.4%                       6.1%
Floating rate notes......................             $   9,677                                                      $    9,677
Average interest rate....................                   6.0%

                                           FAIR VALUE
                                           ----------
Long-term debt:
Fixed rate
Medium Term Notes........................  $2,294,541
Other domestic debt......................  $    1,777
Annualized weighted average interest rate
Variable Rate............................
Floating rate notes......................  $    9,677
Average interest rate....................

    There have been no material changes to the Company's derivative financial instruments for the six months ended June 30, 1999. However, in connection with the VMS Acquisition and in order to reduce its risks from interest rate fluctuations, the Company has entered into a domestic 10 year interest rate cap agreement and a foreign five year agreement on notional amounts of US $526,361,951 and LBS Sterling of 436,134,125. The agreements limit the domestic and foreign interest rate exposures to 5.675% and 6.50%, respectively.

YEAR 2000 READINESS DISCLOSURE

    GENERAL

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21(st) century dates from 20(th) century dates. Consequently, these software and computer systems need to be either reprogrammed, upgraded or replaced in order to properly function when Year 2000 arrives.

    Our state of readiness, contingency plans, Year 2000 costs and possible consequences from Year 2000 problems are as follows:

(I) STATE OF READINESS

        We have implemented a comprehensive plan to address the Year 2000 requirements in its mission critical systems. Mission critical systems are those whose failure poses a risk of disruption to our ability to provide vehicle reservations, rental services and vehicle management services. Our comprehensive plan includes (i) the identification of all mission critical systems and the inventory of all hardware and software affected by the Year 2000; (ii) assessment of these systems including prioritization; (iii) modification, upgrading and replacement of the affected systems; and (iv) testing of the systems. We are using both internal and external sources to implement its plan. We have completed the remediation of our mission critical systems including the modification, upgrading and replacement of the affected systems. We have completed the testing of substantially all of these mission critical systems. We currently believe our mission critical systems are Year 2000 ready.

        Much of our technology, including technology associated with its mission critical systems, is purchased from third parties. We are dependent on those third parties to assess the impact of Year 2000 on the technology they have supplied and to take any necessary corrective action. We are monitoring the progress of these third parties and conducting tests to determine whether they have accurately assessed the problem and taken corrective action.

(II) CONTINGENCY PLANS

        Based upon the progress of our comprehensive plan, we expect that we will not experience a disruption of our operations as a result of the change to the Year 2000. However, there can be no assurance that the third parties who have supplied technology used in our mission critical systems will be successful in taking corrective action in a timely manner. We are developing contingency plans with respect to certain key technology used in our mission critical systems, which are intended to enable us to continue to operate. The contingency plans include performing certain processes manually; repairing systems and changing suppliers if necessary, although there can be no assurance that these contingency plans will successfully avoid service disruption in the reservation and rental of vehicles. We believe, that due to the widespread nature of potential Year 2000 issues, the contingency planning process is ongoing, which will require further modifications as we obtain additional information regarding (1) our internal systems and equipment during the remediation and testing phases of our Year 2000 comprehensive plan; and (2) the status of third parties Year 2000 readiness.

(III) YEAR 2000 COSTS

        Total costs of hardware and software remediation are expected to be $26.2 million including $2.7 million related to VMS. Costs of hardware and software remediation were approximately $3.0 million in 1997, $8.4 million in 1998 and are estimated to be approximately $12.8 million in 1999 and $2.0 million in 2000. Costs of hardware and software remediation were approximately $5.2 million for the six months ended June 30, 1999. These estimates include the costs of certain equipment and software for which planned replacement was accelerated due to Year 2000 requirements. In addition, they reflected the cost of redeploying certain internal resources to address the Year 2000 requirements. This estimate assumes that third party suppliers have accurately assessed the compliance of their products and that they will successfully correct the issue in non-compliant products. Because of the complexity of correcting the Year 2000 issue, actual costs may vary from these estimates. We expect to finance these costs through internally generated cash flow and existing credit facilities.

(IV) POSSIBLE CONSEQUENCES FROM YEAR 2000 PROBLEMS

        We believe that completed and planned modifications and conversions of our internal systems and equipment will allow us to be Year 2000 compliant in a timely manner. There can be no assurance, however, that our internal systems or equipment or those of third parties on which we rely will be Year 2000 compliant in a timely manner or that our or third parties' contingency plans will mitigate the effects of any non-compliance. The failure of the systems or equipment of our or third parties (which we believe is the most reasonably likely worst case scenario) could effect vehicle reservation and rental operations and could have a material adverse effect on our business or consolidated financial statements.

FORWARD LOOKING INFORMATION

    Certain matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations section that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties including the impact of competitive products and pricing, changing market conditions, our ability and our vendors' ability to complete the necessary actions to achieve a Year 2000 conversion for our computer systems and applications, and other risks which were detailed from time to time in Avis' or VMS' publicly-filed documents, including Avis' Annual Report on Form 10-K for the period ended December 31, 1998 and Avis' Quarterly Report on Form 10-Q for the period ended June 30, 1999. Actual results may differ materially from those projected. These forward-looking statements represent management's judgment as of the date of this prospectus.

                               COMPANY BACKGROUND

AVIS

    On October 17, 1996 the Franchisor (formerly Avis, Inc.) and its subsidiaries were purchased by Cendant for approximately $806.5 million (such acquisition, the "1996 Acquisition"). The purchase price was comprised of approximately $367.2 million in cash, $100.9 million in indebtedness and $338.4 million of common stock. Avis is the successor to the car rental operations previously owned by the Franchisor and its subsidiaries (collectively referred to as the "Predecessor Companies"). Prior to the 1996 Acquisition, the principal shareholder of the Franchisor and the Predecessor Companies was an Employee Stock Ownership Plan, and the minority shareholder was GM.

    On September 24, 1997, Avis Rent A Car completed the IPO of its Class A Common Stock at a price of $17 per share and received net proceeds of approximately $359.3 million. Immediately after the IPO, Cendant continued to own a significant portion of the Class A Common Stock. On March 23, 1998, Avis Rent A Car sold an additional 5,000,000 shares of Class A Common Stock through a secondary public offering (the "1998 Offering") and received net proceeds of approximately $161.0 million from such offering. In addition, in the 1998 Offering, Cendant reduced its ownership in Avis by selling 1,000,000 shares of Class A Common Stock. Following the 1998 Offering, Cendant beneficially owned 7,500,000 shares of Class A Common Stock, representing approximately 20.9% of the then outstanding shares. Pursuant to a stock repurchase program approved by Avis Rent A Car's Board of Directors on September 1, 1998 and amended on September 23, 1998 authorizing the repurchase of up to 5,000,000 shares of Class A Common Stock, Avis Rent A Car has purchased 5,000,000 shares through April 26, 1999, including 1,614,200 shares repurchased from Cendant in 1999. As a result of these repurchases, Cendant's beneficial ownership of Class A Common Stock has been reduced to 5,885,800 shares or approximately 19% as of June 30, 1999. Assuming that Cendant had converted all of the Avis Fleet Preferred Stock that it received in the VMS Acquisition into Class B Common Stock as of such date (such conversion being subject to certain conditions), Cendant's ownership of Avis Rent A Car would have been approximately 34%. Class B Common Stock is non-voting. Upon transfer of shares of Class B Common Stock to transferees other than Cendant or any affiliates of Cendant such shares will automatically convert into shares of Class A Common Stock. Also, Cendant and its affiliates can cause the Class B Common Stock to be converted into Class A Common Stock while owned by Cendant and its affiliates to the extent that Cendant's voting interests in Avis Rent A Car's common stock would not exceed 20%. Cendant and its affiliates may also convert Class B Common Stock into Class A Common Stock in the event of a Change of Control as defined in the Master License Agreement or the bankruptcy of New Avis. See "Description of Avis Fleet Preferred Stock and Class B Common Stock" and "Certain Relationships and Related Party Transactions".

    The Franchisor, which is owned by Cendant, owns the Avis System, and ARACS is currently the largest Avis System franchisee in the world. Avis System franchisees operate approximately 4,200 rental locations, including locations at the largest airports and cities in the United States and approximately 160 other countries and territories, and a fleet of approximately 404,000 vehicles during the peak season. Avis is the sole franchisee of the Avis System in the international markets in which it operates. The Avis System in Europe, Africa, part of Asia and the Middle East is operated under franchise by Avis Europe plc, which is not affiliated with Avis. Management believes that the strong recognition of the Avis brand name, the breadth of the Avis System and the sophistication of the Wizard System enable Avis and other Avis System franchisees to provide consistent quality, pricing and service to business and leisure customers worldwide.

    As an Avis System franchisee, ARACS has entered into certain arrangements with the Franchisor and its affiliates that require ARACS to make various payments, including monthly payments under the Master License Agreement consisting of a monthly base royalty of 3.0% of ARACS' gross revenue and a supplemental royalty of 1.0% of ARACS' gross revenue payable quarterly in arrears (which supplemental royalty will increase periodically to a maximum of 1.5% in 2003). Until July 30, 2002, the supplemental royalty or a portion thereof may be deferred if ARACS does not attain certain financial targets.

    Since 1997, ARACS has made the following significant acquisitions:

    FIRST GRAY LINE. On August 20, 1997, ARACS purchased all of the outstanding capital stock of First Gray Line, then the largest Avis System franchisee in North America (excluding Avis Rent A Car) with 70 locations in Southern California, Nevada and Arizona, including Los Angeles International Airport, McCarran International Airport (Las Vegas) and San Diego International Airport. On September 18, 1997 ARACS purchased certain assets and repurchased the franchise rights of another Avis System franchisee. The total consideration for these acquisitions was approximately $199 million. On July 31, 1998, First Gray Line was merged into ARACS.

    HAYES LEASING. On May 1, 1998, ARACS acquired the assets of the car rental business of Hayes Leasing, including the Avis System franchises for the cities of Austin, Fort Worth and San Antonio, and the counties of Dallas and Tarrant, Texas, for approximately $86 million in cash, plus the refinancing of vehicle-related indebtedness which totalled approximately $136 million for a total purchase price of approximately $222 million. At that time, Hayes Leasing was the largest Avis System franchisee in North America (excluding Avis Rent A
Car), serving six locations in Texas, including the Dallas/Fort Worth Airport, San Antonio Airport and Austin Municipal Airport.

    RENT-A-CAR COMPANY, INCORPORATED. On March 19, 1999, ARACS purchased all of the outstanding capital stock of Rent-A-Car Company, Incorporated ("Car Co.") for approximately $10 million. Car Co. was then the third largest Avis System franchisee in North America (excluding Avis Rent A Car) with locations in Delaware, Maryland and Virginia, including Richmond International Airport.

    MOTORENT, INC. On June 30, 1999, Avis purchased all of the outstanding capital stock of Motorent, Inc. ("Motorent") for approximately $43.7 million. Motorent operated at the airports in Knoxville, Memphis, Nashville and Chattanooga, Tennessee, and was then the largest Avis System franchisee in North America (excluding Avis Rent A Car).

    OTHER ASSET ACQUISITIONS. During 1998, ARACS purchased the assets of various former Avis System licensees for aggregate consideration of approximately $15 million as outlined in the following table:

DATE                                            FORMER LICENSEE                           LOCATION
------------------------------------  ------------------------------------  ------------------------------------
April 3, 1998                         Amelco Leasing Ltd.                   Halifax, Nova Scotia and the
                                                                            Provinces of New Brunswick and
                                                                            Prince Edward Island
May 12, 1998                          Hazqu Car Inc. and                    Hamilton, Ontario
                                      The Champ Car, Inc.
August 31, 1998                       Rent-All-Mart, Inc.                   Lima, Ohio
September 14, 1998                    Economy Leasing Corp.                 White Plains, New York
October 30, 1998                      One Bar, Inc.                         Butte, Great Falls, Helena, and
                                                                            Glacier Park, Montana
November 18, 1998                     Northern Rent A Car, Inc.             Burlington, South Burlington, and
                                                                            Montpelier, Vermont

    AVIS TODAY. Avis operates the second largest general-use car rental business in the world, based on total revenue. As the largest Avis System franchisee, Avis rents vehicles and provides ancillary products and services to business and leisure travelers through approximately 670 airport and non-airport (downtown or suburban) locations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand as of June 30, 1999. During 1998, Avis completed over 15 million transactions for approximately 56 million rental days with a fleet that averaged approximately 206,000 vehicles. Avis has corporate operations at the 50 top domestic airports which account for approximately 92% of all domestic rental transactions processed through the Avis System based on 1998 revenue. Avis provides its services to a broad range of retail and corporate customers including both domestic and multinational corporations, among which Avis has many long-standing relationships. For model year 1999, Avis purchased over 90% of its vehicles from the "Big 3" U.S. auto makers, primarily General Motors. Through repurchase and other agreements with these and other auto makers, Avis bears the residual risk with respect to less than 2% of its fleet. For the six month period ended June 30, 1999, Avis generated total revenues of approximately $324 million.

VMS

    VMS is comprised of PHH North America, PHH Europe and WEX. Prior to the VMS Acquisition, VMS was owned by Cendant. Cendant was formed in December 1997 through the merger of CUC International, Inc. ("CUC") and HFS Incorporated ("HFS"). In April 1997, HFS acquired PHH Corporation which at the time owned PHH North America and PHH Europe. In August 1996, CUC acquired WEX, which had earlier been a part of A.R. Wright Co.

    PHH NORTH AMERICA

    Established in 1946 and headquartered in Hunt Valley, Maryland, PHH North America is one of the oldest brands in the vehicle management industry. It provides vehicle leasing and related asset-based services, as well as a comprehensive range of fee-based, value-added vehicle management products and services including accident and risk management, fleet administration and fuel and maintenance cards, to over 3,300 corporate customers, including approximately one-third of the Fortune 500 companies, as well as various government agencies. Concurrently with the closing of the VMS Acquisition, PHH Vehicle Management Services LLC ("VMS LLC"), the principal component of PHH North America, moved its chief executive office to Garden City, New York. VMS LLC maintains a regional/processing office in Hunt Valley, Maryland. PHH North America manages over 434,000 vehicles in the United States and Canada, making it the number two ranked participant on the basis of vehicles under management in North America. For the three months ended March 31, 1999, PHH North America generated total revenues of $324.0 million.

    PHH EUROPE

    Headquartered in Swindon, England, PHH Europe has been in the European vehicle management business for over 25 years. PHH Europe provides fuel and fleet financing products and services as well as general vehicle management solutions to over 16,000 companies. PHH Europe primarily operates in the United Kingdom (which accounted for approximately 98% of 1998 revenue), but also provides services in Ireland and Germany and is expanding its operations into Austria and Switzerland. Through a strategic alliance with a major international financial institution, PHH Europe covers the remaining key markets in Europe, satisfying customers looking for pan-European vehicle management solutions. In contrast to PHH North America, most of PHH Europe's net revenue (approximately 84% in 1998) stems from fee-based services. With the acquisition of Harpur in January 1998, PHH Europe had over 1.2 million fuel cards outstanding in the United Kingdom, accounting for over 613 million gallons of fuel purchased (equal to a value of approximately $3.0 billion) in 1998. The acquisition of Harpur, which was the number two ranked provider of fuel management services in the United Kingdom behind PHH Europe, enhanced PHH Europe's leadership position in United Kingdom fuel and maintenance management. PHH Europe is also the top ranked fleet manager in the United Kingdom, with over 345,000 vehicles under management. For the three months ended March 31, 1999, PHH Europe generated total revenues of $61.2 million.

WEX

    Headquartered in South Portland, Maine, WEX was incorporated in 1983 and is currently the top ranked issuer of third-party fuel cards in North America based on dollar volume and the top ranked provider of related information management, payment processing and financial services to car, van and light truck fleets. WEX differentiates itself from traditional open network credit card companies like Visa and MasterCard and other competitors by providing an array of information processing services in addition to its core charge card service. Fuel card-related services include the industry's largest electronic acceptance point of sale network, a proprietary payment system platform, comprehensive information management services and responsive, reliable customer service. WEX provides its end-user customer base of more than 87,000 commercial fleets with charge card access to approximately 126,000 of the 160,000 retail fuel facilities in the United States. For the three months ended March 31, 1999, WEX generated total revenues of $15.1 million.

                                    BUSINESS

    NEW AVIS

    Avis operates the second largest general-use car rental business in the world, based on total revenue. As the largest Avis System franchisee, Avis rents vehicles and provides ancillary products and services to business and leisure travelers through approximately 670 airport and non-airport (downtown or suburban) locations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand as of June 30, 1999. During 1998, Avis completed over 15 million transactions for approximately 56 million rental days with a fleet that averaged approximately 206,000 vehicles. Avis has corporate operations at the 50 top domestic airports which accounted for approximately 92% of all domestic rental transactions processed through the Avis System based on 1998 revenue. Avis provides its services to a broad range of retail and corporate customers including both domestic and multinational corporations, among which Avis has many long-standing relationships. For model year 1999, Avis purchased over 90% of its vehicles from the "Big 3" U.S. auto makers, primarily General Motors. Through repurchase and other agreements with these and other auto makers, Avis bears the residual risk with respect to less than 2% of its fleet. For the six month period ended June 30, 1999, Avis generated total revenues of approximately $1.2 billion.

    On June 30, 1999, Avis acquired VMS from Cendant for approximately $1.8 billion, plus the refinancing of approximately $3.5 billion of indebtedness. A subsidiary of Cendant Corporation received $362.0 million of the acquisition consideration in the form of Avis Fleet Preferred Stock, $2.0 million of which was transferred to a third party. The VMS Acquisition has established New Avis as a leading worldwide provider of comprehensive automotive transportation and vehicle management solutions. We expect that the VMS Acquisition will allow Avis to diversify its revenue base, create significant revenue growth and cost savings opportunities, expand its car rental business, and bring together a senior management team that has extensive knowledge of the car rental and vehicle management and financing industries.

    VMS provides integrated card payment, vehicle leasing and value-added vehicle management services in North America and Europe, with leading market shares across many of its product lines.

VMS provides comprehensive vehicle management solutions to its customers which include over 19,000 companies and government agencies in North America and Europe, including nearly one-third of the Fortune 500 and approximately one-half of the FTSE 100 companies. VMS' services consist of vehicle leasing and related asset-based services and a broad range of fee-based services which include fuel and maintenance cards, accident management, and various other vehicle-related services, all of which are designed to allow clients to effectively manage costs and enhance productivity. In 1998, asset-based products and services accounted for 39% of VMS' total revenues (after Fleet Costs), while fee-based products and services accounted for the remaining 61%. At December 31, 1998, VMS had approximately 780,000 vehicles under management and over 3.6 million fuel and maintenance cards outstanding (accounting for over $5.4 billion of fuel and maintenance purchases in 1998). At December 31, 1998, VMS' automotive fleet consisted of approximately 354,000 leased vehicles worldwide, 85% of which were leased subject to open-ended leases under which the customer bears substantially all of the vehicle residual risk. VMS' lease and card portfolios have experienced low historical default rates as a result of the strong credit quality of its customer base and VMS' credit underwriting procedures. For the three months ended March 31, 1999, VMS generated total revenues of $400.3 million.

    As a result of the VMS Acquisition, we are a leading worldwide provider of automotive transportation and vehicle management solutions. Pro forma for the VMS Acquisition, we believe that we hold the following market positions, based on reported units:

                             GENERAL-USE CAR RENTALS

                             - #2 worldwide

                             - #2 in the United States

                             - #1 in Australia and New Zealand

                             VEHICLES UNDER MANAGEMENT(1)

                             - #2 in the United States

                             - #1 in the United Kingdom

                             FUEL AND MAINTENANCE CARDS(2)

                             - #1 in the United States

                             - #1 in the United Kingdom

------------------------

(1) Includes leased vehicles and vehicles for which third-party vehicle-related services are provided, which are comparable to those provided by VMS.

(2) Includes cards for third parties in which VMS acts as processor.

    For the six months ended June 30, 1999, pro forma for the Transactions (as defined), we would have generated total revenues of $2.0 billion.

BUSINESS STRATEGY

    Our strategy is to be the world's leading provider of comprehensive automotive transportation and vehicle management solutions by concentrating on the following key elements:

    - INTEGRATE VMS AND AVIS AND CAPITALIZE ON SYNERGIES AND CROSS-SELLING OPPORTUNITIES. The combination of the strong rental car franchise of Avis, with its strength in the corporate market, and the vehicle leasing and management expertise of VMS should result in significant opportunities to expand the complementary businesses of Avis and VMS across their respective customer bases. Avis' and VMS' common strengths should provide a significant opportunity to provide a one-stop shop of comprehensive automotive transportation and vehicle management solutions that can be cross-sold. As an example, the integration of Avis' Small Account Telesales efforts with VMS' fuel card operations will permit New Avis to more efficiently penetrate the highly profitable small-fleet fuel card market. The combination of Avis' small and medium-sized company relationships and VMS' technology platform should enable New Avis to penetrate the profitable, yet largely unpenetrated, smaller-fleet leasing market. We expect to develop additional synergies in the areas of information technology, sales, insurance, fleet purchasing and disposition, operations, human resources, marketing and administration.

    - CAPITALIZE ON ADDITIONAL EXPANSION OPPORTUNITIES.Historically, Avis has capitalized on its network of airport locations by focusing its sales and marketing resources principally on business travelers. We believe that Avis' established presence at the leading airports in the United States provides us with an opportunity to capture a greater share of the leisure market. Moreover, Avis is expanding its presence in the suburban market and intends to enter the vehicle replacement market (which Avis will be permitted to enter on a nationwide basis after expiration of a non-compete agreement in June 2000). In addition, management estimates that in 1998, approximately 61% of the combined U.S. and Canadian and a significant portion of the U.K. and German vehicle leasing markets were unserved by third party vehicle management companies, providing a significant opportunity to capture share in unpenetrated markets. In addition, approximately 45% of the U.S. and U.K. fueling markets remain unpenetrated by fuel card providers. Management believes that the foregoing will provide New Avis with strong opportunities to capture additional share in each of its target markets as a leading provider of automotive transportation and vehicle management solutions.

    - LEVERAGE STRENGTHS IN TECHNOLOGY. We intend to apply our extensive technology and information processing capabilities to take advantage of current trends in the car rental and vehicle management industries. We believe that customers in the domestic car rental industry are focusing increasingly on brand loyalty, while at the same time our customer base has become increasingly diverse. We plan to use the Avis System's proprietary management information applications, enhanced by VMS' capabilities in real-time data access, to provide customers with customized information and services. We also plan to use our technology to identify key operating characteristics among our customers in order to optimize our business mix. Additionally, as corporations of all sizes in North America and Europe continue to outsource vehicle management, we will leverage our strong technological capabilities to increase our array of services, improve customer service and develop products and services at reduced costs to appeal to smaller fleet owners that previously could not justify the cost of outsourcing their vehicle management needs. In addition, we expect to increase customer loyalty as our technology-based services become an integral part of our customers' operations.

    - DEVELOP NEW PRODUCTS AND SERVICES FOR TARGET MARKETS. In addition to our existing asset-based and fee-based products and services, we will seek to develop a broad range of new products and services designed to further penetrate our existing customer base, expand our presence in international markets, and penetrate other, previously underserved, markets such as smaller corporate fleets and leisure travelers. Among the new products and services that we will consider offering are: (i) a customized leisure pass which combines Avis' rental cars with VMS' value-added services marketed to the leisure traveler; (ii) expanding VMS into Australia and New Zealand by leveraging Avis' existing infrastructure; and (iii) offering prepaid fuel cards to retail and corporate customers.

    - CONTINUE TO DEVELOP CORE BUSINESS OPPORTUNITIES AT AVIS AND VMS. While seeking to realize revenue enhancing and cost saving synergies between Avis and VMS, management of New Avis intends to continue focusing on the development of each business' core market opportunities.

     - Within Avis, such opportunities include: (i) capitalizing on changing rental car industry dynamics; (ii) improving business mix and fleet utilization; (iii) increasing brand loyalty through target marketing; and
       (iv) developing Avis' suburban program.

     - Within VMS, such opportunities include: (i) cross-selling PHH North America and PHH Europe non-card products to VMS' extensive base of fuel and maintenance cardholders; (ii) further developing the "One Card" co-branded corporate card program to capture a greater share of corporate travel and entertainment expenditures; (iii) further penetrating both the small and large vehicle leasing markets; (iv) expanding into underserved markets in Europe; and (v) developing new revenue opportunities based on enhancements to the services provided by VMS' technology platform.

  AVIS

     INDUSTRY OVERVIEW

      U.S. CAR RENTAL INDUSTRY. The U.S. car rental industry, which includes short-term car and truck rentals for business and retail customers at both airport and non-airport locations, was a $17.2 billion industry in 1998 based on revenues, and has grown at a compound annual growth rate, or CAGR, of 11.1% from 1985 to 1998. The U.S. airport market accounted for $6.3 billion of these revenues. Ancillary products offered in addition to vehicle rentals include refueling services, loss damage waivers and used vehicle sales. Industry sources estimate that the U.S. car rental industry will continue to grow, principally due to continued increases in airline passenger traffic, the trend toward shorter, more frequent vacations resulting from the increased number of households with two wage earners, the demographic trend toward older, more affluent Americans who travel more frequently, and increased business travel.

      Prior to 1996, the major car rental companies were each affiliated with automobile manufacturers and served as outlets through which the manufacturers disposed of their excess vehicles. This resulted in an oversupply of cars in the rental industry, a lack of infrastructure development and poor financial performance among car rental companies. In the 1996 Acquisition, Avis Inc., the predecessor to the Franchisor, was acquired by Cendant. The 1996 Acquisition was followed by AutoNation, Inc.'s purchase of both Alamo and National and the purchase of Brac-Opco Inc. by Budget. In 1997, Hertz and Dollar Thrifty Automotive Group, Inc. both completed initial public offerings. Also in 1997, Avis Rent A Car issued shares to the public in the IPO, with Cendant retaining approximately 21%. Significant changes have occurred in the car rental industry as a result of these shifts in ownership, with the industry now characterized by more rational pricing, better vehicle management and improved service and facilities. For example, while industry revenue grew 10.3% in 1998, total fleet size increased only 2%, a reflection of improved vehicle management practices by industry participants. Management believes that these changes resulted in improved profitability for the car rental industry in 1998.

     RENTAL OPERATIONS

      GENERAL. Avis' fleet includes various categories of automobiles, most of which are of the current and immediately preceding model years. Rentals are generally made on a daily, weekend, weekly or monthly basis. Rental charges in the United States usually are computed on the basis of the duration of the rental and may include a mileage charge and vary based upon vehicle category, the day on which the rental begins and local competition and cost factors. Additional charges are made for optional refueling services, loss damage waivers (a waiver of Avis' right to make a renter pay for damage to the vehicle), concession fee recovery, personal accident insurance, personal effects protection, optional products such as cellular phones, child seats and ski racks and, in some instances, additional liability insurance. Most rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental. Avis also generally offers customers the convenience of leaving a rented vehicle at an Avis location in a city other than the one in which it was rented under Avis' "Rent it Here-Leave it There" program, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed.

      UNITED STATES OPERATIONS. At June 30, 1999, Avis operated 539 vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. During 1998, approximately 85% of Avis' U.S. revenue was generated at 208 airports in the United States with the balance generated at Avis' 331 non-airport locations. Avis' emphasis on airport traffic has resulted in a particularly strong rental revenue market position at the major U.S. airports.

      At most airports, Avis is one of five to seven vehicle rental concessionaires. In general, concession fees for airport locations are based on a percentage of total concessionable revenues (as determined by each airport location), subject to a minimum guaranteed amount. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. As a result of airport authority requirements as to the size of the minimum guaranteed fee, smaller vehicle rental companies generally are not located at airports. Avis' concession arrangements with the various airport authorities generally include minimum requirements for vehicle age, operating hours and employee conduct, and provide for relocation in the event of future construction and abatement of fees in the event of extended low passenger volume.

      INTERNATIONAL OPERATIONS. Avis operates in Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. Avis' operations in Canada, Australia and New Zealand were the principal contributors of revenue, accounting for 88% of international revenue in 1998. Revenue from international operations in 1998 was approximately $235.6 million. Avis holds a solid market position in each of the countries in which it operates. In terms of revenue, the operations in Australia and New Zealand are the largest in their respective markets.

     AVIS SYSTEM AND WIZARD SYSTEM SERVICES

      As a participant in the Avis System, Avis has the benefits of a variety of services, including:

     - comprehensive safety initiatives, including the "Avis Cares" Safe Driving Program, which offers vehicle safety information, directional assistance such as satellite guidance, regional maps, weather reports and specialized equipment for travelers with disabilities;

     - standardized system-identity for rental location presentation and uniforms;

     - training programs and business policies, quality of service standards and data designed to monitor service commitment levels;

     - marketing/advertising/public relations support for national consumer promotions including Frequent Flyer/Frequent Stay programs and the Avis on-line Internet website; and

     - brand awareness of the Avis System through the familiar "We try harder" service announcements.

      Under a long-term computer services agreement, ARACS, like other Avis System franchisees, is provided with access to the Wizard System, a reservations, data processing and information management system for the vehicle rental business. The Wizard System is linked to all major travel networks on six continents through telephone lines and satellite communications. Direct access with other computerized reservations systems allows real-time processing for travel agents and corporate travel departments. Among the principal features of the Wizard System are:

     - an advanced graphical interface reservation system;

     - "Roving Rapid Return", which permits customers who are returning vehicles to obtain completed charge records from radio-connected "Roving Rapid Return" agents who complete and deliver the charge record at the vehicle as it is being returned;

     - "Preferred Service", an expedited rental service that provides customers with a Preferred Service rental record printed in their pre-assigned vehicle and a fast convenient check-out;

     - "Wizard on Wheels", which enables the Avis System locations to assign vehicles and complete rental agreements while customers are being transported to the vehicle;

     - "Flight Arrival Notification", a flight arrival notification system that alerts Avis' rental location when flights have arrived so that vehicles can be assigned and paperwork prepared automatically;

     - "Avis Link", which automatically identifies the fact that a user of a major credit card is entitled to special rental rates and conditions, and therefore sharply reduces the number of instances in which Avis inadvertently fails to give renters the benefits of negotiated rate arrangements to which they are entitled;

     - interactive interfaces through third-party computerized reservation systems described under "--Marketing"; and

     - sophisticated automated ready-line programs that, among other things, enable rental agents to ensure that a customer who rents a particular type of vehicle will receive the available vehicle of that type which has the lowest mileage.

      In 1998, the Wizard System enabled Avis to process approximately 30 million incoming customer calls, during which customers inquired about locations, rates and availability and placed or modified reservations. In addition, millions of inquiries and reservations come to Avis through travel agents and travel industry partners, such as airlines. The Wizard System is designed to provide information as to vehicle availability and rates as well as personal profile information in an accurate and timely manner.

     MANAGEMENT INFORMATION SYSTEMS

      Avis also uses data supplied from the Wizard System and airline reservation systems in certain proprietary management information systems to maintain centralized control of major business processes such as fleet acquisition and logistics, sales to corporate accounts and determination of rental rates. The principal components of the systems Avis employs include:

     - FLEET PLANNING MODEL. Avis has created a comprehensive decision tool to develop fleet plans and schedules for the acquisition and disposition of Avis' fleet, along with fleet age, mix, mileage and cost reports based upon these plans and schedules. This tool allows management to monitor and change fleet volume and composition on a daily basis and to develop the lowest cost fleet alternative based on business levels and available Repurchase Programs.

     - YIELD MANAGEMENT. Avis has also created a yield management system which is designed to maximize profits by providing greater control of vehicle availability and rate availability changes at its rental locations. The system monitors and forecasts supply and demand to result in a combination of rentals that will improve the return over time at each location. Integrated into this yield management system is a fleet distribution module that takes into consideration the costs as well as the potential benefits associated with distributing vehicles to various rental locations within a geographic area to accommodate rental demand at these locations. The fleet distribution module makes specific recommendations for movement of vehicles between locations.

     - PRICING DECISION SUPPORT SYSTEM. Pricing in the vehicle rental industry is highly competitive and complex. To improve Avis' ability to respond to rental rate changes in the marketplace, Avis has developed sophisticated systems to gather and report competitive industry rental rate changes every day. The system, using data from third-party reservation systems as its source of information, automatically scans rate movements and reports significant changes to a staff of pricing analysts for evaluation. The system greatly enhances Avis' ability to gather and respond to rate changes in Avis' markets.

     - BUSINESS MIX MODEL. Avis has also developed a strategic planning model to evaluate the discrete segments of its business relative to each other. The model considers revenues and costs to determine the potential margin contribution of each discrete segment. The model develops business mix and fleet optimization recommendations by using data from Avis' financial systems, the Wizard System and the fleet and revenue management systems along with management's objectives and targets.

     - PROFITABILITY MODEL. Avis has developed a sophisticated model which blends a corporate customer's rentals into a pattern that determines fleet costs by developing a profile of the corporate customer's utilization. The model also combines local operations costs with division overhead expenses with a resulting benchmark profitability which is used to determine the financial merit of individual corporate accounts.

     - SALES AND MARKETING SYSTEM. Avis has also developed a sophisticated system of on-line data screens which enables Avis' sales force to analyze key account information of Avis' corporate customers including historical and current rental activity, revenue and booking sources, top renting locations, rate usage categories and customer satisfaction data. Avis uses this information, which is updated weekly and captured on a country-by-country basis, to determine opportunities for revenue growth, profitability and improvement.

     FLEET ACQUISITION AND MANAGEMENT

      FLEET PURCHASING. Avis participates in a variety of vehicle purchase programs with major domestic and foreign manufacturers, principally GM, although actual purchases are made directly through franchised dealers. The average price for automobiles Avis purchased in 1998 for Avis' U.S. rental fleet was approximately $17,895. For the 1998 model year, approximately 80% of new vehicle purchases were GM vehicles, 9% were Chrysler vehicles and the remaining 11% were a combination of Toyota, Nissan, Subaru, Ford, Mazda and Suzuki vehicles. In model year 1999, approximately 87% of Avis' fleet in the United States will consist of GM vehicles, approximately 6% will be Chrysler vehicles and the balance will be provided by other manufacturers. Manufacturers' vehicle purchase programs sometimes provide Avis with sales incentives for the purchase of certain models, and most of these programs allow Avis to serve as a drop-ship location for vehicles, thus enabling Avis to receive a fee from the manufacturers for preparing newly purchased vehicles for use. With regard to, Avis' international operations, vehicles are acquired through negotiated arrangements with local manufacturers and dealers using operating leases or Repurchase Programs.

      Under the terms of Avis' agreement with GM, which expires at the end of GM's model year 2002, Avis is required to purchase at least 188,000 GM vehicles for model year 1999 and maintain at least 51% GM vehicles in Avis' U.S. fleet at all times. The GM Repurchase Program is available for all vehicles purchased pursuant to this agreement.

      IMPACT OF SEASONALITY. Avis' business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. This general seasonal variation in demand, along with more localized changes in demand at each of Avis' operations, causes Avis to vary its fleet size over the course of the year. In 1998, Avis' average monthly fleet size ranged from a low of 187,000 vehicles in January to a high of 231,000 vehicles in July. Fleet utilization, which is based on the number of hours vehicles are rented compared to the total number of hours vehicles are available for rental, ranged from 66% in December 1998 to 83% in August 1998 and averaged 75% for all of 1998.

      VEHICLE DISPOSITION. Avis' current operating strategy is to hold vehicles for less than 12 months with the average fleet age being less than six months. Approximately 99% of the vehicles purchased for Avis' domestic fleet during the 1998 model year, including most GM vehicles, were eligible for Repurchase Programs. These programs impose certain return conditions, including those related to mileage and repair condition over specified allowances. Less than 3.5% of the Repurchase Program vehicles purchased by Avis and returned in 1998 were ineligible for return. Upon return of a Repurchase Program vehicle, Avis receives a price based on the capitalized cost of the vehicle less an agreed upon depreciation factor and in certain cases, an adjustment for damage and/or excess mileage and is thereby protected from a decrease in prevailing used car prices in the wholesale market. Avis also disposes of used vehicles that are not covered by Repurchase Programs to dealers in the United States through informal arrangements or at auctions. The future percentage of Repurchase Program vehicles in Avis' fleet will depend on the availability of Repurchase Programs, over which Avis has no control.

      MAINTENANCE. Avis places a strong emphasis on vehicle maintenance since quick and proper repairs are critical to fleet utilization. To accomplish this task Avis employs two full-time National Institute for Automotive Service Excellence ("ASE") fully certified technician instructors at Avis' headquarters. These instructors have developed a specialized training program for Avis' 350 technicians who operate 87 repair centers. The technicians also maintain a strong relationship with General Motors Service Technology Group. Avis uses advanced diagnostic equipment including GM's "Techline" and "Tech 2" diagnostic computers. Avis' technician training department also prepares its own technical service bulletins that can be retrieved electronically at all of Avis' repair locations. Approximately 80% of Avis' technicians are ASE certified.

     MARKETING

      UNITED STATES. In the United States, approximately 77% of Avis' 1998 rental transactions were generated by travelers who used the Avis System under contracts between Avis and their employers or organizations of which they were members. Avis' corporate sales organization is the principal source of contracts with corporate accounts. Unaffiliated business travelers are solicited by direct mail, telesales and advertising campaigns. Avis' telesales department consists of a centralized staff that handles small corporate accounts, travel agencies, meetings, conventions, tour operators and associations. Working with an advanced system in Tulsa, Oklahoma, the telesales operation produced revenue for the Avis System that exceeded $325 million in 1998.

      Avis solicits contractual arrangements with corporate accounts by emphasizing the advantages of the Wizard System. The Wizard System plays a significant part in securing business of this type because it enables Avis to offer a wide variety of rental rate combinations, special reports and tracking techniques tailored to the particular needs of each account, access to a worldwide rental network and assurance of adherence to agreed-upon rates.

      Avis' presence in the leisure market is substantially less than Avis' presence in the business market. Leisure rental activity is important in enabling Avis to balance the use of Avis' fleet. Typically, business renters use vehicles from Monday through Thursday, while in most areas of the United States leisure renters use vehicles primarily over weekends. Avis' concentration on serving business travelers has led to excess capacity from Friday through Sunday of most weeks. Avis intends to increase Avis' leisure market penetration by capitalizing on Avis' strength at airports and by increased focusing of Avis' marketing efforts toward leisure travelers. An important part of Avis' leisure marketing strategy is to develop and maintain contractual arrangements with associations that provide member benefits to their constituents. In addition to developing arrangements with traditional organizations, Avis has created innovative programs such as the Affinity Link Program which cross-references credit card numbers with Avis Worldwide identification numbers and provides discounts to the cardholders for participating credit card programs. Avis also uses coupons in dine-out books and provides discounts to members of shopping and travel clubs. These programs generated approximately $61 million of leisure business revenue for Avis in 1998. Preferred supplier agreements with select travel agencies and contracts with tour operators have also succeeded in generating leisure business for Avis.

      Travel agents can make Avis System reservations through all four major U.S. based global distribution systems and several international based systems. Users of the U.S. based global distribution systems can obtain access through these systems to Avis' rental locations, vehicle availability and applicable rate structures. An automated link between these systems and the Wizard System gives travel agents the ability to reserve and confirm rentals directly through these systems. Avis also maintains strong links to the travel industry. Avis has arrangements with frequent traveler programs of airlines such as Delta Air Lines Inc., American Airlines Inc., Continental Airlines Inc., United Air Lines Inc. and Trans World Airlines Inc., and with hotels including the Hilton Hotels Corporation, Hyatt Hotels Corporation, Best Western International Inc., and Starwood Hotels and Resorts. These arrangements provide various incentives to all program participants and cooperative marketing opportunities for Avis and the partner. Avis also has an arrangement with Cendant whereby lodging customers who are making reservations by telephone will be transferred to Avis if they desire to rent a vehicle.

      INTERNATIONAL. Avis utilizes a multi-faceted approach to sales and marketing throughout Avis' global network. In Avis' principal international operations, Avis employs teams of trained and qualified account executives to negotiate contracts with major corporate accounts and leisure and travel industry partners. In addition, Avis utilizes centralized telemarketing and direct mail initiatives to broaden Avis' customer base. Avis' sales efforts are designed to secure customer commitment and support customer requirements for both domestic and international car rental needs.

      Avis' international sales and marketing activities promote Avis' reputation for delivering a high quality of service, contract rates, competitive pricing and customer benefits from special services such as Preferred Service, Roving Rapid Return and other benefits of the Wizard System.

      Avis' international operations maintain close relationships with the travel industry including participation in several airline frequent flyer programs, such as those operated by Air Canada Inc., British Airways Plc, Deutsche Lufthansa AG, Ansett Airlines (Australia), and Varig Brazilian Airlines.

     COMPETITION

      The vehicle rental industry is characterized by intense price and service competition. In any given location, Avis may encounter competition from national, regional and local companies, many of which, particularly those owned by the major automobile manufacturers, have greater financial resources than New Avis will. Avis' principal competitors for commercial accounts in the United States are Hertz and National. Avis' principal competitors for unaffiliated business and leisure travelers in the United States are Budget, Hertz and National, and, particularly with regard to leisure travelers, Alamo and Dollar. In addition, Avis competes with a variety of smaller vehicle rental companies throughout the country.

      Competition in the U.S. vehicle rental business is based primarily upon price, reliability, ease of rental and return and other elements of customer service. In addition, competition is influenced strongly by advertising and marketing. New Avis believes that it will be capable of competing for virtually all aspects of the vehicle rental business, except the insurance replacement vehicle business (in which Avis has agreed not to engage in certain markets until June 13, 2000 pursuant to an agreement relating to the sale of Avis' replacement vehicle rental business). In part because of the Wizard System, Avis has been particularly successful in competing for commercial accounts.

      There have been many occasions during the history of the vehicle rental industry in which all of the major vehicle rental companies have been adversely affected by severe industry-wide rental rate cutting, and Avis has, on such occasions, lowered its rates in response to such rate cutting. However, during the past two years, industry-wide rates have increased, reflecting, in part, both increased costs of owning and maintaining vehicles and the need to generate returns on invested capital. Management believes that the effects of any similar fluctuations will be mitigated as a result of the VMS Acquisition since VMS' business is not subject to such industry dynamics.

     INSURANCE

      Avis generally assumes the risk of liability to third parties arising from vehicle rental services in the United States, Canada, Puerto Rico and the U.S. Virgin Islands, for up to $1.0 million per occurrence, through a combination of certificates of self-insurance, insurance coverage provided by a wholly-owned insurance subsidiary, Pathfinder Insurance Company ("Pathfinder"), and insurance coverage secured from unaffiliated domestic insurance carriers. Avis maintains additional insurance with unaffiliated carriers in excess of $1.0 million up to $200.0 million per occurrence. In addition, Avis provides claims management services from its headquarters in New York to all of its locations in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

      Avis insures the risk of liability to third parties in Argentina, Australia and New Zealand through a combination of unaffiliated carriers and Global Excess & Reinsurance, Ltd., a wholly-owned subsidiary established under the laws of Bermuda ("Global Excess"). These carriers provide coverage supplemental to minimum local requirements.

      Under Avis' standard rental contract in most states, Avis provides renters primary automobile liability coverage up to the minimum financial responsibility limits required by applicable law. In many states, the renters' insurance is primary and in the States of California and Texas, Avis does not provide automobile liability coverage for the renter. Higher limits are provided to some United States national corporate accounts and, for an additional daily charge, renters may participate in a group policy of "Additional Liability Insurance" underwritten by Continental Casualty Co. (CNA Group), which increases renters' liability coverage up to $1.0 million. Avis also offer renters, for additional daily charges, "Personal Accident Insurance", which pays medical expenses and accidental death benefits for accidents during the rental period, and "Personal Effects Protection", which insures against loss or damage to the renters' personal belongings during the rental period. Coverages are underwritten by Gulf Insurance Company. In order to capture a portion of the premiums in respect of these coverages, Avis Rent A Car's wholly-owned subsidiary, Constellation Reinsurance Company Limited ("Constellation"), an insurance company established under the laws of Barbados, reinsures such coverages.

     REGULATORY MATTERS

      Avis is subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, retail vehicle sales and labor matters. The principal environmental regulatory requirements applicable to Avis' operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of solid or liquid wastes. Avis operates 245 locations at which petroleum products are stored in underground or above-ground tanks. Avis has instituted an environmental compliance program designed to maintain compliance with applicable technical and operational requirements, including the replacement of underground steel tanks and periodic testing of underground storage tanks. Avis believes that the locations where it currently operates are in compliance, in all material respects, with such regulatory requirements.

      New Avis may also be subject to requirements related to the remediation of, or the liability for remediation of, substances that have been released to the environment at properties owned or operated by New Avis or at properties to which New Avis sends substances for treatment or disposal. Such remediation requirements may be imposed without regard to fault, and liability for environmental remediation can be substantial.

      New Avis may be eligible for reimbursement or payment of remediation costs associated with future releases from its regulated underground storage tanks. Certain of the states in which Avis maintains underground storage tanks have established funds to assist in the payment of remediation costs for releases from certain registered underground tanks. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to New Avis for use in remediating future releases from tank systems.

      A traditional revenue source for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 3.3% of Avis' revenue during 1998 was generated by the sale of loss damage waivers. The U.S. Congress has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. Approximately 40 states have considered legislation affecting the loss damage waivers. To date, 24 states have enacted legislation which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York enacted legislation which eliminated Avis' right to offer loss damage waivers for sale and limited potential customer liability to $100. California and Nevada have capped rates that may be charged for loss damage waivers at $9.00 and $10.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of the repairs. In Illinois, Avis is permitted to sell loss damage waivers at fixed rates. If, however, the customer elects not to purchase the loss damage waiver, the customer's liability is limited to $9,000 unless the customer violates the prohibited use terms of the rental agreement, in which case the customer is liable for the fair market value of the vehicle or the cost of the repairs, whichever is less. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on customers' liability could increase Avis' costs.

      Avis is also subject to regulation under the insurance statutes, including insurance holding company statutes, of the jurisdictions in which Avis' insurance company subsidiaries are domiciled. These regulations vary from state to state, but generally require insurance holding companies and insurers that are subsidiaries of insurance holding companies to register and file certain reports including information concerning their capital structure, ownership, financial condition and general business operations with the state regulatory authority, and require prior regulatory agency approval of changes in control of an insurer and intercorporate transfers of assets within the holding company structure.

      Pathfinder, as a licensed stock insurance company in the State of Colorado, is subject to the applicable rules and regulations of the Colorado Insurance Department. The Colorado Insurance Law provides that no person may acquire control of Avis Rent A Car, and thus indirect control of Pathfinder, unless it has obtained prior approval of the Colorado Insurance Commissioner for such acquisition. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a Colorado domestic insurance company or of any company which controls a Colorado domestic insurance company. Any purchaser of 10% or more of Avis Rent A Car's outstanding voting equity would be presumed to have acquired control of it, unless such presumption is rebutted by a showing that such control does not in fact exist. Accordingly, any purchase of voting equity representing 10% or more of Avis Rent A Car's voting power would require prior approval by the Colorado Insurance Department.

      Global Excess is subject to Bermuda Insurance Laws, which require Global Excess to file a Bermuda statutory financial return in the form prescribed by Bermuda Insurance Laws. Any transfer of shares of Global Excess by Avis will require the approval of the Bermuda Monetary Authority, Foreign Exchange Control. In addition, Constellation is required to file an annual financial return in accordance with Barbados Insurance Regulations.

      The payment of dividends to Avis by Avis' insurance company subsidiaries, Pathfinder, Global Excess and Constellation, are restricted by government regulations in Colorado, Bermuda and Barbados affecting insurance companies domiciled in those jurisdictions.

     EMPLOYEES

      Avis has approximately 19,000 employees worldwide, of whom approximately 18,000 serve in various capacities at its rental locations, with the balance engaged in executive, financial, sales and marketing, and administrative capacities. Approximately one-third of Avis' employees are represented by various unions under contracts expiring at various dates. No local union represents more than 3.5% of Avis' employees. Avis believes its relationships with its employees are good.

     PROPERTIES

      Avis leases or has concessions relating to space at 507 locations in the United States and 161 locations outside the United States. Of those locations, 208 in the United States and 67 outside the United States are at airports. Typically, an airport receives a percentage of vehicle rental revenues, with a guaranteed minimum. Because there is a limit to the number of vehicle rental locations in an airport, vehicle rental companies frequently bid for the available locations, usually on the basis of the size of the guaranteed minimums. Avis and other vehicle lease firms also lease parking space at or near airports and at their other vehicle rental locations.

      Avis leases almost all of its vehicle rental facilities. The airport facilities are located on airport property owned by airport authorities or located near the airport in locations convenient for bus transport of customers to and from the airport. Avis' airport locations serve as the administrative headquarters for Avis' non-airport locations nearest to those airport locations and, as a general rule, each airport location includes vehicle storage areas, a vehicle maintenance facility, a car wash, a refueling station and rental and return facilities. Avis' non-airport facilities generally consist of a limited parking facility as well as a rental and return counter and are often subject to long-term leases with renewal options. Certain of these leases also have purchase options at the end of their terms.

    Avis' principal offices are in Garden City, New York where it leases approximately 250,000 square feet under a sublease agreement with Cendant through the year 2015. The Avis reservation system is operated by Cendant from leased space in Tulsa, Oklahoma, where we sublease for certain marketing activities. Avis maintains terminal network facilities which Avis uses in connection with the Wizard System in Garden City and Tulsa. Avis also leases approximately 58,000 square feet in a building owned by Cendant in Virginia Beach, Virginia that serves as a satellite administrative and reservation facility.

    LEGAL MATTERS

    From time to time, Avis is subject to routine litigation incidental to its business. Avis maintains insurance policies that cover most of the actions brought against it. Avis is not currently involved in any legal proceeding which Avis believes would have a material adverse effect upon its financial condition or results of operations.

VMS

    INDUSTRY OVERVIEW

    VEHICLE LEASING INDUSTRY. Management estimates that corporations in the United States, Canada, the United Kingdom and Germany (the markets in which VMS currently competes) made expenditures of over $125 billion in 1998 with respect to their vehicle fleets for depreciation and interest, management and operations. These expenditures are driven by growth in the number of vehicles operated by these companies. The U.S., Canadian, U.K. and German vehicle leasing markets are highly fragmented. Management estimates that in 1998, approximately 61% of the combined U.S. and Canadian and a significant portion of the U.K. and German vehicle leasing markets were unserved by third-party fleet management companies, which we believe indicates a significant market opportunity. Management believes that growth in the third-party vehicle leasing industry is principally driven by a general trend toward outsourcing. As companies focus on their core competencies and competition drives corporate cost reduction efforts, we believe that they are more likely to rely on third-party fleet management companies.

    FUEL CARD INDUSTRY. Management estimates that corporate vehicle fleets in the United States, Canada, the United Kingdom and Germany (the markets in which VMS currently competes) made fuel expenditures of over $85 billion in 1998. The growth of the fuel card industry has been driven by corporations seeking to control costs and monitor corporate credit card usage. Technological advances have enabled fuel card providers to penetrate this market with point-of-sale networks, information management products and enhanced customer services. With increased competition, major oil companies are further driving growth in the industry by accepting independent fuel cards in addition to their own private label cards. We believe that significant expansion opportunities remain, as management estimates that approximately 45% of both the U.S. and U.K. fueling markets remain unpenetrated by fuel card providers. In addition, many major oil companies outsource their private label fuel card processing services to third-party processors.

    PRODUCTS AND SERVICES

    VMS' vehicle management services are divided into two principal categories:
(1) asset-based products and services and (2) fee-based products and services. Asset-based products are the services clients require to acquire, lease and dispose of a vehicle. VMS leases more than 350,000 units on a worldwide basis through both open-end and closed-end lease structures. As is market convention, financing of the vehicle leases is directly linked to several other asset-based products and services, such as vehicle acquisition, title and registration, vehicle remarketing, and vehicle management consultation, including fleet policy and vehicle recommendation.

    Fee-based products are designed to allow clients to effectively manage costs and enhance driver productivity. VMS' main fee-based products are fuel services, maintenance services and accident management. VMS also offers a variety of other fee-based vehicle management products and services, including acquisition/remarketing of non-leased vehicles under management, vehicle management outsourcing, and miscellaneous fee-based services. In 1998, VMS bore the credit risk with respect to 95% of its total fuel card charge volume and 100% of its maintenance card charge volume. Customer defaults in 1998 as a percentage of total VMS billings were approximately 0.06%. Payments in respect of fuel cards and maintenance cards are generally due within 15 to 30 days of billing.

    Leasing and directly-related products and services are frequently combined with other related fee-based products and services such as accident management, vehicle maintenance cards and fuel cards. Through use of these related services, customers (1) receive access to VMS' broad network of vehicle-related suppliers and (2) are able to access comprehensive information on total fleet operating costs and characteristics, enabling better management of total fleet operations. VMS frequently cross-sells its asset-based and fee-based products and services. Management estimates that approximately 65% of North American and 100% of U.K. leasing customers use at least one fee-based product or service.

    The following chart sets forth the products and services provided by VMS through PHH North America, PHH Europe and WEX:

                                                                                      PHH
                                                                                 NORTH AMERICA          PHH EUROPE           WEX
                                                                             ---------------------  -------------------     -----
ASSET-BASED
  Vehicle Leasing..........................................................                X                     X
  Vehicle Acquisition......................................................                X                     X
  Vehicle Remarketing......................................................                X                     X
  Fleet Management Consultation............................................                X                     X
  Title and Registration Services..........................................                X                     X

FEE-BASED
  Fuel Cards and Related Services..........................................                X                     X                X
  Maintenance Cards and Related Services...................................                X                     X                X
  Accident Management Services.............................................                X                     X                X
  Vehicle Acquisition/Disposition..........................................                X                     X
  Data Polling/Loyalty.....................................................                                      X
  Directed Vehicle Rental..................................................                X                     X
  Fleet Administration.....................................................                X                     X
  Customized Expense Reporting.............................................                X                     X
  Re-titling and Re-registration...........................................                X                     X

    The following charts set forth, for each of PHH North America, PHH Europe and WEX, the percentage of 1998 net revenues (after Fleet Costs with respect to PHH North America and PHH Europe) attributable to asset-based and fee-based services:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                PHH NORTH AMERICA     PHH EUROPE     WRIGHT EXPRESS
Fee-Based                       31%            16%                0%
Asset-Based                     69%            84%              100%

ASSET-BASED PRODUCTS AND SERVICES

    VEHICLE LEASING

    Vehicle leases can be either open-end or closed-end. Open-end leases can be structured on either a fixed rate or floating rate basis (where the interest component of the lease payment changes month to month based upon an index) depending upon client preference. Open-end leases are typically structured with a 12 month minimum lease term, with month to month renewals thereafter. Open-end leases are typically pursuant to a contract whereby VMS agrees to lease vehicles to a customer in exchange for an interest markup and a separate monthly management fee that covers a variety of related services (e.g., vehicle remarketing, title and registration, etc.). The residual risk on the value of the vehicle at the end of the lease term remains with the lessee under an open-end lease, except for a small amount which is retained by VMS. The average open-end leased vehicle remains in service for approximately 36 months. Closed-end leases are structured with a fixed term with the lessor retaining the vehicle residual risk. The most prevalent closed-end lease terms are 24 months, 36 months, and 48 months.

    In North America, VMS offers customers a range of open-end vehicle leasing products, representing 96% of the vehicles financed by VMX in North America. VMS' total North American vehicle leasing revenues were approximately $95.6 million after fleet costs in 1998, consisting of $59.5 million of net interest income and $36.1 million of leasing management fees. VMS' North American vehicle lease portfolio has grown from $2.85 billion, representing 272,000 vehicles, in 1996 to $2.96 billion, representing 283,000, vehicles in 1998.

    In North America, VMS generally structures open-end leases on a floating rate basis (approximately 82% of total current North American portfolio), but occasionally structures them under fixed rate terms. Interest payments under floating rate leases vary month to month in accordance with changes in rates of typically one-month commercial paper plus the agreed upon spread. Interest payments under fixed rate leases are typically priced as a spread to two-year treasury bills and remain constant for the life of the lease. The lessee under a floating rate lease generally has the option to convert it to a fixed-rate lease on 30 days notice to VMS.

    In Europe, VMS offers customers traditional closed-end leases, representing 89% of the book value of total vehicles financed by VMS in Europe, and, to a lesser extent, open-end vehicle leasing products. The closed-end lease structure is preferred in Europe due to certain accounting regulations which permit off-balance sheet treatment only for closed-end leases. VMS utilizes independent third party valuations and internal projections to set the residuals utilized for its closed-end leases. Closed-end lease revenues consist of the net interest spread over VMS' cost of funds implicit in the lease and any gain generated on VMS' residual position. VMS' total European vehicle leasing revenues (excluding sales of residual positions on closed-end leases) were approximately $26.0 million in 1998.

    VMS' European vehicle lease portfolio has grown from $505 million, representing approximately 31,000 vehicles, in 1996 to $824 million, representing approximately 53,000 vehicles, in 1998. The market in the United Kingdom has seen a considerable shift towards closed-end leases in recent years driven by clients' desire for off-balance sheet financing.

    In order to maintain a strong overall credit risk portfolio and minimize bad debt write-offs, VMS conducts extensive credit and financial analyses prior to underwriting a lease or granting an extension, and monitors each customer's credit and collection performance.

    VEHICLE ACQUISITION

    VMS uses its relationships with major vehicle manufacturers, including the "Big 3" (General Motors, Ford and Chrysler) in North America and General Motors, Ford and Rover Group Limited in Europe, to facilitate the efficient purchase and convenient delivery of leased vehicles.

    In North America, VMS assisted customers with the purchase of approximately 95,500 vehicles in 1998. In the United States, VMS typically orders vehicles to be custom built by the manufacturer through dealers (principally its two owned dealerships). In 1998, approximately 29%, 39%, and 30% of vehicles were purchased through Chrysler, Ford and General Motors, respectively. VMS received net fees from manufacturers as well as other fees approximating $40.3 million in 1998 in exchange for facilitating vehicle purchases. The vehicle acquisition process through the manufacturers generally takes 4 to 6 weeks and is utilized on approximately 81% of the vehicles purchased by VMS in the united states. VMS purchases the remaining 19% of U.S. Vehicles "off-the-lot" generally in order to satisfy customers' turnaround time requirements. VMS generally charges customers a "network" fee for these purchases in order to offset the loss of manufacturers' revenues.

    In Canada, which accounts for approximately 11% of VMS' North American vehicle orders, VMS primarily orders vehicles through negotiated contracts with third-party dealerships. On Canadian orders, VMS receives (1) a network fee from the customer, and (2) in certain cases a discount from the individual third-party dealership. In all cases, VMS arranges to have vehicles delivered to dealerships located near customers' fleet drivers.

    In the United Kingdom, VMS typically orders vehicles to be built to its customers' specifications through its preferred network of selected dealers (unlike the situation in the United States, VMS does not own any vehicle dealerships in Europe). In 1998, approximately 25%, 15%, and 12% of vehicles were purchased from General Motors, Ford and Rover, respectively. VMS receives fees from customers and, in certain cases, receives revenue directly from the vehicle manufacturers in the form of rebates linked to purchased volumes. In 1998, almost 25,000 new vehicles were purchased for customers in the United Kingdom.

    VEHICLE REMARKETING

    In North America, VMS sells used vehicles for vehicle leasing customers across the United States and Canada (where it owns two vehicle remarketing centers located near Toronto and Montreal) through a wide range of remarketing channels, such as independent and franchised dealers, dealer auctions, public auctions, and salvage dealers, as well as to dealers themselves.

Approximately 95,000 used vehicles under VMS leases were re-sold by it in 1998. In Europe, VMS sells used vehicles (both open-end leased and company-owned), primarily through auctions as well as dealer groups. VMS vehicles often command a premium when resold because of, among other things, VMS' reputation for maintaining its vehicles. In both North America and Europe, VMS handles the complete administrative and documentation aspects of used vehicle sales, and it also organizes programs whereby used vehicles are sold to customers' employees. For leased vehicles under management, vehicle remarketing services are provided as part of the lease contract and thus do not generally generate additional fees.

    FLEET MANAGEMENT CONSULTATION

    In North America, VMS provides customers with comprehensive fleet consulting services, including fleet policy analysis and recommendations, tax and regulatory analysis, benchmarking analysis, and vehicle recommendations and specifications. VMS provides consulting services based mainly on (1) the extensive knowledge and experience of its North American sales, marketing and customer relations employees, and (2) its comprehensive vehicle management database which evaluates vehicles and driver productivity based on performance, cost and other criteria.

    TITLE AND REGISTRATION SERVICES

    In North America, VMS provides vehicle title administration services for customers when they initially lease vehicles in the U.S. and Canada. VMS relies upon the extensive knowledge of its experienced employees regarding administrative vehicle requirements and its established widespread network of contacts to successfully deliver such services.

FEE-BASED PRODUCTS AND SERVICES

    FUEL CARDS AND RELATED SERVICES

    VMS provides customers with fuel card programs which facilitate the payment, monitoring, and control of fuel purchases. Fuel is typically the single largest fleet-related operating expense, generally accounting for over 70% of total operating expenses. By using fuel cards, VMS' customers receive the following benefits from the fuel card: (1) access to more fuel brands and outlets than other private label corporate fuel cards, (2) point-of-sale processing technology for fuel card transactions that enhances customers' monitoring of purchases, and (3) consolidated billing and access to other information on fuel card transactions, which assists customers with evaluation of overall fleet performance and costs.

    In North America, VMS provides fuel services through both WEX and PHH North America. WEX is a leading provider of fuel cards and related services such as information management and payment processing to car, van and truck fleets throughout North America. WEX provides fuel cards and related value-added services primarily through three distribution channels: (1) its proprietary "universal card", (2) private label cards, and (3) co-branded cards marketing. Total cards outstanding have increased from 519,000 in 1994 to approximately 1.6 million in 1998 due to the success of the co-brand and private label partners' marketing programs, as well as successful targeted marketing of large fleets with WEX's universal card.

    WEX's proprietary universal card is sold directly to fleet customers and is accepted by all of the major petroleum marketers, representing approximately 130,000 of the 160,000 fueling sites throughout the united states. Approximately 579,000 universal cards were outstanding at December 31, 1998. The universal card provides fleet operators with access to the gas station of their choice and also provides them with a consolidated statement that reports detailed purchasing activity, including the items purchased, date and time of purchase, odometer reading, cost and vehicle performance information.

    WEX has developed approximately 20 private label fuel card relationships with regional and national fuel oil marketers, including Mobil, Circle K, Gulf, Crown, Fina and Imperial Oil Ltd. (Esso Canada) as a value-added service for the marketers' fleet customers. The fuel oil marketers outsource all or part of their fleet fuel card programs to WEX. Management believes that WEX's private label cards and services enhance an individual oil company's gallon sales volume and brand awareness, while also providing a full range of financial and information processing services to the fleet fuel card customer. Approximately 474,000 private label cards were outstanding at December 31, 1998.

    Under the co-branded marketing approach, WEX fuel cards are issued in conjunction with commercial vehicle leasing companies, vehicle manufacturers, associations and other sponsoring entities. These cards allow WEX's partners and customers to add fuel cards and related services to their product lines and thereby offer more integrated vehicle management solutions to customers. WEX has approximately 20 co-brand partners, including over half of the national commercial leasing concerns such as GE Capital Fleet Services, Enterprise Fleet Services, Wheels Inc. and Automotive Rentals Inc. Approximately 530,000 WEX fuel cards were outstanding under co-branded marketing programs at December 31, 1998.

    WEX's fuel cards generate revenue from four primary sources: discount fees, processing fees, card fees and other fees. WEX generates revenue through driver purchases of fuel or maintenance services under universal, co-branded or private label-funded fuel cards at merchant sites. A funded card is one in which WEX pays the fuel merchant and holds the accounts receivable on its balance sheet until collecting from its customers. WEX has generally negotiated three-year to five-year contracts with merchant oil companies and service providers that sell fuel and services to fleet customers. These contracts include a discount fee percentage (payable to WEX) that is applied to dollar purchase volume.

    Processing fees are primarily generated when a private label-unfunded charge card (i.e. accounts receivable are held on the balance sheet of the private label partner instead of WEX) is used at a merchant location. In lieu of the discount fee payable by the fueling merchant which is typically earned by WEX on a funded charge card, on unfunded cards, a fee is charged per transaction processed, payable to WEX by the private label customer. In addition, certain co-brand relationships include a transaction-based fee which is reflected in this revenue category. WEX's revenue also includes monthly and transaction-based card fees billed to both universal card customers and private label and co-brand partners. Other revenue earned by WEX includes fees related to additional processing services which leverage WEX's sophisticated electronic network system to provide customized information to customers (e.g., fuel use, costs, regulatory standards, and fuel trends, etc.). Other fees also include miscellaneous finance charges and marketing services provided to private label customers.

    PHH North America also provides fuel cards, principally to existing leasing-related customers. At December 31, 1998, there were approximately 290,000 cards outstanding (plus an additional 17,000 "one cards", which are discussed below) in North America, including 72,000 in Canada. With respect to approximately 63% of PHH North America's fuel card volume, a percentage of the amount charged on such cards is deducted from amounts remitted to the fuel company and kept as revenue by PHH North America.

    In 1997, PHH North America (in partnership with MasterCard) initiated a trial issuance of a co-branded, multi-purpose (e.g., fuel, maintenance, travel and entertainment, etc.) corporate card for its customers. The card targets the 22% of corporate fleet managers that are also responsible for management of travel and entertainment expenses. The "one card" product combines travel and entertainment and corporate purchasing capability of the MasterCard platform with PHH North America's fuel and maintenance card functionality. The response to the "one card" has been favorable, and management expects to significantly increase the volume of "one cards" outstanding by the end of 1999. The product's competitive advantage is based on linking a corporate customers three major business spending categories through the card to PHH North America's Spin data warehouse, thereby giving customers the ability to access detailed integrated information on a "real-time" basis.

    PHH Europe manages over 1.2 million fuel cards. Its own brands include All Star-TM- (approximately 600,000 cards outstanding) and Dial Card-TM-(approximately 450,000 cards outstanding), which are accepted at over 12,000 fueling sites in the United Kingdom. In return for a fee, PHH Europe also provides processing support for approximately 100,000 fuel cards on behalf of third parties on a private label basis and approximately 45,000 local account cards on behalf of oil companies (the latter's usage being restricted to use at the particular oil company's branded sites only).

    A percentage of the amount charged on each fuel card is deducted from amounts remitted to retail fueling merchants and kept as revenue by PHH Europe. Total fuel purchased on PHH Europe's fuel cards in 1998 equaled approximately $3 billion, representing approximately 610 million gallons of fuel. In addition, PHH Europe receives an annual per card fee negotiated on a per customer basis.

    MAINTENANCE CARDS AND RELATED SERVICES

    VMS offers customers vehicle maintenance charge cards that are used to facilitate repairs and maintenance payments. The vehicle maintenance cards provide customers with benefits such as (1) negotiated discounts of up to 40% off full retail prices through VMS' supplier network, (2) access to VMS' in-house team of over 124 certified maintenance experts that monitor each card transaction for policy compliance, reasonableness, and cost effectiveness and
(3) inclusion of vehicle maintenance card transactions in a consolidated information and billing database that helps evaluate overall fleet performance and costs. VMS maintains an extensive network of service providers in the United States, Canada and the United Kingdom to improve ease of use by the client's drivers.

    In North America, the number of VMS vehicle maintenance charge cards issued and outstanding has grown from 247,000 in 1996 to 282,000 at December 31, 1998, with approximately 210,000 cards issued and outstanding in the U.S. and an additional 72,000 cards in Canada. Cards are used at VMS' North American network of over 72,000 preferred vehicle-related suppliers. The network includes over 34,000 "national account" suppliers, including Goodyear Tire & Rubber, Firestone, Jiffy Lube and Safelite Glass. Total 1998 North American maintenance card charge volume for VMS was $160.7 million in 1998, representing an increase of 7.8% over 1997. In exchange for channeling significant business to key suppliers and facilitating purchases and prompt payments by its customers, VMS receives a percentage discount on each maintenance card transaction from the participating preferred supplier. North American customers also pay VMS a monthly fee.

    In conjunction with its maintenance cards, VMS serves its North American customers through utilization of a market-leading maintenance management system. Each time a VMS maintenance card is used for a purchase exceeding an agreed-upon dollar limit at an authorized vehicle-related supplier location, the supplier's maintenance personnel are required to review the order by phone with one of VMS' ASE certified mechanics. Prior to authorizing each maintenance purchase, the maintenance specialist considers the particular vehicle's maintenance history and warranty status and the customer's particular maintenance spending policy. This process improves compliance with the customer's maintenance policies while reducing operating costs and enhancing overall fleet maintenance levels. Subsequent to each transaction, maintenance card activity is stored in the Spin data warehouse, thereby assisting in the comprehensive long-term tracking of each vehicle and driver.

    In Europe, VMS offers "FleetCards-TM-" that are used to facilitate repair and maintenance payments. At December 31, 1998, VMS had over 137,000 cards outstanding in Europe, and total charge volume in 1998 was $156 million. In exchange for facilitating purchase and prompt payments by its European customers, VMS receives a fee on each maintenance transaction from its network of maintenance providers. Revenues also include a monthly per card fee.

    With the FleetCard, clients are able to control maintenance costs by having one of VMS' qualified technicians (who access the full service history of the vehicle in VMS' computerized database) intervene to monitor the transactions and significantly increase the likelihood that only necessary maintenance transactions occur, taking into consideration factors such as the particular vehicle's maintenance history and the customer's specific maintenance policies. In addition to this assistance, clients receive benefits such as (1) substantial discounts through the unit's network of 12,500 suppliers (one of the largest networks in the industry), and (2) additional cost savings through an overall evaluation of fleet performance.

    In Europe, VMS also provides a specialized truck fleet maintenance program that has approximately 16,500 units under management, as well as commercial closed-end leases and rental services.

    ACCIDENT MANAGEMENT SERVICES

    VMS provides clients with comprehensive accident management services such as
(1) providing prompt assistance after receiving the initial accident report from the driver (i.e. facilitating emergency towing services and car rental assistance, etc.), (2) organizing the entire vehicle appraisal and repair process through a network of preferred repair and body shops, (3) coordinating and negotiating potential accident claims and (4) entering accident and repair information into the data warehouse for future management use. Customers receive benefits from these accident management services such as (1) convenient, coordinated 24-hour assistance from VMS' call centers, (2) access to VMS' leverage with the repair and body shops included in their preferred supplier network (one of the largest in the industry), which typically provides customers with favorable repair terms, (3) expertise of VMS' damage specialists, who monitor vehicle appraisals and repairs for cost-efficiency and compliance with each customer's specific repair policy, (4) services of VMS' claims experts, who assess subrogation potential and, if necessary, attempt to negotiate maximum recovery, and (5) significant additional information on vehicle and driver performance (i.e., accident and claims history, etc.) that is consolidated into the SPIN data warehouse or the European data warehouse, as applicable, and can be used to help manage customers' overall vehicle management costs.

    In North America, VMS provides customers with comprehensive accident management services. The number of units served has grown from 101,000 in 1996 to 140,000 at December 31, 1998. In North America, customers generally pay VMS a fee for accident management services on a per-incident basis. VMS also retains a percentage of any subrogation recovery. In exchange for facilitating repair purchases and prompt payments by its customers, VMS typically also receives a negotiated discount on repair expenditures directly from the preferred repair and body shops. Approximately 25,000 incidents are serviced by VMS in North America per annum.

    VMS also provides comprehensive accident management services in Europe. The number of cards issued by VMS in Europe has grown from 98,500 in 1996 to 187,800 at December 31, 1998. In Europe, customers generally pay VMS a fee either on a per-incident or per-unit-per-month basis for accident management services. In addition, in exchange for facilitating repair purchases and prompt payments by its customer, VMS also typically receives a discount on repair expenditures from the preferred repair and body shops. Approximately 96,000 incidents are serviced by VMS in Europe per annum.

    VEHICLE ACQUISITION/DISPOSITION

    In North America, VMS acquires and disposes of vehicles for fleet customers which it does not finance. Revenues are generated from associated manufacturers' fees, and, in certain cases, from a separate fee for acquisition and disposal paid by the customer. Approximately 10,000 units were acquired or disposed of in 1998.

    In Canada, VMS also sells vehicles for its Canadian fleet and certain third parties, such as insurance companies that do not have fleets, through its two owned remarketing centers in Canada. Approximately 21,000 third party vehicles and approximately 4,500 VMS vehicles were sold under this program in 1998.

    At December 31, 1998, VMS also managed nearly 91,000 units through its total outsourcing service called fleet administrative services ("FAS"). Through FAS, VMS provides full service fleet administration functions, including policy management, vehicle selection and responding to driver inquiries. VMS is currently developing technology to allow FAS personnel to interact more directly with drivers of fleet vehicles.

    DATA POLLING/LOYALTY

    In Europe VMS owns a system with data polling capability (i.e. the electronic capture of card transaction data from point-of-sale-terminals) and accordingly, VMS supplies its own polling data for certain of its cards, thus limiting the need to purchase such data from banks or other third parties. In addition to using such data internally, VMS also sells it directly to customers, building on the advantage of a more customized, independent and generally lower-cost service than is available from bank-owned competitors. VMS polls approximately $2.35 billion of card transactions each year from sites across the United Kingdom, making it the United Kingdom's largest independent data polling bureau and electronic payment processor. VMS is able to provide point-of-sale terminal supply, rental, and management and expert processing advice and support, and it receives weekly fees per terminal polled, rental fees for the terminals provided, and fees for management information reports provided to its customers.

    VMS has also developed its polling capability to capture information other than card charge data. It has leveraged this capability to help corporations manage loyalty programs (i.e. corporate incentive programs). For example, VMS tracks telephone user talk time (capturing data on over 2 million calls daily) for a wireless telecommunications company in the United Kingdom. The telecommunications company awards heavy users with loyalty points that entitle them to receive certain benefits.

    DIRECTED VEHICLE RENTAL

    In Europe, VMS sells car hire services as an adjunct to its vehicle management and leasing services. The business handled over 97,000 rentals (average duration 6 days) in 1998, an increase of 13.0% over 1997. It utilizes a network of car hire suppliers including Avis, National, Hertz and Kennings and does not take the risks of ownership of a car hire fleet itself. Revenues are earned by negotiating volume discounts with the car hire suppliers and then keeping a "mark-up" for VMS, while still providing an all-in price savings to customers. PHH North America provides similar services.

    OTHER SERVICES

    In North America, VMS also offers customers a variety of other fee-based services that are not directly related to vehicle leases including: (1) customized vehicle expense reporting, (2) re-titling and re-registration services, and (3) other miscellaneous vehicle management services.

    SALES AND MARKETING

    GENERAL. VMS has over 560 professionals dedicated exclusively to its sales, marketing and customer relations efforts. Management believes that this team of experienced professionals, together with VMS' complementary information technology have helped create both strong long-term customer relationships as well as opportunities for new account penetration.

    PHH NORTH AMERICA. PHH North America has over 270 professionals dedicated exclusively to sales, marketing and customer relations. Approximately 40 professionals are directly responsible for prospective sales and marketing, organized geographically and by targeted fleet sizes and in some cases by industry/target market. The sales force compensation structure is approximately 60% salary and 40% commission, with overall compensation levels being competitive with industry standards. Each salesperson is responsible for marketing prospective customers with the entire range of PHH North America products and services. Salesperson performance is measured on number of new unit orders, fee-based revenues, and new account profitability.

    Approximately 230 employees are dedicated to managing existing customer accounts. In order to best service different customer groups, account executives and their teams are organized primarily by geography and customers' fleet size. On average, each tenured account executive is responsible for customers that generate an aggregate of approximately $3.5 million in annual revenues. Account executive performance is measured based on customer satisfaction and growth in revenues and profitability. Working in teams with the account executives, support professionals manage day-to-day administrative and related needs for existing customers.

    Increased technological capabilities and expectations have dramatically changed the ways that vehicle management companies can interact with both prospective and existing customers. Management believes that PHH North America's technology gives its sales, marketing and customer relations professionals a competitive advantage in providing quality products and services to both prospective and existing accounts. PHH North America's technology enables its sales, marketing and customer relations professionals to: (1) sell an integrated set of products and services that are billed and analyzed from the same consolidated information database, (2) respond quickly and efficiently to customers' information requests through use of the SPIN data warehouse, (3) dedicate additional time to new product and account development, as customers learn to access and manipulate information on their own through PHH Interactive on the internet, and (4) structure competitive bid pricing and other customer initiatives to manage risk-adjusted profitability, through use of a proprietary activity-based costing model.

    PHH EUROPE. PHH Europe has over 150 professionals dedicated exclusively to sales, marketing and customer relations. Approximately 50 professionals are directly responsible for prospective sales and marketing, organized geographically and by product segment. The sales force compensation structure is approximately 50% salary and 50% commission, with overall compensation levels being competitive with industry standards. Each salesperson is responsible for marketing prospective customers with the entire range of vehicle management products and services, but dedicated sales forces are focused on particular customer segments, like trucks, fuel, etc. Salesperson performance is measured based on new revenue generation.

    Approximately 91 employees are dedicated to managing existing customer accounts. In order to best service different customer groups, account executives and their teams are organized primarily by size and geography. Top U.K. customers, typically generating revenues in excess of $1 million, are managed by group account directors, with intermediate size clients supported by account managers, and small fleet size clients serviced by both office-based (by telephone) and field-based representatives. Account executive performance is measured based on customer satisfaction and penetration and growth in revenues and profitability.

    WEX. The WEX sales and marketing effort is organized by distribution channel, with the majority of resources focused on development of the Universal Card channel. Within this channel, teams are organized by fleet size to improve coverage of each customer segment. In particular, broad-based coverage is afforded to developing the small fleet segment (i.e. fleets of 10 to 30 vehicles), while dedicated sales effort is focused on large, more easily identified fleets.

    With respect to the co-brand and private label channels, increasing cards outstanding is more the result of sales efforts by the co-brand or private label partner, rather than direct marketing efforts by WEX. In some cases, private label partners pay WEX to help market the cards.

    As the discount percentage received from fuel merchants is the same irrespective of the applicable distribution channel, the primary pricing decision to be made by WEX relative to each bid situation concerns the amount of the card fee to be charged. Sales representatives utilize a model that evaluates the overall economics associated with each customer to determine the appropriate card fee.

    LEGAL MATTERS

    VMS currently is a defendant in several lawsuits, none of which is expected to have a material adverse effect on its financial condition or results of operations.

    PHH North America is regularly named as a defendant in lawsuits arising from accidents involving leased vehicles. In accordance with the terms of PHH North America's standard lease agreements, lessees are required to provide physical damage and liability insurance and to defend and hold harmless PHH North America entities in the event of any such litigation. Although PHH Europe also has this contractual protection, it is rarely named as a defendant in this type of litigation. We intend to obtain insurance coverage for VMS similar to that which Avis currently has.

    In addition, Harpur is the defendant in a lawsuit filed by Richbell Information Services Inc., The Richbell Group Limited and David Elias, claiming damages in the amount of $240 million for allegedly conspiring to defraud Mr. Elias of his interest in H-G Holdings, Inc., the former parent of Harpur. Pursuant to the Merger Agreement, PHH Corporation and PHH Holdings have agreed to provide the defense of this claim, and to indemnify Avis Rent A Car and Avis Fleet for any damages they may suffer in connection with such claim, to the extent such damages exceed $500,000.

    TECHNOLOGY

    PHH NORTH AMERICA. With the introduction of the SPIN data warehouse and PHH Interactive, an Internet-based vehicle management program, PHH North America became the first company in its industry to offer full capabilities in fleet data warehousing, reporting and retrieval via the Internet. Recently, PHH North America was nominated for a Computer World Smithsonian Award for its innovative creation of a data warehouse with Internet access.

    PHH North America initiated the development of SPIN in 1996 and has since gathered and consolidated a large amount of historical fleet data, which used to be clustered in various vehicle management departments and mainframe computers. Management believes that SPIN is the largest data warehouse in the industry with 750 gigabytes of allocated space and contains years of essential data, including vehicle acquisition costs, maintenance/repair history, accident information, expense reports, driver history, safety records and used vehicle sales reports. The SPIN data warehouse resides partially on a mainframe computer owned by Cendant and partially on a local area network at PHH North America's headquarters in Hunt Valley, MD.

    The value of SPIN to customers and PHH North America was further enhanced by the recent introduction of PHH Interactive, which provides customers "real-time" access to the essential data of their own fleet contained in SPIN, down to the vehicle unit level. Through PHH Interactive, vital statistics can be easily generated directly by customers in customized reports to accommodate the particular business needs of each customer. Fleet managers can also gauge the performance of their fleets by benchmarking their own statistics against industry composites available from the SPIN database. As a result, PHH Interactive creates value for customers by transforming raw data into usable information. PHH Interactive was internally developed by VMS-affiliated web designers and developers, operations experts and customer service professionals, and tested extensively with customers before being officially introduced. The system registers an average of 70,000 hits per day.

    PHH EUROPE. PHH Europe's operations utilize Cendant's Garden City, New York data center, which utilizes the latest IBM mainframes and EMC storage devices. This infrastructure is connected across the Atlantic by multiple leased circuits. Within Europe, PHH Europe has a network of terminals which forms one of the largest independent credit card data collection operations in the United Kingdom and extends through Ireland and Germany.

    PHH Europe has developed significant databases which aggregate years of essential data including vehicle acquisition costs, maintenance/repair history, accident information, expense reports, driver history, safety records, and used vehicle sales reports. Most customer transactions are fed into these reporting databases for analysis and reporting to PHH Europe customers. The system allows for the production of special output (magnetic tape and disk files with transaction data) for clients who wish to do their own analysis. Extracts are also produced to update Fleetcom, an on-line system for clients who require an interactive screen-based reporting capability. Updates to Fleetcom are provided weekly or monthly, depending on client needs.

    PHH Europe has also incorporated additional forms of technology into its operations in order to streamline processes and reduce customer costs. For example, in providing accident management services, PHH Europe eliminates, in many cases, the need for an insurance adjuster to visit the vehicle prior to authorizing repairs. This is accomplished by incorporating digital camera technology at various preferred repair sites which provide electronic images directly to VMS-affiliated repair professionals via their computers. Such accident management professionals can then examine the damage on-line and make a better determination as to the required action. Additionally, these images are saved in PHH Europe's database for future use.

    WEX. WEX's processing platform interfaces with a merchant card network to provide transaction authorization, and prompts for data capture (e.g., mileage, type of fuel, etc.) at the point-of-sale. This merchant network then provides WEX with the relevant transactional information, which is stored in WEX's systems, and processed to produce management information reporting for customers.

    COMPETITION

    PHH NORTH AMERICA. PHH North America primarily competes for vehicle leasing customers throughout North America with several large players, including GE Capital Fleet Services, Automotive Rentals Inc., U.S. Fleet Leasing, Wheels Inc., and Lease Plan USA. Like PHH North America, each of these competitors packages certain related services (vehicle acquisition, vehicle remarketing, title registration, etc.) with each lease. The top five participants focus on larger corporate customers and management estimates that they account for almost 40% of all U.S. managed vehicles. A large group of additional competitors also competes in the vehicle leasing market including BankAmerica Corporation, through NationsBanc Leasing, but typically services the smaller, regional fleet market segments.

    As a result of the moderate overall growth in vehicle leasing, many players focus on growing primarily through increasing share of the large corporate fleets that already have established vehicle leasing or vehicle management partners. Participants that rely solely on traditional vehicle financing as a means of winning and/or maintaining accounts are facing intense competition for their vehicles under management. Competitors are consequently expected to focus on development of more value-added vehicle management products and services as a means of increasing share of large corporate fleets and driving customer retention.

    With regard to fee-based services, PHH North America competes with different companies with respect to various services. For example, consolidated service corporation and Salex Holding Corporation participate in the vehicle maintenance card sector and collision experts international competes in accident management. In addition, WEX is the top ranked niche provider of proprietary fuel cards to North American corporations, followed by Comcheck and Voyager Fleet Systems (PHH North America would rank fourth in this sector based upon number of issued cards). Many leasing-focused competitors provide fee-based fleet management products and services through third-party arrangements with selected niche suppliers. For example, many of PHH North America's competitors provide customers with fuel cards through WEX or other suppliers. In addition, certain vehicle fleets use lessors such as GE Capital Fleet Services for vehicle financing while utilizing PHH North America and others for value-added services such as accident management.

    PHH EUROPE. With regard to fuel management, PHH Europe's main competitors are fuel companies. PHH Europe manages over 1.2 million of the United Kingdom's approximately 1.5 million fuel cards outstanding. PHH Europe has the only multi-franchised fuel card available in the market in the United Kingdom. Fuel companies are PHH Europe's primary competitors in fuel management.

    With regard to other fleet management services, including leasing, PHH Europe primarily competes throughout Europe and the United Kingdom with several large players, including GE Capital Fleet Services, Lease Plan International, Lex Service, Arriva, Dial and Swan International. While management believes that these competitors focus more on providing closed-end leases, each is capable of providing a full range of vehicle management services to customers. Various other competitors also compete in the vehicle leasing market, focusing on smaller, regional markets or specializing in providing particular services, like maintenance management.

    Competition is intense for the accounts of large corporations that already have vehicle leasing or management partners. As a result, vehicle management firms that rely solely on traditional vehicle financing as a means of winning and/or maintaining accounts are facing intense competition for their vehicles under management. Competitors are consequently expected to focus on the development of more value-added vehicle management products and services as a means of driving customer marketing and retention.

    WEX. WEX competes primarily with other vehicle-based fuel cards (Voyager, Comchek Fleet, Ceridian, etc.) and driver-based cards (Visa and MasterCard bank cards, American Express, etc.). WEX also competes in serving small fleets with vehicle-based cards issued by oil companies and niche players such as FuelMan/GasCard.

    EMPLOYEES

    As of December 31, 1998 VMS had a total of approximately 3,125 employees, of which 1,200 were employees of PHH North America (including 177 in Canada), 1,400 were employees of PHH Europe and 525 were employees of WEX. Management believes that VMS' relations with its employees is good and does not anticipate any disruptions in labor relations as a result of the VMS Acquisition. None of VMS' employees are unionized.

    PROPERTIES

    Each of PHH North America, PHH Europe and WEX has one primary facility/headquarters and selected other satellite offices. All facilities are leased with the exception of PHH Europe's headquarters in Swindon, United Kingdom. The location and size of each of VMS' facilities is presented below.

                                 VMS FACILITIES

LOCATION                                                                                         SQUARE FOOTAGE
---------------------------------------------------------------------------------------------  -------------------
PHH North America(1)
Hunt Valley, Maryland........................................................................          199,563
New York, New York...........................................................................            4,621
Oak Brook, Illinois..........................................................................            4,977
Irvine, California...........................................................................            3,414
New York, New York...........................................................................            1,334
Mississauga, Canada..........................................................................           31,532
Lachine, Canada..............................................................................           13,135
Mississauga, Canada..........................................................................           11,446
Calgary, Canada..............................................................................            8,446
St. Laurent, Canada..........................................................................            3,752
Vancouver, Canada............................................................................            3,526

PHH EUROPE
Swindon, United Kingdom(2)...................................................................          148,352
Trowbridge, United Kingdom...................................................................           26,130
Birmingham, United Kingdom...................................................................           15,000
Manchester, United Kingdom...................................................................           11,500
Munich, Germany..............................................................................           11,233
Dublin, Ireland..............................................................................            4,000

WEX
South Portland, Maine........................................................................           86,000
Murray, Utah.................................................................................            5,230
Scarborough, Maine...........................................................................            5,000

------------------------

(1) Does not include two vehicle dealerships located in North Carolina and Virginia.

(2) Swindon, United Kingdom includes 19,352 square feet of leased offices.

    Concurrently with the closing of the VMS Acquisition, VMS LLC moved its chief executive office to Garden City, New York. VMS LLC maintains a regional/processing office in Hunt Valley, Maryland.

                                   MANAGEMENT

    The following table sets forth information regarding current executive officers and directors of Avis Rent A Car as well as selected officers of VMS:

NAME                                                                            POSITION(S)
--------------------------------------------------------  --------------------------------------------------------
EXECUTIVE OFFICERS OF AVIS RENT A CAR
F. Robert Salerno.......................................  President and Chief Operating Officer--Rental Car Group
                                                          and Director
Kevin M. Sheehan........................................  President--Corporate and Business Affairs, Chief
                                                          Financial Officer and Director
Mark E. Miller..........................................  President and Chief Operating Officer--Vehicle
                                                          Management Services Group
Thomas J. Byrnes........................................  Senior Vice President--Sales of Avis
Maria M. Miller.........................................  Senior Vice President--Marketing of Avis
Michael P. Collins......................................  Vice President--International of Avis
Richard S. Jacobson.....................................  Vice President--Tax of Avis
Gerard J. Kennell.......................................  Vice President and Treasurer of Avis
James A. Keyes..........................................  Vice President--HR, Staffing and Diversity of Avis
Karen C. Sclafani.......................................  Vice President, General Counsel and Secretary of Avis
Timothy M. Shanley......................................  Vice President and Controller of Avis

OTHER EXECUTIVE OFFICERS
John Cullum.............................................  President of PHH Europe
Michael E. Dubyak.......................................  President and Chief Executive Officer of WEX
Neil J. Cashen..........................................  Senior Vice President, PHH North America Finance and
                                                          Planning
David Bird..............................................  Managing Director of PHH Europe

NON-EXECUTIVE DIRECTORS OF AVIS RENT A CAR
W. Alun Cathcart........................................  Director
Leonard S. Coleman, Jr. ................................  Director
Alfonse M. D'Amato......................................  Director
Martin L. Edelman.......................................  Director
Deborah L. Harmon.......................................  Director
Stephen P. Holmes.......................................  Director
Michael J. Kennedy......................................  Director
Michael P. Monaco.......................................  Director

EXECUTIVE OFFICERS OF AVIS RENT A CAR

    MR. SALERNO, age 48, was appointed President and Chief Operating Officer--Rental Car Group in August 1999. Mr. Salerno continues to be President of ARACS, a position he has held since November 1996. Additionally, Mr. Salerno has been a director of Avis Rent A Car since May 29, 1997. From September 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of Avis, Inc., the predecessor of Avis Rent A Car, and ARACS. From July 1990 to September 1995, Mr. Salerno was Senior Vice President and General Manager of Avis, Inc. and ARACS.

    MR. SHEEHAN, age 46, was made President--Corporate and Business Affairs in August 1999. Mr. Sheehan continues as the Chief Financial Officer of Avis Rent A Car and ARACS, a position he has held since December 1996. Mr. Sheehan has also been a director of Avis Rent A Car since

June 1999. Mr. Sheehan had been Executive Vice President of Avis Rent A Car since December 1996. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS. From December 1994 to September 1996, Mr. Sheehan was Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President--Finance and Controller.

    MR. MILLER, age 40, was appointed President and Chief Operating Officer--Vehicle Management Services Group in August 1999. Mr. Miller joined PHH North America in 1997 as President. His previous experience includes positions as President of GE Capital Financial, a unit of GE specializing in the issuance of commercial payment systems, Senior Vice President of World Travel Partners (the world's third largest travel management company), and Vice President of Strategic Sales for Corporate Services at American Express.

    MR. BYRNES, age 54, has been Senior Vice President--Sales of Avis Rent A Car and ARACS since February 1998 and Vice President--Sales North America for Avis Rent A Car or its predecessor and ARACS since 1987.

    MS. MILLER, age 43, has been Senior Vice President--Marketing of Avis Rent A Car since February 1998. From January 1997 to February 1998, Ms. Miller was the principal in her own consulting firm, which provided marketing consulting services to small and mid-sized businesses and nonprofit organizations. From 1987 to 1995, Ms. Miller held various positions with American Express Company including Vice President, Platinum Card Operations from September 1993 to October 1995 and Vice President, Small Business Services Marketing from December 1990 to August 1993.

    MR. COLLINS, age 52, has been Vice President--International of Avis Rent A Car or its predecessor and ARACS and General Manager of their international operations since 1987.

    MR. JACOBSON, age 55, has been Vice President--Tax of Avis Rent A Car and ARACS since September 1998. From November 1997 until August 1998, Mr. Jacobson was Staff Vice President of ARACS and for more than five years prior thereto he was employed by ARACS as Director of Corporate Tax.

    MR. KENNELL, age 54, has been Vice President and Treasurer of Avis Rent A Car or its predecessor and ARACS since February 1987.

    MR. KEYES, age 53, has been Vice President--HR, Staffing and Diversity of Avis Rent A Car since March 1999 and of ARACS since January 1999. From July 1997 until December 1998, Mr. Keyes was Vice President--Staffing, Diversity & Management Development of ARACS. From June 1993 until December 1996, Mr. Keyes was Corporate Director of Human Relations at The Dun and Bradstreet Corporation.

    MS. SCLAFANI, age 47, has been Vice President, General Counsel and Secretary of Avis Rent A Car and ARACS since August 1998. From April 1990 until March 1997, Ms. Sclafani was Vice President, Deputy General Counsel and Assistant Secretary of Avis, Inc. and ARACS. In March 1997, Ms. Sclafani was elected Vice President and Secretary of Avis Rent A Car.

    MR. SHANLEY, age 50, has been Vice President and Controller of Avis Rent A Car and ARACS since November 1996. From November 1989 to November 1996, Mr. Shanley was Vice President-- Planning and Analysis of Avis, Inc. and ARACS.

OTHER EXECUTIVE OFFICERS

    MR. CULLUM, age 54, has been President of PHH Europe since 1982 and has full operating responsibility for all PHH Europe operations in Europe. He joined PHH Europe in 1982 from Ford Motor Company where he held the position of Finance Director of its European Credit subsidiaries.

    MR. DUBYAK, age 48, has been with WEX since 1986 and was appointed President and Chief Executive Officer in September, 1998. Prior to assuming this role, he served as Executive Vice President responsible for sales, marketing, and the development and management of private label and co-brand relationships in the United States. Mr. Dubyak initially brought to WEX over a decade of experience in the petroleum industry. He held a variety of management positions with Pennzoil Company and Reserve Petroleum Company where, immediately prior to joining WEX, he served as a Senior Vice President.

    MR. CASHEN, age 44, has been Senior Vice President of PHH North America Finance and Planning since July 1997 and is responsible for the direction of all financial management and business planning activities related to PHH North America's domestic fleet operations. Mr. Cashen joined PHH North America in 1979 as a Credit Manager. He has held positions as Vice President and Controller, Vice President of Business Planning and Analysis and Director of Corporate Planning and Business Development.

    MR. BIRD, age 40, has been Managing Director of PHH Europe since 1994 and is responsible for both the financial and network function of the European group and operations of the ClaimsPlus, Cendant Business Partners and Overdrive business units. He joined PHH Europe originally in 1986, worked for Lease Plan in finance for 4 years and returned to PHH Europe in 1994.

NON-EXECUTIVE DIRECTORS OF AVIS RENT A CAR

    Each director of Avis Rent A Car holds office until the next annual meeting of stockholders or until his or her respective successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

    MR. CATHCART, age 55, has been a Director of Avis Rent A Car since September 1997. Mr. Cathcart has been non-Executive Chairman of Avis Europe plc since April 1, 1999. From January 1, 1999 until April 1, 1999 Mr. Cathcart served as Executive Chairman of Avis Europe plc and for more than five years prior thereto Mr. Cathcart was Chairman and Chief Executive of Avis Europe plc.

    MR. COLEMAN, age 50, has been a Director of Avis Rent A Car since September 1997. Mr. Coleman has been President of the National League of Professional Baseball Clubs since March 1994. From 1992 to March 1994, Mr. Coleman served as Executive Director--Market Development of Major League Baseball. Mr. Coleman also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Cendant, H.J. Heinz Company, New Jersey Resources, The Omnicom Group and Owens Corning.

    SEN. D'AMATO, age 61, has been a Director of Avis Rent A Car since June 1999 and has been Managing Director of Park Strategies, a business consulting firm in New York City, since its formation in January 1999. From January 1981 until January 4, 1999, Sen. D'Amato served in the United States Senate representing the State of New York where he was Chairman of the Committee on Banking, Housing and Urban Affairs from 1995 until he left office.

    MR. EDELMAN, age 58, has been Interim Chairman of the Board since December 1998 and a Director of Avis Rent A Car since September 1997. From January 1996 to March 1998, Mr. Edelman served as President and a director of Chartwell Leisure, Inc. He was a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Arcadia Realty and Capital Trust, each a real estate investment trust, and Cendant.

    MS. HARMON, age 40, has been a Director of Avis Rent A Car since September 1997. Ms. Harmon has been a Principal in the Office of the President at JER Real Estate Partners, L.P., an institutional, private equity fund for investment in real estate assets, since 1991. Prior to joining JER, Ms. Harmon served as Managing Director of the Real Estate Finance Group at Bankers Trust Company.

    MR. HOLMES, age 42, has been a Director of Avis Rent A Car since October 1996. Mr. Holmes was appointed as Vice Chairman of Cendant in December 1997 and from September 1996 through December 1997 Mr. Holmes served as Vice Chairman of HFS, the predecessor company of Cendant. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director of Avis Europe plc and as a director of the following corporations which file reports pursuant to the Exchange Act: Cendant and PHH Corporation.

    MR. KENNEDY, age 62, has been a Director of Avis Rent A Car since September 1997. Mr. Kennedy has been an attorney with his own law firm since 1976.

    MR. MONACO, age 51, has been a Director of Avis Rent A Car since May 1997. Mr. Monaco has been a Vice Chairman of Cendant since December 1997 and Chief Executive Officer of the Alliance Marketing Division of Cendant since November 1998. From December 1997 until November 1998, Mr. Monaco was Chief Financial Officer of Cendant and from October 1996 to December 1997, Mr. Monaco served as Vice Chairman and Chief Financial Officer of HFS. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996. Mr. Monaco is a director of Cendant, which files reports pursuant to the Exchange Act.

COMPENSATION OF DIRECTORS

    Non-employee directors receive an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than Chair. Non-employee directors also are paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Non-employee directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

    Under Avis' 1997 Stock Option Plan (the "Plan"), each non-employee director is granted options to purchase 50,000 shares of Class A Common Stock on the date of his or her initial election to the Board of Directors. Such options have an exercise price of the fair market value on the date of grant, vest over a five-year period from the date of grant at the rate of 20% per year, and have other terms which are the same as all other options granted under the Plan.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the 1996, 1997 and 1998 cash and non-cash compensation awarded to or earned by Avis' Chief Executive Officer and Avis' four other most highly compensated executive officers:

                                                                                       LONG TERM COMPENSATION
                                                                                   -------------------------------
                                                 ANNUAL COMPENSATION                 SECURITIES       ALL OTHER
                                    ---------------------------------------------    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR            SALARY($)  BONUS($)   OPTIONS(#)(1)       ($)(2)
----------------------------------  -----------------------  ---------  ---------  --------------  ---------------

F. Robert Salerno.................              1996           244,288    103,825            --          13,947
  President & Chief Operating                   1997           336,346    351,752       533,200           6,197
  Officer--Rental                               1998           356,730    420,000       392,500          11,844
    Car Group

Kevin M. Sheehan..................              1997           264,413    289,330       355,500           4,155
  President--Corporate and                      1998           279,950    302,501       265,000          12,011
  Business Affairs and Chief
  Financial Officer

Thomas J. Byrnes..................              1996           145,509     37,665            --           7,041
  Senior Vice President-- Sales                 1997           162,692    108,331        71,100           7,738
                                                1998           196,769    170,176        10,000          10,917

R. Craig Hoenshell(3)                           1997           468,462    568,800       639,840          18,536
  Chairman & Chief Executive                    1998           623,845    812,501        74,000          37,090
    Officer

Kevin P. Carey(3).................              1997           169,711    132,000       106,620           9,151
  Senior Vice President-- Human                 1998           212,786    210,000        12,000          13,829
    Resources

------------------------

(1) Amounts listed represent options to acquire Class A Common Stock.

(2) Includes the value of group term life insurance and Avis' matching contribution to 401(k) or deferred compensation plans.

(3) Mr. Hoenshell resigned from his office as Chairman and Chief Executive Officer of Avis Rent A Car effective December 31, 1998, but remains a Senior Advisor to Avis Rent A Car until October 6, 2000. Mr. Carey ceased to be employed by Avis Rent A Car on December 31, 1998. Securities shown are net of options forfeited upon such resignation and cessation of employment.

                              OPTION GRANTS TABLE

    The following table describes the options to acquire shares of Class A Common Stock granted to Avis' Chief Executive Officer and certain other executive officers in the last fiscal year:

                                             NUMBER OF       PERCENT OF
                                             SECURITIES     TOTAL OPTIONS      EXERCISE
                                             UNDERLYING      GRANTED TO         OR BASE                 GRANT DATE
                                              OPTIONS         EMPLOYEES        PRICE PER    EXPIRATION    PRESENT
NAME                                          GRANTED      IN FISCAL YEAR    SHARES($)(1)      DATE     VALUE($)(2)
------------------------------------------  ------------  -----------------  -------------  ----------  -----------
F. Robert Salerno.........................      300,000            24.2%           21.38      12/16/08    3,268,530
                                                 92,500             7.5%           24.00        6/4/08    1,131,562

Kevin M. Sheehan..........................      200,000            16.1%           21.38      12/16/08    2,179,020
                                                 65,000             5.2%           24.00        6/4/08      795,152

Thomas J. Byrnes..........................       10,000             0.8%           24.00        6/4/08      122,331

R. Craig Hoenshell(3).....................       74,000             6.0%           24.00        6/4/08      905,249

Kevin P. Carey(3).........................       12,000             1.0%           24.00        6/4/08      146,797

------------------------

(1) Options granted at $24.00 per share vest 20% per year beginning June 4, 1999. Options granted at $21.38 per share vest 50% on June 30, 2000 and 50% on December 31, 2001.

(2) The amount shown in this column represents the Grant Date Present Value using the "Black-Scholes" valuation method.

(3) Securities shown are net of options forfeited upon resignation from office or cessation of employment with Avis Rent A Car.

                          YEAR END OPTION VALUE TABLES

    The following table describes the value of unexercised in-the-money options to acquire Class A Common Stock held by Avis' Chief Executive Officer and certain other executive officers at December 31, 1998:

                                                                              FY-END OPTION VALUES(1)
                                                                   ----------------------------------------------
                                                                    NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS
NAME                                                                OPTIONS AT FY-END(#)        AT FY-END($)
-----------------------------------------------------------------  -----------------------  ---------------------

F. Robert Salerno................................................            925,700                4,694,283

Kevin M. Sheehan.................................................            620,500                3,130,395

Thomas J. Byrnes.................................................             81,100                  513,109

R. Craig Hoenshell...............................................            713,840                4,614,510

Kevin P. Carey...................................................            118,620                  768,878

------------------------

(1) None of the options shown in the table were exercised during 1998.

DEFINED BENEFIT PLAN

    Avis maintains a defined benefit pension plan for employees who met the eligibility requirements as of December 31, 1983. The eligibility requirements are non-union, full time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. The plan was amended to curtail all benefit accruals and to add two years of credited service to the accrued benefit of each participant employed by Avis on December 31, 1998. Avis recognized a gain of $7.5 million as a result of this curtailment during the first quarter of Avis' fiscal year ending December 31, 1999.

    The plan provides that the benefit for each participant, payable monthly, be equal to 1 1/2% of his or her final average compensation (average compensation being the average of the highest five consecutive years of compensation in the last ten years of employment) for each year of service, not to exceed 35, minus 1 3/7% of the estimated Social Security benefit for each year of service. In general, the effect is to provide a participant who has worked for Avis for 35 years prior to retirement, with a pension, including Social Security, equal to at least 52% of the average compensation (including bonus, overtime and commissions) earned during the highest five consecutive years of his or her employment.

    To the extent that applicable federal laws limit a participant's pension plan benefit to an amount less than the amount otherwise provided by the plan's formula, Avis has adopted a retirement equalization benefit plan to compensate the participant for the reductions in the retirement benefit. In light of the curtailment of benefit accruals under Avis' defined benefit plan, no additional employees will be designated as participants in this retirement equalization benefit plan.

    The following table shows the estimated annual pension benefit payable under the plans under normal retirement in 1999 after selected periods of service (assuming such employees and their spouses elect a straight life annuity rather than a form of joint and survivor or other form of annuity, in which case the benefits would generally be lower than shown in the following table). The estimated maximum benefits for employees who retire in years other than 1999 will be different from the amount shown in the table because pension benefits will be offset by different Social Security benefits; however, the benefit shown in the table will not be reduced by the amount of Social Security benefits actually paid.

                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL PENSION BENEFIT(1)

                               YEARS OF SERVICE
             -----------------------------------------------------

ANNUAL PAY      15         20         25         30         35
-----------  ---------  ---------  ---------  ---------  ---------

2$00,000...  $  39,194  $  52,258  $  65,323  $  78,387  $  91,452

250,000...      49,881     66,508     83,135     99,762    116,390

300,000...      60,569     80,758    100,948    121,137    141,327

350,000...      71,256     95,008    118,760    142,512    166,265

400,000...      81,944    109,258    136,573    163,887    191,202

450,000...      92,631    123,508    154,385    185,262    216,140

500,000...     103,919    137,758    172,198    206,637    241,077

------------------------

(1) A portion of the benefit will be paid by Avis under Avis' retirement equalization benefit plan, if the benefit exceeds the maximum pension payable from the tax qualified retirement plan under federal law.

    As of December 31, 1998, the specified named executives had the following years of service under the defined benefit plan: Mr. Salerno, eighteen years, seven months; Mr. Byrnes, thirty-two years, eleven months.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
  ARRANGEMENTS

    AVIS

    Three named executive officers of Avis Rent A Car have written employment agreements.

    Mr. Hoenshell resigned from his office as Chairman and Chief Executive Officer of Avis Rent A Car effective December 31, 1998. However, he remains employed by Avis Rent A Car as a Senior Advisor under an employment agreement which expires on October 6, 2000 and entitles him to a salary of $625,000 during his period of employment and lump sum payments of $325,000 each on January 1, 1999 and October 6, 2000 as a retention incentive. If Mr. Hoenshell's employment is terminated by Avis Rent A Car other than as a result of death, disability or cause, or by the executive due to Avis' material breach, he is entitled to receive in a lump sum the remainder of his salary and the remaining $325,000 incentive payment within 30 days following his termination.

    Mr. Salerno and Mr. Byrnes have employment agreements with a predecessor company which terminate on February 8, 2001 and September 20, 1999, respectively. Under the terms of their agreements, Mr. Salerno and Mr. Byrnes are entitled to receive an annual base salary of not less than $356,730 and $196,769, respectively, which salary may be increased by Avis Rent A Car's Board of Directors during the term of their agreements. If the employment of Mr. Salerno is terminated by Avis for reasons other than "just cause" or if Mr. Salerno terminates his employment for "good reason" (as each term is defined in the agreement), he is entitled to receive his remaining salary and full bonus and certain perquisites through the term of his agreement. However, if the employment of Mr. Salerno is terminated by Avis on or after a change-in-control, he is entitled to receive his remaining salary, full bonus and certain perquisites under the agreement in a single lump sum within 30 days following his termination. If the employment of Mr. Byrnes is terminated by Avis Rent A Car as a result of his death, his estate is entitled to receive his salary for a period of one year as a death benefit. If the employment of Mr. Byrnes is terminated without "just cause" (as defined in the agreement), he is entitled to receive his salary for a period of one year and a pro rated share of his bonus for the year in which his termination occurred.

    VMS

    Mr. Miller does not have a written employment agreement. However, Avis Rent A Car will be obligated to pay him two times his annual base salary, currently $420,000, in the event he is terminated without good reason or resigns for cause within one year of the closing of the VMS Acquisition.

    Mr. Dubyak has an "at will" employment agreement with WEX. Under the terms of the agreement, if his employment is terminated by WEX for reasons other than "cause" or if Mr. Dubyak terminates his employment due to an "adverse change" (as each term is defined in the agreement), he is entitled to receive a one time severance payment equal to one year of his then effective base salary, and a pro rata payment of any bonus amount due for the year in which such termination occurs to the extent such bonus was not already paid as well as certain perquisites.

    Mr. Cullum has an employment agreement with Cendant Business Answers (Europe) PLC ("CBA") which may be terminated by either CBA or Mr. Cullum by giving 6 months prior written notice to the other party, or by CBA without notice if Mr. Cullum is found to have committed a gross default, misconduct or breach materially detrimental to CBA or its subsidiaries. Under the terms of this agreement, Mr. Cullum's annual base salary is reviewed annually on May 1st at the discretion of CBA, and is currently L160,000. However, Avis Rent A Car will be obligated to pay him two times his annual base salary in the event he is terminated without good reason or resigns for cause within one year of the closing of the VMS Acquisition.

    Mr. Cashen does not have a written employment agreement. However, Avis Rent A Car will be obligated to pay him two times his annual base salary, currently $175,000, in the event he is terminated without good reason or resigns for cause within one year of the closing of the VMS Acquisition.

    Mr. Bird does not have a written employment agreement. However, Avis Rent A Car will be obligated to pay him two times his annual base salary, currently L100,000, in the event he is terminated without good reason or resigns for cause within one year of the closing of the VMS Acquisition.

                           OWNERSHIP OF CAPITAL STOCK

    The information set forth on the following table is furnished as of August 1, 1999 (except as otherwise noted) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who is known to New Avis to be the beneficial owner of more than 5% of any class of Avis Rent A Car's voting securities, and as to those shares of Avis Rent A Car's equity securities beneficially owned by each of its directors and nominees for director, its current named executive officers, and all of its executive officers and directors as a group.

                                                                                     AMOUNT
                                                                                       AND
                                                                                    NATURE OF
                                                                                   BENEFICIAL       PERCENT OF
NAME                                                                                OWNERSHIP          CLASS
--------------------------------------------------------------------------------  -------------  -----------------
PRINCIPAL STOCKHOLDERS
Cendant Corporation(1)..........................................................     5,885,800            18.9%(2)
  6 Sylvan Way
  Parsippany, NJ 07054
T. Rowe Price Associates, Inc.(3)...............................................     2,993,000             9.6%
  100 E. Pratt Street
  Baltimore, MD 21202
DIRECTORS AND EXECUTIVE OFFICERS(4)(5)
Thomas J. Byrnes................................................................        16,220           *
W. Alun Cathcart................................................................        20,000           *
Leonard S. Coleman, Jr..........................................................        20,000           *
Alfonse M. D'Amato..............................................................             0           *
Martin L. Edelman...............................................................        20,000           *
Deborah L. Harmon...............................................................        20,000           *
Stephen P. Holmes...............................................................        21,000           *
Michael J. Kennedy..............................................................        20,000           *
Michael P. Monaco...............................................................        21,000           *
F. Robert Salerno...............................................................       238,780           *
Kevin M. Sheehan................................................................       159,200           *
DIRECTORS AND EXECUTIVE OFFICERS AS A
  GROUP(5) (19 persons).........................................................       649,073             2.0%

------------------------

*   Less than 1%

(1) Cendant Corporation beneficially owns 5,885,800 shares of Class A Common Stock after giving effect to Avis' repurchase of 1,614,200 shares of Class A Common Stock in 1999, which shares are held of record by its indirect wholly-owned subsidiary, Cendant Car Rental Holdings, Inc.

(2) Cendant Corporation beneficially owns 7,200,000 shares of Series A Preferred, each of which is convertible, under certain circumstances into Class B Common Stock. The Class B Common Stock is non-voting, but is convertible into Class A Common Stock by Cendant Corporation or its affiliates to the extent that the ownership by Cendant Corporation and its affiliates of Class A Common Stock would not exceed 20% of the total outstanding. In addition, upon transfer to anyone other than Cendant Corporation or one of its affiliates, the Class B Common Stock automatically converts into Class A Common Stock. Furthermore, under certain circumstances, all of the Class B Common Stock held by Cendant Corporation or its affiliates may be converted into Class A Common Stock. If this had happened on June 30, 1999, Cendant Corporation's beneficial ownership of Class A Common Stock would have been approximately 34% of the total then outstanding. Additionally, as a holder of Series A Preferred, Cendant Corporation will receive shares of Series B Preferred issued as dividends on the Series A

    Preferred. Until the fifth anniversary of the date of issuance, dividends on the Series B Preferred may be paid in kind, thereafter, dividends must be paid in cash. Holders of Series B Preferred may convert their Series B Preferred into Class B Common Stock if Avis Fleet defaults in certain of its obligations under the Series A Preferred or the Series B Preferred. Series B Preferred shares automatically convert into Class B Common Stock upon the bankruptcy or insolvency of Avis Fleet or any of its Significant Subsidiaries. As of the Closing Date, no shares of Series B Preferred had been issued. See "Description of Avis Fleet Preferred Stock and Class B Common Stock."

(3) Based upon the information contained in a Schedule 13G dated February 12, 1999 by T. Rowe Price Associates, Inc. ("T. Rowe"). T. Rowe beneficially owns 2,993,000 shares of Avis' Class A Common Stock with sole voting or investment power with respect to only 400 shares of Class A Common Stock. These securities are owned by various individuals and institutional investors for which T. Rowe serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe is deemed to be a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) Includes shares which could be acquired within 60 days of August 1, 1999 through the exercise of options to purchase Class A Common Stock under Avis' 1997 Stock Option Plan as follows: Mr. Byrnes-16,220; Messrs. Cathcart, Coleman, Edelman, Holmes, Kennedy, and Monaco and Ms. Harmon-20,000 each; Mr. Salerno-231,780; Mr. Sheehan-155,200 and all directors and executive officers as a group-634,273. In addition, within 60 days of August 1, 1999, under the 1997 Stock Option Plan Mr. Hoenshell could acquire 256,162 shares of Avis' Class A Common Stock and Mr. Carey could acquire 11,882 shares of Avis' Class A Common Stock.

(5) Excludes shares owned by Mr. Hoenshell and Mr. Carey. As of March 20, 1999, Mr. Hoenshell owned 20,100 shares of Avis' Class A Common Stock and Mr. Carey owned 3,000 shares of Avis' Class A Common Stock.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH CENDANT

    Cendant, which beneficially owns approximately 19% of Avis' outstanding Class A Common Stock and would own, if it had converted all the Avis Fleet Preferred Stock as of June 30, 1999, approximately 34% of the common equity of New Avis (although its voting interest would be limited, in most instances, to 20%), was formed through the merger of HFS and CUC International Inc. in December 1997. Cendant is a major international provider of consumer and business services. Cendant operates in four principal divisions: Travel Services, Real Estate Services, Alliance Marketing and Other Consumer and Business Services. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading vehicle management company; the United Kingdom's largest private car park operator; and a leading motorist assistance group in the United Kingdom. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Through Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Cendant's Other Consumer and Business Services include the tax preparation services franchise, information technology services, car park and vehicle emergency support and rescue services in the United Kingdom, Cendant information services, financial products and other consumer related services.

    In connection with Avis Rent A Car's stock repurchase program, on January 15, 1999 Avis Rent A Car repurchased 1.3 million shares of Class A Common Stock from Cendant at a cost of $31.5 million, and on April 26, 1999 purchased an additional 314,200 shares at a cost of $9.3 million.

    We are party to various agreements with Cendant that were entered into when Cendant beneficially owned all of Avis Rent A Car's outstanding Class A Common Stock. The agreements summarized below set forth our ongoing responsibilities to Cendant.

SEPARATION AGREEMENT

    In connection with Avis Rent A Car's IPO on September 24, 1997, Avis Rent A Car and the Franchisor, a wholly-owned subsidiary of Cendant, entered into a Separation Agreement which provides for, among other things, the assumption by Avis Rent A Car of all liabilities relating to the vehicle rental business, other than liabilities related to alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO, and the allocation between Avis Rent A Car and the Franchisor of certain other liabilities and certain indemnification obligations of Avis Rent A Car and the Franchisor.

    CROSS-INDEMNIFICATION. Subject to certain exceptions, Avis Rent A Car has agreed to indemnify the Franchisor and its subsidiaries against any loss, liability or expense incurred or suffered by the Franchisor or its subsidiaries arising out of or related to the failure by Avis Rent A Car to perform or otherwise discharge liabilities allocated to and assumed by Avis Rent A Car under the Separation Agreement, and the Franchisor has agreed to indemnify Avis Rent A Car and its subsidiaries against any loss, liability or expense incurred or suffered by Avis Rent A Car or its subsidiaries arising out of or related to the failure by the Franchisor to perform or otherwise discharge the liabilities retained by the Franchisor under the Separation Agreement, including any liabilities arising out of alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO. The Separation Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

MASTER LICENSE AGREEMENT

    Avis' status as an Avis System franchisee is governed by the Master License Agreement. Pursuant to the Master License Agreement, ARACS has agreed to pay the Franchisor a monthly base royalty of 3.0% of ARACS' gross revenue. In addition, ARACS has agreed to pay a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears which will increase periodically to a maximum of 1.5% in 2003 (the "Supplemental Fee"). These fees have been paid by ARACS since January 1, 1997. Until July 30, 2002, the Supplemental Fee, or a portion thereof, may be deferred if ARACS does not attain certain financial targets. Any Supplemental Fees that are deferred will bear interest at a market rate until paid and will be expressly subordinated to indebtedness of ARACS. The royalties charged to ARACS for the twelve months ended December 31, 1998 amounted to $91.9 million. Additionally, ARACS is required to spend at least 1.2% of its gross revenues on advertising.

    ARACS has the exclusive right to open Avis franchises in 28 selected standard metropolitan statistical areas in the United States, in territories outside the United States that are not currently licensed to other Avis System franchisees and in territories that ARACS purchases from existing franchisees that have exclusivity. ARACS has the non-exclusive right to open new franchises in any other market not currently served by another Avis System franchisee. In the markets where ARACS has a non-exclusive right to open new franchises, ARACS will have a right of first refusal to develop such area prior to the Franchisor's granting a license to a third party. In the event Cendant acquires another car rental company, ARACS has a right of first refusal to negotiate a grant of a license to operate the rental locations for such car rental company within any territory in which ARACS operates.

    The Master License Agreement provides the Franchisor with significant rights regarding the business and operations of ARACS. ARACS is required to operate each of its Avis franchises in accordance with certain standards contained in the Avis operating manual (the "Operating Manual"). Pursuant to the Master License Agreement, the Franchisor may impose certain guidelines relating to the Avis System, the vehicle rental operations and the amount of advertising and promotional expenditures. In general, the Master License Agreement provides that ARACS may not (1) engage in any other vehicle rental business or (2) disclose the terms of the Operating Manual or any other confidential information relating to the Avis System to any third party. In addition, ARACS agreed not to use any of the licensed trademarks other than in its vehicle rental business without the Franchisor's consent.

    The Master License Agreement will terminate without offering ARACS an opportunity to cure its default, if (A) certain bankruptcy and insolvency events occur, (B) ARACS or Avis Rent A Car purports to transfer any of its rights and obligations under the Master License Agreement or in the case of Avis Rent A Car, more than 10% of the equity interests in ARACS, without compliance with the terms of the Master License Agreement, (C) ARACS competes with the Franchisor in violation of the Master License Agreement, (D) ARACS discloses the confidential information of the Franchisor in violation of the Master License Agreement, (E) ARACS challenges Wizard Co.'s rights to the licensed proprietary marks or (F) ARACS receives three or more notices of termination for Curable Defaults (as defined) which are cured or not cured (A through F are collectively, the "Non-Curable Defaults"); provided that, except for (A) above, the Franchisor must give ARACS 30 days notice of such Non-Curable Default. The Franchisor may also terminate the Master License Agreement if ARACS (1) fails, refuses or neglects to promptly pay monies owing to the Franchisor or Cendant under certain specified agreements, (2) misuses or makes any unauthorized use of the licensed proprietary marks or otherwise materially impairs the goodwill associated with such marks, (3) engages in any business or markets any service or product under a name or mark which, in the Franchisor's opinion, is similar to the licensed proprietary marks, (4) fails to maintain material compliance with the standards prescribed by the Franchisor in the Master License Agreement, in the Operating Manual or otherwise in writing or (5) with respect to any facility, fails to maintain compliance with the standards or procedures prescribed by the Franchisor at such facility (collectively, the "Curable Defaults"); PROVIDED, HOWEVER, that ARACS will have 30 days (10 days in the case of (1) above) after its receipt from the Franchisor of written notice of such default to remedy such default and, PROVIDED, FURTHER, that other than with respect to (1) above, in the event such default is not cured within 30 days but ARACS has commenced to cure such default within 30 days and is diligently prosecuting such cure to completion, ARACS will have up to an additional 60 days to cure such default. In the event of a termination of the agreement, the Franchisor has the option to acquire ARACS's rental locations, leases and fleet for fair value.

REGISTRATION RIGHTS AGREEMENT

    In connection with the IPO, Avis Rent A Car entered into a registration rights agreement, pursuant to which Cendant and certain transferees of Class A Common Stock held by the Franchisor (the "Holders") have the right to require Avis Rent A Car to register all or part of the Class A Common Stock owned by such Holders under the Securities Act (a "Demand Registration"); provided that Avis Rent A Car must postpone giving effect to a Demand Registration up to a period of 30 days if Avis Rent A Car believes such registration might have a material adverse effect on any plan or proposal by Avis with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or Avis Rent A Car is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Avis Rent A Car. Cendant has advised Avis Rent A Car that it does not have any present intention to request any such registration. In addition, the Holders have the right to participate in registrations by Avis Rent A Car of Class A Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Avis Rent A Car will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Holders. Cendant has exercised its rights under this agreement. Accordingly, Avis Rent A Car has filed a registration statement with respect to the Class A Common Stock owned by Cendant.

COMPUTER SERVICES AGREEMENT

    The Wizard System, together with the associated back office and accounting systems, is owned and operated by Cendant at a computer center in Garden City, New York. ARACS purchases use of the Wizard System for the purpose of processing reservation and rental transactions, and for accounting purposes, under the terms of a computer services agreement entered into with Cendant in connection with the IPO. The computer services agreement provides ARACS with access to all functions of the Wizard System. ARACS participates in the funding of the development costs for any new features which it agrees with other relevant users to be desirable. Once developed, any such additional features also become available to ARACS. Cendant charges ARACS the full cost of providing computer services each month. The method of calculating costs chargeable to ARACS varies depending on the service being provided. In 1998, ARACS paid a total of $35.8 million under the computer services agreement to Cendant. The computer services agreement is coterminous with the Master License Agreement. Cendant may terminate the agreement if, among other things, ARACS fails to pay any amount due within 10 days of notice from Cendant and there has been a similar default within the past six months. However, Cendant has agreed to provide services to ARACS for a period of up to twelve months in the event the computer services agreement is terminated in accordance with certain provisions thereof.

RESERVATION SERVICES AGREEMENT

    In connection with the IPO, ARACS entered into a reservation services agreement with Cendant, pursuant to which Cendant agreed to operate and maintain (directly or by subcontracting with affiliates or one or more third parties) reservation center services consistent with the services historically provided to ARACS. ARACS is obligated to obtain and maintain at its vehicle rental locations the computer equipment and communication equipment and service required to participate in the reservation system. ARACS agreed to pay Cendant
(A) a per call charge for each call received in the call centers operated by Cendant for the Avis System, (B) for manually entered transactions, a per booking charge for every booking made through direct electronic interface with the global distribution systems utilized by the airlines and (C) a per booking charge for every booking made through an internet connection for the Avis System. Such fees are subject to adjustment annually to reflect the cost of providing such service. In 1998, ARACS paid a total of $49.9 million under the reservation services agreement to Cendant. The reservation services agreement will terminate upon the termination of the Master License Agreement, unless earlier terminated in accordance with the terms thereof.

PURCHASING SERVICES AGREEMENT

    In connection with the IPO, Cendant and ARACS entered into a purchasing services agreement pursuant to which Cendant agreed, with the assistance of ARACS, to identify vendors and programs which would benefit ARACS and pursue establishing a preferred alliance program with such vendors for the benefit of ARACS. Any commissions, related access fees or other amounts paid by preferred alliance partners in connection with an agreement relating to sales to ARACS will be shared by the parties.

CALL TRANSFER AGREEMENT

    ARACS and Cendant are parties to a call transfer agreement pursuant to which Cendant agreed to transfer telephone calls from its lodging customers if such customers wish to rent vehicles. Pursuant to the call transfer agreement, ARACS has agreed to pay to Cendant a fee of $1.75 per call transferred to ARACS by Cendant. Further, ARACS has agreed to pay to Cendant a fee of $8.00 for each car rental that results from a call transferred by Cendant. ARACS has guaranteed that it will pay Cendant no less than $2.25 million in recurring fees during each of the five years of the contract term which expires on March 4, 2002. ARACS recorded $2.6 million in fees payable to Cendant for the fiscal year ended December 31, 1998.

TAX DISAFFILIATION AGREEMENT

    In connection with the IPO, Avis Rent A Car and Cendant entered into a tax disaffiliation agreement that sets forth each party's rights and obligations with respect to payments and refunds, if any, for taxes relating to taxable periods before and after the IPO and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

    On or prior to October 17, 1996, the Franchisor was the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended, whose members included the Franchisor, Avis Rent A Car and certain of their respective subsidiaries (the "Old Avis Group"). Generally, under the tax disaffiliation agreement, Avis Rent A Car agreed to indemnify Cendant for (i) taxes of or attributable to the Old Avis Group, any member of the Old Avis Group and any nonconsolidated subsidiary of the Franchisor for any period or portion thereof ending on or before October 17, 1996, (ii) taxes incurred pursuant to Section 1.1502-6 of the U.S. Treasury regulations (or similar provisions under state, local or foreign law imposing several liability upon members of a consolidated, combined, affiliated or unitary group) as a result of any member of the Old Avis Group having been a member of another affiliated group, (iii) taxes of or attributable to Avis Rent A Car and its subsidiaries for periods or portions thereof beginning the day after October 17, 1996 and (iv) transfer taxes incurred as a result of the transactions contemplated by the IPO.

LEASE AGREEMENTS

    Avis and Cendant currently share three facilities which are located in (i) Virginia Beach, Virginia, (ii) Tulsa, Oklahoma and (iii) Garden City, New York. The Virginia Beach property is owned by Cendant. The Garden City property (which houses Avis' principal executive offices) and the Tulsa property are each owned by third parties unrelated to Avis or Cendant and are leased by Cendant.

    In connection with the IPO, ARACS and Cendant entered into a lease or a sublease agreement with respect to each property, as applicable. Cendant leases space at its Virginia Beach property to ARACS pursuant to a lease agreement. The lease agreement has a term of 18 years and requires ARACS to pay Cendant its proportionate share, based on allocated space, of the cost of operating such facility which in 1998, totalled $1.2 million. In addition, Cendant subleases space at its Tulsa and Garden City properties to ARACS pursuant to sublease agreements for each respective property. The sublease agreement for the Garden City property terminates in 2015, or upon the earlier termination of the Master License Agreement. The sublease agreement for the Tulsa property terminates in 2001, or upon the earlier termination of the Master License Agreement. Both sublease agreements require ARACS to reimburse Cendant for its proportionate share, based on allocated space, of the rent and other charges required under Cendant's existing leases relating to such properties, together with its proportionate share, based on allocated space, of the cost of operating such facilities which, in 1998, totalled $3.3 million and $1.2 million for the Garden City and Tulsa properties, respectively.

INFORMATION TECHNOLOGY SERVICES AGREEMENT

    In connection with the VMS Acquisition, PHH Vehicle Management Services, LLC and Cendant entered into an information technology services agreement whereby Cendant agreed to provide VMS with certain information technology services. These services include: management and operation of the data center facility; file service activities to allow Cendant to maintain, retrieve and back-up VMS data; performing tape library management; ensuring information security; capacity planning and management; physical security at the data center; change management and control; service request management; business resumption and disaster recovery; systems operations; technical support; and wide area network services, including design, access, engineering and management; reports, capacity planning and management and operations.

    This agreement has an initial term of 30 months and will then be automatically extended unless terminated by either party at any time after the 18th month by providing one year's written notice. Cendant has the right to terminate the agreement on twelve month's notice if Cendant determines to cease providing these services to all of its customers. During the first 18 months, VMS will be charged Cendant's actual cost for the provision of the services. After that time, VMS will be charged actual cost plus 25%. Cendant retains exclusive property rights in all Cendant software used in the fulfillment of its obligations under this agreement.

AVIS CORPORATE SERVICES TRANSITION AGREEMENT

    In connection with the VMS Acquisition, Avis Fleet and Cendant entered into the Avis corporate services transition agreement whereby Cendant agreed to provide Avis Fleet with certain services. These services include: the provision and administration of employee benefits; processing of corporate accounts payable, payroll and tax filings; cash management reporting; risk management support services for the invoicing and underwriting of insurance; fixed asset administration; credit risk management and corporate financial systems. This agreement expires on December 31, 1999 with most services terminating prior to that date, except that Cendant must continue to provide corporate financial systems services until December 31, 2000. The initial terms of service for corporate payroll, accounts payable and fixed asset administration, however, expire on September 30, 1999. Upon mutual written agreement, the parties may extend the term of any or all of the services for additional, successive six month terms.

CENDANT CORPORATE SERVICES TRANSITION AGREEMENT

    Avis Fleet and PHH Corporation entered into a corporate services transition agreement dated as of June 30, 1999 whereby Avis Fleet agreed to provide PHH Corporation with certain services. These services include: operating the general ledger, accounts payable and receivable operations for PHH Corporation on the Avis Fleet mainframe; continuing technical support; facilities management; provision of certain health and fringe benefits; the billing, processing and funding arrangements for relocation transactions provided by PHH Corporation to clients in the Republic of Ireland; location and retrieval of archived files; and the servicing of equipment leases. The agreement expires on December 31, 1999 unless earlier terminated by the parties, except that Avis Fleet must continue to service the equipment leases until such leases have terminated and Avis Fleet must locate and make available archived files until June 30, 2005. The parties may, upon mutual written agreement, extend the term of any or all of the services for additional, successive six month terms.

VMS ACQUISITION REGISTRATION RIGHTS AGREEMENT

    In connection with the VMS Acquisition, Avis Rent A Car, Avis Fleet, PHH Corporation and PHH Holdings entered into a registration rights agreement dated as of June 30, 1999 pursuant to which PHH Corporation and its transferees (the "Holders") will have the right to require Avis Rent A Car to register under the Securities Act all or part of any of the following Class A Common Stock beneficially owned by any such Holder: (x) Class A Common Stock issued to PHH Corporation upon exchange of Class B Common Stock and (y) Class A Common Stock acquired by PHH Corporation, Cendant, PHH Holdings or any other affiliate of PHH Corporation in the open market at a time when any of the aforementioned entities was deemed to be an affiliate of Avis Rent A Car and then transferred to a Holder (a "Demand Registration"). Avis Rent A Car may postpone giving effect to a Demand Registration for a period of up to 30 days if Avis Rent A Car believes such registration might have a material adverse effect on any plan or proposal by Avis Rent A Car with respect to any financing, acquisition, recapitalization, reorganization, or other material transaction, or Avis Rent A Car is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Avis Rent A Car. If any Holder of securities to be covered by a Demand Registration desires to sell the securities in an underwritten offering, such Holder has the right to select an investment banking firm and Avis Rent A Car must enter into underwriting agreements with the selected firm. In addition, the Holders will have the right, subject to certain limitations, to participate in underwritten registrations by Avis Rent A Car of Class A Common Stock.

TRADEMARK LICENSE AGREEMENT

    In connection with the VMS Acquisition, PHH Holdings and Avis Fleet entered into a trademark license agreement dated as of June 30, 1999 whereby Avis Fleet obtained a perpetual, worldwide, royalty-free, exclusive right and license to use certain licensed marks owned by PHH Holdings, including the PHH name and logo, in connection with the operation of its business. Avis Fleet may also sublicense the marks. PHH Holdings, however, retains the right to use and permit others to use the marks in connection with any and all products and services other than vehicle management and fuel card products and services. PHH Holdings has the right to inspect and monitor the use of the marks by Avis Fleet.

TRANSITIONAL LICENSE AGREEMENT

    In connection with the VMS Acquisition, Cendant and Avis Fleet entered into a transitional license agreement dated as of June 30, 1999 whereby Avis Fleet obtained a license to use certain licensed marks owned by Cendant, including the Cendant name and logo, to sell off, deplete or dispose of, existing inventory of products and business materials used by Cendant in connection with the vehicle management and fuel card businesses. The agreement terminates upon the earlier of (i) the depletion or disposal of all existing inventory or products and business materials using the licensed marks or (ii) the first anniversary of the agreement.

STOCKHOLDERS' AGREEMENT

    In connection with the VMS Acquisition, Avis Rent A Car, Avis Fleet and PHH Corporation entered into a stockholders' agreement dated as of June 30, 1999 whereby PHH Corporation agreed to cause Cendant Car Rental, Inc. to vote all shares of Avis Rent A Car owned by it in favor of amending the Certificate of Incorporation of Avis Rent A Car to permit the issuance of the Class B Common Stock and the Class A Common Stock into which it may be converted. In return, Avis Rent A Car covenanted to maintain specified levels of paid-in capital and common equity and to take all actions necessary to effectuate the conversion of Series A Preferred Stock into Class B Common Stock and the exchange of Class B Common Stock for Class A Common Stock. Additionally, Avis Fleet covenanted to deliver certain financial information to PHH Corporation. This agreement terminates on the earliest of (a) the redemption of the Series A Preferred Stock acquired by PHH Corporation by Avis Fleet and (b) the tenth anniversary of the agreement.

INSTRUMENT OF ASSUMPTION

    In connection with the VMS Acquisition, Avis Fleet executed an instrument of assumption dated as of June 30, 1999 whereby Avis Fleet assumed and agreed to perform, pay or discharge in accordance with their terms, to the extent not previously performed, paid or discharged, all liabilities and obligations of PHH Holdings arising out of or related to the indebtedness of PHH Holdings to PHH Corporation, which may not exceed an aggregate principal amount of $1,438,000,000, pursuant to a loan agreement dated January 13, 1999 between PHH Holdings and PHH Corporation.

UNDERTAKING

    In connection with the VMS Acquisition, Avis Fleet executed an undertaking dated as of June 30, 1999 whereby Avis Fleet undertook, assumed and agreed to perform, pay or discharge in accordance with their terms, to the extent not previously performed, paid or discharged, all liabilities and obligations of VMS as of the effective time of the VMS Acquisition and all debts, liabilities and obligations of VMS after the closing of the VMS Acquisition.

NON-COMPETITION AGREEMENT

    In connection with the VMS Acquisition, Avis Rent A Car, Avis Fleet, PHH Holdings and PHH Corporation entered into a non-competition agreement dated as of June 30, 1999 whereby PHH Holdings and PHH Corporation agreed that for a five year period, they would not, and would cause each of their respective affiliates not to, directly or indirectly, engage in or own any interest in any business that engages in the vehicle fleet management or fuel card businesses or markets any product or services that directly compete with the businesses of VMS. This restriction contains exceptions for: investments in under five percent of a publicly traded company; existing products and services; acquisitions of a business which derives under 15% of its revenue from businesses which compete with VMS; and business of an entity that acquires control of Cendant. Additionally, for a two year period from the closing of the VMS Acquisition, PHH Holdings and PHH Corporation are also barred from soliciting for employment any person who is at such time a VMS employee.

       DESCRIPTION OF AVIS FLEET PREFERRED STOCK AND CLASS B COMMON STOCK

SERIES A PREFERRED STOCK

    A total of 7,200,000 shares of Series A Preferred were issued upon consummation of the VMS Acquisition and are currently outstanding. Holders of Series A Preferred are not entitled to preemptive rights. The Series A Preferred has an aggregate liquidation preference of $360 million or $50 per share (the "Series A Liquidation Preference"). Each share of Series A Preferred shall accrue dividends at a rate per annum of 5% of the Series A Liquidation Preference, payable semi-annually in arrears. In addition, if Avis Rent A Car is unable to obtain the consent of its Shareholders to amend its charter by June 2000 to issue Class B Common Stock and Class A Common Stock issuable in exchange for the Class B Common Stock, the dividend rate on the Series A Preferred will increase to 12%, with retroactive effect to the date of issuance. Until the fifth anniversary of the issuance of the Series A Preferred, these dividends may be paid in Series B Preferred Stock at the discretion of Avis Fleet. The Series A Preferred is also entitled to special annual dividends at a rate of 2% of the Series A Liquidation Preference per annum, payable in cash annually on February 15(th) of each year, in the event that Avis Fleet achieves targeted consolidated EBITDA levels. Upon liquidation, and after payment of all amounts owed to all classes of capital stock ranked senior to the Series A Preferred, holders of shares of Series A Preferred will receive the Series A Liquidation Preference of such shares plus accrued and unpaid dividends.

    The Series A Preferred ranks (1) junior to the Series C Preferred, PARI PASSU to the Series B Preferred (as defined), and senior to Avis Fleet's common stock in right of payment of the Series A Preferred dividends and special dividends; and (2) junior to the Series C Preferred, PARI PASSU to the Series B Preferred, and senior to Avis Fleet's common stock in right of payment of the Series A Liquidation Preference. The Series A Preferred may be redeemed at any time in whole or in part on or after the fifth anniversary of its date of issuance and is mandatorily redeemable by Avis Fleet on the eleventh anniversary of its date of issuance for an amount per share equal to the Series A Liquidation Preference plus accrued and unpaid dividends (the "Series A Redemption Price").

    Holders of the Series A Preferred may cause Avis Fleet to redeem their shares for cash, upon the bankruptcy or insolvency of Avis Rent A Car or a change in control with respect to Avis Rent A Car or ARACS (a "Preferred Stock Change of Control"), in an amount equal to either (1) the Series A Redemption Price per share redeemed or (2) the kind and amount of securities, cash or other assets which the holder of such Series A Preferred would have owned immediately after the consolidation, merger, transfer or lease constituting a Preferred Stock Change in Control if the holder had exercised its conversion option immediately before the effective date (or, if applicable, record date) of such transaction.

    The holders of the Series A Preferred may convert shares of Series A Preferred into shares of Class B Common Stock once specified levels of 12-month consolidated EBITDA of Avis Rent A Car have been reached and the average closing price of Class A Common Stock for a specified period shall have exceeded the Performance Conversion Price. Such conversion shall be at a rate (the "Performance Conversion Rate") obtained by dividing the per share Series A Liquidation Preference by $50 (as adjusted for antidilution protection, the "Performance Conversion Price").

    On or after the fifth anniversary of the closing date of the VMS Acquisition, if the share price of the Class A Common Stock has exceeded an amount equal to 110% of the Performance Conversion Price for 20 trading days within a period of 30 consecutive days ending within five trading days of notice of conversion given by Avis Fleet, then the Series A Preferred will be converted into Class B Common Stock at the Performance Conversion Rate. Upon the bankruptcy or insolvency of Avis Fleet or any of its Significant Subsidiaries, as defined in Rule 1-02(w) of Regulation S-X, the Series A Preferred shall automatically convert into Class B Common Stock at the Series A Market Conversion Rate.

    Additionally, holders of Series A Preferred may convert their Series A Preferred into Class B Common Stock at the Series A Market Conversion Rate if Avis Fleet: (1) fails to make a redemption payment on the Series A Preferred or the Series B Preferred, (2) fails to pay dividends when due on either the Series A Preferred or the Series B Preferred, (3) takes actions requiring consents of holders of the Series A Preferred or the Series B Preferred without obtaining such consents or (4) issues additional shares of the Series A Preferred or Series B Preferred, or reissues shares of either, in violation of their terms.

    The Series A Market Conversion Rate equals the quotient obtained by dividing: (1) the per share Series A Liquidation Preference by (2) the average closing price per share of Class A Common Stock for the 30 trading days immediately preceding the date of the holder's conversion notice or the date on which the bankruptcy case commences, as applicable. The Market Conversion Rate is subject to customary adjustment under certain circumstances.

    Upon any merger, consolidation, combination or reclassification of Avis Fleet, (1) before the second anniversary of the date of issuance, Avis Fleet must survive such transaction and remain a Texas corporation, and, following such transaction, the Series A Preferred must remain outstanding, unaffected by such transaction and (2) after the second anniversary of the Closing Date, each holder of the Series A Preferred may, at its option, receive, other than in connection with any such merger, consolidation or reclassification after which 100% of the common stock of Avis Fleet remains directly or indirectly owned by Avis Rent A Car, (a) cash in an amount no less than the Series A Redemption Price per share, or (b) the kind and amount of securities, cash or other assets which the holder of such Series A Preferred would have owned immediately after the consolidation, merger, transfer or lease constituting a Preferred Stock Change in Control if the holder had exercised its conversion option immediately before the effective date (or, if applicable, record date) of such transaction.

    Without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, Avis Fleet shall not (1) authorize or issue any security ranking senior to the Series A Preferred as to dividends or on liquidation (other than the Series C Preferred); (2) amend the articles of incorporation or certificate of designations in a manner adverse to the holders of the Series A Preferred; (3) authorize the issuance of additional shares of Series A Preferred; or (4) reincorporate Avis Fleet in a jurisdiction other than Texas prior to the second anniversary of the date of issuance. Holders of Series A Preferred are not entitled to voting rights, except under certain circumstances. In those circumstances where the holders of Series A Preferred have a right to vote, each holder of a share of Series A Preferred shall be entitled to one vote per share.

    Shares of Series A Preferred shall be freely transferable. Shares of Series A Preferred reacquired in any manner shall be retired and may not be reissued as shares of Series A Preferred.

SERIES B PREFERRED STOCK

    Series B Cumulative PIK Preferred Stock (the "Series B Preferred") will be issued as dividends to the Series A Preferred holders by Avis Fleet. No shares of Series B Preferred are currently outstanding. Holders of the Series B Preferred are not entitled to preemptive rights. The Series B Preferred has a liquidation preference of $50 per share (the "Series B Liquidation Preference"). Each share of Series B Preferred Stock shall accrue dividends at a rate per annum of 5% of the Series B Liquidation Preference, payable in cash semi-annually in arrears. In addition, if Avis Rent A Car is unable to obtain the consent of its shareholders to amend its charter by June 2000 to issue Class B Common Stock and Class A Common Stock issuable in exchange for the Class B Common Stock, the dividend rate on the Series B Preferred will increase to 12%, with retroactive effect to the date of issuance. Until the fifth anniversary of the date of issuance, dividends may, at the discretion of Avis Fleet be paid in kind; thereafter, dividends must be paid in cash. Upon liquidation, and after payment of all amounts owed to all classes of capital stock ranked senior to the Series B Preferred, holders of shares of Series B Preferred will receive the Series B Liquidation Preference of such shares plus accrued and unpaid dividends.

    The Series B Preferred has the same ranking as the Series A Preferred. The Series B Preferred may be redeemed by Avis Fleet, in whole or in part, on or after the fifth anniversary of the date of issuance, and must be redeemed in whole upon the eleventh anniversary of the date of issuance for an amount per share equal to the Series B Liquidation Preference plus accrued and unpaid dividends (the "Series B Redemption Price").

    Holders of the Series B Preferred may cause Avis Fleet to redeem their shares for cash, upon the bankruptcy or insolvency of Avis Fleet or Avis Rent A Car or a Preferred Stock Change in Control, at the Series B Redemption Price. Upon any merger, consolidation, combination or reclassification of Avis Fleet, other than in connection with any such merger, consolidation or reclassification after which 100% of the common stock of Avis Fleet remains directly or indirectly owned by Avis Rent A Car, each holder of the Series B Preferred will receive on account of such holder's shares cash in an amount no less then the Series B Redemption Price per share.

    Upon the bankruptcy or insolvency of Avis Fleet or any of its Significant Subsidiaries, the Series B Preferred shall automatically convert into Class B Common Stock at the Series B Market Conversion Rate.

    Additionally, holders of Series B Preferred Stock may convert their Series B Preferred Stock into Class B Common Stock at the Series B Market Conversion Rate if Avis Fleet: (1) fails to make a redemption payment on the Series A Preferred or the Series B Preferred, (2) fails to pay dividends when due on either the Series A Preferred or the Series B Preferred, (3) takes actions requiring consents of holders of the Series A Preferred or the Series B Preferred without obtaining such consents or (4) issues additional shares of the Series A Preferred or Series B Preferred, or reissues shares of either, in violation of their terms.

    The Series B Market Conversion Rate equals the quotient obtained by dividing: (1) the per share Series B Liquidation Preference by (2) the average closing price per share of Avis Rent A Car Common Stock for the 30 trading days immediately preceding the date of the holder's conversion notice or the date on which the bankruptcy case commences, as applicable. The Market Conversion Rate is subject to customary adjustment under certain circumstances.

    Holders of Series B Preferred will have voting rights analogous to those of the holders of the Series A Preferred. Shares of Series B Preferred shall be freely transferable. Shares of Series B Preferred reacquired in any manner shall be retired and may not be reissued as shares of Series B Preferred.

SERIES C PREFERRED STOCK

    A total of 40,000 shares of Series C Preferred were issued upon consummation of the VMS Acquisition and are currently outstanding. Holders of the Series C Preferred are not entitled to preemptive rights. The Series C Preferred has an aggregate liquidation preference of $2,000,000 or $50 per share (the "Series C Liquidation Preference"). Each share of Series C Preferred Stock shall accrue dividends at a rate per annum to be agreed upon, payable in cash semi-annually in arrears. Upon liquidation, and after payment of amounts, if any, owed to all classes of capital stock ranked senior to the Series C Preferred, holders of shares of Series C Preferred will receive the Series C Liquidation Preference of such shares plus accrued and unpaid dividends. The Series C Preferred ranks (1) senior to the Series A Preferred and senior to the Class A Common Stock in right of payment of the Series C Preferred dividends; and (2) senior to the Series A Preferred and senior to Avis Fleet's common stock in right of payment of the Series C Liquidation Preference. The Series C

Preferred may be redeemed by Avis Fleet, in whole or in part, on or after the fifth anniversary of the date of issuance, and must be redeemed in whole upon the seventh anniversary of the date of issuance, in each case for an amount per share equal to the Series C Liquidation Preference plus accrued and unpaid dividends (the "Series C Redemption Price").

    Holders of the Series C Preferred may cause Avis Fleet to redeem their shares for cash, upon (i) the bankruptcy or insolvency of Avis Rent A Car, (ii) a Preferred Stock Change in Control or (iii) notice given by a holder after the second anniversary of the issuance of the Series C Preferred, in each case in an amount equal to the Series C Redemption Price.

    Upon any merger, consolidation, combination or reclassification of Avis Fleet, other than in connection with any such merger, consolidation or reclassification after which 100% of the common stock of Avis Fleet remains directly or indirectly owned by Avis Rent A Car, (1) before the second anniversary of the issuance of the Series C Preferred, Avis Fleet must survive such transaction and remain a Texas corporation, and, following such transaction, the Series C Preferred must remain outstanding, unaffected by such transaction, or (2) after the second anniversary of the issuance of the Series C Preferred, holders of the Series C Preferred may receive only cash consideration in an amount not less than the Series C Redemption Price.

    Holders of Series C Preferred are not entitled to voting rights, except under certain circumstances. Without the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred, Avis Fleet may not take certain specified actions that would adversely affect the rights of the holders of the Series C Preferred. Shares of Series C Preferred reacquired in any manner will be retired and may not be reissued as shares of Series C Preferred.

CLASS B COMMON STOCK

    In the event that Avis Rent A Car obtains the consent of its Shareholders to amend its charter by June 2000 to issue Class B Common Stock, Avis Rent A Car will authorize and reserve for issuance shares of Class B Common Stock to be issued upon the conversion of the Series A Preferred or the Series B Preferred.

    The Class B Common Stock will rank (1) junior to any class or series of preferred stock of Avis Rent A Car and (2) pari passu with the Class A Common Stock in right of payment of dividends and on liquidation. The Class B Common Stock is nonvoting.

    At any time that the beneficial ownership by Cendant, together with any affiliate of Cendant (Cendant and such affiliates, the "Cendant Affiliates"), of the Class A Common Stock is less than 20% of the voting power of the outstanding shares of Class A Common Stock, the Cendant Affiliates shall have the right to convert shares of Class B Common Stock into Class A Common Stock on a share-for-share basis in an amount such that the ownership by the Cendant Affiliates of the Class A Common Stock does not exceed 20% of the voting power of the outstanding shares of Class A Common Stock after giving effect to such conversion.

    The Cendant Affiliates shall have the right to convert the Class B Common Stock into shares of Class A Common Stock on a share-for-share basis upon the occurrence of (1) a bankruptcy or insolvency of Avis Rent A Car and (2) a Preferred Stock Change of Control, other than any Preferred Stock Change of Control that is caused solely by the sale by the Cendant Affiliates of its shares of Class A Common Stock or Class B Common Stock.

    Upon the transfer, sale or disposition for value to any person other than the Cendant Affiliates, each share of Class B Common Stock shall be automatically exchanged for the Class A Common Stock on a share-for-share basis.

    Holders of Class B Common Stock will not be entitled to any voting rights, except under certain circumstances. In those circumstances where the holders of Class B Common Stock have a right to vote, each holder of a share of Class B Common Stock shall be entitled to one vote per share.

    Other than upon conversion of the Series A Preferred or the Series B Preferred Stock, no additional shares of Class B Common Stock may be issued. Shares of Class B Common Stock shall be freely transferable. Shares of Class B Common Stock reacquired in any manner shall be retired and may not be reissued as shares of Class B Common Stock.

    In connection with the VMS Acquisition, Avis Rent A Car entered into a registration rights agreement, pursuant to which Cendant and certain transferees of Class B Common Stock and Class A Common Stock converted from the Class B Common Stock held by Cendant (the "Holders") will have the right to require Avis Rent A Car to register all or part of the Class A Common Stock owned by such Holders under the Securities Act (an "Acquisition Demand Registration"); provided that Avis Rent A Car may postpone giving effect to an Acquisition Demand Registration for a period of up to 30 days if Avis Rent A Car believes such registration might have a material adverse effect on any plan or proposal by Avis with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or Avis Rent A Car is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Avis Rent A Car. In addition, the Holders will have the right to participate in registrations by Avis Rent A Car of Class A Common Stock (an "Acquisition Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Acquisition Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Holders.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE NEW CREDIT FACILITY

    In connection with the VMS Acquisition, Avis Rent A Car entered into the New Credit Facility. The following summary of the material provisions of the New Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of the New Credit Facility.

    Under the New Credit Facility, a syndicate of lenders led by The Chase Manhattan Bank have made a total of $1.35 billion available to us in the form of a $250.0 million Term A Loan, a $375.0 million Term B Loan, a $375.0 million Term C Loan, and a Revolving Credit Facility of up to $350.0 million. On the date of the consummation of the VMS Acquisition (the "Acquisition Closing Date"), Avis Rent A Car borrowed the full $1.0 billion under the Term A Loan, Term B Loan and Term C Loan and $73.0 million under the Revolving Credit Facility and used those borrowings to finance a portion of the VMS Acquisition and to repay and terminate ARACS' existing bank credit facilities. The loans under the New Credit Facility bear interest at variable rates at a fixed margin above either The Chase Manhattan Bank's alternative base rate or the Eurodollar rate.

    All borrowings by Avis Rent A Car under the New Credit Facility are guaranteed by each U.S. subsidiary of Avis Rent A Car, including Avis Fleet, but excluding its banking, insurance and special purpose financing subsidiaries.

    The New Credit Facility is secured by a first-priority perfected lien on substantially all of the tangible and intangible assets of Avis Rent A Car and each guarantor under the New Credit Facility except to the extent that such assets secure either of the ABS Facilities, and by a pledge of all of the capital stock of each of Avis Rent A Car's U.S. subsidiaries and 65% of the capital stock of all first-tier non-U.S. subsidiaries.

    Avis Rent A Car may voluntarily prepay some or all of obligations under the New Credit Facility, but in some cases such voluntary prepayment will require the payment of a premium. In addition, the loans under the New Credit Facility are subject to mandatory prepayment under certain circumstances, including if Avis Rent A Car generates excess cash flow. Avis Rent A Car must apply 50% of excess cash flow to repay outstanding term loans for each fiscal year commencing with the 2000 fiscal year.

    REVOLVING CREDIT FACILITY. Pursuant to the Revolving Credit Facility, up to $350.0 million may be borrowed, repaid and reborrowed by us from time to time. Credit enhancement letters of credit of up to $225,000,000 in the aggregate and other standby letters of credit of up to $75,000,000 in the aggregate are available under the Revolving Credit Facility. At Avis' option, loans under the Revolving Credit Facility bear interest at either The Chase Manhattan Bank's alternate base rate or the Eurodollar rate, plus, in each case, the applicable margin. The initial applicable margin will be 2.75% in the case of Eurodollar loans and 1.75% in the case of alternate base rate loans. The Revolving Credit Facility terminates six years after the closing date of the New Credit Facility.

    TERM A LOAN. The $250.0 million Term A Loan was made available in a single borrowing that occurred on the Acquisition Closing Date, and once repaid, cannot be reborrowed. The Term A Loan bears interest at the same optional rates as the Revolving Credit Facility and matures on the sixth anniversary of the closing of the New Credit Facility. Avis Rent A Car must make mandatory repayments of principal on the Term A Loan in quarterly installments.

    TERM B LOAN. The $375.0 million Term B Loan was made available in a single borrowing that occurred on the Acquisition Closing Date, and once repaid, cannot be reborrowed. At Avis Rent A Car's option, the Term B Loan bears interest at either The Chase Manhattan Bank's alternative base rate plus 2.25% or its Eurodollar rate plus 3.25%. The Term B Loan matures on the seventh anniversary of the closing of the New Credit Facility. Avis Rent A Car must make nominal repayments of principal on the Term B Loan on a quarterly basis through the maturity date of the Term A Loan and quarterly payments of the balance during the last year that the Term B Loan is outstanding.

    TERM C LOAN. The $375.0 million Term C Loan was made available in a single borrowing that occurred on the Acquisition Closing Date, and once repaid, cannot be reborrowed. At Avis Rent A Car's option, the Term C Loan bears interest at either The Chase Manhattan Bank's alternative base rate plus 2.50% or its Eurodollar rate plus 3.50%. The Term C Loan matures on the eighth anniversary of the closing of the New Credit Facility. Avis Rent A Car must make nominal repayments of principal on the Term C Loan on a quarterly basis through the maturity date of the Term B Loan and quarterly payments of the balance during the last year that the Term C Loan is outstanding.

    In addition to paying interest on the outstanding principal under the New Credit Facility, Avis Rent A Car will be required to pay a commitment fee to the lenders under the Revolving Credit Facility-in respect of unutilized commitments thereunder at a rate equal to 0.5% per annum on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears.

    The New Credit Facility contains negative covenants limiting our ability to, among other things, incur debt, create liens, guarantee obligations, pay dividends, make distributions or stock repurchases, make loans and advances, modify the Avis franchise agreements, engage in sales and lease backs, change Avis' fiscal year, agree to negative pledge clauses, change our lines of business, make investments or capital expenditures, engage in transactions with affiliates, sell assets, and engage in mergers or acquisitions. Except on terms satisfactory to the required lenders, we will also be restricted from refinancing, defeasing, repurchasing or repaying its subordinated debt.

    The New Credit Facility requires us to maintain certain financial ratios, including maximum leverage ratios (decreasing from 5.75 to 1.00 in the third quarter of fiscal 1999 to 3.00 to 1.00 commencing with the fourth quarter of fiscal 2004 for the remainder of the term of the loans) and minimum interest coverage ratios (increasing from 2.00 to 1.00 in the third quarter of fiscal 1999 to 3.25 to 1.00 commencing with the fourth quarter of fiscal 2004 for the remainder of the term of the loans) and minimum Adjusted EDITDA coverage ratios (increasing from 1.10 to 1.00 in the fourth quarter of fiscal 1999 to 1.25 to 1.00 commencing with the fourth quarter of fiscal 2003 for the remainder of the term of the loans). Failure to satisfy any of these financial covenants constitutes an event of default under the New Credit Facility. The New Credit Facility also includes other customary events of default, including, without limitation, a cross-default to New Avis' other material indebtedness or certain changes in control.

VEHICLE-RELATED INDEBTEDNESS

    AVIS ABS FACILITY. The Avis ABS Facility is a domestic integrated financing program that provides for up to $3.75 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the Avis ABS Facility available for vehicles not covered by Repurchase Programs. The Avis ABS Facility consists of Variable Funding Notes and Medium Term Notes that were issued by AESOP Funding II, L.L.C. ("AFC-II"), an indirect subsidiary of ARACS, pursuant to an Amended and Restated Base Indenture dated July 30, 1997 between AFC-II and Harris Trust and Savings Bank, as trustee.

    On July 30, 1997 AFC-II issued $800,000,000 of 6.22% Medium Term Notes due July 2000, $850,000,000 of 6.40% Medium Term Notes due July 2002 and $990,699,000 of Variable Funding Notes with an average rate of 5.9% in 1997 and 5.6% in 1998. On February 26, 1998 AFC-II issued additional $600,000,000 of 6.14% Medium Term Notes due February 2005, the proceeds of which were used to repay borrowings under the Variable Funding Notes.

    The Variable Funding Notes and the Medium Term Notes are indirectly secured by, among other things, a first priority security interest in Avis' fleet. The Variable Funding Notes support the issuance by a special purpose company of commercial paper notes that are rated A-1 by S&P and P-1 by Moody's. The Medium Term Notes are guaranteed under a surety bond issued by MBIA and as a result are rated AAA by S&P and Aaa by Moody's. All series of Medium Term Notes rank equally in right of payment among themselves and with the Variable Funding Notes.

    AFC-II uses the proceeds from the sale of the Variable Funding Notes and the Medium Term Notes to provide loans to AESOP Leasing L.P. and AESOP Leasing Corp. II for their purchase of vehicles that are then leased to ARACS. In connection with the Avis ABS Facility, ARACS has entered into operating lease and finance lease agreements with AESOP Leasing L.P. and AESOP Leasing Corp. II for the leasing of vehicles for the conduct of Avis' rental car business.

    At June 30, 1999, Avis had approximately $3.72 billion of debt outstanding under the Avis ABS Facility. In addition, at June 30, 1999, it had approximately $34 million of additional credit available for vehicle purchases.

    INTERIM VMS ABS FACILITY. We refinanced VMS' fleet debt using the proceeds of approximately $3.5 billion of asset-backed securities issued pursuant to the Interim VMS ABS Offering. The Interim VMS ABS Facility currently consists of (i) up to $2.5 billion of Domestic VFNs, (ii) up to $236 million of Domestic Preferred Membership Interests and (iii) up to $829 million of U.K. Advances. The domestic securities comprising the Interim VMS ABS Offering (the "Domestic Asset-Backed Securities") were issued by a bankruptcy remote special purpose entity (the "Domestic ABS

Issuer") and placed initially with a single multi-seller commercial paper conduit, and thereafter may be syndicated to one or more other bank sponsored conduits (collectively the "CP Conduits").

    The Domestic Asset-Backed Securities are backed by, among other things, the following assets of the D.L. Peterson Trust, a bankruptcy-remote special purpose Delaware business trust: VMS' domestic vehicle fleet, VMS' domestic vehicle lease portfolio and a portion of the receivables generated from VMS' domestic fee-based products and services (the "Domestic ABS Assets"). U.K. Advances are backed by, among other things, a first priority security interest in VMS' European vehicle fleet, vehicle lease portfolio and fee-based receivables.

    The CP Conduits acquire Domestic VFNs, Domestic Preferred Membership Interests and U.K. Advances using the proceeds of commercial paper issuances. In addition, from time to time, the Domestic ABS Issuer may issue medium-term notes secured by the Domestic ABS Assets, using the proceeds of any such offerings to reduce the amount of Domestic VFNs then outstanding.

    The Domestic ABS Issuer is required to maintain certain amounts on deposit in an account with the indenture trustee for the Domestic Asset-Backed Securities. These amounts will increase if the performance of the lease portfolio deteriorates or lease rates decline in relation to the cost of funds increase in certain events.

    OTHER INTERNATIONAL INDEBTEDNESS. At December 31, 1998, Avis had available letters of credit/ overdraft agreements for its international operations totaling $29.8 million. The collateral for certain of these agreements consists of a pledge of cash balances in the amount of $25 million. At December 31, 1998, Avis had outstanding letters of credit under these facilities totaling $26.7 million. In addition, for certain of its international operations, Avis had available unused lines of credit aggregating $227.1 million at December 31, 1998.

                              DESCRIPTION OF NOTES

    Avis Rent A Car, Inc. will issue the notes under the Indenture (the "Indenture") among itself, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    This description of notes is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of Avis Rent A Car, Inc. and your rights.

    The section entitled "Certain Definitions" includes the definitions of the capitalized terms used in this description.

GENERAL

    THE NOTES.  The notes:

    - are general unsecured, senior subordinated obligations of Avis Rent A Car;

    - are limited to an aggregate principal amount of $500.0 million;

    - mature on May 1, 2009;

    - will be issued in denominations of $1,000 and integral multiples of $1,000;

    - will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "Book-Entry; Delivery and Form";

    - are subordinated in right of payment to all existing and future Senior Indebtedness of Avis Rent A Car;

    - rank equally in right of payment to any future Senior Subordinated Indebtedness of Avis Rent A Car;

    - are unconditionally guaranteed on a senior subordinated basis by Avis Rent A Car System, Inc. and each other Domestic Subsidiary of Avis Rent A Car that guarantees the Senior Credit Facilities. See "Subsidiary Guarantees"; and

    - are eligible for trading in the PORTAL market.

    INTEREST.  Interest on the notes will compound semi-annually and:

    - accrue at the rate of 11% per annum;

    - accrue from the date of issuance or the most recent interest payment date;

    - be payable in cash semi-annually in arrears on May 1 and November 1 and commencing on November 1, 1999;

    - be payable to the holders of record on the April 15 and October 15 immediately preceding the related interest payment dates; and

    - be computed on the basis of a 360-day year comprised of twelve 30-day months.

    PAYMENTS ON THE NOTES

    Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Avis Rent A Car in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee in New York,

New York), except that, at the option of Avis Rent A Car, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Payment of principal of, premium, if any, and interest on, notes in global form registered in the name of or held by the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such global note. No service charge will be made for any registration of transfer or exchange of notes, but Avis Rent A Car may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    PAYING AGENT AND REGISTRAR

    The Trustee will initially act as Paying Agent and Registrar. Avis Rent A Car may change the Paying Agent or Registrar without prior notice to the Holder of the notes, and Avis Rent A Car or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

    TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Avis Rent A Car may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Avis Rent A Car is not required to transfer or exchange any note selected for redemption. Also, Avis Rent A Car is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered Holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

    Except as described below, the notes are not redeemable until May 1, 2004. On and after May 1, 2004, Avis Rent A Car may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                                                   PERCENTAGE
-------------------------------------------------------------------------------------  -----------
2004.................................................................................     105.500%
2005.................................................................................     103.667%
2006.................................................................................     101.833%
2007 and thereafter..................................................................     100.000%

    Prior to May 1, 2002, Avis Rent A Car may on one or more occasions redeem up to 35% of the original principal amount of the notes with the Net Cash Proceeds of one or more Public Equity Offerings at a redemption price of 111.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

    (1) there is a Public Market at the time of such redemption;

    (2) at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

    (3) the redemption occurs within 60 days after the closing of such Public Equity Offering (together, the "Equity Clawback").

    In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

RANKING AND SUBORDINATION

    The payment of the principal of, premium, if any, and interest on the notes and any other payment obligations in respect of the notes (including any obligation to repurchase the notes) will be subordinated to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of Avis Rent A Car. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under "--Defeasance" below) is not subordinate to any Senior Indebtedness or subject to these restrictions.

    As a result of the subordination provisions described below, holders of the notes may recover less than creditors of Avis Rent A Car who are holders of Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to Avis Rent A Car. Moreover, the notes will be structurally subordinated to the liabilities of non-guarantor Subsidiaries of Avis Rent A Car.

    At June 30, 1999, after giving effect to the Transactions:

    - outstanding Indebtedness to which the notes were contractually or structurally subordinated (which amount does not include an additional $92.2 million available under the New Credit Facility after giving effect to $184.8 million of issued but outstanding letters of credit) was $8.5 billion, all of which was secured;

    - Avis Rent A Car had no Senior Subordinated Indebtedness other than the notes; and

    - Restricted Subsidiaries, including Securitization Entities, had $10.6 billion of total liabilities (including $7.4 billion of Permitted Vehicle Indebtedness).

    Although the Indenture will limit the amount of indebtedness that Avis Rent A Car and its Restricted Subsidiaries may incur, such indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness or Indebtedness of Subsidiaries that do not issue a Subsidiary Guarantee in favor of the Holders of the notes, as the case may be.

    Only Indebtedness of Avis Rent A Car that is Senior Indebtedness will rank senior to the notes in accordance with the provisions of the Indenture. The notes will in all respects rank equally with all other Senior Subordinated Indebtedness of Avis Rent A Car. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured. As described in "--Limitation on layering," Avis Rent A Car may not incur any indebtedness that is senior in right of payment to the notes, but junior in right of payment to Senior Indebtedness.

    Avis Rent A Car may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the notes or make any deposit pursuant to the provisions described under "--Defeasance" below and may not otherwise purchase, redeem or retire any notes (collectively, "pay the notes") if:

    (1) any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

    (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

    However, Avis Rent A Car may pay the notes if Avis Rent A Car and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

    Avis Rent A Car also will not be permitted to pay the notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

    A "Payment Blockage Period" commences on the receipt by the Trustee (with a copy to Avis Rent A Car) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and Avis Rent A Car from the Person or Persons who gave such Blockage Notice;

    (2) because the default giving rise to such Blockage Notice is no longer continuing; or

    (3) because such Designated Senior Indebtedness has been repaid in full.

    Avis Rent A Car may resume payments on the notes after the end of the Payment Blockage Period, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

    In the event of:

    (1) a total or partial liquidation or a dissolution of Avis Rent A Car;

    (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to Avis Rent A Car or its property; or

    (3) an assignment for the benefit of creditors or marshaling of Avis Rent A Car's assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the notes will be entitled to receive any payment or distribution, in the event of any payment or distribution of the assets or securities of Avis Rent A Car. In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the notes is accelerated because of an Event of Default, Avis Rent A Car or the Trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. Avis Rent A Car may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

SUBSIDIARY GUARANTEES

    The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee Avis Rent A Car's obligations under the notes and all obligations under the Indenture. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness in the same manner and to the same extent that the notes are subordinated to Senior Indebtedness. Each Subsidiary Guarantee will rank equally with all other Guarantor Senior Subordinated Indebtedness of that Subsidiary Guarantor. The Subsidiary Guarantors will not be permitted to incur indebtedness that is junior in right of payment to Guarantor Senior Indebtedness but senior in right of payment to the Subsidiary Guarantee.

    At June 30, 1999, after giving effect to the Transactions:

    - outstanding Guarantor Senior Indebtedness was $1.4 million, all of which was secured; and

    - the Subsidiary Guarantors had no Guarantor Senior Subordinated Indebtedness other than the Subsidiary Guarantees.

    Although the Indenture will limit the amount of indebtedness that Avis Rent A Car and its Restricted Subsidiaries may incur, such indebtedness may be substantial and all of it may be Guarantor Senior Indebtedness.

    The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

    In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not Avis Rent A Car or a Restricted Subsidiary of Avis Rent A Car (other than a Securitization Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

    (1) the sale or other disposition is in compliance with the Indenture, including the covenants "--Limitation on Sales of Assets and Subsidiary Stock" and "--Limitation on Sales of Capital Stock of Restricted Subsidiaries"; and

    (2) all the obligations of such Subsidiary Guarantor under the Senior Credit Agreement and related documentation and any other agreements relating to any other indebtedness of Avis Rent A Car or its remaining Restricted Subsidiaries terminate upon consummation of such transaction.

    In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, and the Subsidiary Guarantee if Avis Rent A Car designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture.

CHANGE OF CONTROL

    If a Change of Control occurs, each Holder will have the right to require Avis Rent A Car to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    Within 30 days following any Change of Control, Avis Rent A Car will mail a notice (the "Change of Control Offer") to each holder with a copy to the Trustee stating:

    (1) that a Change of Control has occurred and that such holder has the right to require Avis Rent A Car to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

    (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

    (3) the procedures determined by Avis Rent A Car, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.

    On the Change of Control Payment Date, Avis Rent A Car will, to the extent lawful:

    (1) accept for payment all notes or portions thereof (equal to $1,000 or an integral multiple thereof) properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Avis Rent A Car.

    The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

    If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that Avis Rent A Car repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) all Senior Indebtedness must be repaid in full, or Avis Rent A Car must offer to repay all Senior Indebtedness whose holders accept such offer or
(ii) the requisite holders of each issue of Senior Indebtedness shall have consented to such Change of Control Offer being made. Avis Rent A Car covenants to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provision if Avis Rent A Car fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Facilities. In the event of a default under the Senior Credit Facilities, the subordination provisions of the Indenture would likely restrict payments to the holders of the notes.

    Avis Rent A Car will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Avis Rent A Car and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    Avis Rent A Car will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, Avis Rent A Car will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    Avis Rent A Car's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default may not constitute a Change of Control under the Indenture. Future Indebtedness of Avis Rent A Car and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Avis Rent A Car to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Avis Rent A Car. Finally, Avis Rent A Car's ability to pay cash to the holders upon a repurchase may be limited by Avis Rent A Car's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Avis Rent A Car by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Avis Rent A Car and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require Avis Rent A Car to make an offer to repurchase the notes as described above.

CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS

    Avis Rent A Car will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; PROVIDED, HOWEVER, that Avis Rent A Car may Incur Indebtedness if on the date thereof:

    (1) the Consolidated Coverage Ratio for Avis Rent A Car and its Restricted Subsidiaries is at least 2.25 to 1.00; and

    (2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof.

    The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness:

    (1) Indebtedness Incurred by Avis Rent A Car pursuant to the Senior Credit Facilities in an aggregate principal amount up to $1,500,000,000 less the aggregate principal amount of all scheduled principal repayments when made unless refinanced on or prior to the date of such repayment under this clause (1) and all mandatory prepayments of principal thereof permanently reducing the commitments thereunder;

    (2) the Subsidiary Guarantees and other Guarantees by the Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; PROVIDED that in the event such Indebtedness that is being Guaranteed is (a) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantee or (b) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

    (3) Indebtedness of Avis Rent A Car owing to and held by any Wholly-Owned Subsidiary (other than a Securitization Entity) or Indebtedness of a Restricted Subsidiary owing to and held by Avis Rent A Car or any Wholly-Owned Subsidiary (other than a Securitization Entity); PROVIDED, HOWEVER,

       (a) if Avis Rent A Car is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

       (b) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Avis Rent A Car or a Wholly-Owned Subsidiary (other than a Securitization Entity) of Avis Rent A Car; and

          (ii) any sale or other transfer of any such Indebtedness to a Person other than Avis Rent A Car or a Wholly-Owned Subsidiary (other than a Securitization Entity) of Avis Rent A Car,

    shall be deemed in each case, to constitute an Incurrence of such Indebtedness by Avis Rent A Car or such Subsidiary, as the case may be;

    (4) Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (4) (and any Indebtedness Incurred by Foreign Subsidiaries prior to the Issue Date to finance working capital) and then outstanding, does not exceed $125.0 million;

    (5) Indebtedness represented by (a) the notes and the Exchange notes, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (4), (7), (8), (9), (10), (11), (12) and (13)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (5) or clause (6) or Incurred pursuant to the first paragraph of this covenant;

    (6) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Avis Rent A Car (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by Avis Rent A Car or (b) otherwise in connection with, or in contemplation of, such acquisition); PROVIDED, HOWEVER, that at the time such Restricted Subsidiary (other than WEX Financial) is acquired by Avis Rent A Car, Avis Rent A Car would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

    (7) Indebtedness under Currency Agreements and Interest Rate Agreements; PROVIDED, that in the case of Currency Agreements, such Currency Agreements are related to business transactions of Avis Rent A Car or its Restricted Subsidiaries entered into in the ordinary course of business (including in connection with the incurrence of Permitted Vehicle Indebtedness) or in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of Avis Rent A Car or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Avis Rent A Car) and corresponding to such Indebtedness of Avis Rent A Car or its Restricted Subsidiaries or in the case of Permitted Vehicle Indebtedness, corresponding to Indebtedness of Restricted Subsidiaries (but not exceeding the notional amount thereof) Incurred without violation of the Indenture;

    (8) Permitted Vehicle Indebtedness and Customer Lease Financing Loans;

    (9) Indebtedness represented by Guarantees issued to airports and airport and other governmental authorities for the construction of airport rental or related facilities to be used by Avis Rent A Car or any Restricted Subsidiary in the ordinary course of business that do not exceed for Avis Rent A Car and all Restricted Subsidiaries in the aggregate $75.0 million at any time outstanding;

    (10) the incurrence by Avis Rent A Car or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of Avis Rent A Car or such Restricted Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

    (11) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Avis Rent A Car or a Restricted Subsidiary in the ordinary course of business;

    (12) Indebtedness arising from agreements of Avis Rent A Car or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary or incurred in connection with a sale of Capital Stock of Avis Rent A Car, PROVIDED that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Avis Rent A Car and its Restricted Subsidiaries in connection with such disposition or sale;

    (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, PROVIDED, HOWEVER, that such Indebtedness is extinguished within five business days of Incurrence;

    (14) PHH Sub Preferred Stock with an aggregate liquidation preference not to exceed $362.0 million;

    (15) Indebtedness Incurred by WEX Financial to fund WEX Financial's credit card payables in the ordinary course of business, in an aggregate principal amount not to exceed $20.0 million; provided that the total capital ratio determined in accordance with regulations promulgated by the Board of Governors of the Federal Reserve System (the "Total Capital Ratio") of WEX Financial on the date of any such Incurrence shall equal or exceed the Total Capital Ratio of WEX Financial on June 30, 1999 determined on the equivalent basis; and

    (16) in addition to the items referred to in clauses (1) through (15) above, Indebtedness of Avis Rent A Car and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed $50.0 million.

    Avis Rent A Car will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of Avis Rent A Car unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will incur any indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such refinanced Guarantor Subordinated Obligations. No Subsidiary Guarantor will incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Senior Subordinated Indebtedness unless such refinancing Indebtedness is either Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations. No Restricted Subsidiary may directly Incur any Indebtedness if the proceeds are used to refinance Indebtedness of Avis Rent A Car.

    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

    (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, Avis Rent A Car, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; and

    (2) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

    Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof in the case of any Indebtedness issued with original issue discount.

    In addition, Avis Rent A Car will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Avis Rent A Car as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on Indebtedness" covenant, Avis Rent A Car shall be in Default of this covenant).

    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; PROVIDED that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

    LIMITATION ON PERMITTED VEHICLE INDEBTEDNESS

    The aggregate principal amount of outstanding Permitted Vehicle Indebtedness held by Persons other than Avis Rent A Car and its Restricted Subsidiaries as of the last calendar day of each month (the "Determination Date") shall not exceed the net book value of the Permitted Vehicle Collateral securing Permitted Vehicle Indebtedness held by Persons other than Avis Rent A Car and its Restricted Subsidiaries on such Determination Date. Notwithstanding the foregoing, if Avis Rent A Car is not in compliance with the preceding sentence on any Determination Date, Avis Rent A Car will not be in breach thereof so long as:

    (1) within 25 days from the Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) Avis Rent A Car or its Restricted Subsidiaries repay sufficient Permitted Vehicle Indebtedness or deposits as collateral additional Permitted Vehicle Collateral so that Avis Rent A Car would have been in compliance as of the Determination Date assuming such repayment or deposit had been made on such date; or

    (2) Avis Rent A Car delivers to the Trustee an Officers' Certificate setting forth the amount of the shortfall within 25 days of such Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) and within 50 days from the Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) Avis Rent A Car (A) repays sufficient Permitted Vehicle Indebtedness, (B) deposits as collateral additional Permitted Vehicle Collateral or (C) redesignates sufficient Permitted Vehicle Indebtedness that is not secured by an actual Lien on Permitted Vehicle Collateral to no longer constitute Permitted Vehicle Indebtedness, in each case so that Avis Rent A Car would have been in compliance as of the Determination Date assuming such repayment, deposit or redesignation had been made on such date; provided, however, that, in the case of a redesignation pursuant to clause (C) above, on the date of such redesignation and after giving effect thereto as if such redesignated Indebtedness were Incurred by Avis Rent A Car on such date, Avis Rent A Car would have been able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant; provided further, however, that in determining whether Avis Rent A Car would have been able to Incur such $1.00 of additional Indebtedness, Avis Rent A Car shall be entitled to exclude an amount of such redesignated Indebtedness equal to the amount of Indebtedness Avis Rent A Car could have Incurred on such date pursuant to clause (16) of the second paragraph of the "--Limitation on Indebtedness" covenant, and such excluded amount shall be deemed to have been Incurred pursuant to such clause (16) of the second paragraph.

    LIMITATION ON LAYERING

    Avis Rent A Car will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.

    LIMITATION ON RESTRICTED PAYMENTS

    Avis Rent A Car will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

    (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Avis Rent A Car or any of its Restricted Subsidiaries) except:

    (a) dividends or distributions payable in Capital Stock of Avis Rent A Car (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of Avis Rent A Car; and

    (b) dividends or distributions payable to Avis Rent A Car or a Restricted Subsidiary of Avis Rent A Car (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

    (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Avis Rent A Car or any direct or indirect parent of Avis Rent A Car held by Persons other than Avis Rent A Car or a Restricted Subsidiary of Avis Rent A Car (other than in exchange for Capital Stock of Avis Rent A Car (other than Disqualified Stock));

    (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

    (4) make any Restricted Investment in any Person;

       (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time Avis Rent A Car or such Restricted Subsidiary makes such Restricted Payment:

       (a) a Default shall have occurred and be continuing (or would result therefrom); or

       (b) Avis Rent A Car is not able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect to such Restricted Payment; or

       (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

           (i) 50% of Consolidated Net Income for the period (treated as one accounting period) commencing on January 1, 2000 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

           (ii) 75% of the aggregate Net Cash Proceeds received by Avis Rent A Car from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Avis Rent A Car or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Avis Rent A Car or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); PROVIDED that 100% of such Net Cash Proceeds shall be included in the calculation of this clause (c)(ii) to the extent applied to repurchase notes pursuant to the Equity Clawback;

           (iii) the amount by which Indebtedness of Avis Rent A Car is reduced on Avis Rent A Car's balance sheet upon the conversion or exchange (other than by a Subsidiary of Avis Rent A Car) subsequent to the Issue Date of any Indebtedness of Avis Rent A Car (other than PHH Sub Preferred Stock) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Avis Rent A Car (less the amount of any cash, or other property, distributed by Avis Rent A Car upon such conversion or exchange); and

           (iv) the amount equal to the net reduction in Restricted Investments made by Avis Rent A Car or any of its Restricted Subsidiaries in any Person resulting from:

               (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car; or

               (B) the redesignation of Unrestricted Subsidiaries as Restricted
                   Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Avis Rent A Car or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; PROVIDED, HOWEVER, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

    The provisions of the preceding paragraph will not prohibit:

    (1) any purchase or redemption of Capital Stock or Subordinated Obligations of Avis Rent A Car made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Avis Rent A Car (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Avis Rent A Car or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); PROVIDED, HOWEVER, that (a) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

    (2) any purchase or redemption of Subordinated Obligations of Avis Rent A Car made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Avis Rent A Car that qualifies as Refinancing Indebtedness; PROVIDED, HOWEVER, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

    (3) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "--Limitation on Sales of Assets and Subsidiary Stock" below; PROVIDED, HOWEVER, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

    (4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; PROVIDED, HOWEVER, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

    (5) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Avis Rent A Car issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; PROVIDED that the payment of such dividends will be excluded from the calculation of the amount of Restricted Payments;

    (6) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of the PHH Sub Preferred Stock issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; PROVIDED that the payment of such dividends will be excluded from the calculation of the amount of Restricted Payments;

    (7) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; PROVIDED, HOWEVER, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

    (8) Restricted Payments in an amount not to exceed $35.0 million; PROVIDED that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments;

    (9) the redemption of Series C Preferred Stock issued on the Issue Date in accordance with its terms but not to exceed $2.0 million; PROVIDED that the amount of such Restricted Payment will be included in the calculation of the amount of Restricted Payments; and

    (10) any Restricted Payments made by a Securitization Entity to holders of its Capital Stock.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Avis Rent A Car or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $10.0 million. Not later than the date of making any Restricted Payment, Avis Rent A Car shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    LIMITATION ON LIENS

    Avis Rent A Car will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, securing any Senior Subordinated Indebtedness, Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    Avis Rent A Car will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Avis Rent A Car or any Restricted Subsidiary;

    (2) make any loans or advances to Avis Rent A Car or any Restricted Subsidiary; or

    (3) transfer any of its property or assets to Avis Rent A Car or any Restricted Subsidiary.

    The preceding provisions will not prohibit:

     (i) any encumbrance or restriction pursuant to an agreement or certificates of designation in effect at or entered into on the date of the Indenture (including, without limitation, the Indenture, the Senior Credit Facilities, and the PHH Sub Preferred Stock as in effect on such date);

    (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Avis Rent A Car (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Avis Rent A Car or in contemplation thereof) and outstanding on such date;

    (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable in any material respect to the Holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) and (ii) of this paragraph;

    (iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

       (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

       (b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of Avis Rent A Car or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

       (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Avis Rent A Car or any Restricted Subsidiary;

    (v) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

    (vi) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Securitization Transaction relating exclusively to a Securitization Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Securitization Transaction;

   (vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

   (viii) restrictions on Foreign Subsidiaries pursuant to arrangements governing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (4) of the second paragraph of the covenant "Limitation on Indebtedness";

    (ix) restrictions on any Specified Financing Subsidiary pursuant to the terms of the Customer Lease Financing Loans under which it is obligated; and

    (x) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, including, without limitation, restrictions on the payment of dividends on Avis Rent A Car's insurance company and/or banking Subsidiaries imposed by Federal or state government regulations.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

    Avis Rent A Car will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition UNLESS:

    (1) Avis Rent A Car or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the

       Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

    (2) at least 75% of the consideration thereof received by Avis Rent A Car or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Avis Rent A Car or such Restricted Subsidiary, as the case may be:

       (a) FIRST, to the extent Avis Rent A Car or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock or Guarantor Subordinated Obligation) of a Restricted Subsidiary that is a Subsidiary Guarantor (in each case other than Indebtedness owed to Avis Rent A Car or an Affiliate of Avis Rent A Car) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; PROVIDED, HOWEVER, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Avis Rent A Car or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

       (b) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent Avis Rent A Car or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

    Any Net Available Cash from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, Avis Rent A Car will be required to make an offer ("Asset Sale Offer") to all holders of notes and to the extent required by the terms thereof, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring Avis Rent A Car to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, Avis Rent A Car may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by Holders thereof and other Pari Passu Notes surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), Avis Rent A Car will purchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Sale

Offer Amount") or, if less than the Asset Sale Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Sale Offer.

    If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Asset Sale Offer.

    On or before the Asset Sale Purchase Date, Avis Rent A Car will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of notes and Pari Passu Notes or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn. Avis Rent A Car will deliver to the Trustee an Officers' Certificate stating that such notes or portions thereof were accepted for payment by Avis Rent A Car in accordance with the terms of this covenant and, in addition, Avis Rent A Car will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. Avis Rent A Car or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by Avis Rent A Car for purchase, and Avis Rent A Car will promptly issue a replacement note, and the Trustee, upon delivery of an Officers' Certificate from Avis Rent A Car will authenticate and mail or deliver such replacement note to such Holder, in a principal amount equal to any unpurchased portion of the note surrendered. In addition, Avis Rent A Car will take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted will be promptly mailed or delivered by Avis Rent A Car to the Holder thereof. Avis Rent A Car will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

    For the purposes of this covenant, the following will be deemed to be cash:

    (1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of Avis Rent A Car or Indebtedness (other than Guarantor Subordinated Obligations or Preferred Stock) of any Restricted Subsidiary of Avis Rent A Car and the release of Avis Rent A Car or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case Avis Rent A Car will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

    (2) securities, notes or other obligations received by Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car from the transferee that are promptly converted by Avis Rent A Car or such Restricted Subsidiary into cash.

    Avis Rent A Car will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Avis Rent A Car will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS

    Avis Rent A Car will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Avis Rent A Car (an "Affiliate Transaction") UNLESS:

    (1) the terms of such Affiliate Transaction are no less favorable to Avis Rent A Car or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's- length dealings with a Person who is not such an Affiliate;

    (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $5 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Avis Rent A Car having no personal stake in such transaction, if any (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

    (3) in the event such Affiliate Transaction involves an aggregate amount in excess of $10 million, Avis Rent A Car has received a written opinion from an independent investment banking firm of nationally recognized standing stating that such Affiliate Transaction is not materially less favorable to Avis Rent A Car or such Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis with a Person that is not an Affiliate.

    The preceding paragraph will not apply to:

    (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments";

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by Avis Rent A Car or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of Avis Rent A Car and its Restricted Subsidiaries;

    (3) loans or advances to employees in the ordinary course of business of Avis Rent A Car or any of its Restricted Subsidiaries;

    (4) any transaction between Avis Rent A Car and a Restricted Subsidiary (other than a Securitization Entity) or between Restricted Subsidiaries (other than a Securitization Entity);

    (5) sales or other transfers or dispositions of Permitted Vehicle Collateral customarily transferred in an asset securitization transaction to a Securitization Entity in a Qualified Securitization Transaction, acquisitions of Permitted Investments in connection with a Qualified Securitization Transaction and performance of services in respect of Permitted Vehicle Collateral in connection with a Qualified Securitization Transaction;

    (6) transactions under the Separation Agreement, Master License Agreement, Registration Rights Agreement, Computer Services Agreement, Reservation Services Agreement, Purchasing Services Agreement, Tax Disaffiliation Agreement, lease agreements relating to facilities in Virginia Beach, Virginia, Tulsa, Oklahoma and Garden City, New York and the VMS Agreements, all as in effect on the Issue Date (including pursuant to any amendment thereto or any replacement agreement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date); or

    (7) the payment of dividends on the PHH Sub Preferred Stock and the conversion of the PHH Sub Preferred Stock in accordance with its terms as in existence on the Issue Date.

    LIMITATION ON SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    Avis Rent A Car will not, and will not permit any Restricted Subsidiary of Avis Rent A Car to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any Voting Stock of any Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

    (1) to Avis Rent A Car or a Wholly-Owned Subsidiary (other than a Securitization Entity); or

    (2) in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

    Notwithstanding the preceding paragraph, Avis Rent A Car may sell all the Voting Stock of a Restricted Subsidiary as long as Avis Rent A Car complies with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock".

    COMMISSION REPORTS

    Notwithstanding that Avis Rent A Car may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Avis Rent A Car will file with the Commission, and provide the Trustee and the Holders of the notes with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that Avis Rent A Car is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Avis Rent A Car will nevertheless provide such Exchange Act information to the Trustee and the holders of the notes as if Avis Rent A Car were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

    MERGER AND CONSOLIDATION

    Avis Rent A Car will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, UNLESS:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Avis Rent A Car) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Avis Rent A Car under the notes and the Indenture;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant;

    (4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

    (5) Avis Rent A Car shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Avis Rent A Car, which properties and assets, if held by Avis Rent A Car instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Avis Rent A Car on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Avis Rent A Car.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Avis Rent A Car under the Indenture, but, in the case of a lease of all or substantially all its assets, Avis Rent A Car will not be released from the obligation to pay the principal of and interest on the notes.

    Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

    Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of Avis Rent A Car may consolidate with, merge into or transfer all or part of its properties and assets to Avis Rent A Car and (y) Avis Rent A Car may merge with an Affiliate incorporated solely for the purpose of reincorporating Avis Rent A Car in another jurisdiction to realize tax or other benefits.

    FUTURE SUBSIDIARY GUARANTORS

    After the Issue Date, Avis Rent A Car will cause (i) each Restricted Subsidiary, other than an Excluded Subsidiary, created or acquired by Avis Rent A Car or one or more of its Restricted Subsidiaries and (ii) each Restricted Subsidiary, at any time such Restricted Subsidiary ceases to be an Excluded Subsidiary, to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes on a senior subordinated basis.

    In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and the Subsidiary Guarantee if Avis Rent A Car designates such Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture.

    LIMITATION ON LINES OF BUSINESS

    Avis Rent A Car will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

    PAYMENTS FOR CONSENT

    Neither Avis Rent A Car nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT

    Each of the following is an Event of Default:

    (1) default in any payment of interest or liquidated damages (as required by the Registration Rights Agreement) on any note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "--Ranking and subordination";

    (2) default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and subordination";

    (3) failure by Avis Rent A Car or any Subsidiary Guarantor to comply with its obligations under "Certain covenants--Merger and Consolidation";

    (4) failure by Avis Rent A Car to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under the covenants described under "Certain covenants" above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain covenants--Merger and Consolidation" which is covered by clause (3));

    (5) failure by Avis Rent A Car to comply for 60 days after notice with its other agreements contained in the Indenture;

    (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Avis Rent A Car or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Avis Rent A Car or any of its Restricted Subsidiaries), other than Indebtedness owed to Avis Rent A Car or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

    (a) is caused by a failure to pay principal on such Indebtedness at final maturity (after giving effect to any applicable grace periods) ("payment default"); or

    (b) results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

    (7) certain events of bankruptcy, insolvency or reorganization of Avis Rent A Car or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Avis Rent A Car and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

    (8) failure by Avis Rent A Car or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Avis Rent

       A Car and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

    (9) any Subsidiary Guarantee of a Significant Subsidiary or of a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Avis Rent A Car and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify Avis Rent A Car of the default and Avis Rent A Car does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

    If an Event of Default (other than an Event of Default described in clause
(7) above) occurs and is continuing, the Trustee by notice to Avis Rent A Car, or the holders of at least 25% in principal amount of the outstanding notes by notice to Avis Rent A Car and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately; PROVIDED, HOWEVER, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Senior Credit Agreement or (y) five business days after the giving of the acceleration notice to Avis Rent A Car and the administrative agent under the Senior Credit Agreement of such acceleration. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the Event of Default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Avis Rent A Car or a Restricted Subsidiary of Avis Rent A Car or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause
(7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes UNLESS:

    (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

    (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

    (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

    (5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

    Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, Avis Rent A Car is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Avis Rent A Car also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action Avis Rent A Car is taking or proposes to take in respect thereof.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Avis Rent A Car with the intention of avoiding payment of the premium that Avis Rent A Car would have had to pay if Avis Rent A Car then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to May 1, 2004 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Avis Rent A Car with the intention of avoiding the prohibition on redemption of the notes prior to May 1, 2004, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

    (1) reduce the amount of notes whose holders must consent to an amendment;

    (2) reduce the stated rate of or extend the stated time for payment of interest on any note;

    (3) reduce the principal of or extend the Stated Maturity of any note;

    (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "Optional redemption," "Change of Control," "Certain covenants--Limitation on Sales of Assets and Subsidiary Stock" or any similar provision;

    (5) make any note payable in money other than that stated in the note;

    (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

    (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder, Avis Rent A Car and the Trustee may amend the Indenture to:

    (1) cure any ambiguity, omission, defect or inconsistency;

    (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of Avis Rent A Car under the Indenture;

    (3) provide for uncertificated notes in addition to or in place of certificated notes (PROVIDED that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)
       (2) (B) of the Code);

    (4) add Guarantees with respect to the notes;

    (5) secure the notes;

    (6) add to the covenants of Avis Rent A Car for the benefit of the holders or surrender any right or power conferred upon Avis Rent A Car;

    (7) make any change that does not adversely affect the rights of any holder; or

    (8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

    The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, Avis Rent A Car is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    Avis Rent A Car at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If Avis Rent A Car exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

    Avis Rent A Car at any time may terminate its obligations under covenants described under "--Certain covenants" (other than "Merger and Consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under "Events of Default" above and the limitations contained in clause (3) under "Certain covenants--Merger and Consolidation" above ("covenant defeasance").

    Avis Rent A Car may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Avis Rent A Car exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Avis Rent A Car exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "--Events of Default" above or because of the failure of Avis Rent A Car to comply with clause (3) under "Certain covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, Avis Rent A Car must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Avis Rent A Car, as such, shall have any liability for any obligations of Avis Rent A Car under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

    The Bank of New York is the Trustee under the Indenture and has been appointed by Avis Rent A Car as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

    The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

    "Avis Fleet" means Avis Fleet Leasing and Management Corporation and any successor thereto.

    "Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) to be used by Avis Rent A Car or a Restricted Subsidiary in a Related Business;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Avis Rent A Car or a Restricted Subsidiary of Avis Rent A Car; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Avis Rent A Car;

PROVIDED, HOWEVER, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Avis Rent A Car or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

    Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

    (1) a disposition by a Restricted Subsidiary to Avis Rent A Car or by Avis Rent A Car or a Restricted Subsidiary to a Wholly-Owned Subsidiary (other than a Securitization Entity);

    (2) the sale of Cash Equivalents in the ordinary course of business;

    (3) a disposition of inventory or Eligible Vehicles in the ordinary course of business;

    (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Avis Rent A Car and its Restricted Subsidiaries (other than Eligible Vehicles) and that is disposed of in each case in the ordinary course of business;

    (5) transactions permitted under "Certain covenants--Merger and Consolidation";

    (6) an issuance of Capital Stock by a Restricted Subsidiary of Avis Rent A Car to Avis Rent A Car or to a Wholly-Owned Subsidiary (other than a Securitization Entity) or in the case of a Securitization Entity to any Person;

    (7) for purposes of "Certain covenants--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to "Certain covenants--Limitation on Restricted Payments";

    (8) sales of Permitted Vehicle Collateral or an interest therein of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity;

    (9) dispositions of assets with an aggregate fair market value in any fiscal year of less than $2.5 million; and

    (10) dispositions in connection with Permitted Liens.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

    "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable by Avis Rent A Car under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Avis Rent A Car at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "Call Transfer Agreement" means the Call Transfer Agreement made and entered into March 4, 1997 between Avis Rent A Car System, Inc. and HFS Incorporated.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "Cash Equivalents" means:

    (1) securities issued or directly and fully guaranteed or insured by the United States or the United Kingdom Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition;

    (2) marketable general obligations issued by the United Kingdom or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

    (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause
       (3) above;

    (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and

    (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through (5) above.

    "Change of Control" means:

    (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Avis Rent A Car (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Avis Rent A Car held by an entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such entity); or

    (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Avis Rent A Car, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Avis Rent A Car, as the case may be, was approved by a vote of at least a majority of the directors of Avis Rent A Car then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors of Avis Rent A Car then in office;

    (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Avis Rent A Car and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

    (4) the adoption by the stockholders of Avis Rent A Car of a plan or proposal for the liquidation or dissolution of Avis Rent A Car; or

    (5) a Change of Control Event as defined under the Master License Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Computer Services Agreement" means the Computer Service Agreement, effective as of July 30, 1997 between Avis Rent A Car System, Inc. and WizCom International, Ltd.

    "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, PROVIDED, HOWEVER, that:

    (1) if Avis Rent A Car or any Restricted Subsidiary:

       (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

       (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

    (2) if since the beginning of such period Avis Rent A Car or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

       (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

       (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Avis Rent A Car or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Avis Rent A Car and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Avis Rent A Car and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (3) if since the beginning of such period Avis Rent A Car or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Avis Rent A Car) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

    (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Avis Rent A Car or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or
       (3) above if made by Avis Rent A Car or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given under any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Avis Rent A Car (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

    (1) Consolidated Interest Expense;

    (2) Consolidated Income Taxes;

    (3) consolidated non-vehicle related depreciation expense;

    (4) consolidated non-vehicle related amortization of intangibles; and

    (5) other non-vehicle related non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to Avis Rent A Car by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

    "Consolidated Interest Expense" means, for any period, the total interest expense of Avis Rent A Car and its consolidated Restricted Subsidiaries, whether paid or accrued, excluding interest on Permitted Vehicle Indebtedness, plus, to the extent not included in such interest expense:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

    (2) amortization of debt discount and debt issuance cost;

    (3) non-cash interest expense (except with respect to Permitted Vehicle Indebtedness);

    (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (5) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon;

    (6) net costs (if positive) associated with Hedging Obligations (including amortization of fees);

    (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period (except with respect to Permitted Vehicle Indebtedness);

    (8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Avis Rent A Car or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

    (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Avis Rent A Car) in connection with Indebtedness Incurred by such plan or trust; PROVIDED, HOWEVER, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Avis Rent A Car or any Restricted Subsidiary.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Avis Rent A Car and its Subsidiaries with respect to Interest Rate Agreements.

    "Consolidated Net Income" means, for any period, the net income (loss) of Avis Rent A Car and its consolidated Restricted Subsidiaries determined in accordance with GAAP; PROVIDED, HOWEVER, that there will not be included in such Consolidated Net Income:

    (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

    (a) subject to the limitations contained in clauses (4), (5) and (6) below, Avis Rent A Car's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Avis Rent A Car or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

    (b) Avis Rent A Car's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Avis Rent A Car or a Restricted Subsidiary;

    (2) any net income (loss) of any Person acquired by Avis Rent A Car or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Avis Rent A Car, except that:

    (a) subject to the limitations contained in clauses (4), (5) and (6) below, Avis Rent A Car's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by either such Restricted Subsidiary or the entity to which the receivables or cash generated by such Consolidated Net Income has been transferred for purposes of a Qualified Securitization Transaction during such period to Avis Rent A Car or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

    (b) Avis Rent A Car's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

    (4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Avis Rent A Car or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any extraordinary gain or loss; and

    (6) the cumulative effect of a change in accounting principles.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Customer Lease Financing Loans" has the meaning set forth in the definition of Specified Financing Subsidiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (1) the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness) and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "Determination Date" means the last calendar day of each month.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

    (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Avis Rent A Car or a Restricted Subsidiary); or

    (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding, PROVIDED that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; PROVIDED, FURTHER that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Avis Rent A Car to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that Avis Rent A Car may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by Avis Rent A Car with the provisions of the Indenture described under the captions "Change of Control" and "Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "Certain covenants--Limitation on Restricted Payments".

    "Domestic Subsidiary" means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

    "Eligible Leases" means open-end and closed-end automobile fleet leases originated by or on behalf of Avis Rent A Car and its Restricted Subsidiaries which are of a type customarily eligible for inclusion in a Qualified Securitization Transaction.

    "Eligible Vehicles" shall mean the motor vehicle inventory of Avis Rent A Car and its Restricted Subsidiaries, in each case, whether held for sale, lease or rental purposes which are of a type customarily eligible for inclusion in a Qualified Securitization Transaction.

    "Excluded Subsidiary" is a reference to a Foreign Subsidiary, Securitization Entity, Specified Financing Subsidiary or any regulated bank subsidiary or insurance subsidiary that has not issued a Guarantee of any Senior Indebtedness.

    "Fleet Receivables" means all receivables generated by Avis Rent A Car and its Restricted Subsidiaries from obligors under fleet maintenance contracts, fleet management contracts and fuel card contracts and any other service contracts billed together with Eligible Leases, which are of a type customarily eligible for inclusion in a Qualified Securitization Transaction.

    "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication:

    (1) any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of Avis Rent A Car or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

    (2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding.

    Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

    (1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the notes and the Subsidiary Guarantee;

    (2) any obligations of such Subsidiary Guarantor to another Subsidiary or Avis Rent A Car;

    (3) any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

    (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (5) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

    (6) any Capital Stock.

    "Guarantor Senior Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

    "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money (including in respect of Qualified Securitization Transactions);

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

    (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

    (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

    (6) the principal component of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock;

    (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

    (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

    (9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

    (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

    (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

    (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

    (a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

    (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by Avis Rent A Car or its Restricted Subsidiaries.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that:

    (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

    (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

    (3) an acquisition of assets, Capital Stock or other securities by Avis Rent A Car or a Restricted Subsidiary for consideration consisting exclusively of common equity securities of Avis Rent A Car, shall in each case not be deemed to be an Investment.

    For purposes of "--Certain covenants--Limitation on Restricted Payments",

    (1) "Investment" will include the portion (proportionate to Avis Rent A Car's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Avis Rent A Car at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Avis Rent A Car will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Avis Rent A Car's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Avis Rent A Car's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Avis Rent A Car in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

    (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Avis Rent A Car. If Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Avis Rent A Car such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Avis Rent A Car, Avis Rent A Car shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of Avis Rent A Car in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

    "Issue Date" means the date on which the notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Master License Agreement" means the Master License Agreement, dated July 30, 1997, among HFS Car Rental, Inc., Avis Rent A Car System, Inc. and Wizard Co., Inc.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other nonfat form) therefrom, in each case net of:

    (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

    (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Avis Rent A Car or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

    "Non-Recourse Indebtedness" means Indebtedness:

    (1) as to which neither Avis Rent A Car nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Avis Rent A Car or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) the explicit terms of which provide there is no recourse against any of the assets of Avis Rent A Car or its Restricted Subsidiaries.

    "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Avis Rent A Car.

    "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Avis Rent A Car.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Avis Rent A Car or the Trustee.

    "Permitted Investment" means an Investment by Avis Rent A Car or any Restricted Subsidiary in:

    (1) a Restricted Subsidiary (other than a Securitization Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Securitization Entity); PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Avis Rent A Car or a Restricted Subsidiary (other than a Securitization Entity); PROVIDED, HOWEVER, that such Person's primary business is a Related Business;

    (3) cash and Cash Equivalents;

    (4) receivables owing to Avis Rent A Car or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Avis Rent A Car or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Avis Rent A Car or such Restricted Subsidiary;

    (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Avis Rent A Car or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

    (8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock";

    (9) Investments in existence on the Issue Date;

    (10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain covenants--Limitation on Indebtedness";

    (11) Investments by Avis Rent A Car or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $40.0 million outstanding at any one time;

    (12) Guarantees issued in accordance with "--Certain covenants--Limitations on Indebtedness"; and

    (13) Investments by Avis Rent A Car or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person, in each case, in connection with a Qualified Securitization Transaction, PROVIDED, HOWEVER, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Permitted Vehicle Collateral generated by Avis Rent A Car or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction.

    "Permitted Liens" means, with respect to any Person:

    (1) Liens securing Indebtedness and other obligations under the Senior Credit Facilities and related Interest Rate Agreements and other Senior Indebtedness and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations under a Senior Credit Facilities and other Guarantor Senior Indebtedness permitted to be incurred under the Indenture;

    (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

    (3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

    (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

    (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness;

    (6) Liens on any airport concession agreements or permits to secure loans extended to finance tenant improvements used in connection with the concession agreement or permit subject to such Lien;

    (7) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

    (8) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

    (9) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Avis Rent A Car or any of its Restricted Subsidiaries;

    (10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

    (11) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business; PROVIDED that:

    (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

    (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of Avis Rent A Car or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

    (12) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; PROVIDED that:

    (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Avis Rent A Car in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

    (b) such deposit account is not intended by Avis Rent A Car or any Restricted Subsidiary to provide collateral to the depository institution;

    (13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Avis Rent A Car and its Restricted Subsidiaries in the ordinary course of business;

    (14) Liens existing on the Issue Date;

    (15) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that any such Lien may not extend to any other property owned by Avis Rent A Car or any Restricted Subsidiary;

    (16) Liens on property at the time Avis Rent A Car or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Avis Rent A Car or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, HOWEVER, that such Liens may not extend to any other property owned by Avis Rent A Car or any Restricted Subsidiary;

    (17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Avis Rent A Car or a Wholly Owned Subsidiary (other than a Securitization Entity);

    (18) Liens securing the notes and Subsidiary Guarantees;

    (19) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, PROVIDED that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

    (20) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction; and

    (21) Liens securing Customer Lease Financing Loans incurred without violation of the Indenture.

    "Permitted Vehicle Collateral" means, as of any Determination Date:

    (1) the collateral securing Permitted Vehicle Indebtedness and consisting of Eligible Vehicles and receivables, or a beneficial interest therein, arising from the disposition of Eligible Vehicles and the proceeds thereof;

    (2) Eligible Leases and Fleet Receivables, or a beneficial interest therein, transferred to a Securitization Entity in connection with a Qualified Securitization Transaction and the proceeds thereof;

    (3) any related assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Eligible Vehicles or Eligible Leases; and

    (4) any proceeds of any of the foregoing.

    "Permitted Vehicle Indebtedness" means (1) Indebtedness Incurred to finance or refinance Eligible Vehicles (but only to the extent actually used to finance or refinance Eligible Vehicles) and (2) Indebtedness secured by Permitted Vehicle Collateral; provided, however, that any Indebtedness redesignated pursuant to paragraph (2)(C) of the covenant described under "--Certain covenants-- Limitation on Permitted Vehicle Indebtedness" shall not constitute Permitted Vehicle Indebtedness; and provided, further, that the notes shall be deemed not to constitute Permitted Vehicle Indebtedness when issued.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

    "PHH Sub Preferred Stock" is a collective reference to the Series A Cumulative Participating Redeemable Convertible Preferred Stock, Series B Cumulative PIK Preferred Stock and Series C Cumulative Redeemable Preferred Stock of Avis Fleet and the related Certificates of Designations in effect on the Issue Date, as each of the same may be amended, supplemented or otherwise modified from time to time; PROVIDED that any such amendment, supplement or modification is not disadvantageous to the Holders in any material respect.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Public Equity Offering" means an offering for cash by Avis Rent A Car of its common stock, or options, warrants or rights with respect to its common stock.

    A "Public Market" exists at any time with respect to the common stock of Avis Rent A Car, if:

    (1) the common stock of Avis Rent A Car is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System; and

    (2) at least 15% of the total issued and outstanding common stock of Avis Rent A Car has been and remains distributed prior to such time by means of an effective registration statement under the Securities Act of 1933, as amended.

    "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car to a Securitization Entity or representing the deferred purchase price for the purchase of assets by such Securitization Entity from Avis Rent A Car or a Restricted Subsidiary, in each case in connection with a Qualified Securitization Transaction, to a Securitization Entity, which note is repayable from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of Eligible Vehicles, Eligible Leases, Fleet Receivables or a beneficial interest therein.

    "Purchasing Services Agreement" means the purchasing services agreement dated as of August 1, 1997, between ARACS and Cendant Corporation.

    "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Avis Rent A Car or any of its Restricted Subsidiaries pursuant to which Avis Rent A Car or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity (in the case of a transfer by Avis Rent A Car or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any Permitted Vehicle Collateral (whether now existing or arising in the future) of Avis Rent A Car or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, the proceeds of such Permitted Vehicle Collateral.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance", "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of Avis Rent A Car that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, PROVIDED, HOWEVER, that:

    (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus, without duplication, accrued interest, fees and expenses, including any premium and defeasance costs) of the Indebtedness being refinanced; and

    (4) if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Registration Rights Agreement" means the registration rights agreement between Avis Rent A Car and the Franchisor entered into in connection with the IPO.

    "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of Avis Rent A Car and its Restricted Subsidiaries on the date of the Indenture after giving effect to the acquisition of VMS on such date (including WEX Financial).

    "Related Business Assets" means assets used or useful in a Related Business.

    "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

    "Reservation Services Agreement" means the reservation service agreement between Cendant Corporation and ARACS entered into in connection with the IPO.

    "Restricted Investment" means any Investment other than a Permitted Investment.

    "Restricted Subsidiary" means (i) any Subsidiary of Avis Rent A Car other than an Unrestricted Subsidiary and (ii) any Securitization Entity.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Avis Rent A Car or a Restricted Subsidiary transfers such property to a Person and Avis Rent A Car or a Restricted Subsidiary leases it from such Person.

    "Securitization Entity" means a Restricted Subsidiary of Avis Rent A Car (or another Person in which Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car makes an Investment and to which Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car transfers Permitted Vehicle Collateral or an interest in Permitted Vehicle Collateral) which engages in no activities other than in connection with the ownership, leasing, operation and financing of Eligible Vehicles and other Permitted Vehicle Collateral and which is designated by the Board of Directors of Avis Rent A Car (as provided below) as a Securitization Entity and as to which:

    (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

       (a) is guaranteed by Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

       (b) is recourse to or obligates Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car in any way other than pursuant to Standard Securitization Undertakings; or

       (c) subjects any property or asset of Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

    (2) neither Avis Rent A Car nor any Restricted Subsidiary of Avis Rent A Car has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to Avis Rent A Car or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Avis Rent A Car, other than fees payable in the ordinary course of business in connection with servicing Permitted Vehicle Collateral; and

    (3) neither Avis Rent A Car nor any Restricted Subsidiary of Avis Rent A Car has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Avis Rent A Car shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Avis Rent A Car giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "Senior Credit Agreement" means the Credit Agreement, dated as of the Issue Date among Avis Rent A Car, Inc., the several banks and other financial institutions and entities from time to time parties thereto, The Chase Manhattan Bank, as administrative agent for the lenders and Lehman Commercial Paper Inc., as syndication agent, including any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities or agreements that replace, refund or refinance any part of the loans with other Senior Indebtedness of Avis Rent A Car, Inc.

    "Senior Credit Facilities" means, with respect to Avis Rent A Car, one or more debt facilities (including, with limitation, the Revolving Credit Facility and the Term Loan Facilities to be entered into among Avis Rent A Car, The Chase Manhattan Bank, as Administrative Agent, and the lenders parties thereto from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Revolving Credit Facility and the Term Loan Facilities or any other credit or other agreement or indenture).

    "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness and all other Indebtedness of Avis Rent A Car, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Avis Rent A Car at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; PROVIDED, HOWEVER, that Senior Indebtedness will not include:

    (1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the notes and the Subsidiary Guarantees;

    (2) any obligation of Avis Rent A Car to any Subsidiary;

    (3) any liability for Federal, state, foreign, local or other taxes owed or owing by Avis Rent A Car;

    (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (5) any Indebtedness, Guarantee or obligation of Avis Rent A Car that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of Avis Rent A Car, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

    (6) any Capital Stock.

    "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of Avis Rent A Car that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Avis Rent A Car which is not Senior Indebtedness.

    "Separation Agreement" means the Separation Agreement dated as of June 30, 1997 between HFS Car Rental, Inc. and Avis Rent A Car, Inc.

    "Series C Preferred Stock" means the Series C Cumulative Redeemable Preferred Stock of Avis Fleet and the related Certificate of Designation in effect on the Issue Date.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Avis Rent A Car within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

    "Specified Financing Subsidiary" means a direct wholly-owned subsidiary of Avis Fleet (into which Avis Fleet has contributed only nominal equity) that is solely engaged in the business of acquiring vehicles for and then leasing such vehicles to, a specified customer (the "Customer"); provided that (i) such vehicles are purchased solely with the proceeds of loans made by the Customer to such Specified Financing Subsidiary (the "Customer Lease Financing Loans"), (ii) neither Avis Rent A Car nor any Restricted Subsidiary provides the Specified Financing Subsidiary any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise) for such Customer Lease Financing Loans and (iii) the explicit terms of such Customer Lease Financing Loans provide that there shall be no recourse against any of the assets of Avis Rent A Car or its Restricted Subsidiaries.

    "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Avis Rent A Car or any Restricted Subsidiary of Avis Rent A Car which are reasonably customary in securitizations of vehicles and vehicle leases.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

    "Subordinated Obligation" means any Indebtedness of Avis Rent A Car (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, trust, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Avis Rent A Car.

    "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

    "Subsidiary Guarantor" means each Restricted Subsidiary of Avis Rent A Car in existence on the Issue Date and any Restricted Subsidiary created or acquired by Avis Rent A Car after the Issue Date other than in each case an Excluded Subsidiary.

    "Tax Disaffiliation Agreement" means the Tax Disaffiliation Agreement by and among Cendant Corporation and Avis Rent A Car entered into in connection with the IPO.

    "Unrestricted Subsidiary" means:

    (1) any Subsidiary of Avis Rent A Car that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Avis Rent A Car in the manner provided below; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors of Avis Rent A Car may designate any Subsidiary of Avis Rent A Car (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

    (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Avis Rent A Car which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

    (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Indebtedness;

    (3) such designation and the Investment of Avis Rent A Car in such Subsidiary complies with "Certain covenants--Limitation on Restricted Payments";

    (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of Avis Rent A Car and its Subsidiaries;

    (5) such Subsidiary is a Person with respect to which neither Avis Rent A Car nor any of its Restricted Subsidiaries has any direct or indirect obligation:

       (a) to subscribe for additional Capital Stock of such Person; or

       (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

    (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Avis Rent A Car or any Restricted Subsidiary with terms substantially less favorable to Avis Rent A Car than those that might have been obtained from Persons who are not Affiliates of Avis Rent A Car.

    Any such designation by the Board of Directors of Avis Rent A Car shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of Avis Rent A Car giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

    The Board of Directors of Avis Rent A Car may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Avis Rent A Car could incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

    "VMS Agreements" means the IT Agreement and any transition service agreement entered into by Cendant or its affiliates in connection with the VMS Acquisition.

    "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors or Persons discharging comparable functions.

    "WEX Financial" means Wright Express Financial Services Corporation, a licensed industrial loan corporation and any successor thereto.

    "Wholly-Owned Subsidiary" means a Restricted Subsidiary of Avis Rent A Car, all of the Capital Stock of which (other than directors' qualifying shares and PHH Sub Preferred Stock) is owned by Avis Rent A Car or another Wholly-Owned Subsidiary.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a description of the principal U.S. federal income tax consequences of the exchange offer. This description is based on (1) the Internal Revenue Code of 1986, as amended (the "Code"), (2) income tax regulations (proposed and final) issued under the Code, and (3) administrative and judicial interpretations of the Code and regulations, each as in effect and available as of the date of this offering memorandum. These income tax laws, regulations, and interpretations, however, may change at any time, and any change could be retroactive to the issuance date of the old notes.

    Except where we state otherwise, this summary deals only with old notes held as capital assets (as defined in the Code) by an initial purchaser who purchased the old notes at their original offering price.

    We do not address all of the tax consequences that may be relevant to a holder. We also do not address, except as stated below, any of the tax consequences to (1) holders that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, tax-exempt organizations, regulated investment companies, insurance companies and brokers and dealers or traders in securities or currencies, (2) persons whose functional currency is not the United States dollar, and (3) persons that will hold notes as part of a position in a straddle or as part of a "hedging," "conversion" or other integrated investment transaction. Further, we do not address any state, local or foreign tax consequences of the exchange offer.

    The exchange of old notes for new notes pursuant to the exchange offer will not constitute a material modification of the terms of the old notes and, therefore, such exchange will not constitute an exchange for U.S. federal income tax purposes. Accordingly, you will have no U.S. federal income tax consequences from such exchange and, further, you will be required to continue to include interest on the new notes in gross income in the same manner and to the same extent, if any, as such interest was included in gross income under the old notes. Your holding period with respect to the new notes will include the holding period of the old notes and your tax basis in the new notes will be the same as your tax basis in the old notes immediately before the exchange.

    THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OFFER. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS.

                         BOOK-ENTRY; DELIVERY AND FORM

    Except as described below, the new notes will initially be issued in the form of one or more registered new notes in global form without coupons. Each global note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., as nominee of The Depository Trust Company, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between The Depository Trust Company and the trustee.

    The Depository Trust Company has advised New Avis that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a member of the Federal Reserve System, (3) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (4) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participating organizations (collectively, the "DTC Participants") and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes to the accounts of the DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers, including the placement agents from the original offering of the old notes, banks and trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect DTC Participants") that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Holders who are not DTC Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through DTC Participants or Indirect DTC Participants.

    The Depository Trust Company management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository Trust Company has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within The Depository Trust Company, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, The Depository Trust Company's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, The Depository Trust Company's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom The Depository Trust Company licenses software and hardware, and third party vendors on whom The Depository Trust Company relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository Trust Company has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom The Depository Trust Company acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, The Depository Trust Company is in the process of developing such contingency plans as it deems appropriate.

    New Avis expects, as provided in the procedures established by The Depository Trust Company, that (1) upon deposit of the global notes, The Depository Trust Company will credit the accounts of DTC Participants with an interest in the global notes and (2) ownership of the new notes will be shown on, and the transfer of ownership of the new notes will be effected only through, records maintained by The Depository Trust Company with respect to the interest of DTC Participants, the DTC Participants and the Indirect DTC Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that a security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the new notes or to pledge the new notes as collateral will be limited to this extent.

    So long as The Depository Trust Company or its nominee is the registered owner of a global note, The Depository Trust Company or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the new notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the trustee under the indenture. As a result, the ability of a person having a beneficial interest in new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in The Depository Trust Company's system or to otherwise take action with respect to that interest, may be affected by the lack of a physical certificate evidencing the interest.

    Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of The Depository Trust Company and, if the holder is not a DTC Participant or an Indirect DTC Participant, on the procedures of the DTC Participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note. New Avis understands that under existing industry practice, in the event New Avis requests any action of holders of new notes or a holder that is an owner of a beneficial interest in a global note desires to take any action that The Depository Trust Company, as the holder of the global note, is entitled to take, The Depository Trust Company would authorize the DTC Participants to take the action and the DTC Participants would authorize holders owning through the DTC Participants to take the action or would otherwise act upon the instruction of such holders. Neither New Avis nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the new notes by The Depository Trust Company, or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to the new notes.

    Payments with respect to the principal of, premium on, if any, and interest on, any new notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing the new notes under the indenture. Under the terms of the indenture, New Avis and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners for the purpose of receiving payment and for any and all other purposes whatsoever. As a result, neither New Avis nor the trustee has or will have any responsibility or liability for the payment of amounts due to beneficial owners of interest in the global note, including principal, premium, if any, and interest, or to immediately credit the accounts of the relevant DTC Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global note as shown on the records of The Depository Trust Company. Payments by the DTC Participants and the Indirect DTC Participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the DTC Participants or the Indirect DTC Participants and The Depository Trust Company.

CERTIFICATED SECURITIES

    If (1) The Depository Trust Company notifies New Avis in writing that it is no longer willing or able to act as a depository or The Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and New Avis is unable to locate a qualified successor within 90 days, (2) New Avis, at its option, notifies the trustee in writing that it elects to cause the issuance of new notes in definitive form under the indenture or (3) upon the occurrence of other specified events, then, upon surrender by The Depository Trust Company of its global notes, certificated securities will be issued to each person that The Depository Trust Company identifies as the beneficial owner of the new notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated securities in the name of the persons identified as beneficial owners--or the nominee of any thereof--and cause the same to be delivered to these persons.

NO LIABILITY FOR DELAY IN IDENTIFYING BENEFICIAL OWNERS.

    Neither New Avis nor the trustee will be liable for any delay by The Depository Trust Company or any DTC Participant or Indirect DTC Participant in identifying the beneficial owners of the related new notes and each beneficial owner may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

                              REGISTRATION RIGHTS

    Holders of the new notes are not entitled to any registration rights with respect to the new notes. On June 30, 1999, Avis Rent A Car, the subsidiary guarantors, Chase Securities Inc. and Lehman Brothers Inc. entered into a Registration Rights Agreement. The Registration Rights Agreement requires Avis Rent A Car and the subsidiary guarantors to use their reasonable best efforts to cause a registration statement relating to the exchange of old notes for registered new notes to be declared effective under the Securities Act by November 29, 1999. We have also agreed to bear the cost of preparing, filing and having the registration statement declared effective. The registration statement of which this prospectus forms a part is the registration statement required by the Registration Rights Agreement. Upon the registration statement being declared effective, Avis Rent A Car and the subsidiary guarantors will offer to all holders of the old notes an opportunity to exchange their securities for a like principal amount of the new notes and the related guarantees. Avis Rent A Car and the subsidiary guarantors will keep the exchange offer open for acceptance for not less than 20 business days--or longer if required by applicable law--after the date notice of the exchange offer is mailed to the holders of the old notes, subject to certain customary exceptions. For each old note accepted for exchange in the exchange offer, the holder of the old note will receive a new note having a principal amount at maturity equal to that of the surrendered old note. Interest on the new note will accrue (1) from the later of (a) the last date to which interest was paid on the old note surrendered in exchange for the new note or (b) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment or (2) if no interest has been paid on such old note, from June 30, 1999.

    Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the new notes and the related guarantees you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. By tendering your old notes, you represent to us:

    - that any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

    - that at the time of the commencement of the exchange offer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes in violation of the Securities Act, as defined in the Securities Act;

    - that you are not an "affiliate" of New Avis, as defined in Rule 405 under the Securities Act;

    - if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

    - if you are a participating broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive.

    The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the new notes--other than a resale of an unsold allotment from the original sale of the old notes--by delivering this prospectus to prospective purchasers. Avis Rent A Car and the subsidiary guarantors have agreed that for a period of not more than 180 days after the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of the new notes. For further information regarding the obligations of participating broker-dealers, including the prospectus delivery requirement, see "Plan of Distribution."

    Under some circumstances, we may be required to file a shelf registration statement covering resales of the old notes. This requirement will be triggered if:

    - because of any change in law or interpretations thereof by the staff of the Commission, we are not permitted to effect the exchange offer;

    - any old notes validly tendered pursuant to the exchange offer are not exchanged for new notes by December 27, 1999;

    - either Chase Securities Inc. or Lehman Brothers Inc. so requests with respect to old notes that are not eligible to be exchanged in the exchange offer;

    - any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer; or

    - any holder of old notes that participates in the exchange offer does not receive freely transferable new notes in exchange for its old notes.

    We must file the shelf registration statement within 90 days of receiving written notice that one of the foregoing has occurred. If we are required to file the shelf registration statement, then we will:

    - at our expense, file the shelf registration statement with the Commission;

    - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

    - subject to certain customary exceptions, use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:

       - such time as all of the old notes have been exchanged for new notes that are not subject to transfer restrictions;

       - the date on which, in the written opinion of our counsel, all outstanding old notes held by persons that are not affiliates of New Avis may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision; and

       - such time as all of the old notes have been sold under the shelf registration statement.

    In the event that a shelf registration statement is filed, we will:

    - provide a copy of the prospectus that forms a part of the shelf registration statement to each holder of old notes;

    - notify each holder of old notes when the shelf registration statement has been declared effective; and

    - and take other actions as are required to permit unrestricted resales of the old notes.

    If you sell old notes under the shelf registration statement:

    - you must be named as a selling security holder in the prospectus that forms a part of the shelf registration statement;

    - you must deliver a prospectus to any purchasers of your old notes;

    - you will be subject to the civil liability provisions of the Securities Act in connection with such sales; and

    - you will be bound by the provisions of the Registration Rights Agreement that are applicable to holders who sell their old notes under the shelf registration statement, including certain indemnification rights and obligations.

    If by December 27, 1999, the exchange offer has not been completed and a shelf registration statement has not been declared effective, we will be obligated to pay liquidated damages on all outstanding old notes that are subject to transfer restrictions at a rate of $0.192 per week per $1,000 principal amount until the earlier of (1) the completion of the exchange offer and (2) the effective date of the shelf registration statement.

    This summary of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. New Avis has agreed that for a period of not more than 180 days after the effectiveness of the registration statement of which this prospectus forms a part, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resales of the new notes.

    New Avis will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of the new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any persons deemed to be underwriters may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of not more than 180 days after the effectiveness of the registration statement of which this prospectus forms a part, New Avis will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents from the Exchange Agent. New Avis has agreed to pay all expenses incident to the exchange offer--other than commissions or concessions of any brokers or dealers-- and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

    Following completion of the exchange offer, New Avis may, in its sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal, as provided in the Registration Rights Agreement. This prospectus, as it may be amended or supplemented from time to time, may be used by New Avis in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions contained in the prospectus and letter of transmittal distributed by New Avis in connection with these additional exchange offers.

                                 LEGAL MATTERS

    Certain matters with respect to the notes will be passed upon for Avis Rent A Car by White & Case LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Avis Rent A Car, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies for the period January 1, 1996 to October 16, 1996 included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

    The combined financial statements of PHH Vehicle Management Services as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    Avis Rent A Car and the subsidiary guarantors have filed with the Commission a registration statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the new notes. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. You will find additional information about Avis Rent A Car, the subsidiary guarantors and the new notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

    As a result of the exchange offer, Avis Rent A Car will become subject to the informational requirements of the Exchange Act and will file periodic reports, statements and other information with the Commission. We do not expect that the subsidiary guarantors will be individually subject to the information reporting requirements of the Exchange Act. Financial information with respect to the subsidiary guarantors and non-guarantor subsidiaries will be included in the footnotes to Avis Rent A Car's quarterly and annual financial statements. You may inspect and copy the registration statement, including exhibits, and, when filed, our periodic reports, statements and other information filed with the Commission at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which will contain, when filed, our reports, statements and other information filed with the Commission.

    If we are not required to be subject to the reporting requirements of the Exchange Act in the future, we will be required under the indenture for the new notes and the old notes to continue to file with the Commission and to furnish to holders of the new notes and the old notes the reports, statements and other information specified in Sections 13 and 15(d) of the Exchange Act, including annual reports containing audited consolidated financial statements of New Avis and quarterly reports containing unaudited condensed consolidated financial data for the first three quarters of each fiscal year.

            INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                                                                                                             PAGE #
                                                                                                           -----------
AVIS RENT A CAR, INC.

Audited Consolidated Financial Statements:

  Independent Auditors' Report...........................................................................         F-2

  Consolidated Statements of Operations for the years ended December 31, 1998 and 1997 and the period
    October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies for
    the period January 1, 1996 to October 16, 1996.......................................................         F-3

  Consolidated Statements of Financial Position at December 31, 1998 and 1997............................         F-4

  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998 and 1997 and the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor
    Companies for the period January 1, 1996 to October 16, 1996.........................................         F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1998 and 1997 and the period
    October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies for
    the period January 1, 1996 to October 16, 1996.......................................................         F-6

  Notes to the Consolidated Financial Statements.........................................................         F-7

Unaudited Condensed Consolidated Financial Statements:

  Condensed Consolidated Statements of Operations for the six months ended June 30, 1999 and 1998........        F-42

  Condensed Consolidated Statement of Financial Position as of June 30, 1999.............................        F-43

  Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1999 and 1998........        F-44

  Notes to the Condensed Consolidated Financial Statements...............................................        F-45

PHH VEHICLE MANAGEMENT SERVICES

Audited Combined Financial Statements:

  Independent Auditors' Report...........................................................................        F-61

  Combined Balance Sheets at December 31, 1998 and 1997..................................................        F-62

  Combined Statements of Income for the years ended December 31, 1998, 1997 and 1996.....................        F-63

  Combined Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996.................        F-64

  Combined Statements of Shareholders' Equity for the years ended December 31, 1998, 1997, and 1996......        F-65

  Notes to the Combined Financial Statements.............................................................        F-66

Unaudited Condensed Combined Financial Statements:

  Condensed Combined Balance Sheet at March 31, 1999.....................................................        F-94

  Condensed Combined Statements of Income for the three months ended March 31, 1999 and 1998.............        F-95

  Condensed Combined Statements of Cash Flows for the three months ended March 31, 1999 and 1998.........        F-96

  Notes to the Condensed Combined Financial Statements...................................................        F-97

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of

Avis Rent A Car, Inc.

Garden City, New York

    We have audited the accompanying consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successor to Rental Car System Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously wholly-owned by Avis, Inc., collectively the "Predecessor Companies") (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholders' equity and cash flows for the period January 1, 1996 to October 16, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and for the period October 17, 1996 to December 31, 1996 (period after the change in control referred to in Note 1 to the consolidated financial statements), and with respect to the Predecessor Companies for the period January 1, 1996 to October 16, 1996 (period up to the change in control referred to in Note 1 to the consolidated financial statements) in conformity with generally accepted accounting principles.

    As more fully discussed in Note 1 to the consolidated financial statements, the Predecessor Companies were acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable.

               [LOGO]

New York, New York

January 25, 1999

(March 19, 1999 as to Note 21 and August 23, 1999 as to Note 22)

                             AVIS RENT A CAR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 PREDECESSOR      OCTOBER 17, 1996
                                  COMPANIES           (DATE OF
                             -------------------    ACQUISITION)     YEARS ENDED DECEMBER
                               JANUARY 1, 1996           TO                  31,
                                     TO             DECEMBER 31,    ----------------------
                              OCTOBER 16, 1996          1996           1997        1998
                             -------------------  ----------------  ----------  ----------
Revenue....................      $ 1,504,673         $  362,844     $2,046,154  $2,297,582
                             -------------------  ----------------  ----------  ----------
Costs and expenses:
  Direct operating, net....          650,750            167,682        863,839     939,986
  Vehicle depreciation and
    lease charges, net.....          358,937             85,455        525,143     593,064
  Selling, general and
    administrative.........          283,180             68,215        415,728     438,724
  Interest, net............          138,225             38,205        184,261     201,726
  Amortization of cost in
    excess of net assets
    acquired...............            3,782              1,026          6,860      11,854
                             -------------------  ----------------  ----------  ----------
                                   1,434,874            360,583      1,995,831   2,185,354
                             -------------------  ----------------  ----------  ----------
Income before provision for
  income taxes.............           69,799              2,261         50,323     112,228
Provision for income
  taxes....................           31,198              1,040         22,850      48,707
                             -------------------  ----------------  ----------  ----------
Net income.................      $    38,601         $    1,221     $   27,473  $   63,521
                             -------------------  ----------------  ----------  ----------
                             -------------------  ----------------  ----------  ----------
Earnings per share:
Basic......................      $      1.25         $      .04     $      .89  $     1.86
                             -------------------  ----------------  ----------  ----------
Diluted....................      $      1.25         $      .04     $      .88  $     1.82
                             -------------------  ----------------  ----------  ----------
                             -------------------  ----------------  ----------  ----------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         1997            1998
                                                                                    --------------  --------------
ASSETS
Cash and cash equivalents.........................................................   $     44,899    $     29,751
Restricted cash...................................................................        106,984         133,284
Accounts receivable, net..........................................................        359,463         360,574
Prepaid expenses..................................................................         47,360          42,083
Vehicles, net.....................................................................      3,018,856       3,164,816
Property and equipment, net.......................................................        122,860         145,045
Other assets......................................................................         40,469          40,590
Deferred income tax assets........................................................        145,726         120,779
Cost in excess of net assets acquired, net........................................        396,040         468,140
                                                                                    --------------  --------------
Total assets......................................................................   $  4,282,657    $  4,505,062
                                                                                    --------------  --------------
                                                                                    --------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable..................................................................   $    329,706    $    198,481
Accrued liabilities...............................................................        315,287         326,204
Due to affiliates, net............................................................         44,512          22,293
Current income tax liabilities....................................................         22,873          23,045
Deferred income tax liabilities...................................................         34,106          28,504
Public liability, property damage and other insurance liabilities, net............        256,029         269,209
Debt..............................................................................      2,826,422       3,014,712
                                                                                    --------------  --------------
    Total liabilities.............................................................      3,828,935       3,882,448
                                                                                    --------------  --------------

Commitments and contingencies

Stockholders' equity:
Preferred stock ($.01 par value 20,000,000 shares authorized; none issued)........
Class A Common stock ($.01 par value, 100,000,000 shares authorized; 35,925,000 issued at December 31, 1998; 30,925,000 shares issued and outstanding at
  December 31, 1997)..............................................................            309             359
Additional paid-in capital........................................................        430,507         591,651
Retained earnings.................................................................         28,694          92,215
Accumulated other comprehensive loss..............................................         (5,788)        (10,651)
Treasury stock 2,672,700 shares, at cost..........................................                        (50,960)
                                                                                    --------------  --------------
    Total stockholders' equity....................................................        453,722         622,614
                                                                                    --------------  --------------
Total liabilities and stockholders' equity........................................   $  4,282,657    $  4,505,062
                                                                                    --------------  --------------
                                                                                    --------------  --------------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         ACCUMULATED
                                                             ADDITIONAL                     OTHER
                                COMPREHENSIVE     COMMON       PAID-IN     RETAINED     COMPREHENSIVE    TREASURY
                                   INCOME          STOCK       CAPITAL     EARNINGS     INCOME/(LOSS)      STOCK       TOTAL
                               ---------------  -----------  -----------  -----------  ---------------  -----------  ---------
Balance, January 1, 1996.....                    $   2,977    $ 344,531    $ 340,596      $     156                  $ 688,260
Net income...................     $  38,601                                   38,601                                    38,601
Tax benefit of ESOP income
  tax deduction..............                                    12,939                                                 12,939
Foreign currency translation
  adjustment.................         1,711                                                   1,711                      1,711
Cash dividends...............                                                 (1,398)                                   (1,398)
                               ---------------  -----------  -----------  -----------  ---------------               ---------
Comprehensive income.........     $  40,312
                               ---------------
                               ---------------
Balance, October 16, 1996....                    $   2,977    $ 357,470    $ 377,799      $   1,867                  $ 740,113
                                                -----------  -----------  -----------  ---------------               ---------
                                                -----------  -----------  -----------  ---------------               ---------
Avis Rent A Car, Inc. ($.01
  par value 100,000,000
  shares of Class A Common
  Stock authorized; 8,500,000
  shares of Common Stock
  outstanding at October 17,
  1996 (Date of Acquisition)
  after restatement for a
  85,000 to 1 stock split on
  September 24,1997..........                    $      85    $  74,915                                              $  75,000
Net income...................     $   1,221                                $   1,221                                     1,221
Foreign currency translation
  adjustment.................           217                                               $     217                        217
Additional minimum pension
  charge.....................           (23)                                                    (23)                       (23)
                               ---------------  -----------  -----------  -----------  ---------------               ---------
Comprehensive income.........     $   1,415
                               ---------------
                               ---------------
Balance, December 31, 1996...                           85       74,915        1,221            194                     76,415
Net income...................     $  27,473                                   27,473                                    27,473
Sale of Class A Common Stock
  ($.01 par value) through an
  initial public offering of
  22,425,000 shares of Common
  Stock on September 24,
  1997.......................                          224      355,592                                                355,816
Foreign currency translation
  adjustment.................        (5,761)                                                 (5,761)                    (5,761)
Additional minimum pension
  charge.....................          (221)                                                   (221)                      (221)
                               ---------------  -----------  -----------  -----------  ---------------               ---------
Comprehensive income.........     $  21,491
                               ---------------
                               ---------------
Balance, December 31, 1997...                          309      430,507       28,694         (5,788)                   453,722
Net income...................     $  63,521                                   63,521                                    63,521
Sale of Class A Common Stock
  ($.01 par value) through a
  public offering of
  5,000,000 shares of Common
  Stock on March 23, 1998....                           50      161,144                                                161,194
Purchases of Treasury stock,
  2,672,700 shares, at
  cost.......................                                                                            $ (50,960)    (50,960)
Foreign currency translation
  adjustment.................        (3,374)                                                 (3,374)                    (3,374)
Additional minimum pension
  charge.....................        (1,489)                                                 (1,489)                    (1,489)
                               ---------------  -----------  -----------  -----------  ---------------  -----------  ---------
Comprehensive income.........     $  58,658
                               ---------------
                               ---------------
Balance, December 31, 1998...                    $     359    $ 591,651    $  92,215      $ (10,651)     $ (50,960)  $ 622,614
                                                -----------  -----------  -----------  ---------------  -----------  ---------
                                                -----------  -----------  -----------  ---------------  -----------  ---------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                        PREDECESSOR COMPANIES
                                                     ---------------------------     OCTOBER 17, 1996      YEARS ENDED
                                                           JANUARY 1, 1996         (DATE OF ACQUISITION)   DECEMBER 31,
                                                                 TO                         TO             ------------
                                                          OCTOBER 16, 1996           DECEMBER 31, 1996         1997
                                                     ---------------------------  -----------------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................         $      38,601               $     1,221        $     27,473
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Vehicle depreciation.............................               306,159                    71,343             466,799
  Depreciation and amortization of property and
  equipment........................................                12,333                     2,212              11,791
  Amortization of other non-revenue producing
  assets...........................................                 6,205                     1,026              11,231
  Deferred income tax provision....................                22,342                        33               9,161
  Undistributed (earnings) losses of associated
  companies........................................                  (232)                                          146
  Provision for doubtful accounts receivable.......                 1,238                       227               3,208
  Provision for public liability, property damage
  and other insurance liabilities, net.............                17,745                     1,340              25,574
Changes in operating assets and liabilities:
  Restricted cash..................................                  (535)                      724             (76,596)
  Accounts receivable..............................              (204,137)                   10,327             (15,201)
  Prepaid expenses.................................                (2,125)                   (2,664)              3,914
  Other assets.....................................                 2,391                    (2,754)             (8,915)
  Accounts payable.................................                82,354                   (18,712)            152,777
  Accrued liabilities..............................               101,069                   (24,718)            (84,150)
  Due to (from) affiliates.........................              (137,196)                   (3,796)             53,761
                                                            -------------               -----------        ------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES........               246,212                    35,809             580,973
                                                            -------------               -----------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for vehicle additions...................            (2,325,460)                 (561,117)         (4,406,183)
  Vehicle deletions................................             1,795,562                   565,896           3,382,177
  Payments for additions to property and
  equipment........................................               (25,953)                   (3,484)            (24,733)
  Retirements of property and equipment............                 1,849                       361               3,971
  Payments for purchase of licensees...............                (3,134)                                     (199,381)
                                                            -------------               -----------        ------------
  NET CASH (USED IN) PROVIDED BY INVESTING
  ACTIVITIES.......................................              (557,136)                    1,656          (1,244,149)
                                                            -------------               -----------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from public offerings, net................                                                             359,316
Purchases of treasury stock........................
Changes in debt:
  Proceeds.........................................               519,167                    63,903           3,381,173
  Repayments.......................................              (267,317)                 (133,457)         (3,031,885)
                                                            -------------               -----------        ------------
  Net increase (decrease) in debt..................               251,850                   (69,554)            349,288
Intercompany debt..................................               109,500                    (2,865)
Payments for debt issuance costs...................                (2,604)                                      (29,302)
Cash dividends.....................................                (1,398)
                                                            -------------               -----------        ------------
  NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES.......................................               357,348                   (72,419)            679,302
                                                            -------------               -----------        ------------
Effect of exchange rate changes on cash............                   260                        94                (945)
                                                            -------------               -----------        ------------
Net increase (decrease) in cash and cash
  equivalents......................................                46,684                   (34,860)             15,181
Cash and cash equivalents at beginning of period...                17,894                    64,578              29,718
                                                            -------------               -----------        ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........         $      64,578               $    29,718        $     44,899
                                                            -------------               -----------        ------------
                                                            -------------               -----------        ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest.........................................         $     135,733               $    28,170        $    189,086
                                                            -------------               -----------        ------------
                                                            -------------               -----------        ------------
  Income taxes.....................................         $       6,220               $       827        $      8,899
                                                            -------------               -----------        ------------
                                                            -------------               -----------        ------------

                                                         1998
                                                     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................  $     63,521
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Vehicle depreciation.............................       581,022
  Depreciation and amortization of property and
  equipment........................................        13,191
  Amortization of other non-revenue producing
  assets...........................................        23,559
  Deferred income tax provision....................        38,457
  Undistributed (earnings) losses of associated
  companies........................................
  Provision for doubtful accounts receivable.......         2,961
  Provision for public liability, property damage
  and other insurance liabilities, net.............        13,687
Changes in operating assets and liabilities:
  Restricted cash..................................       (26,300)
  Accounts receivable..............................       (14,045)
  Prepaid expenses.................................         6,848
  Other assets.....................................        (6,069)
  Accounts payable.................................       (23,148)
  Accrued liabilities..............................        (2,475)
  Due to (from) affiliates.........................       (18,320)
                                                     ------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES........       652,889
                                                     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for vehicle additions...................    (4,303,048)
  Vehicle deletions................................     3,610,721
  Payments for additions to property and
  equipment........................................       (42,933)
  Retirements of property and equipment............         5,302
  Payments for purchase of licensees...............      (237,182)
                                                     ------------
  NET CASH (USED IN) PROVIDED BY INVESTING
  ACTIVITIES.......................................      (967,140)
                                                     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from public offerings, net................       161,194
Purchases of treasury stock........................       (50,960)
Changes in debt:
  Proceeds.........................................     1,217,289
  Repayments.......................................    (1,023,432)
                                                     ------------
  Net increase (decrease) in debt..................       193,857
Intercompany debt..................................
Payments for debt issuance costs...................        (4,654)
Cash dividends.....................................
                                                     ------------
  NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES.......................................       299,437
                                                     ------------
Effect of exchange rate changes on cash............          (334)
                                                     ------------
Net increase (decrease) in cash and cash
  equivalents......................................       (15,148)
Cash and cash equivalents at beginning of period...        44,899
                                                     ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........  $     29,751
                                                     ------------
                                                     ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest.........................................  $    209,977
                                                     ------------
                                                     ------------
  Income taxes.....................................  $     13,338
                                                     ------------
                                                     ------------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include Avis Rent A Car, Inc. (name changed from and formerly known as Rental Car System Holdings, Inc. which was incorporated on October 17, 1996) and subsidiaries (including the carved out corporate operations of HFS Car Rental, Inc. (name changed from and formerly known as, and hereinafter referred to as, Avis, Inc.), which is the holding company of Rental Car System Holdings, Inc., and Prime Vehicles Trust (the "Vehicle Trust")), Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. (collectively referred to as "Avis Rent A Car, Inc."). All of the foregoing companies were ultimately wholly-owned subsidiaries of Avis, Inc., which was acquired by Cendant Corporation (formerly HFS Incorporated ("Cendant")) on October 17, 1996 (the "Date of Acquisition") for approximately $806.5 million (the "Acquisition"). The purchase price was comprised of approximately $367.2 million in cash, $100.9 million of indebtedness and $338.4 million of common stock. Prior to October 17, 1996, the above-named entities were wholly-owned by Avis, Inc. and are referred to collectively as the "Predecessor Companies". Avis Rent A Car, Inc. and the Predecessor Companies are referred to throughout the notes to the consolidated financial statements as the "Company". Prior to the Acquisition, the major shareholder of Avis, Inc. was an Employee Stock Ownership Plan ("ESOP") and the minority shareholder was General Motors Corporation ("General Motors"). The Company purchases a significant portion of its vehicles, and receives certain financial incentives and allowances from General Motors (see Notes 4, 6, and 19). As a result of the Acquisition, the consolidated financial statements for the period subsequent to the Acquisition are presented on a different basis of accounting than those for the periods prior to the Acquisition and, therefore, are not directly comparable. On January 1, 1997, Avis, Inc. contributed the net assets of its corporate operations and all of its common stock ownership in Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. to the Company. After the transfer, the remaining operations of Avis, Inc. consist of an investment in a wholly-owned subsidiary which owns the Avis trade names and trademarks. Pursuant to a plan developed by Cendant prior to the Date of Acquisition, Cendant caused the Company to undertake an initial public offering ("IPO"). On September 24, 1997, the Company issued and sold 22,425,000 shares of its common stock through such IPO and received net proceeds of $359.3 million. On March 23, 1998, the Company sold 5,000,000 shares of its common stock through a public offering (the "Offering") and received net proceeds of approximately $161 million. In addition, in the Offering on March 23, 1998, Cendant reduced its ownership of the Company by selling 1,000,000 shares of the Company's common stock and retained the net proceeds. As a result of the IPO, the Offering on March 23, 1998 and the repurchase of 2,672,700 shares of treasury stock by the Company during 1998, Cendant's equity interest in the Company at January 23, 1999 is approximately 20% (see Notes 12 and 21). The Company has used the net proceeds from these offerings to (i) acquire certain Avis System franchises (see
Note 2) and (ii) for working capital and general corporate purposes, including the repayment of certain indebtedness. A Cendant subsidiary owns and operates the reservation system as well as the telecommunications and computer processing systems which service the rental car operations for reservations, rental agreement processing, accounting and vehicle control. Cendant is reimbursed for such services at cost (see Note 5). In addition, a Cendant subsidiary charges the Company a royalty fee for the use of the Avis trade name (see Note 5).

                             AVIS RENT A CAR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The acquisition of the Company by Cendant was accounted for under the purchase method and includes the operations of the Company subsequent to the Date of Acquisition. A portion of the purchase price has been allocated to the fair value of the Company. This fair value was calculated on the basis that the Company is an independent franchisee of Avis, Inc. and is required to pay certain fees for use of the Avis trade name, reservation services and other franchise related services. The fair value of the Company has been allocated to individual assets and liabilities based on their fair value at the Date of Acquisition.

    The purchase cost allocation at the Date of Acquisition has been allocated to the Company as follows (in thousands):

Allocated purchase cost........................................  $   75,000
                                                                 ----------
Fair value of:
  Liabilities assumed..........................................   3,215,677
  Assets acquired..............................................   3,059,186
                                                                 ----------
Net liabilities................................................     156,491
                                                                 ----------
Cost in excess of net assets acquired..........................  $  231,491
                                                                 ----------
                                                                 ----------

    Certain prior year amounts have been reclassified so that the consolidated financial statements are comparable with the current year.

PRINCIPLES OF CONSOLIDATION

    All material intercompany accounts and transactions have been eliminated.

ACCOUNTING ESTIMATES

    Generally accepted accounting principles require the use of estimates, which are subject to change, in the preparation of financial statements. Significant accounting estimates used include estimates for determining public liability, property damage and other insurance liabilities, and the realization of deferred income tax assets. However, actual results may differ.

REVENUE RECOGNITION

    Revenue is recognized over the period the vehicle is rented.

CASH AND CASH EQUIVALENTS

    The Company considers unrestricted deposits and short-term investments with an original maturity date of three months or less to be cash equivalents.

RESTRICTED CASH

    Restricted cash includes cash and short-term investments that are not readily available for normal company disbursements. Certain amounts have been set aside as required under the Company's debt covenants and to satisfy insurance related and other commitments of the Company.

                             AVIS RENT A CAR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
VEHICLES, NET

    Vehicles are stated at cost, net of accumulated depreciation, incentives and allowances. In accordance with industry practice, when vehicles are sold, gains or losses are reflected as an adjustment to depreciation. Vehicles are generally depreciated at rates ranging from 10% to 25% per annum. Manufacturers provide the Company with incentives and allowances (such as rebates and volume discounts) which are amortized to income over the holding periods of the vehicles.

PROPERTY AND EQUIPMENT, NET

    Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Estimated useful lives range from five to ten years for furniture, fixtures and equipment, to thirty years for buildings. Leasehold improvements are amortized over the shorter of twenty years or the remaining life of the lease. Maintenance and repairs are expensed; renewals and improvements are capitalized. When depreciable assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in the consolidated statement of operations.

COST IN EXCESS OF NET ASSETS ACQUIRED, NET

    Cost in excess of net assets acquired is amortized over a 40 year period and is shown net of accumulated amortization of $7.9 million and $19.7 million at December 31, 1997 and 1998, respectively.

IMPAIRMENT ACCOUNTING

    The Company reviews the recoverability of its long-lived assets, including cost in excess of net assets acquired, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. The measurement of possible impairment is based on the Company's ability to recover the carrying value of the asset from the expected future pre-tax undiscounted cash flows generated. The measurement of impairment requires management to use estimates of expected future cash flows. If an impairment loss existed, the amount of the loss would be recorded under the caption costs and expenses in the consolidated statements of operations. It is at least reasonably possible that future events or circumstances could cause these estimates to change.

PUBLIC LIABILITY, PROPERTY DAMAGE AND OTHER INSURANCE LIABILITIES, NET

    Insurance liabilities on the accompanying consolidated statements of financial position include additional liability insurance, personal effects protection insurance, public liability and property damage ("PLPD") and personal accident insurance claims for which the Company is self-insured. The Company is self-insured up to $1 million per claim under its automobile liability insurance program for PLPD and additional liability insurance. Costs in excess of $1 million per claim are insured under various contracts with commercial insurance carriers. The liability for claims up to $1 million is estimated based on the Company's historical loss and loss adjustment expense experience, which is adjusted for current trends.

                             AVIS RENT A CAR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The insurance liabilities include a provision for both claims reported to the Company as well as claims incurred but not yet reported to the Company. This method is an actuarially accepted loss reserve method. Adjustments to this estimate and differences between estimates and the amounts subsequently paid are reflected in the Consolidated Statements of Operations as they occur.

FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of foreign companies are translated at year-end exchange rates. Results of operations are translated at the average rates of exchange in effect during the year. The resultant translation adjustment is included as a component of comprehensive income within consolidated stockholders' equity.

INCOME TAXES

    Effective September 30, 1997, the Company files a U.S. consolidated federal income tax return. The Company has adopted the calendar year as its fiscal year. The Company files separate income tax returns in states where a consolidated return is not permitted. The Company was included in the consolidated federal income tax return of Cendant through September 29, 1997. Pursuant to the regulations under the Internal Revenue Code, the Company's pro rata share of the consolidated federal income tax liability of Cendant was allocated to the Company on a separate return basis. The Predecessor Companies were included in the consolidated federal income tax return of Avis, Inc. In accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES" ("SFAS 109"), deferred income tax assets and liabilities are measured based upon the difference between the financial accounting and tax basis of assets and liabilities.

PENSIONS

    Costs of the defined benefit plans are actuarially determined under the projected unit credit cost method and include amounts for current service and interest on projected benefit obligations and plan assets. The Company's policy is to fund at least the minimum contribution amount required by the Employee Retirement Income Security Act of 1974.

ADVERTISING

    Advertising costs are expensed as incurred. Advertising costs were $66.1 million, $10.3 million, $65.6 million and $77.7 million for the periods ended October 16, 1996, December 31, 1996, 1997, and 1998, respectively.

ENVIRONMENTAL COSTS

    The Company's operations include the storage and dispensing of gasoline. The Company accrues losses associated with the remediation of accidental fuel discharges when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries from insurance companies and other reimbursements are generally not significant.

                             AVIS RENT A CAR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENT ACCOUNTING PRONOUNCEMENTS

    Recent pronouncements of the Financial Accounting Standards Board, which were adopted for the year ended December 31, 1998 are Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME" (see Note 11), and No. 132 "EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS" (see
Note 13). The adoption of these accounting standards has not had a material effect on the results of operations or the financial position of the Company.

    A recent pronouncement of the Financial Accounting Standards Board which is not required to be adopted at this date, is Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS 133"), which is effective for the Company's consolidated financial statements for the year ending December 31, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that any entity recognize all derivatives as either assets or liabilities in the statement of financial position at fair value.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "ACCOUNTING FOR START-UP COSTS" ("SOP 98-5"). SOP 98-5 requires that all start-up costs should be expensed as incurred, unless the costs incurred were to acquire or develop tangible assets or to acquire intangible assets from a third party. The SOP is effective for fiscal years beginning after December 15, 1998.

    The adoption of SFAS 133 and SOP 98-5 is not expected to have a material effect on the results of the Company's consolidated financial statements.

NOTE 2--ACQUISITIONS

    On May 1, 1998, the Company acquired the assets of the car rental business of Hayes Leasing Company, Inc., including the Avis System franchises for the cities of Austin, Fort Worth and San Antonio, and the counties of Dallas and Tarrant, Texas for approximately $86 million in cash plus the refinancing of fleet-related indebtedness, which totaled approximately $136 million for a total purchase price of approximately $222 million. In addition, during the year ended December 31, 1998, the Company purchased the assets of several other Avis System franchises for approximately $15 million in cash. If these Acquisitions had occurred on January 1, 1998 or 1997, they would not have had a material impact on the Company's results of operations. The excess purchase price over the net assets acquired for these acquisitions was approximately $90 million.

                             AVIS RENT A CAR, INC.

NOTE 2--ACQUISITIONS (CONTINUED)
    The following is the preliminary purchase cost allocation for the acquisition of the assets of Hayes Leasing Company, Inc. and other Avis System franchises during the year ended December 31, 1998 mentioned above (in thousands):

Purchase cost....................................................  $ 237,182
                                                                   ---------
Fair value of:
  Assets acquired................................................    153,828
  Liabilities assumed............................................     (6,967)
                                                                   ---------
Net assets.......................................................    146,861
                                                                   ---------
Cost in excess of net assets acquired............................  $  90,321
                                                                   ---------
                                                                   ---------

    On August 20, 1997, the Company purchased The First Gray Line Corporation. On September 18, 1997, the Company purchased certain assets and repurchased the franchise rights of another Avis System franchisee. These acquisitions had an aggregate purchase cost of approximately $199 million. The excess purchase cost over net assets acquired was approximately $173 million.

    The following is the purchase cost allocation for these 1997 acquisitions mentioned above (in thousands):

Purchase cost....................................................  $ 199,381
                                                                   ---------
Fair value of:
  Assets acquired................................................    354,637
  Liabilities assumed............................................    328,269
                                                                   ---------
Net assets.......................................................     26,368
                                                                   ---------
Cost in excess of net assets acquired............................  $ 173,013
                                                                   ---------
                                                                   ---------

    The preliminary purchase cost allocations for certain acquisitions are subject to adjustment when additional information concerning asset and liability valuations are obtained. The final asset and liability fair values may differ from those set forth in the accompanying statement of financial position at December 31, 1998. However, the changes are not expected to have a material effect on the financial position of the Company. These acquisitions have been accounted for by the purchase method. The financial statements include the operating results of these acquisitions subsequent to their respective dates of acquisition.

    The acquisition of the franchise rights of the additional Avis System franchisee, if it had occurred on January 1, 1997, would not have had a material impact on the results of operations of the Company.

    The following unaudited pro forma information presents the results of operations of the Company, which assumes that the following transactions had occurred on January 1 of each period presented: (i) the acquisition of the Company by Cendant and the establishment of a franchisor/ franchisee relationship, (ii) the acquisition of First Gray Line and (iii) the repayment of debt with the

                             AVIS RENT A CAR, INC.

NOTE 2--ACQUISITIONS (CONTINUED)
net proceeds (after the purchase of First Gray Line) from the IPO (in thousands, except earnings per share amounts):

                                                                      1996           1997
                                                                  -------------  -------------
Revenue.........................................................  $   2,055,519  $   2,175,897
                                                                  -------------  -------------
                                                                  -------------  -------------
Net income......................................................  $       8,567  $      39,432
                                                                  -------------  -------------
                                                                  -------------  -------------
Basic earnings per share........................................  $         .28  $        1.28
                                                                  -------------  -------------
                                                                  -------------  -------------
Diluted earnings per share......................................  $         .28  $        1.26
                                                                  -------------  -------------
                                                                  -------------  -------------

NOTE 3--RESTRICTED CASH

    At December 31, 1997 and 1998, restricted cash includes an escrow amount of $66,000,000 and $90,000,000, respectively, as required under the Company's debt agreements, to provide additional credit enhancement on the Company's Medium Term Notes (the "Medium Term Notes") (see Note 9). In addition, restricted cash includes amounts relating to lease obligations of the Company's Canadian vehicle financing arrangements, amounts set aside to satisfy certain claims under the Company's self-insurance programs and other obligations of the Company.

NOTE 4--ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net at December 31, 1997 and 1998 consist of the following (in thousands):

                                                                         1997         1998
                                                                      -----------  -----------
Vehicle rentals.....................................................  $   102,697  $   104,032
Due from General Motors.............................................      166,941      161,377
Vehicle related.....................................................       52,450       65,586
Damage claims.......................................................       11,938       14,710
Due from licensees..................................................        4,361        1,571
Other...............................................................       23,362       16,648
                                                                      -----------  -----------
                                                                          361,749      363,924
Less allowance for doubtful accounts................................       (2,286)      (3,350)
                                                                      -----------  -----------
                                                                      $   359,463  $   360,574
                                                                      -----------  -----------
                                                                      -----------  -----------

    Vehicle related amounts include receivables for vehicles sold under guaranteed repurchase contracts ("Repurchase Programs") and amounts due for incentives and allowances. Incentives and allowances are based on all of the following: the volume of vehicles to be purchased for a model year, the manufacturers' willingness to encourage the Company to retain vehicles rather than return the vehicles back to the manufacturer and the purchase of particular models not subject to repurchase under "buyback" arrangements. Incentives and allowances are amortized to income over the average holding period of the vehicles (see Notes 6 and 19).

                             AVIS RENT A CAR, INC.

NOTE 5--DUE TO AFFILIATES, NET

    Due to affiliates, net at December 31, 1997 and 1998 consist of non-interest bearing advances due Cendant or its consolidated subsidiaries of $44.5 million and $22.3 million, respectively. Non-interest bearing advances represents intercompany transactions relating primarily to royalty fees, reservation processing, data processing and management, service and administrative fees.

    Expense and (income) items of the Company include the following charges from
(to) Avis, Inc. and subsidiaries prior to the Date of Acquisition for the period ended October 16, 1996 (in thousands):

                                                                                                  JANUARY 1, 1996
                                                                                                        TO
                                                                                                 OCTOBER 16, 1996
                                                                                                 -----------------
Vehicle related costs..........................................................................     $   (25,134)
Data processing................................................................................          30,209
Employee benefits allocation...................................................................          (2,776)
Rent...........................................................................................          (2,459)
                                                                                                       --------
                                                                                                    $      (160)
                                                                                                       --------
                                                                                                       --------

    Expense items of the Company include the following charges from Cendant and affiliates of Cendant for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and for the years ended December 31, 1997 and 1998 (in thousands):

                                             OCTOBER 17, 1996
                                                    TO            YEAR ENDED      YEAR ENDED
                                               DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                                   1996              1997            1998
                                             -----------------  --------------  --------------
Royalty fee................................     $        --      $     81,846    $     91,904
Reservations...............................          10,900            43,240          49,872
Data processing............................           8,772            41,896          35,844
Management, service and administrative fees
  and other................................          12,079             4,927           4,648
                                                   --------     --------------  --------------
                                                $    31,751      $    171,909    $    182,268
                                                   --------     --------------  --------------
                                                   --------     --------------  --------------

    These charges seek to reimburse the affiliated company for the actual costs incurred. They are determined in accordance with various intercompany agreements and include certain allocations which are based upon such factors as square footage, employee salaries, computer usage time, etc. Effective January 1, 1997, Cendant charged the Company a royalty fee of 4.0% of revenue for the use of the Avis trade name. The royalty fee of 4.0% consists of a base royalty of 3.0% of the Company's gross revenue and a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears (which will increase 0.1% per year commencing July 30, 1999 and each of the following four years thereafter to a maximum of 1.5% until July 30, 2003). The supplemental royalty or a portion thereof may be deferred if the Company does not meet certain financial targets.

    In addition, for the year ended December 31, 1998, the Company was charged by Cendant approximately $3.8 million for certain software developed for internal use, which have been capitalized on the accompanying Consolidated Statements of Financial Position. Under the

                             AVIS RENT A CAR, INC.

NOTE 5--DUE TO AFFILIATES, NET (CONTINUED)
Computer Services Agreement with Cendant dated July 30, 1997, software developed for the Company's internal use is charged to the Company at Cendant's cost.

NOTE 6--VEHICLES, NET

    Vehicles at December 31, 1997 and 1998 consist of the following (in thousands):

                                                                                          1997           1998
                                                                                      -------------  -------------
Rental vehicles.....................................................................  $   3,173,526  $   3,443,385
Buses and support vehicles..........................................................         55,761         67,786
Vehicles held for sale..............................................................         51,645         21,871
                                                                                      -------------  -------------
                                                                                          3,280,932      3,533,042
Less accumulated depreciation.......................................................       (262,076)      (368,226)
                                                                                      -------------  -------------
                                                                                      $   3,018,856  $   3,164,816
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    Depreciation expense recorded for vehicles was $275.9 million, $66.8 million, $460.6 million and $576.2 million for the periods ended October 16, 1996, December 31, 1996, 1997, and 1998, respectively. Depreciation expense is stated net of amortization of certain incentives and allowances from various vehicle manufacturers of approximately $67.6 million, $15.6 million, $121 million and $119 million for the periods ended October 16, 1996, December 31, 1996, 1997 and 1998, respectively. Depreciation expense also reflects a net gain
(loss) on the disposal of vehicles of $23.7 million, $2.9 million, $7.0 million and $(6.8) million for the periods ended October 16, 1996, December 31, 1996, 1997, and 1998, respectively.

    In April 1990 and December 1994, the Company entered into seven year operating leases. Rental expense for those vehicles under the Company's operating lease agreements was $93.0 million, $16.1 million, and $58.4 million for the periods ended October 16, 1996, December 31, 1996 and 1997, respectively. These leases were terminated on July 31, 1997 and refinanced under a domestic integrated fleet financing program (see Note 9).

NOTE 7--PROPERTY AND EQUIPMENT, NET

    Property and equipment at December 31, 1997 and 1998 consist of the following (in thousands):

                                                                         1997         1998
                                                                      -----------  -----------
Land................................................................  $    25,269  $    23,726
Buildings...........................................................       12,775        8,655
Leasehold improvements..............................................       64,779       87,830
Furniture, fixtures and equipment...................................       13,456       16,869
Construction-in-progress............................................       18,714       32,236
                                                                      -----------  -----------
                                                                          134,993      169,316
Less accumulated depreciation and amortization......................      (12,133)     (24,271)
                                                                      -----------  -----------
                                                                      $   122,860  $   145,045
                                                                      -----------  -----------
                                                                      -----------  -----------

                             AVIS RENT A CAR, INC.

NOTE 8--ACCRUED LIABILITIES

    Accrued liabilities at December 31, 1997 and 1998 consist of the following (in thousands):

                                                                         1997         1998
                                                                      -----------  -----------
Payroll and related costs...........................................  $   101,962  $   103,043
Taxes, other than income taxes......................................        9,229        9,349
Rents and property related..........................................       35,644       22,241
Interest............................................................        7,294        6,140
Sales and marketing.................................................       24,672       43,704
Vehicle related.....................................................       25,475       27,102
Other...............................................................      111,011      114,625
                                                                      -----------  -----------
                                                                      $   315,287  $   326,204
                                                                      -----------  -----------
                                                                      -----------  -----------

NOTE 9--FINANCING AND DEBT

    Debt outstanding at December 31, 1997 and 1998 consist of the following (in thousands):

                                                                      1997           1998
                                                                  -------------  -------------
Commercial Paper Notes (at an average rate of 5.9% in 1997 and
  5.6% in 1998).................................................  $   1,091,800  $     678,377
Short-term notes-foreign at 5.77% to 13.5% in 1997 and 5.0% to
  12.0% in 1998.................................................         17,996         17,904
Floating rate notes at rates from 5.42% to 5.63%................                        56,977
Current portion of long-term debt...............................         49,644          1,085
                                                                  -------------  -------------
  Total current debt............................................      1,159,440        754,343
Medium Term Notes due July 2000 at 6.22%........................        800,000        800,000
Medium Term Notes due July 2002 at 6.40%........................        850,000        850,000
Medium Term Notes due February 2005 at 6.14%....................                       600,000
Foreign floating rate notes due July 2000 at rates from 5.81% to
  7.02% in 1997 and 5.69% to 6.21% in 1998......................         15,205          9,677
Other debt......................................................          1,777            692
                                                                  -------------  -------------
                                                                  $   2,826,422  $   3,014,712
                                                                  -------------  -------------
                                                                  -------------  -------------

    On July 31, 1997, the Company through Avis Rent A Car System, Inc. ("ARACS") entered into a domestic integrated fleet financing program that provided for up to $3.65 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the facility available for vehicles not covered by Repurchase Programs. As of December 31, 1998, the availability of the domestic integrated fleet financing program is $3.75 billion. The domestic integrated fleet financing program provides for the issuance of up to $1.5 billion of asset-backed variable funding notes (the "Commercial Paper Notes") and $2.25 billion of asset backed medium term notes (The "Medium Term Notes"). The Commercial Paper Notes and the Medium Term Notes are backed by a first priority security interest in the Company's fleet. Additional credit enhancement was provided for the Medium Term Notes by establishing an escrow account in the amounts of $66 million and $90 million, which is included in "Restricted Cash" (see Note 3) on the accompanying Consolidated

                             AVIS RENT A CAR, INC.

NOTE 9--FINANCING AND DEBT (CONTINUED)
Statements of Financial Position at December 31, 1997 and 1998, respectively. The weighted average interest rate on commercial paper was 5.5% for the year ended December 31, 1998. Average commercial paper borrowings during 1998 amounted to $809.7 million.

    As part of the acquisition of The First Gray Line Corporation (see Notes 1 and 2), the Company assumed a $200 million vehicle financing facility between Grand Rent A Car, Inc. (a subsidiary of The First Gray Line Corporation) and Atlantic Asset Securitization Corporation, under a credit agreement originally dated as of September 15, 1995. This agreement provided for the financing of vehicles used in The First Gray Line Corporation's rental business, and expired on August 15, 1998. At December 31, 1997 under this credit agreement, there was $115 million outstanding and included in Commercial Paper Notes. The weighted average interest rate and average borrowing under this credit agreement was 5.7% and $171.1 million respectively for the period August 20, 1997 to December 31, 1997. The credit facility was maintained until July 31, 1998, when it was terminated. For the period January 1, 1998, to July 31, 1998, the weighted average interest rate and average borrowing under this credit facility was 5.6% and $58.1 million, respectively.

    On July 31, 1997, ARACS entered into a $470 million secured credit facility (the "Credit Facility") which is guaranteed by the Company and certain of ARACS' subsidiaries. The Credit Facility was reduced to $350 million with the repayment of a $120 million term loan on December 1, 1997. The following is a summary of the material terms and conditions of the Credit Facility:

    The Credit Facility consists of (i) a revolving credit facility in the amount of up to $125 million and is available on a revolving basis until December 31, 2001 in order to finance the working capital needs of ARACS in the ordinary course of business (with up to $75 million of such amount available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and its subsidiaries in the ordinary course of business), (ii) a 364 day standby letter of credit facility of $225 million available on a revolving basis until April 29, 1999 to fund (a) any shortfall in certain payments owing to AESOP Leasing, a subsidiary of ARACS pursuant to fleet agreements and (b) maturing Commercial Paper Notes if such Commercial Paper Notes cannot be repaid through the issuance of additional Commercial Paper Notes or draws under the liquidity facility supporting the Commercial Paper Notes. In addition, up to $75 million of the $225 million is available on a revolving basis to finance the working capital needs of ARACS in the ordinary course of business. For the period July 31, 1997 through December 1, 1997, the average outstanding borrowings on this facility were $74.6 million with a weighted average interest rate of 8%. At December 31, 1998, the Company had issued letters of credit of $31.9 million under the $125 million revolving credit facility and $150 million under the $225 million standby letter of credit facility. At December 31, 1998 there were no loans outstanding under either facility.

    Interest accrues on borrowings outstanding under the Credit Facility at a rate equal to at the option of ARACS, (A) the sum of (i) the highest of (a) the rate of interest publicly announced by Chase Securities Inc. as its prime rate in effect at its principal office in New York City, or (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% or (c) the federal funds effective rate from time to time plus 0.5% and (ii) an applicable margin; or (B) the sum of (i) the rate (adjusted for statutory reserve requirements) at which eurodollar deposits for one, two, three or six months (as selected by ARACS) are offered in the interbank eurodollar market and (ii) an applicable margin.

                             AVIS RENT A CAR, INC.

NOTE 9--FINANCING AND DEBT (CONTINUED)
    The Credit Facility is secured by the tangible and intangible assets of ARACS and the Company (including, without limitation, its intellectual property, its rights under the Master License Agreement and related agreements, real property and all of the capital stock or equivalent equity ownership interests of ARACS and each of its direct and indirect domestic subsidiaries and 65% of ARACS first-tier foreign subsidiaries), except for those assets which are subject to a negative pledge or as to which the agents for the Credit Facility shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

    The weighted-average interest rates of the short-term notes-foreign as of December 31, 1997 and 1998 were 8.7% and 6.0%, respectively.

    Prior to July 31, 1997, the primary source of funding the Company's domestic vehicles was provided by a Vehicle Trust. The annualized weighted average interest rates for Vehicle Trust financing for the periods ended October 16, 1996, December 31, 1996 and 1997 were 6.6%, 6.5% and 6.6%, respectively.

    The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, prohibit the payment of dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. As of December 31, 1998, the Company was in compliance with all such covenants related to these agreements.

    Mandatory maturities of long-term obligations, including current maturities, for each of the next five years ending December 31, and thereafter, are as follows (in thousands):

1999.............................................  $   1,085
2000.............................................    809,886
2001.............................................        227
2002.............................................    850,220
2003.............................................         36
Thereafter.......................................    600,000

OTHER CREDIT FACILITIES

    At December 31, 1998, in addition to the Credit Facility previously described, the Company has available letters of credit/overdraft agreements for its international operations totaling $29.8 million, which may be renewed annually at the Company's option and the banks' discretion. The collateral for certain of these agreements consists of a pledge of certain cash balances in the amount of $25 million, which are included in "Restricted Cash" on the accompanying Consolidated Statements of Financial Position at December 31, 1998. At December 31, 1998, the Company has outstanding letters of credit under these facilities totaling $26.7 million.

    In addition, for certain of its international operations, the Company has available unused lines of credit totaling $227.1 million. At December 31, 1998, the unused lines of credit agreements require an annual fee of 0.2% to 0.5% of the unused line.

                             AVIS RENT A CAR, INC.

NOTE 9--FINANCING AND DEBT (CONTINUED)
INTEREST RATE SWAP AGREEMENTS

    The Company has entered into four interest rate swap agreements to reduce the impact of changes in interest rates on certain outstanding current debt obligations. These agreements effectively change the Company's interest rate exposure on $24.6 million and $288.6 million of its outstanding debt from a weighted average variable interest rate to a fixed rate of 6.3% and 4.8% at December 31, 1997 and 1998, respectively. The variable interest rates for certain of these interest rate swap agreements are either reset quarterly or daily based upon the average 30-day commercial paper rate for the quarter. Interest is cash settled on a net basis for each agreement quarterly. The interest rate swap agreements will terminate in October 2001 and August 2003. Under certain of the swap agreements terminating in August 2003, the counter-party has the right to terminate one of the agreements in August 2000 and one agreement in August 2001. The differential to be paid or received is recognized ratably as interest rates change over the life of the agreements as an adjustment to interest expense.

    The net interest differential charged to interest expense for the periods ended October 16, 1996, December 31, 1996, 1997 and 1998 was $582,000, $285,000,
$909,000 and $53,000, respectively. The Company is exposed to credit risk in the event of nonperformance by counterparties to its interest rate swap agreements. Credit risk is limited by entering into such agreements with primary dealers only. Therefore, the Company does not anticipate that non-performance by counterparties will occur. Notwithstanding this, the Company monitors counterparty credit ratings at least quarterly through reviewing independent credit agency reports.

    Both current and potential exposure are evaluated, as necessary, by obtaining replacement cost information from alternative dealers. Potential loss to the Company from credit risk on these agreements is limited to amounts receivable, if any.

NOTE 10--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The net interest payable and the estimated fair value of the Company's interest rate swap agreements represent liabilities of approximately $193,000 and $366,000, respectively, at December 1997. At December 31, 1998, the net interest receivable and estimated fair value of the Company's interest rate swap agreements represent assets of approximately $268,000 and $885,000, respectively.

    For instruments including cash and cash equivalents, restricted cash, accounts receivable, and accounts payable, the carrying amount approximates fair value because of the short maturity of these instruments. The fair value of floating-rate debt approximates carrying value because these instruments re-price frequently at current market prices. At December 31, 1998, the fair value of the Medium Term Notes exceeds the carrying value by approximately $44.5 million.

    The Company believes that it is not practicable to estimate the current fair value of the amounts due from (to) affiliates because of the related party nature of the instruments.

                             AVIS RENT A CAR, INC.

NOTE 11--INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                                    OCTOBER 17, 1996
                                JANUARY 1, 1996   (DATE OF ACQUISITION)
                                      TO                   TO                YEAR ENDED           YEAR ENDED
                               OCTOBER 16, 1996     DECEMBER 31, 1996     DECEMBER 31, 1997    DECEMBER 31, 1998
                               -----------------  ---------------------  -------------------  -------------------
Current:
  Federal....................                                                                     $       800
  State......................     $     2,176           $     719            $     1,013                  980
  Foreign....................           6,680                 288                 12,676                8,470
                                     --------             -------               --------             --------
                                        8,856               1,007                 13,689               10,250
                                     --------             -------               --------             --------
Deferred:
  Federal....................          19,614                 (85)                12,463               33,200
  State......................                                                        410                3,520
  Foreign....................           2,728                 118                 (3,712)               1,737
                                     --------             -------               --------             --------
                                       22,342                  33                  9,161               38,457
                                     --------             -------               --------             --------
Provision for income taxes...     $    31,198           $   1,040            $    22,850          $    48,707
                                     --------             -------               --------             --------
                                     --------             -------               --------             --------

                             AVIS RENT A CAR, INC.

NOTE 11--INCOME TAXES (CONTINUED)
    The effective income tax rates for the periods ended October 16, 1996, December 31, 1996, 1997 and 1998 vary from the statutory U.S. federal income tax rate due to the following (dollar amounts in thousands):

                                                                                              OCTOBER 17, 1996
                                                                                                  (DATE OF
                                                                        JANUARY 1, 1996         ACQUISITION)
                                                                               TO                    TO
                                                                        OCTOBER 16, 1996     DECEMBER 31, 1996
                                                                      --------------------  --------------------
Statutory U.S. federal income tax provision/tax rate................  $  24,429       35.0% $     791       35.0%
Tax effect of foreign operations and dividends......................      5,134        7.4     (1,073)     (47.5)
Amortization of cost in excess of net assets acquired and other
  intangibles.......................................................      1,045        1.5        359       15.9
State income taxes, net of federal tax benefit......................      1,413        2.0        469       20.8
Other non-deductible business expenses..............................        462         .6        494       21.8
Other...............................................................     (1,285)      (1.8)
                                                                      ---------        ---  ---------  ---------
Effective income tax provision/tax rate.............................  $  31,198       44.7% $   1,040       46.0%
                                                                      ---------        ---  ---------  ---------
                                                                      ---------        ---  ---------  ---------

                                                                           YEAR ENDED            YEAR ENDED
                                                                       DECEMBER 31, 1997     DECEMBER 31, 1998
                                                                      --------------------  --------------------
Statutory U.S. federal income tax provision/tax rate................  $  17,613       35.0% $  39,280       35.0%
Tax effect of foreign operations and dividends......................      1,436        2.9      2,677        2.4
Amortization of cost in excess of net assets acquired and other
  intangibles.......................................................      2,369        4.7      3,351        3.0
State income taxes, net of federal tax benefit......................        924        1.8      2,925        2.6
Other non-deductible business expenses..............................        508        1.0        474        0.4
                                                                      ---------        ---  ---------        ---
Effective income tax provision/tax rate.............................  $  22,850       45.4% $  48,707       43.4%
                                                                      ---------        ---  ---------        ---
                                                                      ---------        ---  ---------        ---

    In accordance with SFAS 109, the net deferred income tax assets at December 31, 1997 and 1998, include the following (in thousands):

                                                                                             1997         1998
                                                                                          -----------  -----------
GROSS DEFERRED INCOME TAX ASSETS:
Accrued liabilities.....................................................................  $   223,881  $   233,695
Net operating loss carryforwards........................................................       96,253      118,437
Alternative minimum income tax credit carryforwards.....................................        3,025        3,825
                                                                                          -----------  -----------
                                                                                              323,159      355,957
                                                                                          -----------  -----------
GROSS DEFERRED INCOME TAX LIABILITIES:
Tax depreciation in excess of book depreciation.........................................     (197,082)    (247,090)
Prepaids and other......................................................................      (14,457)     (16,592)
                                                                                          -----------  -----------
                                                                                             (211,539)    (263,682)
                                                                                          -----------  -----------
Net deferred income tax assets..........................................................  $   111,620  $    92,275
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    In connection with the adoption of Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME" ("SFAS 130"), the Company has included in net deferred

                             AVIS RENT A CAR, INC.

NOTE 11--INCOME TAXES (CONTINUED)
income tax assets and Stockholders' Equity, a decrease of $1.2 million, a decrease of $0.1 million, an increase of $3.8 million, and an increase of $3.1 million related to the income tax effects of the Foreign Currency Translation Adjustment and Minimum Pension Liability for the periods ended October 16, 1996, December 31, 1996, 1997, and 1998, respectively.

    The Company has alternative minimum tax net operating loss carryforwards of $191.4 million. The federal net operating loss carryforward is $318.5 million; the net operating loss carryforward expires as follows: 2000, $7.5 million; 2001, $7.1 million; 2004, $93.1 million; 2007, $67.7 million; 2008, $41.1 million; 2009, $18.3 million; and 2012, $83.7 million.

NOTE 12--TREASURY STOCK

    On September 1, 1998, the Board of Directors authorized the Company to repurchase up to 1,500,000 shares of the outstanding common stock at market prices. On September 23, 1998, the Board of Directors authorized the Company to purchase up to 3,500,000 additional shares of outstanding common stock. For the year ended December 31, 1998, the Company repurchased 2,672,700 shares of common stock at an aggregate cost of $50,960,000. On January 23, 1999, the Company repurchased an additional 1,300,000 common shares from Cendant at a cost of $31,500,000, which reduced Cendant's ownership in the Company's common stock to approximately 20% (see Note 21).

NOTE 13--RETIREMENT BENEFITS

    The Company, through its subsidiary ARACS, sponsors non-contributory defined benefit plans covering employees who are members of certain collective bargaining units and non-union full-time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. ARACS also contributes to union sponsored pension plans.

    Effective January 1, 1999 the Company curtailed its defined benefit plans to its eligible salaried and hourly employees as of June 30, 1985. The Company will recognize a gain as a result of the curtailment during the first quarter of fiscal year ending December 31, 1999.

    Through ARACS, the Company sponsors two Voluntary Investment Savings Plans under a "qualified cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code covering its union and non-union employees. For the periods ended October 16, 1996, December 31, 1996, 1997 and 1998, the Company's cost of these plans was $1.4 million, $0.4 million, $1.8 million and $1.6 million, respectively.

    Included in the non-union Investment Savings Plan, ARACS makes a defined contribution for full-time employees. The contributions are determined at 2% of each covered employee's compensation. Employer contributions for the periods ended October 16, 1996, December 31, 1996, 1997 and 1998 amounted to $1.5 million, $0.4 million, $2.1 million and $2.3 million, respectively.

    The defined benefit plans provide benefits based upon years of credited service, highest average compensation and social security benefits. Annual retirement benefits, at age 65, are equal to 1 1/2% of the participating employee's final average compensation (average compensation during the highest five consecutive years of employment in the ten years prior to retirement) less 1 3/7% of

                             AVIS RENT A CAR, INC.

NOTE 13--RETIREMENT BENEFITS (CONTINUED) the Social Security benefits for each year of service up to a maximum of 35 years. In addition, the plan provides for reduced benefits before age 65 and for a joint and survivor annuity option.

    The Company also sponsors several foreign pension plans. The most significant of these is the Canadian pension plan.

    The status of the Company's defined benefit plans at December 31, 1997 and 1998, including the plans to its Salaried and Hourly Employees as of June 1985, the Bargaining Plan, the Non Qualified Defined Benefit Plan and the Canadian Plan is as follows (in thousands):

                                                                         1997        1998
                                                                      ----------  -----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.............................  $   89,325  $   106,887
  Service cost......................................................       3,446        2,809
  Interest cost.....................................................       6,956        6,922
  Plan participants' contributions..................................         193          182
  Amendments........................................................         631          635
  Actuarial gain....................................................       9,266       11,014
  Benefits paid.....................................................      (2,752)      (2,798)
  Foreign currency translation loss.................................        (178)        (400)
                                                                      ----------  -----------
Benefit obligation at end of year...................................     106,887      125,251
                                                                      ----------  -----------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year......................      77,747       89,816
  Actual return on plan assets......................................       9,707        8,969
  Plan participants' contributions..................................         192          182
  Employer contributions............................................       5,160        5,908
  Benefits paid.....................................................      (2,628)      (2,798)
  Foreign currency translation loss.................................        (362)        (715)
                                                                      ----------  -----------
Fair value of plan assets at end of year............................      89,816      101,362
                                                                      ----------  -----------
Funded status.......................................................     (17,071)     (23,889)
Unrecognized net accrual gain.......................................       7,629       16,394
Unrecognized prior service cost.....................................       1,228        1,703
Unrecognized transition asset.......................................      (2,587)      (2,251)
                                                                      ----------  -----------
Accrued benefit cost................................................  $  (10,801) $    (8,043)
                                                                      ----------  -----------
                                                                      ----------  -----------
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION:
Prepaid benefit cost................................................  $    1,704  $     1,752
Accrued benefit liability...........................................      (4,351)     (14,340)
Intangible asset....................................................      (8,554)       1,704
Accumulated other comprehensive income..............................         400        2,841
                                                                      ----------  -----------
Net amount recognized...............................................  $  (10,801) $    (8,043)
                                                                      ----------  -----------
                                                                      ----------  -----------

                             AVIS RENT A CAR, INC.

NOTE 13--RETIREMENT BENEFITS (CONTINUED)
    Net pension costs of the non-qualified defined benefit plan for the periods ended October 16, 1996, December 31, 1996, 1997 and 1998, include the following components (in thousands):

                                            JANUARY 1, 1996      OCTOBER 17, 1996        JANUARY 1, 1997        JANUARY 1, 1998
                                                  TO                    TO                     TO                     TO
                                           OCTOBER 16, 1996      DECEMBER 31, 1996      DECEMBER 31, 1997      DECEMBER 31, 1998
                                          -------------------  ---------------------  ---------------------  ---------------------
Service cost-benefits earned during the
  period................................       $   2,558             $     359              $   3,446              $   2,809
Interest cost on projected benefit
  obligation............................           4,224                   517                  6,956                  6,922
Return on assets-expected gain on plan
  assets................................          (5,380)               (1,558)                (6,804)                (7,786)
Net amortization of prior service cost..             765                 1,257                     35                     70
Contributions to union plans and
  other.................................           2,029                   733                  3,021                  3,894
Amortization of unrecognized net assets
  at transition.........................            (106)                  (28)                  (132)                  (123)
                                                 -------               -------                -------                -------
Net pension cost........................       $   4,090             $   1,280              $   6,522              $   5,786
                                                 -------               -------                -------                -------
                                                 -------               -------                -------                -------

    At December 31, 1997 and 1998, the measurement of the projected benefit obligation was based upon the following assumptions weighted average interest rates:

                                                                                 1997       1998
                                                                               ---------  ---------
Discount rate................................................................       7.24%      6.00%
Compensation increase........................................................       4.72%      4.72%
Long-term return on plan assets..............................................       8.81%      8.77%

    The U.S. plans' assets are invested in corporate bonds, U.S. government securities and common stock mutual funds. The Canadian plan's assets are invested in Canadian stocks, bonds, mutual funds, real estate and money market funds.

NOTE 14--EARNINGS PER SHARE ("EPS")

    In calculating basic earnings per share, the shares issued in the initial public offering of 22,425,000 shares together with 8,500,000 shares owned by Cendant, resulting from the 85,000 to 1 stock split on September 24, 1997 (Date of IPO), were used for all periods presented through December 31, 1997. Basic EPS for 1998 was calculated using 34,172,249 weighted-average shares

                             AVIS RENT A CAR, INC.

NOTE 14--EARNINGS PER SHARE ("EPS") (CONTINUED) outstanding for the year ended December 31, 1998. Diluted EPS for the year ended December 31, 1997 and 1998 was calculated as follows (in thousands, except share amounts):

                                                                    1997            1998
                                                               --------------  --------------
DILUTED EPS
Income available to common stockholders......................  $       27,473  $       63,521
                                                               --------------  --------------
                                                               --------------  --------------
Weighted average common shares outstanding...................      30,925,000      34,172,249
Plus: Dilutive effect of the assumed exercise of stock
  options (i)................................................         256,134         780,308
                                                               --------------  --------------
Adjusted weighted average shares outstanding.................      31,181,134      34,952,557
                                                               --------------  --------------
                                                               --------------  --------------
Diluted EPS (i)..............................................  $         0.88  $         1.82
                                                               --------------  --------------
                                                               --------------  --------------

------------------------

(i)  Prior to September 23, 1997, there were no stock options outstanding.

NOTE 15--STOCK OPTION PLAN

    On September 23, 1997, the Avis Rent A Car, Inc. 1997 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors under which 4,620,977 shares of Common Stock were reserved for issuance upon the exercise of options granted to officers, key employees, independent contractors and non-employee Directors of the Company and its designated subsidiaries. On September 23, 1997, 3,953,900 options were granted at $17.00 per share, the fair market value of the Company's common stock on the date of grant. On May 21, 1998, at the Annual Meeting of Stockholders, the shareholders approved an amendment to the Company's Stock Option Plan, increasing the maximum number of shares authorized for issuance under the Stock Option Plan to 6,000,000. At December 31, 1998, approximately 4,443,100 options are outstanding under the Stock Option Plan. The primary purpose of the Stock Option Plan is to provide additional incentive to officers, key employees, independent contractors and non-employee Directors of the Company and to strengthen their commitment to the Company and its subsidiaries.

    Subsequently elected non-employee Directors will receive a like grant under the Stock Option Plan upon election or appointment to the Board of Directors.

    The exercise price of each option under the Stock Option Plan may not be less than the fair market value of a share of Common Stock on the date the option is granted. Options held by an optionee will generally become exercisable as to 20% of the shares covered by such options on the first anniversary of the date of grant and with respect to an additional 20% of the shares covered by such options on each of the four succeeding anniversaries of the date of grant if the optionee continues to be employed or retained as an independent contractor by the Company, on each such date. All options held by an optionee will become fully exercisable (to the extent not already exercisable) if a "change of control transaction" (as defined in the Stock Option Plan) occurs. Shares of Common Stock acquired upon the exercise of the options may be subject to restrictions on transfer which will be set forth in the agreement evidencing the grant of the option. All options granted under the Stock Option Plan, to the extent not exercised, expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) two years following the optionee's termination of employment on account of death, retirement, disability or (iii) one year following the termination of optionee's employment for any other reason.

                             AVIS RENT A CAR, INC.

NOTE 15--STOCK OPTION PLAN (CONTINUED)

    Generally, the Board of Directors of the Company may amend or terminate the Stock Option Plan, provided that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of the Company's stockholders.

    The Company makes no recognition of the options in the financial statements until they are exercised. The Company applies Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" and related Interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans. The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standard No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS 123").

    The following is a summary of stock option activity for the period September 23, 1997 through December 31, 1997 and the year ended December 31, 1998:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                  -----------  ---------------
Granted September 23, 1997 (inception of the stock option
  plan).........................................................    3,953,900     $   17.00
Forfeited.......................................................      (78,200)    $   17.00
                                                                  -----------       -------
Outstanding at December 31, 1997................................    3,875,700     $   17.00
Granted.........................................................    1,437,000     $   23.49
Forfeited.......................................................     (869,600)    $   19.32
                                                                  -----------       -------
Outstanding at December 31, 1998................................    4,443,100     $   18.65
                                                                  -----------       -------
                                                                  -----------       -------
Exercisable Options
December 31, 1998...............................................      759,140     $   17.00
                                                                  -----------       -------
                                                                  -----------       -------

    No options were exercisable at December 31, 1997.

    Pro forma disclosures are provided for the years ended December 31, 1997 and 1998 as if the Company adopted the cost recognition requirements under SFAS 123. The weighted average fair value of each option granted is (estimated on the date of grant using the Black-Scholes option-pricing model) is $9.80 and $11.73 for 1997 and 1998, respectively, using the following assumptions:

                                                                                 1997       1998
                                                                               ---------  ---------
Expected volatility..........................................................       45.0%      40.0%
Risk-free interest rate......................................................        5.7        6.0
Expected option life in years................................................        7.5        6.5

    The weighted-average remaining contractual life of the stock options is 9.6 years and 7.3 years at December 31, 1997 and 1998, respectively. Had compensation expense been recognized for the years ended December 31, 1997 and 1998, grants for stock-based compensation plans in

                             AVIS RENT A CAR, INC.

NOTE 15--STOCK OPTION PLAN (CONTINUED)
accordance with provisions of SFAS 123, the Company would have recorded net income and earnings per share as follows (in thousands, except per share data):

                                                                         1997                       1998
                                                               -------------------------  -------------------------
                                                               AS REPORTED    PRO FORMA   AS REPORTED    PRO FORMA
                                                               ------------  -----------  ------------  -----------
Net income...................................................   $   27,473    $  26,436    $   63,521    $  58,656
                                                               ------------  -----------  ------------  -----------
                                                               ------------  -----------  ------------  -----------
Basic earnings per share.....................................   $      .89    $     .85    $     1.86    $    1.72
                                                               ------------  -----------  ------------  -----------
                                                               ------------  -----------  ------------  -----------
Diluted earnings per share...................................   $      .88    $     .85    $     1.82    $    1.68
                                                               ------------  -----------  ------------  -----------
                                                               ------------  -----------  ------------  -----------

NOTE 16--LEASES, AIRPORT CONCESSION FEES AND COMMITMENTS

    The Company is committed to make rental payments under noncancelable operating leases relating principally to vehicle rental facilities and equipment. Under certain leases, the Company is obligated to pay certain additional costs, such as property taxes, insurance and maintenance. Airport concession agreements usually require a guaranteed minimum amount plus contingent fees, which are generally based on a percentage of revenues.

    Operating lease payments and net airport concession fees charged to expense for the periods ended October 16, 1996, December 31, 1996, 1997 and 1998 are as follows (in thousands):

                                                    OCTOBER 17, 1996
                                                        (DATE OF
                                JANUARY 1, 1996       ACQUISITION)
                                      TO                   TO               YEAR ENDED           YEAR ENDED
                               OCTOBER 16, 1996    DECEMBER 31, 1996     DECEMBER 31, 1997    DECEMBER 31, 1998
                               -----------------  --------------------  -------------------  -------------------
Minimum fees.................     $    88,787          $   23,576           $   122,015          $   147,034
Contingent fees..............          61,290              13,220                72,954               34,944
                               -----------------         --------            ----------           ----------
                                      150,077              36,796               194,969              181,978
Less sublease rentals........          (3,843)             (1,000)               (4,741)              (4,701)
                               -----------------         --------            ----------           ----------
                                  $   146,234          $   35,796           $   190,228          $   177,277
                               -----------------         --------            ----------           ----------
                               -----------------         --------            ----------           ----------

    Future minimum rental commitments under noncancelable operating leases amounted to approximately $467.8 million at December 31, 1998. The minimum rental payments due in each of the next five years ending December 31, and thereafter, are as follows (in thousands):

1999..............................................................  $  89,185
2000..............................................................     73,512
2001..............................................................     58,671
2002..............................................................     43,841
2003..............................................................     26,195
Thereafter........................................................    176,430

    At December 31, 1998, future minimum rental commitments include $75.0 million due to a subsidiary of Cendant, related to the Company's corporate headquarters and Virginia Beach processing facility.

                             AVIS RENT A CAR, INC.

NOTE 16--LEASES, AIRPORT CONCESSION FEES AND COMMITMENTS (CONTINUED)
    In addition to the Company's lease commitments, the Company has outstanding purchase commitments of approximately $2.1 billion at December 31, 1998, which relate principally to vehicle purchases.

NOTE 17--SEGMENT INFORMATION

    The Company operates in one industry segment, the rental car business. The Company's rental car business rents vehicles to business and leisure travelers, and is divided into four main geographic areas; the United States, Australia/New Zealand, Canada, and other Foreign Operations. Revenue generated from the car rental business is recorded in the country in which the vehicle is rented. The accounting policies of each geographic area are the same as those described in the summary of significant accounting policies (see Note 1). The operations within major geographic areas for the periods ended October 16, 1996, December 31, 1996, 1997 and 1998 are summarized as follows (in thousands):

                                                               PERIOD ENDED OCTOBER 16, 1996
                                           ---------------------------------------------------------------------
                                                                                         OTHER
                                              UNITED       AUSTRALIA/                   FOREIGN
                                              STATES       NEW ZEALAND     CANADA     OPERATIONS   CONSOLIDATED
                                           -------------  -------------  -----------  -----------  -------------
Revenue..................................  $   1,313,619   $   105,401   $    69,814   $  15,839    $ 1,504,673
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------
Total assets.............................  $   2,858,008   $   115,082   $   147,617   $  65,796    $ 3,186,503
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------

                                                              PERIOD ENDED DECEMBER 31, 1996
                                           ---------------------------------------------------------------------
                                                                                         OTHER
                                              UNITED       AUSTRALIA/                   FOREIGN
                                              STATES       NEW ZEALAND     CANADA     OPERATIONS   CONSOLIDATED
                                           -------------  -------------  -----------  -----------  -------------
Revenue..................................  $     312,194   $    31,107   $    13,467   $   6,076    $   362,844
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------
Total assets.............................  $   2,839,188   $   120,216   $   122,657   $  49,171    $ 3,131,232
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------

                                                               YEAR ENDED DECEMBER 31, 1997
                                           ---------------------------------------------------------------------
                                                                                         OTHER
                                              UNITED       AUSTRALIA/                   FOREIGN
                                              STATES       NEW ZEALAND     CANADA     OPERATIONS   CONSOLIDATED
                                           -------------  -------------  -----------  -----------  -------------
Revenue..................................  $   1,804,478   $   131,228   $    85,021   $  25,427    $ 2,046,154
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------
Total assets.............................  $   4,001,186   $    98,145   $   131,987   $  51,339    $ 4,282,657
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------

                                                               YEAR ENDED DECEMBER 31, 1998
                                           ---------------------------------------------------------------------
                                                                                         OTHER
                                              UNITED       AUSTRALIA/                   FOREIGN
                                              STATES       NEW ZEALAND     CANADA     OPERATIONS   CONSOLIDATED
                                           -------------  -------------  -----------  -----------  -------------
Revenue..................................  $   2,061,967   $   115,790   $    92,402   $  27,423    $ 2,297,582
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------
Total assets.............................  $   4,209,835   $    98,361   $   148,230   $  48,636    $ 4,505,062
                                           -------------  -------------  -----------  -----------  -------------
                                           -------------  -------------  -----------  -----------  -------------

                             AVIS RENT A CAR, INC.

NOTE 18--SELECTED QUARTERLY FINANCIAL DATA

                                                                            QUARTERS ENDED
                                                     ------------------------------------------------------------
                                                       MARCH 31,      JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                         1997           1997            1997            1997
                                                     -------------  -------------  --------------  --------------
Revenue............................................  $     456,014  $     489,633   $    580,049    $    520,458
Costs and expenses.................................        449,031        472,256        555,096         519,448
                                                     -------------  -------------  --------------  --------------
Income before provision for income taxes...........          6,983         17,377         24,953           1,010
Provision for income taxes.........................          2,778          8,476         11,085             511
                                                     -------------  -------------  --------------  --------------
Net income.........................................  $       4,205  $       8,901   $     13,868    $        499
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
Earnings per share:
Basic..............................................  $         .14  $         .29   $        .45    $        .02
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
Diluted............................................  $         .14  $         .29   $        .45    $        .02
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
Shares of Common Stock outstanding:
Basic..............................................     30,925,000     30,925,000     30,925,000      30,925,000
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
Diluted............................................     30,925,000     30,925,000     30,925,000      31,949,535
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------

                                                                            QUARTERS ENDED
                                                     ------------------------------------------------------------
                                                       MARCH 31,      JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                         1998           1998            1998            1998
                                                     -------------  -------------  --------------  --------------
Revenue............................................  $     511,390  $     575,280   $    652,385    $    558,527
Costs and expenses.................................        498,161        535,370        599,679         552,144
                                                     -------------  -------------  --------------  --------------
Income before provision for income taxes...........         13,229         39,910         52,706           6,383
Provision for income taxes.........................          5,821         17,560         22,568           2,758
                                                     -------------  -------------  --------------  --------------
Net income.........................................  $       7,408  $      22,350   $     30,138    $      3,625
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
Earnings per share:
  Basic............................................  $         .24  $         .62   $        .85    $        .11
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
  Diluted..........................................  $         .23  $         .61   $        .83    $        .11
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
Shares of Common Stock outstanding:
  Basic............................................     31,425,000     35,925,000     35,608,000      33,690,798
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------
  Diluted..........................................     32,561,483     36,730,233     36,180,000      34,068,603
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------

NOTE 19--RELATED PARTY TRANSACTIONS

    The Company and Avis Europe, plc cooperate jointly in marketing and promotional activities, the exchange of reservations, the honoring of charge cards and vouchers, and the transfer of the related billings. Two members of the Company's board of directors are executive officers of Cendant and also serve on the board of Avis Europe Limited, the parent company of Avis Europe, plc.

    During the period ended October 16, 1996, the Company purchased from General Motors approximately $1.8 billion of vehicles net of incentives and allowances (see Notes 1 and 4).

                             AVIS RENT A CAR, INC.

NOTE 19--RELATED PARTY TRANSACTIONS (CONTINUED)
    Vehicle manufacturers offer vehicle repurchase programs on an ongoing basis to assist in the acquisition and disposition of vehicles. These programs generally allow the Company, at its option, subject to certain provisions, to sell the vehicles back to the manufacturers at pre-determined prices. Amounts included under these programs are reflected in "Accounts receivable, net" on the accompanying consolidated statement of financial position at December 31, 1998 (see Note 4). Under the terms of certain financing agreements with General Motors, the Company is required to purchase a significant percentage of its fleet from local dealers of General Motors subject to market conditions. In addition, the Company participates in an arrangement whereby General Motors provides payments for purchasing and promoting a specified number and mix of vehicles (see Note 6).

    At December 31, 1998, the Company is affiliated with Cendant, which owns approximately 20% of the Company as of January 23, 1999. For the years ended December 31, 1997 and 1998, the Company earned revenues of approximately $2.2 million and $62.1 million, respectively, from Cendant and its subsidiary companies, of which approximately $76 thousand and $745 thousand was outstanding and is included in accounts receivable on the accompanying Consolidated Statements of Financial Position at December 31, 1997 and 1998. The Company purchased approximately $90.6 million and $91.0 million in 1997 and 1998, respectively, of goods and services from these affiliated companies.

NOTE 20--LITIGATION

    From time to time, the Company is subject to routine litigation incidental to its business. The Company maintains insurance policies that cover most of the actions brought against the Company. The Company is not currently involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or results of operations.

NOTE 21--SUBSEQUENT EVENTS

    On March 19, 1999, the Company purchased the common stock and franchise rights of Rent A Car Company, Incorporated, of Richmond, Virginia for $10.2 million. Cost in excess of the fair value of net assets acquired at March 19, 1999, is approximately $7.6 million. The Company financed this transaction through internally generated funds.

    From January 1, 1999 through March 10, 1999, the Company under its Common Stock Repurchase Program, purchased 2,013,100 shares of common stock at an aggregate cost of $48.0 million including 1.3 million shares, which were repurchased from Cendant at a cost of $31.5 million. As of March 10, 1999, under the Company's Common Stock Repurchase Program, the Company has cumulatively repurchased 4,685,800 common shares at an average cost of approximately $21 per share.

NOTE 22--VMS ACQUISITION AND GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS

    On June 30, 1999, the Company completed the transaction contemplated by the agreement and plan of merger and reorganization dated as of May 22, 1999 (the "Merger "), with PHH Corporation, a Maryland corporation and wholly-owned subsidiary of Cendant, PHH Holdings Corporation ("PHH Holdings"), a Texas corporation and wholly-owned subsidiary of PHH

                             AVIS RENT A CAR, INC.

NOTE 22--VMS ACQUISITION AND GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)
Corporation, and Avis Fleet Leasing and Management Corporation, a Texas corporation and a wholly-owned subsidiary of the Company (the "Acquisition Subsidiary").

    Pursuant to the merger agreement, the Acquisition Subsidiary and PHH Holdings merged on June 30, 1999 and the Acquisition Subsidiary acquired VMS for $1.8 billion and refinanced VMS indebtedness of approximately $3.5 billion (the "VMS Acquisition"). The acquisition financing included borrowings by the Company of $1.0 billion of term loans, the issuance by the Company of $500 million of senior subordinated notes, and the issuance by the acquisition subsidiary of $362 million of preferred stock.

    In connection with the VMS Acquisition and as part of the financing thereof, Avis Rent A Car. Inc. (the "Parent") issued and sold the senior subordinated notes. The senior subordinated notes are general unsecured obligations of the Parent, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed by certain of the Parent's domestic subsidiaries. Accordingly, the following condensed consolidating financial information presents the condensed consolidating financial statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the period from October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies for the period from January 1, 1996 to October 16, 1996, respectively, of: (a) the Parent; (b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; (d) elimination entries necessary to consolidate Parent with guarantor and non-guarantor subsidiaries; and (e) the Company on a consolidated basis.

    Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been made because management has determined that such information is not material to holders of the senior subordinated notes.

                             AVIS RENT A CAR, INC.

NOTE 22--VMS ACQUISITION AND GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)
    Investments in subsidiaries are accounted using the equity method for purposes of the consolidating presentation. The principle elimination entries eliminate investments in subsidiaries and intercompany balances and transactions (in thousands):

                                                        CONSOLIDATING STATEMENT OF OPERATIONS
                                                    FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                                   -------------------------------------------------------------------------------
                                                  GUARANTOR        NON-GUARANTOR
                                     PARENT     SUBSIDIARIES       SUBSIDIARIES       ELIMINATION        TOTAL
                                   ----------  ---------------  -------------------  --------------  -------------
Revenue..........................               $   2,061,967      $     235,615                     $   2,297,582
                                               ---------------        ----------                     -------------
  Direct operating, net..........                     836,124            103,862                           939,986
  Vehicle depreciation and lease
    charges, net.................                     531,828             61,236                           593,064
  Selling, general and
    administrative...............                     405,366             33,358                           438,724
  Interest, net..................  $   13,836         183,663              4,227                           201,726
  Amortization of cost in excess
    of net assets acquired.......                      11,702                152                            11,854
                                   ----------  ---------------        ----------                     -------------
                                       13,836       1,968,683            202,835                         2,185,354
                                   ----------  ---------------        ----------                     -------------
                                      (13,836)         93,284             32,780                           112,228
  Equity in net earnings of
    subsidiaries.................      72,514                                         $    (72,514)
                                   ----------  ---------------        ----------     --------------  -------------
Income before provision for
  income taxes...................      58,678          93,284             32,780           (72,514)        112,228
Provision for/(benefit from)
  income taxes...................      (4,843)         44,470              9,080                            48,707
                                   ----------  ---------------        ----------     --------------  -------------
Net income.......................  $   63,521   $      48,814      $      23,700      $    (72,514)  $      63,521
                                   ----------  ---------------        ----------     --------------  -------------
                                   ----------  ---------------        ----------     --------------  -------------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                      CONSOLIDATING STATEMENT OF OPERATIONS
                                                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                                 --------------------------------------------------------------------------------
                                                 GUARANTOR        NON-GUARANTOR
                                   PARENT      SUBSIDIARIES       SUBSIDIARIES       ELIMINATION        TOTAL
                                 -----------  ---------------  -------------------  --------------  -------------
                                                                  (IN THOUSANDS)
Revenue........................                $   1,804,477      $     241,677                     $   2,046,154
                                              ---------------        ----------                     -------------
  Direct operating, net........                      752,084            111,755                           863,839
  Vehicle depreciation and
    lease charges, net.........                      459,963             65,180                           525,143
  Selling, general and
    administrative.............  $     8,073         373,071             34,584                           415,728
  Interest, net................        5,765         173,636              4,860                           184,261
  Amortization of cost in
    excess of net assets
    acquired...................                        6,728                132                             6,860
                                 -----------  ---------------        ----------                     -------------
                                      13,838       1,765,482            216,511                         1,995,831
                                 -----------  ---------------        ----------                     -------------
                                     (13,838)         38,995             25,166                            50,323
  Equity in net earnings of
    subsidiaries...............       36,468                                         $    (36,468)
                                 -----------  ---------------        ----------     --------------  -------------
Income before provision for
  income taxes.................       22,630          38,995             25,166           (36,468)         50,323
Provision for/(benefit from)
  income taxes.................       (4,843)         18,730              8,963                --          22,850
                                 -----------  ---------------        ----------     --------------  -------------
  Net Income...................  $    27,473   $      20,265      $      16,203      $    (36,468)  $      27,473
                                 -----------  ---------------        ----------     --------------  -------------
                                 -----------  ---------------        ----------     --------------  -------------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                        CONSOLIDATING STATEMENT OF OPERATIONS
                                              FOR THE PERIOD FROM OCTOBER 17, 1996 (DATE OF ACQUISITION)
                                                                 TO DECEMBER 31, 1996
                                     ----------------------------------------------------------------------------
                                                   GUARANTOR        NON-GUARANTOR
                                      PARENT     SUBSIDIARIES       SUBSIDIARIES       ELIMINATION       TOTAL
                                     ---------  ---------------  -------------------  --------------  -----------
                                                                    (IN THOUSANDS)
Revenue............................              $     313,395       $    49,449                      $   362,844
                                                ---------------         --------                      -----------
  Direct operating, net............                    144,915            22,767                          167,682
  Vehicle depreciation and lease
    charges, net...................                     70,324            15,131                           85,455
  Selling, general and
    administrative.................                     60,222             7,993                           68,215
  Interest, net....................                     36,756             1,449                           38,205
  Amortization of cost in excess of
    net assets acquired............                        999                27                            1,026
                                                ---------------         --------                      -----------
                                                       313,216            47,367                          360,583
                                                ---------------         --------                      -----------
                                                           179             2,082                            2,261
  Equity in net earnings of
    subsidiaries...................  $   1,221           1,977                         $     (3,198)
                                     ---------  ---------------         --------      --------------  -----------
Income before provision for income
  taxes............................      1,221           2,156             2,082             (3,198)        2,261
Provision for income taxes.........                        935               105                            1,040
                                     ---------  ---------------         --------      --------------  -----------
Net Income.........................  $   1,221   $       1,221       $     1,977       $     (3,198)  $     1,221
                                     ---------  ---------------         --------      --------------  -----------
                                     ---------  ---------------         --------      --------------  -----------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                              CONSOLIDATING STATEMENT OF OPERATIONS
                                                     FOR THE PERIOD FROM JANUARY 1, 1996 TO OCTOBER 16, 1996
                                               -------------------------------------------------------------------
                                                  GUARANTOR        NON-GUARANTOR
                                                SUBSIDIARIES       SUBSIDIARIES       ELIMINATION        TOTAL
                                               ---------------  -------------------  --------------  -------------
                                                                         (IN THOUSANDS)
Revenue......................................   $   1,310,695      $     193,978                     $   1,504,673
                                               ---------------        ----------                     -------------
  Direct operating, net......................         563,292             87,458                           650,750
  Vehicle depreciation and lease charges,
    net......................................         310,115             48,822                           358,937
  Selling, general and administrative........         253,391             29,789                           283,180
  Interest, net..............................         130,726              7,499                           138,225
  Amortization of cost in excess of net
    assets acquired..........................           3,699                 83                             3,782
                                               ---------------        ----------                     -------------
                                                    1,261,223            173,651                         1,434,874
                                               ---------------        ----------                     -------------
                                                       49,472             20,327                            69,799
  Equity in net earnings of subsidiaries.....          11,991                         $    (11,991)
                                               ---------------        ----------     --------------  -------------
Income before provision for income taxes.....          61,463             20,327           (11,991)         69,799
Provision for income taxes...................          22,862              8,336                            31,198
                                               ---------------        ----------     --------------  -------------
Net Income...................................   $      38,601      $      11,991      $    (11,991)  $      38,601
                                               ---------------        ----------     --------------  -------------
                                               ---------------        ----------     --------------  -------------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                                               DECEMBER 31, 1998
                               ----------------------------------------------------------------------------------
                                                GUARANTOR        NON-GUARANTOR
                                  PARENT      SUBSIDIARIES       SUBSIDIARIES       ELIMINATION        TOTAL
                               ------------  ---------------  -------------------  --------------  --------------
                                                                 (IN THOUSANDS)
           ASSETS
Cash and cash equivalents....  $         11   $       9,776     $        19,964                    $       29,751
Restricted cash..............                         2,000             131,284                           133,284
Accounts receivable, net.....                       136,112             224,462                           360,574
Prepaid expenses.............                        34,666               7,417                            42,083
Vehicles, net................                       (73,213)          3,238,029                         3,164,816
Property and equipment,
  net........................                       129,090              15,955                           145,045
Investment in subsidiaries...       533,274         422,146                         $   (955,420)
Other Assets.................                        38,127               2,463                            40,590
Deferred Income tax assets...         9,686         111,093                                               120,779
Cost in excess of net assets
  acquired, net..............                       465,321               2,819                           468,140
                               ------------  ---------------  -------------------  --------------  --------------
    Total Assets.............  $    542,971   $   1,275,118     $     3,642,393     $   (955,420)  $    4,505,062
                               ------------  ---------------  -------------------  --------------  --------------
                               ------------  ---------------  -------------------  --------------  --------------
LIABILITIES AND STOCKHOLDERS'
            EQUITY
Accounts payable.............                 $     112,220     $        86,261                    $      198,481
Accrued liabiities...........  $        969         277,018              48,217                           326,204
Due to affiliates, net.......       (80,612)        112,605              (9,700)                           22,293
Current income tax
  liabilities................                        19,413               3,632                            23,045
Deferred income tax
  liabilities................                                            28,504                            28,504
Public liability, property
  damage and other insurance
  liabilities, net...........                       218,811              50,398                           269,209
Debt.........................                         1,777           3,012,935                         3,014,712
                               ------------  ---------------  -------------------                  --------------
    Total Liabilities........       (79,643)        741,844           3,220,247                         3,882,448
Commitments and contingencies
Stockholders' equity.........       622,614         533,274             422,146     $   (955,420)         622,614
                               ------------  ---------------  -------------------  --------------  --------------
    Total Liabilities and
      Stockholders' Equity...  $    542,971   $   1,275,118     $     3,642,393     $   (955,420)  $    4,505,062
                               ------------  ---------------  -------------------  --------------  --------------
                               ------------  ---------------  -------------------  --------------  --------------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                         CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                                                       DECEMBER 31, 1997
                                        --------------------------------------------------------------------------------
                                                        GUARANTOR        NON-GUARANTOR
                                          PARENT      SUBSIDIARIES       SUBSIDIARIES       ELIMINATION        TOTAL
                                        -----------  ---------------  -------------------  --------------  -------------
                                                                         (IN THOUSANDS)
ASSETS
Cash and cash equivalents.............  $        11   $      27,199     $        17,689                    $      44,899
Restricted cash.......................                                          106,984                          106,984
Accounts receivable, net..............                      153,268             206,195                          359,463
Prepaid expenses......................                       38,492               8,868                           47,360
Vehicles, net.........................                      115,125           2,903,731                        3,018,856
Property and equipment, net...........                      106,257              16,603                          122,860
Investment in subsidiaries............      465,631         293,231                         $   (758,862)
Other assets..........................                       37,416               3,053                           40,469
Deferred income tax assets............        4,843         140,883                                              145,726
Cost in excess of net assets acquired,
  net.................................                      393,981               2,059                          396,040
                                        -----------  ---------------  -------------------  --------------  -------------
    Total Assets......................  $   470,485   $   1,305,852     $     3,265,182     $   (758,862)  $   4,282,657
                                        -----------  ---------------  -------------------  --------------  -------------
                                        -----------  ---------------  -------------------  --------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable......................                $     161,045     $       168,661                    $     329,706
Accrued liabiities....................  $     1,151         288,768              25,368                          315,287
Due to affiliates, net................       15,612          41,180             (12,280)                          44,512
Current income tax liabilities........                       15,938               6,935                           22,873
Deferred income tax liabilities.......                        5,483              28,623                           34,106
Public liabiity, property damage and
  other insurance liabilities, net....                      209,893              46,136                          256,029
Debt..................................                      117,914           2,708,508                        2,826,422
                                        -----------  ---------------  -------------------                  -------------
    Total Liabilities.................       16,763         840,221           2,971,951                        3,828,935
Commitments and contingencies
Stockholders' equity..................      453,722         465,631             293,231     $   (758,862)        453,722
                                        -----------  ---------------  -------------------  --------------  -------------
    Total Liabilities and
      Stockholders' Equity............  $   470,485   $   1,305,852     $     3,265,182     $   (758,862)  $   4,282,657
                                        -----------  ---------------  -------------------  --------------  -------------
                                        -----------  ---------------  -------------------  --------------  -------------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                        CONSOLIDATING STATEMENT OF CASH FLOWS
                                                    FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                                      --------------------------------------------------------------------------
                                       PARENT      GUARANTOR       NON-GUARANTOR      ELIMINATION       TOTAL
                                      ---------  -------------  -------------------  --------------  -----------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income..........................  $  63,521   $    48,814      $      23,700      $    (72,514)  $    63,521
Adjustments to reconcile net income
  to net cash (used in) provided by
  operating activities:.............   (101,241)      593,636             96,973                         589,368
                                      ---------  -------------  -------------------  --------------  -----------
    NET CASH (USED IN) PROVIDED BY
      OPERATING ACTIVITIES..........    (37,720)  $   642,450            120,673           (72,514)      652,889
                                      ---------  -------------  -------------------  --------------  -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Payments for vehicle additions......                   49,363         (4,352,411)                     (4,303,048)
Vehicle deletions...................                 (218,228)         3,828,949                       3,610,721
Payments for additions to property
  and equipment.....................                  (39,691)            (3,242)                        (42,933)
Retirements of property and
  equipment.........................                    4,664                638                           5,302
Investment in subsidiaries..........    (72,514)     (107,977)                             180,491
Payment for purchase of licensees...                 (227,213)            (9,969)                       (237,182)
                                      ---------  -------------  -------------------  --------------  -----------
    NET CASH USED IN INVESTING
      ACTIVITIES....................    (72,514)     (539,082)          (536,035)          180,491      (967,140)
                                      ---------  -------------  -------------------  --------------  -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from public offerings,
  net...............................    161,194                                                          161,194
Purchases of treasury stock.........    (50,960)                                                         (50,960)
Net (decrease) increase in debt.....                 (116,137)           309,994                         193,857
Payments for debt issuance costs....                   (4,654)                                            (4,654)
Capital contribution in Argentina...                                       1,000            (1,000)
Investment in AESOP Leasing LP......                                     110,000          (110,000)
Cash dividends......................                                      (3,023)            3,023
                                      ---------  -------------  -------------------  --------------  -----------
    NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES..........    110,234      (120,791)           417,971          (107,977)      299,437
                                      ---------  -------------  -------------------  --------------  -----------
Effect of exchange rate changes on
  cash..............................                                        (334)                           (334)
                                      ---------  -------------  -------------------  --------------  -----------
Net (decrease) increase in cash and
  cash equivalents..................                  (17,423)             2,275                         (15,148)
Cash and cash equivalents at
  beginning of the year.............         11        27,199             17,689                          44,899
                                      ---------  -------------  -------------------  --------------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  THE YEAR..........................  $      11   $     9,776      $      19,964      $              $    29,751
                                      ---------  -------------  -------------------  --------------  -----------
                                      ---------  -------------  -------------------  --------------  -----------
Supplemental disclosure of cash flow
  information:
Cash paid during the period for:
  Interest..........................                                                                 $   209,977
                                                                                                     -----------
                                                                                                     -----------
  Income taxes......................                                                                 $    13,338
                                                                                                     -----------
                                                                                                     -----------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                        CONSOLIDATING STATEMENT OF CASH FLOWS
                                                    FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                                      --------------------------------------------------------------------------
                                       PARENT      GUARANTOR       NON-GUARANTOR      ELIMINATION       TOTAL
                                      ---------  -------------  -------------------  --------------  -----------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income..........................  $  27,473   $    20,265      $      16,203      $    (36,468)  $    27,473
Adjustments to reconcile net income
  to net cash (used in) provided by
  operating activities:.............   (350,310)      909,073             (5,263)                        553,500
                                      ---------  -------------  -------------------  --------------  -----------
    NET CASH (USED IN) PROVIDED BY
      OPERATING ACTIVITIES..........   (322,837)      929,338             10,940           (36,468)      580,973
                                      ---------  -------------  -------------------  --------------  -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Payments for vehicle additions......                  (73,731)        (4,332,452)                     (4,406,183)
Vehicle deletions...................                 (287,267)         3,669,444                       3,382,177
Payments for additions to property
  and equipment.....................                  (19,588)            (5,145)                        (24,733)
Retirements of property and
  equipment.........................                    3,814                157                           3,971
Investment in subsidiaries..........    (36,468)     (191,400)                             227,868
Payment for purchase of licensees...                 (199,381)                                          (199,381)
                                      ---------  -------------  -------------------  --------------  -----------
    NET CASH USED IN INVESTING
      ACTIVITIES....................    (36,468)     (767,553)          (667,996)          227,868    (1,244,149)
                                      ---------  -------------  -------------------  --------------  -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from public offerings,
  net...............................    359,316                                                          359,316
Net (decrease) increase in debt.....                 (116,231)           465,519                         349,288
Payments for debt issuance costs....                  (29,302)                                           (29,302)
Investment in AESOP Leasing LP......                                     191,400          (191,400)
                                      ---------  -------------  -------------------  --------------  -----------
    NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES..........    359,316      (145,533)           656,919          (191,400)      679,302
                                      ---------  -------------  -------------------  --------------  -----------
Effect of exchange rate changes on
  cash..............................                                        (945)                           (945)
                                      ---------  -------------  -------------------  --------------  -----------
Net increase (decrease) in cash and
  cash equivalents..................         11        16,252             (1,082)                         15,181
Cash and cash equivalents at
  beginning of the year.............                   10,947             18,771                          29,718
                                      ---------  -------------  -------------------  --------------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  THE YEAR..........................  $      11   $    27,199      $      17,689      $              $    44,899
                                      ---------  -------------  -------------------  --------------  -----------
                                      ---------  -------------  -------------------  --------------  -----------
Supplemental disclosure of cash flow
  information:
Cash paid during the period for:
  Interest..........................                                                                 $   189,086
                                                                                                     -----------
                                                                                                     -----------
  Income taxes......................                                                                 $     8,899
                                                                                                     -----------
                                                                                                     -----------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                           CONSOLIDATING STATEMENT OF CASH FLOWS
                                                   FOR THE PERIOD OCTOBER 17, 1996 (DATE OF ACQUISITION)
                                                                   TO DECEMBER 31, 1996
                                        ---------------------------------------------------------------------------
                                          PARENT       GUARANTOR       NON-GUARANTOR      ELIMINATION      TOTAL
                                        -----------  -------------  -------------------  --------------  ----------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................   $   1,221    $     1,221      $       1,977      $     (3,198)  $    1,221
Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:...............                     45,190            (10,602)                        34,588
                                        -----------  -------------        ----------     --------------  ----------
    NET CASH PROVIDED BY (USED IN)
      OPERATING ACTIVITIES............       1,221         46,411             (8,625)           (3,198)      35,809
                                        -----------  -------------        ----------     --------------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for vehicle additions........                        540           (561,657)                      (561,117)
Vehicle deletions.....................                    (74,970)           640,866                        565,896
Payments for additions to property and
  equipment...........................                     (2,938)              (546)                        (3,484)
Retirements of property and
  equipment...........................                       (383)               744                            361
Investment in subsidiaries............      (1,221)        (3,892)                               5,113
                                        -----------  -------------        ----------     --------------  ----------
    NET CASH (USED IN) PROVIDED BY
      INVESTING ACTIVITIES............      (1,221)       (81,643)            79,407             5,113        1,656
                                        -----------  -------------        ----------     --------------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in debt.......                        376            (69,930)                       (69,554)
Intercompany debt.....................                                        (2,865)                        (2,865)
Investment in Constellation
  Reinsurance Company Ltd.............                                         1,915            (1,915)
                                        -----------  -------------        ----------     --------------  ----------
    NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES............                        376            (70,880)           (1,915)     (72,419)
                                        -----------  -------------        ----------     --------------  ----------
Effect of exchange rate changes on
  cash................................                                            94                             94
                                        -----------  -------------        ----------     --------------  ----------
Net decrease in cash and cash
  equivalents.........................                    (34,856)                (4)                       (34,860)
Cash and cash equivalents at beginning
  of period...........................                     45,803             18,775                         64,578
                                        -----------  -------------        ----------     --------------  ----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD..............................   $            $    10,947      $      18,771      $              $   29,718
                                        -----------  -------------        ----------     --------------  ----------
                                        -----------  -------------        ----------     --------------  ----------
Supplemental disclosure of cash flow
  information:
Cash paid during the period for:
  Interest............................                                                                   $   28,170
                                                                                                         ----------
                                                                                                         ----------
  Income taxes........................                                                                   $      827
                                                                                                         ----------
                                                                                                         ----------

                             AVIS RENT A CAR, INC.

NOTE 22--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                              CONSOLIDATING STATEMENT OF CASH FLOWS
                                                       FOR THE PERIOD JANUARY 1, 1996 TO OCTOBER 16, 1996
                                               -------------------------------------------------------------------
                                                 GUARANTOR        NON-GUARANTOR      ELIMINATION        TOTAL
                                               --------------  -------------------  --------------  --------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................  $       38,601    $        11,991    $      (11,991) $       38,601
Adjustments to reconcile net income to net
  cash provided by operating activities:.....         143,043             64,568                           207,611
                                               --------------  -------------------  --------------  --------------
    NET CASH PROVIDED BY (USED IN) OPERATING
      ACTIVITIES.............................         181,644             76,559           (11,991)        246,212
                                               --------------  -------------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for vehicle additions...............        (122,013)        (2,203,447)                       (2,325,460)
Vehicle deletions............................          32,708          1,762,854                         1,795,562
Payments for additions to property and
  equipment..................................         (23,150)            (2,803)                          (25,953)
Retirements of property and equipment........           3,021             (1,172)                            1,849
Investment in subsidiaries...................         (11,991)                              11,991
Payment for purchase of licensee,
  net........................................                             (3,134)                           (3,134)
                                               --------------  -------------------  --------------  --------------
    NET CASH USED IN INVESTING ACTIVITIES....        (121,425)          (447,702)           11,991        (557,136)
                                               --------------  -------------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in debt..............         (23,474)           275,324                           251,850
Intercompany debt............................                            109,500                           109,500
Payments for debt issuance costs.............          (2,604)                                              (2,604)
Cash dividends...............................                             (1,398)                           (1,398)
                                               --------------  -------------------                  --------------
    NET CASH (USED IN) PROVIDED BY FINANCING
      ACTIVITIES.............................         (26,078)           383,426                           357,348
                                               --------------  -------------------                  --------------
Effect of exchange rate changes on cash......                                260                               260
                                               --------------  -------------------                  --------------
Net increase in cash and cash equivalents....          34,141             12,543                            46,684
Cash and cash equivalents at beginning of
  period.....................................          11,662              6,232                            17,894
                                               --------------  -------------------  --------------  --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...  $       45,803    $        18,775    $               $       64,578
                                               --------------  -------------------  --------------  --------------
                                               --------------  -------------------  --------------  --------------
Supplemental disclosure of cash flow
  information:
Cash paid during the period for:
  Interest...................................                                                       $      135,733
                                                                                                    --------------
                                                                                                    --------------
  Income taxes...............................                                                       $        6,220
                                                                                                    --------------
                                                                                                    --------------

                             AVIS RENT A CAR, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                      ----------------------------
                                                                                          1998           1999
                                                                                      -------------  -------------
Revenue.............................................................................  $   1,086,670  $   1,204,374
                                                                                      -------------  -------------

Costs and Expenses:
Direct operating, net...............................................................        440,684        476,938
Vehicle depreciation and lease charges, net.........................................        277,394        311,167
Selling, general and administrative.................................................        213,114        231,182
Interest, net.......................................................................         96,818        104,362
Amortization of cost in excess of net assets acquired...............................          5,521          6,351
                                                                                      -------------  -------------
                                                                                          1,033,531      1,130,000
                                                                                      -------------  -------------
Income before provision for income taxes............................................         53,139         74,374
Provision for income taxes..........................................................         23,381         31,906
                                                                                      -------------  -------------
Net income..........................................................................  $      29,758  $      42,468
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Earnings per share:
Basic...............................................................................  $        0.88  $        1.35
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Diluted.............................................................................  $        0.86  $        1.31
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   See accompanying notes to the condensed consolidated financial statements.

                             AVIS RENT A CAR, INC.

             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                       JUNE 30,
                                                                                                         1999
                                                                                                    --------------
ASSETS
Cash and cash equivalents.........................................................................  $      280,370
Restricted cash...................................................................................         189,680
Accounts receivable, net..........................................................................         910,311
Finance lease receivables.........................................................................         340,868
Prepaid expenses..................................................................................          62,212
Vehicles, net.....................................................................................       7,663,270
Property and equipment, net.......................................................................         257,114
Cost in excess of net assets acquired, net........................................................       1,796,203
Other assets......................................................................................          88,599
                                                                                                    --------------
Total assets......................................................................................  $   11,588,627
                                                                                                    --------------
                                                                                                    --------------

LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
Accounts payable..................................................................................  $      624,278
Accrued liabilities...............................................................................         352,744
Deferred income...................................................................................          65,375
Due to affiliates, net............................................................................          79,677
Current income tax liabilities....................................................................          50,400
Deferred income tax liabilities...................................................................         142,580
Public liability, property damage and other insurance liabilities, net............................         279,324
Debt..............................................................................................       9,017,106
                                                                                                    --------------
    Total liabilities.............................................................................      10,611,484
                                                                                                    --------------

Commitments and contingencies

Class A Preferred stock...........................................................................         360,000
Class C Preferred stock...........................................................................           2,000
                                                                                                    --------------
    Total Preferred stock.........................................................................         362,000
                                                                                                    --------------

Common stockholders' equity:
Class A Common stock..............................................................................             359
Additional paid-in capital........................................................................         591,959
Retained earnings.................................................................................         134,683
Accumulated other comprehensive loss..............................................................          (7,971)
Treasury stock....................................................................................        (103,887)
                                                                                                    --------------
    Total common stockholders' equity.............................................................         615,143
                                                                                                    --------------
    Total liabilities, preferred stock and common stockholders' equity............................  $   11,588,627
                                                                                                    --------------
                                                                                                    --------------

   See accompanying notes to the condensed consolidated financial statements.

                             AVIS RENT A CAR, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                         ------------------------
                                                                                            1998         1999
                                                                                         -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................................  $    29,758  $    42,468
  Adjustments to reconcile net income to net cash provided by operating activities.....      128,901      256,701
                                                                                         -----------  -----------
  Net cash provided by operating activities............................................      158,659      299,169
                                                                                         -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for vehicle additions.......................................................   (1,919,655)  (2,494,247)
  Vehicle deletions....................................................................    1,382,588    1,519,474
  Payments for property and equipment..................................................      (21,088)     (17,953)
  Retirements of property and equipment................................................        2,554        1,073
  Payments for purchase of rental car franchise licensees, net of cash acquired of
    $11,065 in 1999....................................................................     (232,475)     (42,503)
  Payment for purchase of PHH Holdings, net of cash acquired of $170,568...............                (1,330,932)
                                                                                         -----------  -----------
  Net cash used in investing activities................................................     (788,076)  (2,365,088)
                                                                                         -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Changes in debt:
    Proceeds...........................................................................    1,233,774    5,882,621
    Repayments.........................................................................     (777,708)  (3,510,624)
                                                                                         -----------  -----------
    Net increase in debt...............................................................      456,066    2,371,997
  Payments for debt issuance costs.....................................................       (3,832)      (1,635)
  Proceeds from public offering........................................................      161,194
  Purchases of treasury stock..........................................................                   (57,237)
  Other................................................................................                     3,326
                                                                                         -----------  -----------
  Net cash provided by financing activities............................................      613,428    2,316,451
                                                                                         -----------  -----------
Effect of exchange rate changes on cash................................................         (428)          87
                                                                                         -----------  -----------
Net increase (decrease) in cash and cash equivalents...................................      (16,417)     250,619
Cash and cash equivalents at beginning of period.......................................       44,899       29,751
                                                                                         -----------  -----------
Cash and cash equivalents at end of period.............................................  $    28,482  $   280,370
                                                                                         -----------  -----------
                                                                                         -----------  -----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash interest paid.....................................................................  $    98,390  $   107,466
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Cash income taxes paid.................................................................  $     7,938  $     5,329
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Businesses acquired:
  Fair value of assets acquired, net of cash of $181,633...............................  $   232,765  $ 6,218,950
  Liabilities assumed..................................................................          290    4,483,515
                                                                                         -----------  -----------
  Net assets acquired..................................................................      232,475    1,735,435
  Less issuance of Series A and Series C Preferred Stocks..............................                  (362,000)
                                                                                         -----------  -----------
  Net cash paid for acquisitions.......................................................  $   232,475  $ 1,373,435
                                                                                         -----------  -----------
                                                                                         -----------  -----------

   See accompanying notes to the condensed consolidated financial statements.

                             AVIS RENT A CAR, INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements include Avis Rent A Car, Inc. and its subsidiaries (the "Company" or "Avis Rent A Car"). These consolidated financial statements reflect, in the opinion of management, all material adjustments (which include normal recurring adjustments only) necessary to fairly state the financial position, the results of operations and cash flows for the periods presented. The condensed consolidated statement of financial position include all of the assets and liabilities of the Company including the Company's recently acquired vehicle management business in the United States and Canada ("PHH North America"), and in Europe ("PHH Europe"), and of Wright Express LLC (collectively "VMS") and Motorent, Inc. These condensed consolidated statements of operations do not include the results of operations of VMS and of Motorent, Inc., which were purchased on June 30, 1999 (see Note 4). Operating results for interim periods are not indicative of the results that can be expected for a full year. These consolidated financial statements should be read in conjunction with the Company's audited annual consolidated financial statements and notes thereto, included in the Company's annual report on Form 10-K and Forms 8-K filed with the Securities and Exchange Commission. Certain amounts in the prior period have been reclassified to conform to current period presentation.

NOTE 2--EARNINGS PER SHARE

    Basic earnings per share is computed by dividing net income for the three month periods ended June 30, 1998 and 1999 by 35,925,000 and 31,188,977 weighted average shares outstanding, respectively, and for the six months ended June 30, 1998 and 1999 by 33,687,431 and 31,529,114 weighted average shares outstanding, respectively. Diluted earnings per share is computed by dividing net income for the three month periods ended June 30, 1998 and 1999 by 36,730,233 and 32,237,810 weighted average shares outstanding, respectively, and for the six months ended June 30, 1998 and 1999 by 34,680,670 and 32,380,499 weighted average shares outstanding, respectively. Shares used in calculating diluted earnings per share include the effects of the assumed exercise of stock options.

NOTE 3--TREASURY STOCK

    At June 30, 1999 treasury stock is comprised of the following:

                                                                   TREASURY
                                                                  STOCK, NET      TREASURY
                                                                (IN THOUSANDS)     SHARES
                                                                --------------  -------------
Balance, January 1, 1999......................................   $     50,960       2,672,700
Treasury stock repurchased from January 1, to June 30, 1999...         57,037       2,318,775
Treasury stock issued under the Company's stock option plan...         (4,110)       (195,627)
                                                                --------------  -------------
Balance, June 30, 1999........................................   $    103,887       4,795,848
                                                                --------------  -------------
                                                                --------------  -------------

    Included in treasury stock repurchased from January 1, 1999 to June 30, 1999 are 1.6 million shares repurchased from Cendant Corporation ("Cendant") at a cost of $40.8 million.

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 4--ACQUISITIONS

    On March 19, 1999, and June 30, 1999, the Company purchased the common stock and franchise rights of Rent A Car Company, Incorporated, of Richmond Virginia ("Rent-A-Car, Inc.") and Motorent, Inc. of Nashville Tennessee ("Motorent") for approximately $10.1 million and $43.7 million, respectively. These acquisitions were financed through internally generated funds.

    On June 30, 1999, the Company completed the transaction contemplated by the agreement and plan of merger and reorganization dated as of May 22, 1999 (the "Merger "), with PHH Corporation, a Maryland corporation and wholly-owned subsidiary of Cendant, PHH Holdings Corporation ("PHH Holdings"), a Texas corporation and wholly-owned subsidiary of PHH Corporation, and Avis Fleet Leasing and Management Corporation, a Texas corporation and a wholly-owned subsidiary of the Company (the "Acquisition Subsidiary").

    Pursuant to the merger agreement, the Acquisition Subsidiary and PHH Holdings merged on June 30, 1999 and the Acquisition Subsidiary acquired VMS for $1.8 billion and refinanced VMS indebtedness of approximately $3.5 billion (the "VMS Acquisition"). The acquisition financing included borrowings by the Company of $1.0 billion of term loans, the issuance by the Company of $500 million of senior subordinated notes, and the issuance by the acquisition subsidiary of $362 million of preferred stock (see Note 5).

    In connection with the VMS Acquisition, the Company received a perpetual, royalty-free license to use a number of VMS trademarks, including the "PHH" name and logo. PHH Corporation and PHH Holdings entered into a 5-year non-compete agreement with Avis Rent A Car, Inc. and the Acquisition Subsidiary. The Acquisition Subsidiary also received a limited license to use the Cendant name in Europe and the United States for a period of up to one year. In addition, the parties have entered into agreements under which Cendant agreed to provide the Company with computer services and with transitional services with respect to various administrative services, including payroll and benefits, which had previously been provided to VMS by Cendant. In addition, the Acquisition Subsidiary has entered into an agreement under which it will provide Cendant with certain transitional administrative services which had previously been provided by VMS.

    The preliminary purchase cost allocation for the Company's acquisitions of Rent-A-Car Inc., Motorent and VMS, are subject to adjustment, when additional information concerning asset and liability valuations are obtained. The final asset and liability fair values will differ from those set forth in the accompanying statement of financial position at June 30, 1999. However, the changes are not expected to have a material effect on the financial position of the Company. The above mentioned acquisitions have been accounted for by the purchase method. The financial statements include the operating results of acquisitions subsequent to their dates of acquisition.

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 4--ACQUISITIONS (CONTINUED)
    The following is the preliminary purchase cost allocation of the acquisitions described above (in thousands):

Purchase cost..................................................  $1,853,767
                                                                 ----------
Fair value of:
  Assets acquired..............................................   4,986,842
  Liabilities assumed..........................................   4,483,315
                                                                 ----------
Net assets.....................................................     503,527
                                                                 ----------
Cost in excess of net assets acquired..........................  $1,350,240
                                                                 ----------
                                                                 ----------

    The following unaudited pro forma information presents the results of operations of the Company as if the acquisition of VMS for $1.8 billion (including the issuance of Series A and Series C Preferred) and the refinancing of VMS indebtedness and related adjustments had taken place on January 1, 1998 (in thousands, except share data):

                                                                                      SIX MONTHS      SIX MONTHS
                                                                                        ENDED           ENDED
                                                                                    JUNE 30, 1998   JUNE 30, 1999
                                                                                    --------------  --------------
Revenue...........................................................................   $  1,880,744    $  2,012,469
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Income before provision for income taxes..........................................   $     51,752    $     53,433
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Net income........................................................................   $     26,640    $     25,927
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Earnings applicable to common stockholders........................................   $     17,530    $     16,817
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Earnings per share:
Basic.............................................................................   $        .52    $        .53
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Diluted...........................................................................   $        .51    $        .52
                                                                                    --------------  --------------
                                                                                    --------------  --------------

    If the acquisition of Rent-A-Car, Inc. and Motorent had occurred on January 1, 1998, they would not have had a material impact on the results of operations for the three and six month periods ended June 30, 1998 and 1999.

NOTE 5--SERIES A, B AND C PREFERRED STOCK

SERIES A PREFERRED STOCK

    In connection with the VMS Acquisition, a total of 7,200,000 shares of Series A Preferred have been issued and were outstanding at June 30, 1999. Holders of Series A Preferred Stock are not entitled to preemptive rights. The Series A Preferred Stock has an aggregate liquidation preference of $360 million or $50 per share (the "Series A Liquidation Preference"). Each share of Series A Preferred accrues dividends at a rate per annum of 5% of the Series A Liquidation Preference, payable in cash semi-annually in arrears. Dividends are payable in shares of Series B Cumulative PIK Preferred Stock (see Series B Preferred Stock below). In addition, if the Company is unable to obtain the consent of its Shareholders to amend its charter by June 30, 2000 to Issue Class B

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 5--SERIES A, B AND C PREFERRED STOCK (CONTINUED)
Common Stock (see Note 6) and Class A Common Stock issuable in exchange for the Class B Common Stock, the dividend rate on the Series A Preferred will increase to 12%, with retroactive effect to the date of issuance. Until the fifth anniversary of the issuance of the Series A Preferred, these dividends may be paid in Series B Preferred Stock at the discretion of the Company. The Series A Preferred is also entitled to special annual dividends at a rate of 2% of the Series A Liquidation Preference per annum, payable in cash annually on March 15(th), in the event that the Acquisition Subsidiary achieves targeted consolidated Earnings Before Income Taxes, Depreciation and Amortization ("EBITDA") levels. Upon liquidation, and after payment of all amounts owed to all classes of capital stock ranked senior to the Series A Preferred, holders of shares of Series A Preferred will receive the Series A Liquidation Preference of such shares plus accrued and unpaid dividends. The Series A Preferred may be redeemed by the Acquisition Subsidiary, in whole or in part, on or after the fifth anniversary of the date of issuance, and must be redeemed in whole upon the eleventh anniversary of the date of issuance for an amount per share equal to the Series A Liquidation Preference plus accrued and unpaid dividends. In addition, holders of the Series A Preferred may cause the Acquisition Subsidiary to redeem their shares for cash, upon the bankruptcy or insolvency of the Company or a change in control with respect to Avis Rent A Car, Inc. or Avis Rent A Car System, Inc.

    The holders of the Series A Preferred may convert shares of Series A Preferred into shares of Class B Common Stock once specified levels of 12-month consolidated EBITDA of the Acquisition Subsidiary have been reached and the average closing price of Class A Common Stock for a specified period shall have exceeded a performance conversion price. Such conversion shall be at a rate (the "Performance Conversion Rate") obtained by dividing the per share Series A Liquidation Preference by $50 (as adjusted for antidilution protection, the "Performance Conversion Price").

    On or after the fifth anniversary of the closing date of the VMS Acquisition, if the share price of the Class A Common Stock has exceeded an amount equal to 110% of the Performance Conversion Price for 20 trading days within a period of 30 consecutive trading days ending within five trading days of notice of conversion given by the Acquisition Subsidiary, then the Series A Preferred will be converted into Class B Common Stock at the Performance Conversion Rate. Upon the bankruptcy or insolvency of the Acquisition Subsidiary or any of its subsidiaries that constitute a Significant Subsidiary of Avis Rent A Car, Inc., as defined in Rule 1-02(w) of Regulation S-X (a "Significant Subsidiary"), the Series A Preferred automatically converts into Class B Common Stock at a rate equal to the quotient obtained by dividing: (1) the per share Series A Liquidation Preference by (2) the average trading price per share of Class A Common Stock for the 30 trading days immediately preceding the date of the holder's conversion notice or the date on which the bankruptcy case commences, as applicable (the "Series A Market Conversion Rate"). The Series A Market Conversion Rate is subject to adjustment for antidilution protection.

    Additionally, holders of Series A Preferred may convert their Series A Preferred into Class B Common Stock at the Series A Market Conversion Rate if the Acquisition Subsidiary: (1) fails to make a redemption payment on the Series A Preferred or the Series B Preferred, (2) fails to pay dividends when due on either the Series A Preferred or the Series B Preferred, (3) takes actions requiring consents of its holders of the Series A Preferred or the Series B Preferred without

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 5--SERIES A, B AND C PREFERRED STOCK (CONTINUED) obtaining such consents or (4) issues additional shares of the Series A Preferred or Series B Preferred, or reissues shares of either, in violation of their terms.

    Without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, the Acquisition Subsidiary shall not (1) authorize, create or issue any security ranking senior to the Series A Preferred as to dividends or on liquidation (other than the Series C Preferred); (2) amend its articles of incorporation or the certificate of designations for the Series A Preferred in a manner adverse to the holders of the Series A Preferred; (3) authorize the issuance of additional shares of Series A Preferred; or (4) reincorporate the Acquisition Subsidiary in a jurisdiction other than Texas prior to the second anniversary of the date of issuance of the Series A Preferred. Holders of Series A Preferred are not entitled to voting rights, except as required by Texas law. In those circumstances where the holders of Series A Preferred have a right to vote, each holder of a share of Series A Preferred shall be entitled to one vote per share.

    Shares of Series A Preferred are freely transferable. Shares of Series A Preferred reacquired in any manner will be retired and may not be reissued as shares of Series A Preferred.

SERIES B PREFERRED STOCK

    Series B Cumulative PIK Preferred Stock (the "Series B Preferred") will be issued as dividends to the Series A Preferred holders by the Acquisition Subsidiary. No shares of Series B Preferred were outstanding as of June 30, 1999. Holders of the Series B Preferred are not entitled to preemptive rights. The Series B Preferred has a liquidation preference of $50 per share (the "Series B Liquidation Preference"). Each share of Series B Preferred accrues dividends at a rate per annum of 5% of the Series B Liquidation Preference, payable in cash semi-annually in arrears. In addition, if the Company is unable to obtain the consent of its shareholders to amend its charter by June 30, 2000 to issue Class B Common Stock and Class A Common Stock issuable in exchange for the Class B Common Stock, the dividend rate on the Series B Preferred will increase to 12%, with retroactive effect to the date of issuance. Until the fifth anniversary of the date of issuance of the Series B Preferred, dividends may, at the discretion of the Acquisition Subsidiary be paid in kind; thereafter, dividends must be paid in cash. Upon liquidation, and after payment of all amounts owed to all classes of capital stock ranked senior to the Series B Preferred, holders of shares of Series B Preferred will receive the Series B Liquidation Preference of such shares plus accrued and unpaid dividends.

    The Series B Preferred has the same ranking as the Series A Preferred. The Series B Preferred may be redeemed by the Acquisition Subsidiary, in whole or in part, on or after the fifth anniversary of the date of issuance, and must be redeemed in whole upon the eleventh anniversary of the date of issuance for an amount per share equal to the Series B Liquidation Preference plus accrued and unpaid dividends.

    Additionally, holders of Series B Preferred may convert their Series B Preferred into Class B Common Stock at the Series B Market Conversion Rate (defined below) if the Acquisition Subsidiary: (1) fails to make a redemption payment on the Series A Preferred or the Series B Preferred, (2) fails to pay dividends when due on either the Series A Preferred or the Series B Preferred,
(3) takes actions requiring the consents of the holders of the Series A Preferred or the

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 5--SERIES A, B AND C PREFERRED STOCK (CONTINUED)
Series B Preferred without obtaining such consents or (4) issues additional shares of the Series A Preferred or Series B Preferred, or reissues shares of either, in violation of their terms. The Series B Preferred also automatically converts into Class B Common Stock at the Series B Market Conversion Rate upon the bankruptcy or insolvency of the Acquisition Subsidiary or any of its Significant Subsidiaries.

    The Series B Market Conversion Rate ("Series B Market Conversion Rate") equals the quotient obtained by dividing: (1) the per share Series B Liquidation Preference by (2) the average trading price per share of the Company's Common Stock for the 30 trading days immediately preceding the date of the holder's conversion notice or the date on which the bankruptcy case commences, as applicable. The Market Conversion Rate is subject to customary adjustment under certain circumstances.

    Holders of Series B Preferred will have voting rights analogous to those of the holders of the Series A Preferred. Shares of Series B Preferred are freely transferable. Shares of Series B Preferred reacquired in any manner will be retired and may not be reissued as shares of Series B Preferred.

SERIES C PREFERRED STOCK

    A total of 40,000 shares of Series C Preferred were outstanding at June 30, 1999, in connection with the VMS Acquisition. Holders of the Series C Preferred are not entitled to preemptive rights. The Series C Preferred has an aggregate liquidation preference of $2,000,000 or $50 per share (the "Series C Liquidation Preference"). Each share of Series C Preferred accrues dividends at 11% per annum, payable in cash semi-annually in arrears. An escrow account in the amount of $1,000,000 has been established to cover future dividend payments. Upon liquidation, and after payment of amounts, if any, owed to all classes of capital stock ranked senior to the Series C Preferred, holders of shares of Series C Preferred will receive the Series C Liquidation Preference of such shares plus accrued and unpaid dividends. The Series C Preferred ranks senior to the Series A Preferred, the Series B Preferred and the Class A Common Stock in right of payment of the dividends. The Series C Preferred may be redeemed by the Acquisition Subsidiary, in whole or in part, on or after the fifth anniversary of the date of issuance, and must be redeemed in whole upon the seventh anniversary of the date of issuance, in each case for an amount per share equal to the Series C Liquidation Preference plus accrued and unpaid dividends.

    Holders of Series C Preferred are not entitled to voting rights, except under certain circumstances. Without the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred, the Acquisition Subsidiary may not take certain specified actions that would adversely affect the rights of the holders of the Series C Preferred. Shares of Series C Preferred reacquired in any manner will be retired and may not be reissued as shares of Series C Preferred.

NOTE 6--CLASS B COMMON STOCK

    In the event that Avis Rent A Car obtains the consent of its shareholders to amend its charter by June 30, 2000 to issue Class B Common Stock, Avis Rent A Car will authorize and reserve for issuance shares of Class B Common Stock to be issued upon the conversion of the Series A Preferred or the Series B Preferred.

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 6--CLASS B COMMON STOCK (CONTINUED)
    The Class B Common Stock will rank (1) junior to any class or series of preferred stock of the Company and (2) PARI PASSU with the Class A Common Stock in right of payment of dividends and on liquidation. The Class B Common Stock will be nonvoting.

    At any time that the beneficial ownership by Cendant, together with any affiliate of Cendant (Cendant and such affiliates, the "Cendant Affiliates"), of the Class A Common stock is less than 20% of the voting power of the outstanding shares of Class A Common Stock, the Cendant Affiliates shall have the right to convert shares of Class B Common Stock into Class A Common Stock on a share-for-share basis in an amount such that the ownership by the Cendant Affiliates of the Class A Common Stock does not exceed 20% of the voting power of the outstanding shares of Class A Common Stock after giving effect to such conversion.

    The Cendant Affiliates shall have the right to convert the Class B Common Stock into shares of Class A Common Stock on a share-for-share basis upon the occurrence of (1) a bankruptcy or insolvency of the Company and (2) a Preferred Stock Change of Control, other than any Preferred Stock Change of Control that is caused solely by the sale by the Cendant Affiliates of its shares of Class A Common Stock or Class B Common Stock.

    Upon the transfer, sale or disposition for value to any person other than the Cendant Affiliates, each share of Class B Common Stock shall be automatically exchanged for the Class A Common Stock on a share-for-share basis.

    Other than upon conversion of the Series A Preferred or the Series B Preferred, no additional shares of Class B Common Stock may be issued. Shares of Class B Common Stock shall be freely transferable. Shares of Class B Common Stock reacquired in any manner shall be retired and may not be reissued as shares of Class B Common Stock.

    In connection with the VMS Acquisition, the Company entered into a registration rights agreement pursuant to which Cendant and certain transferees of Class B Common Stock and Class A Common Stock converted from the Class B Common stock held by Cendant (the "Holders") will have the right to require the Company to register all or part of the Class A Common Stock owned by such Holders under the Securities Act of 1933 as amended (the "Securities Act") (an "Acquisition Demand Registration"). However, the Company may postpone giving effect to an Acquisition Demand Registration for a period of up to 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalizaiton, reorganization or other material transaction or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders have the right to participate in any registrations by the Company of Class A Common Stock (an "Acquisition Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Acquisition Registration, and the Company will pay all out-of-pocket expenses incurred in connection with any Acquisition Demand Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such holders.

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 7--COMPREHENSIVE INCOME

    Comprehensive income is comprised of the following (in thousands):

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         --------------------
                                                                           1998       1999
                                                                         ---------  ---------
Net income.............................................................  $  29,758  $  42,468
Foreign currency translation adjustment................................     (3,524)     2,680
                                                                         ---------  ---------
Comprehensive income...................................................  $  26,234  $  45,148
                                                                         ---------  ---------
                                                                         ---------  ---------

NOTE 8--RETIREMENT BENEFITS

    Effective January 1, 1999, the Company curtailed its defined benefit plans to its eligible salaried and hourly employees as of June 30, 1985. The Company recognized a non-recurring $7.5 million pre-tax gain as a result of the curtailment which was recorded in January 1999 and is included in Direct Operating expense on the accompanying Statement of Operations for the six months ended June 30, 1999.

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 9--FINANCING AND DEBT

    Debt outstanding at June 30, 1999 consists of the following (in thousands):

                                                                                   JUNE 30,
                                                                                     1999
                                                                                 -------------
Commercial Paper Notes.........................................................  $   1,463,996
Short-term notes-foreign.......................................................        169,940
Wright Express Federal Funds...................................................         21,957
Wright Express Certificates of Deposit.........................................         49,651
Current portion of long-term debt -other.......................................            512
Current portion of long-term debt--acquisition financing.......................          8,500
                                                                                 -------------
  TOTAL CURRENT DEBT...........................................................      1,714,556
                                                                                 -------------

FLEET FINANCING
Interim Domestic Asset Backed Securities -Variable Funding Notes...............      2,735,508
Interim Foreign Asset Backed Securities -UK Advances...........................        720,000
Series 1997-1A asset backed notes due July 2000 at 6.22%.......................        800,000
Series 1997-1B asset backed notes due July 2002 at 6.40%.......................        850,000
Series 1998-1 asset backed notes due February 2005 at 6.14%....................        600,000
Self funded notes..............................................................         26,853
Other..........................................................................          5,689
                                                                                 -------------
  TOTAL FLEET DEBT.............................................................      5,738,050
                                                                                 -------------

ACQUISITION FINANCING
Senior Subordinated Notes due May 2009 at 11.00%...............................        500,000
Term A Loan Notes due June 2005................................................        242,500
Term B Loan Notes due June 2006................................................        374,500
Term C Loan Notes due June 2007................................................        374,500
Revolving Credit Facility due June 2005........................................         73,000
                                                                                 -------------
  TOTAL ACQUISITION FINANCING..................................................      1,564,500
                                                                                 -------------
  TOTAL DEBT...................................................................  $   9,017,106
                                                                                 -------------
                                                                                 -------------

COMMERCIAL PAPER NOTES, SERIES 1997-1A, 1997-1B AND 1998-1 ASSET BACKED NOTES

    On July 31, 1997, the Company through Avis Rent A Car System, Inc. ("ARACS") entered into a domestic integrated fleet financing program (the "Avis ABS Facility") that provides for up to $3.65 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the facility available for vehicles not covered by Repurchase Programs. As of June 30, 1999, the domestic integrated fleet financing program is $3.75 billion. The domestic integrated fleet financing program provides for the issuance of up to $1.5 billion of asset-backed variable funding notes (the "Commercial Paper Notes") and $2.25 billion of asset-backed medium term notes (The "Medium Term Notes"). The Commercial Paper Notes and the Medium Term Notes are backed by a first priority security interest in the Company's fleet. Additional credit enhancement was provided for the

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 9--FINANCING AND DEBT (CONTINUED)
Medium Term Notes by establishing an escrow account in the amount of $90 million, which is included in "Restricted Cash".

    The weighted average interest rate on commercial paper borrowings was 5.7% and 5.0% for the six months ended June 30, 1998 and 1999, respectively.

    Average commercial paper borrowings was $737 million and $1,001 million for the six months ended June 30, 1998 and 1999, respectively.

SHORT-TERM NOTES FOREIGN

    The weighted average interest rates of the short-term notes-foreign as of June 30, 1998 and 1999 was 5.5% and 5.2%, respectively.

CERTIFICATES OF DEPOSIT

    At June 30, 1999, scheduled maturities of certificates of deposit of $49,651 are all less than one year. The interest rates range from 5.09% to 5.5%.

FEDERAL FUNDS PAYABLE

    Federal Funds Payable consists of federal funds purchased and is generally repaid within one to ten business days from the transaction date. At June 30, 1999, federal funds payable consist of three separate agreements totaling $21,957, bearing interest at rates of 5.875% and 6.375%.

ASSET BACKED SECURITIES, SENIOR SUBORDINATED NOTES AND TERM NOTES

    In connection with the VMS Acquisition (see Note 4), Avis Rent A Car, Inc.:

    (A) Refinanced the VMS existing fleet debt with the proceeds of $2,735,507 domestic and $720,000 foreign asset-backed securities issued pursuant to an offering of asset-backed securities (the "Interim VMS ABS Offering"), under certain fleet financing facilities and together with the Avis ABS facilities.

       The domestic securities comprising the Interim VMS ABS Offering are issued by a bankruptcy remote special purpose entity (the "Domestic ABS Issuer") and placed initially with a single multi-seller commercial paper conduit, and thereafter may be syndicated to one or more other bank sponsored conduits (collectively the "CP Conduits").

       The CP Conduits will acquire Domestic Variable funding notes ("VFNs"), Domestic Preferred Membership Interests and U.K. Advances using the proceeds of commercial paper issuances. In addition, from time to time, the Domestic ABS Issuer may issue medium-term notes secured by the Domestic ABS Assets, using the proceeds of any such offerings to reduce the amount of Domestic VFNs then outstanding.

       The interest rate is variable and is based on commercial paper notes plus a weighted average margin of approximately 45 basis points.

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 9--FINANCING AND DEBT (CONTINUED)
       The rate in effect at June 30, 1999 for the domestic and foreign asset-backed securities were 5.39% and 5.43%, respectively.

    (B) Issued $500,000 of Senior Subordinated Notes due May 1, 2009 with an interest rate of 11% (the "Senior Subordinated Notes"). The Senior Subordinated Notes are subordinated in the right of payment to all existing and future senior indebtedness of the Company and are unconditionally guaranteed on a senior subordinated basis by ARACS and other domestic subsidiary of the Company that guarantees the Senior Credit Facility (as defined). Interest is payable semi-annually commencing November 1, 1999.

    (C) At June 30, 1999, the Company had outstanding the following term loans:

       Term Loans A, B, and C bear interest at either Chase Manhattan Bank's ("Chase") alternate base rate or the Eurodollar rate (at the Company's option) plus the applicable margin. The applicable margin for each type of loan is as follows:

                                                                ABR LOANS   EURODOLLAR LOANS
                                                               -----------  -----------------
Revolving Loans..............................................       1.75%           2.75%
Term A Loan..................................................       1.75%           2.75%
Term B Loan..................................................       2.25%           3.25%
Term C Loan..................................................       2.50%           3.50%

       The Term A, B, and C Loans mature on June 30, 2005, 2006 and 2007, respectively, and require repayments of principal in quarterly installments.

REVOLVING CREDIT FACILITY

    Under the terms of the Revolving Credit Facility, the Company had outstanding $73,000 as of June 30, 1999 at a variable interest rate with terms identical to the Term A Loan.

SELF-FUND NOTES

    Self-fund notes represent loans made by customers to purchase leased vehicles. Repayment of these notes is matched to payments on the underlying lease including the disposal of the vehicles at maturity. Interest can be fixed or floating, depending on the underlying leases. The average interest rate at June 30, 1999, was 5.5%.

    The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, prohibit the payment of dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specific financial ratios. At June 30, 1999, the Company was in compliance with all such covenants related to these agreements.

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 10--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS

    In connection with the VMS Acquisition and as part of the financing thereof, Avis Rent A Car, Inc. (the "Parent") issued and sold the Senior Subordinated Notes (see Note 9). The Senior Subordinated Notes are general unsecured obligations of the Parent, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed by certain of the Parent's domestic subsidiaries. Accordingly, the following condensed consolidating financial information presents the condensed consolidating financial statement as of June 30, 1999 and for the six months ended June 30, 1998 and 1999, respectively, of: (a) Parent; (b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; (d) elimination entries necessary to consolidate Parent with guarantor and non-guarantor subsidiaries; and (e) the Company on a consolidated basis.

    Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been made because management has determined that such information is not material to holders of the Senior Subordinated Notes.

    Investments in subsidiaries are accounted using the equity method for purposes of the consolidating presentation. The principle elimination entries eliminate investments in subsidiaries and intercompany balances and transactions (in thousands):

                                                     CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                                         FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                          ---------------------------------------------------------------------
                                                                         NON-
                                                        GUARANTOR     GUARANTOR
                                            PARENT     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS      TOTAL
                                          -----------  ------------  ------------  ------------  --------------
Revenue.................................                $  975,294    $  111,376                 $    1,086,670
                                                       ------------  ------------                --------------
Direct operating, net...................                   389,323        51,361                        440,684
Vehicle depreciation and lease charges,
  net...................................                   248,580        28,814                        277,394
Selling, general and administrative.....                   196,641        16,473                        213,114
Interest, net...........................   $   6,916        88,234         1,668                         96,818
Amortization of cost in excess of net
  assets acquired.......................                     5,449            72                          5,521
                                          -----------  ------------  ------------                --------------
                                           $   6,916       928,227        98,388                      1,033,531
                                          -----------  ------------  ------------                --------------
                                              (6,916)       47,067        12,988                         53,139
Equity in earnings of subsidiaries......      34,253         8,473                  $  (42,726)
                                          -----------  ------------  ------------  ------------  --------------
Income before provision for income
  taxes.................................      27,337        55,540        12,988       (42,726)          53,139
Provision for income taxes..............      (2,421)       21,287         4,515                         23,381
                                          -----------  ------------  ------------  ------------  --------------
    Net income..........................   $  29,758    $   34,253    $    8,473    $  (42,726)  $       29,758
                                          -----------  ------------  ------------  ------------  --------------
                                          -----------  ------------  ------------  ------------  --------------

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 10--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                      CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                                          FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                           ---------------------------------------------------------------------
                                                                           NON-
                                                          GUARANTOR     GUARANTOR
                                             PARENT     SUBSIDIARIES   SUBSIDIARIES  ELIMINATIONS      TOTAL
                                           -----------  -------------  ------------  ------------  -------------
Revenue..................................               $   1,086,437   $  117,937                  $ 1,204,374
                                                        -------------  ------------                -------------
Direct operating, net....................                     421,062       55,876                      476,938
Vehicle depreciation and lease charges,
  net....................................                     281,621       29,546                      311,167
Selling, general and administrative......                     214,450       16,732                      231,182
Interest, net............................   $   6,918          95,556        1,888                      104,362
Amortization of cost in excess of net
  assets acquired........................                       6,255           96                        6,351
                                           -----------  -------------  ------------                -------------
                                                6,918       1,018,944      104,138                    1,130,000
                                           -----------  -------------  ------------                -------------
                                               (6,918)         67,493       13,799                       74,374
Equity in earnings of subsidiaries.......      46,965           9,374                 $  (56,339)
                                           -----------  -------------  ------------  ------------  -------------
Income before provision for income
  taxes..................................      40,047          76,867       13,799       (56,339)        74,374
Provision for income taxes...............      (2,421)         29,902        4,425                       31,906
                                           -----------  -------------  ------------  ------------  -------------
Net income...............................   $  42,468   $      46,965   $    9,374    $  (56,339)   $    42,468
                                           -----------  -------------  ------------  ------------  -------------
                                           -----------  -------------  ------------  ------------  -------------

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 10--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                               CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                                                    JUNE 30, 1999
                                     ----------------------------------------------------------------------------
                                                                        NON-
                                                      GUARANTOR      GUARANTOR
                                        PARENT      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                     -------------  -------------  --------------  --------------  --------------
ASSETS
Cash and cash equivalents..........  $      15,359  $      67,177  $      197,834                  $      280,370
Restricted cash....................                                       189,680                         189,680
Accounts receivable, net...........          3,952        221,870         684,489                         910,311
Finance lease receivables..........                        43,123         297,745                         340,868
Due from affiliates, net...........      1,404,419     (1,319,212)        (85,207)
Prepaid expenses...................                        49,108          13,104                          62,212
Vehicles, net......................                       (44,079)      7,707,349                       7,663,270
Property and equipment, net........                       174,367          82,747                         257,114
Investment in subsidiaries.........        982,919      1,460,246         134,020  $   (2,577,185)
Other assets.......................          1,001         82,266           5,332                          88,599
Cost in excess of net assets
  acquired, net....................                     1,597,484         198,719                       1,796,203
                                     -------------  -------------  --------------  --------------  --------------
Total assets.......................  $   2,407,650  $   2,332,350  $    9,425,812  $   (2,577,185) $   11,588,627
                                     -------------  -------------  --------------  --------------  --------------
                                     -------------  -------------  --------------  --------------  --------------
LIABILITIES, PREFERRED STOCK AND
  COMMON STOCKHOLDERS' EQUITY
Accounts payable...................                 $     233,282  $      390,996                  $      624,278
Accrued liabilities, net...........  $       1,063        327,806          23,875                         352,744
Deferred income....................                        24,445          40,930                          65,375
Due to affiliates..................        231,550       (380,179)        228,306                          79,677
Current income tax liabilities.....                        (9,172)         59,572                          50,400
Deferred income tax liabilities....        (13,106)       114,911          40,775                         142,580
Public liability, property damage
  and other insurance liabilities,
  net..............................                       223,674          55,650                         279,324
Debt...............................      1,573,000         63,164       7,380,942                       9,017,106
                                     -------------  -------------  --------------                  --------------
Total liabilities..................      1,792,507        597,931       8,221,046                      10,611,484
Commitments and contingencies
Preferred stock....................                       362,000                                         362,000
Common stockholders' equity........        615,143      1,372,419       1,204,766  $   (2,577,185)        615,143
                                     -------------  -------------  --------------  --------------  --------------
Total liabilities, preferred stock
  and common stockholders'
  equity...........................  $   2,407,650  $   2,332,350  $    9,425,812  $   (2,577,185) $   11,588,627
                                     -------------  -------------  --------------  --------------  --------------
                                     -------------  -------------  --------------  --------------  --------------

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 10--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                     CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                                                          FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                          ----------------------------------------------------------------------
                                                                           NON-
                                                          GUARANTOR     GUARANTOR
                                             PARENT     SUBSIDIARIES   SUBSIDIARIES  ELIMINATIONS      TOTAL
                                          ------------  -------------  ------------  ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................   $   29,758     $  34,253     $    8,473    $  (42,726)   $    29,758
Adjustments to reconcile net income to
  net cash provided by operating
  activities:...........................     (156,701)      276,735          8,867                      128,901
                                          ------------  -------------  ------------  ------------  -------------
    NET CASH PROVIDED BY (USED IN)
      OPERATING ACTIVITIES..............     (126,943)      310,988         17,340       (42,726)       158,659
                                          ------------  -------------  ------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for vehicle additions..........                     70,072     (1,989,727)                  (1,919,655)
Vehicle deletions.......................                    (84,739)     1,467,327                    1,382,588
Payments for additions to property and
  equipment.............................                    (19,874)        (1,214)                     (21,088)
Retirements of property and equipment...                      2,365            189                        2,554
Investment in subsidiaries..............      (31,126)       (8,475)                      39,601
Payment for purchase of licensees.......                   (222,506)        (9,969)                    (232,475)
                                          ------------  -------------  ------------  ------------  -------------
    NET CASH USED IN INVESTING
      ACTIVITIES........................      (31,126)     (263,157)      (533,394)       39,601       (788,076)
                                          ------------  -------------  ------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayment of) increase in debt.....                    (54,507)       510,573                      456,066
Payments for debt issuance costs........                     (3,832)                                     (3,832)
Proceeds from public offering...........      161,194                                                   161,194
                                          ------------  -------------  ------------  ------------  -------------
    NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES..............      161,194       (58,339)       510,573                      613,428
                                          ------------  -------------  ------------  ------------  -------------
Effect of exchange rate changes on
  cash..................................       (3,125)                        (428)        3,125           (428)
                                          ------------  -------------  ------------  ------------  -------------
Net decrease in cash and cash
  equivalents...........................                    (10,508)        (5,909)                     (16,417)
Cash and cash equivalents at beginning
  of period.............................           11        27,199         17,689                       44,899
                                          ------------  -------------  ------------  ------------  -------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD................................   $       11     $  16,691     $   11,780    $             $    28,482
                                          ------------  -------------  ------------  ------------  -------------
                                          ------------  -------------  ------------  ------------  -------------
Supplemental disclosure of cash flow
  information:
Cash paid during the period for
  Interest..............................                                                            $    98,390
                                                                                                   -------------
                                                                                                   -------------
  Income taxes..........................                                                            $     7,938
                                                                                                   -------------
                                                                                                   -------------
Businesses acquired:
  Fair value of assets acquired.........                                                            $   232,765
  Liabilities assumed...................                                                                    290
                                                                                                   -------------
  Net assets acquired...................                                                                232,475
                                                                                                   -------------
  Net cash paid for acquisitions........                                                            $   232,475
                                                                                                   -------------
                                                                                                   -------------

                             AVIS RENT A CAR, INC.

                                  (UNAUDITED)

NOTE 10--GUARANTOR AND NON-GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                                            CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                                                                 FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                  --------------------------------------------------------------------
                                                                                 NON-
                                                                GUARANTOR     GUARANTOR
                                                    PARENT     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS      TOTAL
                                                  -----------  ------------  ------------  ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income......................................  $    42,468   $   46,965    $    9,374    $  (56,339)   $    42,468
Adjustments to reconcile net income to net cash
  provided by operating activities:.............     (166,712)     311,296       112,117                      256,701
                                                  -----------  ------------  ------------  ------------  -------------
    NET CASH PROVIDED BY (USED IN) OPERATING
      ACTIVITIES................................     (124,244)     358,261       121,491       (56,339)       299,169
                                                  -----------  ------------  ------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for vehicle additions..................                    89,213    (2,583,460)                  (2,494,247)
Vehicle deletions...............................                  (259,369)    1,778,843                    1,519,474
Payments for additions to property and
  equipment.....................................                   (16,761)       (1,192)                     (17,953)
Retirements of property and equipment...........                     1,056            17                        1,073
Investment in subsidiaries......................      (49,645)      (9,374)                     59,019
Payment for purchase of licensees, net of cash
  acquired of $11,065...........................                   (42,503)                                   (42,503)
Payment for purchase of PHH Holdings, net of
  cash acquired of $170,568.....................   (1,330,932)                                             (1,330,932)
                                                  -----------  ------------  ------------  ------------  -------------
    NET CASH USED IN INVESTING ACTIVITIES.......   (1,380,577)    (237,738)     (805,792)       59,019     (2,365,088)
                                                  -----------  ------------  ------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in (repayment of) debt.............    1,573,000      (67,953)      866,950                    2,371,997
Payments for debt issuance costs................       (1,600)         (35)                                    (1,635)
Purchase of treasury stock......................      (57,237)                                                (57,237)
Other...........................................        3,326                                                   3,326
Cash dividends..................................                     4,866        (4,866)
                                                  -----------  ------------  ------------  ------------  -------------
    NET CASH PROVIDED BY (USED IN) FINANCING
      ACTIVITIES................................    1,517,489      (63,122)      862,084                    2,316,451
                                                  -----------  ------------  ------------  ------------  -------------
Effect of exchange rate changes on cash.........        2,680                         87        (2,680)            87
                                                  -----------  ------------  ------------  ------------  -------------
Net increase in cash and cash equivalents.......       15,348       57,401       177,870                      250,619
Cash and cash equivalents at beginning of
  period........................................           11        9,776        19,964                       29,751
                                                  -----------  ------------  ------------  ------------  -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......  $    15,359   $   67,177    $  197,834    $             $   280,370
                                                  -----------  ------------  ------------  ------------  -------------
                                                  -----------  ------------  ------------  ------------  -------------
Supplemental disclosure of cash flow
  information:
Cash paid during the period for:
  Interest......................................                                                          $   107,466
                                                                                                         -------------
                                                                                                         -------------
  Income taxes..................................                                                          $     5,329
                                                                                                         -------------
                                                                                                         -------------
Business acquired:
  Fair value of assets acquired.................                                                            6,218,950
  Liabilities...................................                                                            4,483,515
                                                                                                         -------------
  Net assets acquired...........................                                                            1,735,435
  Less issuance of Series A and Series C
    preferred stock.............................                                                             (362,000)
                                                                                                         -------------
  Net cash paid for acquisitions................                                                          $ 1,373,435
                                                                                                         -------------
                                                                                                         -------------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
PHH Corporation

    We have audited the accompanying combined balance sheets of PHH Vehicle Management Services (the "Group") as of December 31, 1998 and 1997, and the related combined statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. All entities in the Group are directly or indirectly wholly-owned subsidiaries of Cendant Corporation. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such combined financial statements present fairly, in all material respects, the financial position of PHH Vehicle Management Services as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                   [LOGO]

Parsippany, New Jersey
June 18, 1999, except Note 18,
which is dated June 30, 1999

                        PHH VEHICLE MANAGEMENT SERVICES

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1998           1997
                                                                                      -------------  -------------
ASSETS
  Cash and cash equivalents.........................................................  $      21,059  $      11,938
  Accounts and loans receivable--net of allowance of $11,272 and $8,702.............        508,901        383,830
  Property and equipment--net.......................................................         93,529         39,066
  Goodwill--net of accumulated amortization of $22,849 and $17,108..................        219,192         31,439
  Other intangibles--net............................................................         17,246          1,179
  Deferred income taxes.............................................................         39,945         39,696
  Other assets......................................................................         40,099         33,546
                                                                                      -------------  -------------
      Total assets exclusive of assets under management programs....................        939,971        540,694
                                                                                      -------------  -------------
ASSETS UNDER MANAGEMENT PROGRAMS:
  Net investment in leases and leased vehicles
    Operating leases................................................................      2,956,676      3,030,187
    Direct financing leases.........................................................        830,753        563,290
    Accrued interest................................................................            899            941
                                                                                      -------------  -------------
                                                                                          3,788,328      3,594,418
                                                                                      -------------  -------------
TOTAL ASSETS........................................................................  $   4,728,299  $   4,135,112
                                                                                      -------------  -------------
                                                                                      -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable..................................................................  $     181,718  $     219,229
  Accrued liabilities...............................................................        113,499         56,598
  Income taxes payable..............................................................        108,089         44,828
  Deferred revenue..................................................................         41,146         46,447
  Due to affiliates.................................................................        182,061        242,850
  Certificate of deposit............................................................         25,000             --
  Borrowed funds....................................................................         22,207         39,677
                                                                                      -------------  -------------
      Total liabilities exclusive of liabilities under management programs..........        673,720        649,629
                                                                                      -------------  -------------
LIABILITIES UNDER MANAGEMENT PROGRAMS:
  Debt:
    Affiliates......................................................................      1,859,683      2,531,863
    Third party.....................................................................      1,250,628        269,213
  Deferred income taxes.............................................................        213,444        244,241
                                                                                      -------------  -------------
                                                                                          3,323,755      3,045,317
                                                                                      -------------  -------------
TOTAL LIABILITIES...................................................................      3,997,475      3,694,946
                                                                                      -------------  -------------
COMMITMENTS AND CONTINGENCIES (Note 15).............................................
SHAREHOLDERS' EQUITY................................................................        730,824        440,166
                                                                                      -------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........................................  $   4,728,299  $   4,135,112
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                  See notes to combined financial statements.

                        PHH VEHICLE MANAGEMENT SERVICES

                           COMBINED INCOME STATEMENTS

                                 (IN THOUSANDS)

                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
REVENUE
  Fleet leasing revenue.............................................  $   1,286,896  $   1,187,193  $   1,128,495
  Fleet management services.........................................        182,356        184,047        167,512
  Other revenue.....................................................        135,811         81,455         61,032
                                                                      -------------  -------------  -------------
    Total revenues..................................................      1,605,063      1,452,695      1,357,039
                                                                      -------------  -------------  -------------
EXPENSES
  Depreciation on leased vehicles...................................      1,015,511        953,551        912,830
  Interest expense..................................................        183,560        177,149        167,687
  Selling, general and administrative expenses......................        232,724        211,123        193,822
  Depreciation and amortization on assets other than leased
    vehicles........................................................         25,680         14,943         16,585
  Merger-related costs and other unusual (credits) charges..........         (1,280)        61,090             --
                                                                      -------------  -------------  -------------
    Total expenses..................................................      1,456,195      1,417,856      1,290,924
                                                                      -------------  -------------  -------------
INCOME BEFORE PROVISION FOR INCOME TAXES............................        148,868         34,839         66,115
PROVISION FOR INCOME TAXES..........................................         55,800         23,649         25,323
                                                                      -------------  -------------  -------------
NET INCOME..........................................................  $      93,068  $      11,190  $      40,792
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                  See notes to combined financial statements.

                        PHH VEHICLE MANAGEMENT SERVICES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                               1998         1997         1996
                                                                            -----------  -----------  -----------
OPERATING ACTIVITIES:
  Net income..............................................................  $    93,068  $    11,190  $    40,792
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation on leased vehicles.......................................    1,015,511      953,551      912,830
    Depreciation and amortization on assets other than leased vehicles....       25,680       14,943       16,585
    Merger-related costs and other unusual (credits) charges..............       (1,280)      61,090           --
    Other non-cash charges................................................        5,140        2,961        2,047
    Changes in other assets and liabilities:
      Accounts and loans receivable.......................................     (134,007)     (25,022)      (2,990)
      Income taxes payable................................................      101,511       35,732      (20,419)
      Accounts payable and other accrued liabilities......................       50,620      (28,957)      67,995
      Due to affiliates...................................................      (24,642)     (89,600)     (96,299)
      Deferred income taxes...............................................      (64,743)      44,784       55,432
      Other assets, net...................................................       (2,017)         602       (8,556)
                                                                            -----------  -----------  -----------

        Net cash provided by operating activities.........................    1,064,841      981,274      967,417
                                                                            -----------  -----------  -----------

INVESTING ACTIVITIES:
  Assets under management programs
    Investment in leases and leased vehicles..............................   (2,516,895)  (2,185,270)  (1,918,531)
    Repayments of investment in leases and leased vehicles................    1,088,036      756,939      726,246
    Proceeds from sales and transfers of leases and leased vehicles.......      224,597      229,303      117,753
  Net purchases of property and equipment.................................      (59,823)     (13,171)     (13,750)
  Cash acquired in acquisition of business, net of contribution from
    affiliates............................................................        2,341           --           --
                                                                            -----------  -----------  -----------

        Net cash used in investing activities.............................   (1,261,744)  (1,212,199)  (1,088,282)
                                                                            -----------  -----------  -----------

FINANCING ACTIVITIES:
  Proceeds from certificate of deposit....................................       25,000           --           --
  Net change in line of credit............................................      (18,360)       5,552        6,170
  Payment of dividends to PHH Corporation.................................           --           --      (19,302)
  Capital contribution....................................................           --           --        4,985
  Liabilities under management programs
    Proceeds from third party debt issuance...............................    4,431,004    1,596,668    1,669,418
    Principal payments on third party debt issuance.......................   (3,005,694)  (1,611,431)  (1,558,814)
    Proceeds from debt from affiliates....................................    1,401,573    2,078,077    1,026,697
    Principal payments on debt from affiliates............................   (2,607,726)  (1,843,035)  (1,002,354)
                                                                            -----------  -----------  -----------

        Net cash provided by financing activities.........................      225,797      225,831      126,800
                                                                            -----------  -----------  -----------

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS.....................      (19,773)      (2,806)       3,496
                                                                            -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................        9,121       (7,900)       9,431
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............................       11,938       19,838       10,407
                                                                            -----------  -----------  -----------

CASH AND CASH EQUIVALENTS, END OF YEAR....................................  $    21,059  $    11,938  $    19,838
                                                                            -----------  -----------  -----------
Interest paid.............................................................  $   184,285  $   160,421  $   148,320
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
Income taxes paid.........................................................  $    23,804  $    22,422  $    22,444
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
Non-cash investing and financing information:
Business acquired:
  Fair value of assets acquired, excluding cash...........................  $   294,287
  Liabilities assumed.....................................................      (86,006)
  Capital contribution from affiliate for acquisition.....................     (190,597)
  Additional purchase consideration payable...............................      (20,025)
                                                                            -----------
  Net cash acquired.......................................................  $    (2,341)
                                                                            -----------
                                                                            -----------

                  See notes to combined financial statements.

                        PHH VEHICLE MANAGEMENT SERVICES

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

Balance, January 1, 1996.........................................................  $ 352,353
Comprehensive income, net of tax:
  Net income.....................................................................     40,792
  Currency translation...........................................................     12,173
                                                                                   ---------
Total comprehensive income.......................................................     52,965
                                                                                   ---------

Capital contribution.............................................................      4,985
Dividends paid to PHH Corporation................................................    (19,302)
                                                                                   ---------

Balance, December 31, 1996.......................................................    391,001
                                                                                   ---------
Comprehensive loss, net of tax income:
  Net income.....................................................................     11,190
  Currency translation...........................................................     (8,852)
                                                                                   ---------
Total comprehensive income.......................................................      2,338
                                                                                   ---------

Capital contribution.............................................................     46,827
                                                                                   ---------

Balance, December 31, 1997.......................................................    440,166
                                                                                   ---------

Comprehensive income (loss), net of tax:
  Net income.....................................................................     93,068
  Currency translation...........................................................      3,018
  Pension plan additional minimum liability, net.................................     (1,306)
                                                                                   ---------
Total comprehensive income.......................................................     94,780
                                                                                   ---------

Capital contribution.............................................................    190,597
Benefit of tax losses received from outside the Group............................      5,281
                                                                                   ---------
Balance, December 31, 1998.......................................................  $ 730,824
                                                                                   ---------
                                                                                   ---------

                  See notes to combined financial statements.

                        PHH VEHICLE MANAGEMENT SERVICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    PHH Vehicle Management Services (the "Group") is a combined reporting entity engaged in the business of providing fleet and fuel management services primarily consisting of the management, purchase, leasing and resale of vehicles for corporate and government agencies. All entities within the Group are directly or indirectly wholly-owned subsidiaries of PHH Corporation ("PHH") and PHH is a wholly-owned subsidiary of Cendant Corporation ("Cendant" or the "Parent Company"). Services provided by the Group include fuel, maintenance, safety, and accident management programs and other fee-based services for vehicle fleets. The Group leases vehicles under operating and direct financing lease arrangements. The Group operates in the United States, Canada, United Kingdom, Ireland and Germany. The combined and consolidated financial statements represent the aggregation of the accounts and transactions of the following legal entities and their subsidiaries:

    PHH Vehicle Management Services Corporation and its wholly-owned subsidiaries ("PHH VMS Corporation"), excluding Trac Funding III, Inc.

    PHH Vehicle Management Services Inc. and its subsidiaries ("PHH VMS Canada")

    PHH Personalease Corporation

    Dealers Holding, Inc. and its wholly-owned subsidiaries

    PHH Commercial Leasing, Inc.

    PHH Corner Leasing, Inc.

    PHH Page Leasing, Inc.

    PHH St. Paul Leasing, Inc.

    PHH Continental Leasing, Inc.

    PHH Caribbean Leasing, Inc.

    PHH Market Leasing, Inc.

    PHH Milford Leasing, Inc.

    PHH National Leasing, Inc.

    PHH Power Leasing, Inc.

    PHH Vehicle Management Services Plc

    PHH Investment Services Ltd.

    PHH Financial Services Ltd.

    PHH Leasing (No. 9) Ltd.

    PHH Card Services Ltd.

    Allstar Petrol Card Limited

    PHH Truck Management Services Ltd.

    Pointeuro Limited and its wholly-owned subsidiaries

    Wright Express Corporation and its wholly-owned subsidiaries ("Wright Express")

    PHH Deutschland Inc.

    PHH Charitable Trust

    Wright Express Financial Services Corporation (the "Bank"), a subsidiary of Wright Express, is licensed as an industrial loan corporation pursuant to the laws of the State of Utah and its deposits

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (CONTINUED) are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes examination by those agencies.

    The combined financial statements include the accounts and transactions of all of the above-mentioned legal entities. All significant balances and transactions between the combined entities have been eliminated. Remaining balances with affiliates relate to PHH and Cendant or their subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Group considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    ACCOUNTS AND LOANS RECEIVABLE

    Accounts and loans receivable at December 31, 1998 includes $122 million of credit card receivables of the Bank.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed by the straight-line method over the estimated useful lives of the related assets or the lease term, if shorter.

    GOODWILL

    Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over the estimated useful lives, which range from 25 to 40 years.

    INTANGIBLE ASSETS

    Intangible assets represent the value placed on customer lists. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 7 to 14 years.

    ASSET IMPAIRMENT

    The Company periodically evaluates the recoverability of its investments, intangible assets and long-lived assets, comparing the respective carrying values to the current and expected future cash

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business. The recoverability of goodwill is evaluated on a separate basis for each acquisition.

    RECOGNITION OF REVENUES AND EXPENSES

    FLEET LEASING SERVICES--The Group primarily leases vehicles under three standard arrangements: open-end operating leases, closed-end operating leases or open-end finance leases (direct financing leases). These leases are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." Each lease is either classified as an operating lease or direct financing lease, as defined.

    The Group records the cost of the leased vehicle as an "investment in leases and leased vehicles." Vehicles are depreciated using the straight-line method over the expected lease term. The lease terms range from 12 months to 144 months. Amounts charged to the lessees for interest on the unrecovered investment are credited to income on a level yield method, which approximates the contractual terms. Amounts received from the motor companies are partially recognized at the time of acquisition of the leased vehicle, a portion is deferred and recognized straight line over the lease term of the vehicle, and a portion is deferred and recognized at the time the vehicle is disposed of.

    FLEET MANAGEMENT SERVICES--Revenues from fleet management services other than leasing are recognized over the period in which services are provided and the related expenses are incurred.

    SERVICE, MAINTENANCE AND REPAIRS PROVISION--Service, maintenance and repairs ("SMR") are provided for vehicles under certain leases. These leases include a revenue component for SMR costs. The Group accrues estimated losses on those leases where estimated SMR costs exceed revenues.

    INCOME TAXES

    The U.S. entities are included in the consolidated income tax return of Cendant. In the United Kingdom, the Group files combined income tax returns with other members of Cendant. The Group's share of the consolidated federal income tax liability is allocated to each company on a separate return basis. Separate income tax returns are filed in states or countries where consolidated returns are not permitted. In 1998 the income taxes payable for the Group has been reduced by approximately $5,281 for tax benefits received from other members of Cendant. The benefit has been accounted for as a capital contribution. For the other European companies, separate income tax returns are filed in countries where consolidated returns are not permitted. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTERCOMPANY TRANSACTIONS

    The Group borrows principally from PHH Corporation and PHH Dublin Unlimited to fund its leasing operations, except for PHH VMS Canada which raises its own funds through its commercial paper program. The costs of these funds are passed on to the leasing customers. In addition, PHH Corporation has guaranteed certain transactions entered into by the Group. Cendant provides certain administrative services to the Group. The Group records the cost of these services as expenses when incurred. These services are discussed in Note 12.

    TRANSLATION OF FOREIGN CURRENCIES

    The combined financial statements are expressed in U.S. dollars solely for the purpose of presenting the Group's financial position and results of operations. Assets and liabilities of foreign entities are translated at the exchange rates as of the balance sheet dates, equity accounts are translated at historical exchange rates and revenues, expenses and cash flows are translated at the average exchange rates for the periods presented. Translation gains and losses are included as a component of other comprehensive income in the statement of shareholders' equity.

    NEW ACCOUNTING PRONOUNCEMENTS

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. This Standard establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. It requires a company to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. This standard is expected to be effective for fiscal years beginning after June 15, 2000. The Group has not completed its assessment of the effect on the combined financial statements that will result from the adoption of SFAS No. 133.

3. MERGER RELATED COSTS AND OTHER UNUSUAL CHARGES

    In connection with the merger of PHH with HFS Incorporated in the second quarter of 1997 and the merger of HFS Incorporated with CUC International, Inc. in the fourth quarter of 1997 (the "Mergers"), the Group recorded $62,662 of merger-related costs and other unusual charges. The Mergers afforded the Parent Company, at such time, an opportunity to rationalize its businesses, gain organizational efficiencies and maximize profits. Parent Company management initiated a plan to continue the downsizing of fleet operations by providing for 143 job reductions and eliminating unprofitable products. In conjunction with these charges during 1997, the Parent Company made a non-cash capital contribution of $46,827.

    Personnel related charges of $7,662 included termination benefits such as severance, medical and other benefits as well as retirement benefits pursuant to pre-existing contracts resulting from a change in control. Business termination charges of $55,000 represented costs to exit certain activities including: (i) $30,000 payment to terminate a relationship with a third-party associated with certain credit card operations and (ii) $25,000 goodwill impairment loss recorded as a result of

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

3. MERGER RELATED COSTS AND OTHER UNUSUAL CHARGES (CONTINUED) abandoning certain unprofitable closed-end leasing activities. The Group determined that servicing certain small closed-end lease customers was not profitable. The decision to discontinue service of such customers resulted in reduced revenues and cash flows associated with operations previously acquired. Undiscounted future expected cash flows were not sufficient to support the carrying value of the related goodwill and accordingly, an impairment loss was recorded based on the discounted cash flows. The plan was substantially completed by December 31, 1997 and the Group recorded a credit to merger related costs and other unusual charges in 1997 due to a change in estimate. The remaining liability at December 31, 1997 represented severance payments, which were paid in 1998 with any excess liability reversed as a credit to merger related costs and other unusual charges as the plan was completed in 1998. The following table summarizes the activity by category of expenditure:

                                                                                         PERSONNEL     BUSINESS
                                                                              TOTAL       RELATED    TERMINATIONS
                                                                            ----------  -----------  -------------
1997 ACTIVITY:
Original Charge...........................................................  $   62,662   $   7,662    $    55,000
Cash Payments.............................................................     (34,028)     (4,028)       (30,000)
Non-cash reductions.......................................................     (25,000)         --        (25,000)
Adjustments...............................................................      (1,572)     (1,572)            --
                                                                            ----------  -----------  -------------
Balance December 31, 1997.................................................  $    2,062   $   2,062    $        --
                                                                            ----------  -----------  -------------
                                                                            ----------  -----------  -------------

1998 ACTIVITY:
Cash Payments.............................................................  $     (782)  $    (782)
Adjustments...............................................................      (1,280)     (1,280)
                                                                            ----------  -----------
Balance December 31, 1998.................................................  $       --   $      --
                                                                            ----------  -----------
                                                                            ----------  -----------

4. ACQUISITIONS AND DIVESTITURES

    a) On January 20, 1998, Cendant acquired The Harpur Group Ltd ("Harpur") for an initial purchase price of approximately $194 million, including acquisition costs. Additional purchase consideration of approximately $20 million was accrued as of December 31, 1998, upon the attainment of certain revenue thresholds as specified in the purchase agreement. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $189 million has been allocated to goodwill. Harpur was subsequently contributed by Cendant to PHH and is included within the Pointeuro Limited legal entity. The operating results of Harpur are included in the combined income statement of the Group since the Cendant acquisition date. Harpur provides fuel card and fleet management services to corporate clients in the United Kingdom.

    Pro forma Information (unaudited)

    The underlying unaudited pro forma information includes the amortization expense associated with the assets acquired, the Group's financing arrangements and related income tax effects. The pro forma results are not necessarily indicative of the operating results that would have occurred

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

4. ACQUISITIONS AND DIVESTITURES (CONTINUED) had the Harpur acquisition been consummated on January 1, 1997, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the amortization expense associated with assets acquired, the Group's financing arrangements and related income tax effects. Pro forma results of operations for the year ended December 31, 1998, assuming the acquisition of Harpur had occurred on January 1, 1998, have not been presented as the effect is not material. The following table reflects the operating results of the Group for the year ended December 31, 1997 on a pro forma basis, which gives effect to the acquisition of Harpur as if such acquisition occurred on January 1, 1997.

                                                                               YEAR ENDED
                                                                            DECEMBER 31, 1997
                                                                           -------------------
Net revenues.............................................................     $   1,475,034
                                                                           -------------------
                                                                           -------------------
Pre-tax..................................................................     $      27,379
                                                                           -------------------
                                                                           -------------------
Net income...............................................................     $       7,179
                                                                           -------------------
                                                                           -------------------

    b) In January 1997, PHH VMS Corporation sold 50 percent of its interest in a subsidiary, which contained certain credit card operations to a third party, resulting in a gain of $17.5 million included in other revenue in the combined statement of income.

5. PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consisted of the following:

                                                                                               DECEMBER 31,
                                                                            USEFUL LIVES  -----------------------
                                                                              IN YEARS       1998        1997
                                                                            ------------  ----------  -----------
Building..................................................................       50       $   22,106   $   8,977
Leasehold improvements....................................................      2-10           9,646       7,880
Software..................................................................      3-5            7,033       4,187
Furniture, fixtures and equipment.........................................      3-8          146,047      88,034
Construction in progress..................................................                     7,879       1,521
                                                                                          ----------  -----------
                                                                                             192,711     110,599
Accumulated depreciation and amortization.................................                   (99,182)    (71,533)
                                                                                          ----------  -----------
Property and equipment, net...............................................                $   93,529   $  39,066
                                                                                          ----------  -----------
                                                                                          ----------  -----------

6. NET INVESTMENT IN LEASES AND LEASED VEHICLES

    The Group offers primarily three leasing arrangements to its customers. These arrangements are:

    OPEN-END OPERATING LEASES--Under these leases, the minimum lease term is 12 months with a month to month renewal thereafter. In addition, resale of the vehicles upon termination of the lease is generally for the account of the lessee except for a minimum residual value, which the Group has guaranteed. The Group guarantees 16% of the original cost of the unit for the first 24 months of the

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

6. NET INVESTMENT IN LEASES AND LEASED VEHICLES (CONTINUED) lease, and then 16% of the fair market value of the unit at inception of the month to month renewals thereafter. The original cost and accumulated depreciation of vehicles under these leases was $5.1 billion and $2.5 billion, respectively at December 31, 1998 and $4.9 billion and $2.4 billion, respectively at December 31, 1997.

    CLOSED-END OPERATING LEASES--Under these leases, the minimum lease term is for 12 months or longer. However, 24 and 36 month lease terms are the most prevalent. These leases are cancelable under certain conditions. Resale of the vehicles upon termination is for the account of the lessor. The original cost and accumulated depreciation of vehicles under these leases was $430 million and $108 million, respectively at December 31, 1998. The original cost and accumulated depreciation of vehicles under these leases were $328 million and $75 million, respectively at December 31, 1997.

    DIRECT FINANCING LEASES--Under these leases, the minimum lease term is 12 months with a month to month renewal thereafter. In addition, resale of the vehicles upon termination of the lease is for either the account of the lessor (Europe) or the lessee (both North America and Europe). The net investment in leases and leased vehicles consisted of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1998           1997
                                                                  -------------  -------------
Vehicles under open-end operating leases........................  $   2,634,000  $   2,552,000
Vehicles under closed-end operating leases......................        322,676        478,187
Direct financing leases.........................................        830,753        563,290
Accrued interest on leases......................................            899            941
                                                                  -------------  -------------
Net investment in leases and leased vehicles....................  $   3,788,328  $   3,594,418
                                                                  -------------  -------------
                                                                  -------------  -------------

    At December 31, 1998, future minimum lease payments are as follows:

                                                                      DIRECT
                                                        OPERATING    FINANCING
YEAR                                                     LEASES       LEASES         TOTAL
-----------------------------------------------------  -----------  -----------  -------------
1999.................................................  $   267,094  $   280,317  $     547,411
2000.................................................       37,289      218,825        256,114
2001.................................................       17,779      134,781        152,560
2002.................................................        3,013       42,223         45,236
2003.................................................        1,068        4,867          5,935
Thereafter...........................................          946           --            946
                                                       -----------  -----------  -------------
Total................................................  $   327,189  $   681,013  $   1,008,202
                                                       -----------  -----------  -------------
                                                       -----------  -----------  -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

6. NET INVESTMENT IN LEASES AND LEASED VEHICLES (CONTINUED)
    Fleet leasing revenue consisted of:

                                                           YEARS ENDED DECEMBER 31,
                                                      1998           1997           1996
                                                  -------------  -------------  -------------
Operating leases................................  $   1,197,616  $   1,121,722  $   1,071,129
Direct financing leases.........................         89,280         65,471         57,366
                                                  -------------  -------------  -------------
                                                  $   1,286,896  $   1,187,193  $   1,128,495
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    Other managed vehicles with net carrying amounts of $222 million and $158 million at December 31, 1998 and 1997, respectively, are included in special purpose entities which are not owned by the Group. These entities do not require consolidation as they are not controlled by the Group and all risks and rewards rest with the owners. Additionally, managed vehicles totaling approximately $82 and $70 million at December 31, 1998 and 1997, respectively, are owned by special purpose entities, which are owned by the Group. However, such assets and related liabilities have been netted in the combined balance sheets since there is a two-party agreement with determinable accounts, a legal right of offset exists and the Group exercises its right of offset in settlement with client corporations.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

7. DEBT UNDER MANAGEMENT PROGRAMS

    The components of the Group's debt under management programs are as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1998        1997
                                                                    ----------  -----------
INSTALLMENT NOTES PAYABLE ON LEASED VEHICLES--Represents loans under a loan agreement with PHH Corporation to fund specific leases. Repayment of these notes is matched to payments on the underlying leases including the disposal of the vehicles at maturity. The interest rate can be either a fixed rate or
  floating rate as it is matched to the underlying lease and is based upon PHH Corporation's cost of funds. The average interest
  rates were 5.92% and 5.93% for 1998 and 1997, respectively......  $1,012,712   $2,133,613
SECURED LOANS--Represents two five year secured transactions completed in December 1998 through two wholly-owned
  subsidiaries, PHH Trac Funding and PHH Trac Funding II, with banks. Specified beneficial interests in leases totaling
  $600,008 and $725,296, respectively, were contributed into the subsidiaries by PHH VMS Corporation. The loans are secured by
  the specified beneficial interests..............................   1,104,300          --
COMMERCIAL PAPER--Borrowing outstanding which is used to fund the leased inventory in Canada. At December 31, 1998, all
  outstanding debt matured on February 1999. The average interest
  rates were 5.41% and 3.37% for 1998 and 1997, respectively......      89,042     117,178
SELF-FUND NOTES--Represents loans made by customers to purchase leased vehicles. Repayment of these notes is matched to payments on the underlying leases including the disposal of the vehicles at maturity. Interest rate characteristics can be fixed or floating, depending on the underlying leases. Notes in the amount of $15,039 include full recourse provisions to the Group during 1998. The average interest rates were 5.88% and 5.85% for
  1998 and 1997, respectively.....................................      24,096      27,583
INTERCOMPANY POSITION--Short-term financing needs are met under revolving loan agreements with PHH Corporation and PHH Dublin
  Unlimited. Interest is based upon their average commercial paper cost for the month the loan is outstanding. These loans fund working capital needs and there is no stated maturity. Interest is paid monthly with respect to PHH Corporation and twice yearly
  for PHH Dublin Unlimited........................................     846,971     421,474
OVERNIGHT LOAN--Short-term financing needs are met by overnight loans from a bank. This loan funded working capital needs. The
  rates of interest were 6% for 1998 and 1997.....................      33,190     101,228
                                                                    ----------  -----------
Total debt under management programs..............................  $3,110,311   $2,801,076
                                                                    ----------  -----------
                                                                    ----------  -----------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

7. DEBT UNDER MANAGEMENT PROGRAMS (CONTINUED)

    PHH VMS Canada has an unsecured line of credit with a bank. The Group carries the line as a backup for outstanding commercial paper. At December 31, 1998, the Group had no borrowings outstanding under this line of credit. The total amount available under this line of credit is $3.3 million. The line of credit does not have a stated maturity date.

    Cendant Business Answers (Europe) Plc and its subsidiaries has an unsecured line of credit providing for borrowing of up to $33.2 million with a bank expiring in January 2000. At December 31, 1998 Cendant Business Answers (Europe) Plc had no borrowings outstanding under this line.

    Cendant Business Answers (Europe) Plc maintains Bills of Exchange available to meet short-term financing needs. At December 31, 1998, Cendant Business Answers (Europe) Plc had no borrowings outstanding under this arrangement.

    Projections of estimated repayments of debt under management programs as of December 31, 1998 are set forth as follows:

YEAR
-------------------------------------------------------------------------------
1999...........................................................................  $   1,798,118
2000...........................................................................        774,753
2001...........................................................................        355,669
2002...........................................................................        115,720
2003...........................................................................         39,402
Thereafter.....................................................................         26,649
                                                                                 -------------
                                                                                 $   3,110,311
                                                                                 -------------
                                                                                 -------------

8. SALE-LEASEBACK TRANSACTIONS

    The Group entered into several sale-leaseback transactions as described below:

    During 1998, the Group entered into an agreement with an independent third party to sell and leaseback vehicles subject to operating leases. Accordingly, vehicles with a net carrying amount of $100,600 were removed from the Group's books. Since the net carrying value of these vehicles was equal to their sales value, there was no gain or loss recognized on the sale. The lease agreement entered into between the Group and the counterparty was for a minimum lease term of 12 months with three one-year renewal options. This lease qualified as an operating lease. For the year ended December 31, 1998, the total rental expense incurred by the Group under this lease was $17,700.

    The Group entered into two sale-leaseback transactions with an independent third party ("Counterparty") in Canada. Under these arrangements, the Group sells its net investment in operating leases and leased vehicles to the Counterparty. Then, it repurchases the leased vehicles (the Counterparty retains the lease rights). Subsequently, the Group leases the vehicles under a direct financing lease to the Counterparty. The Counterparty prepays all lease payments except for an agreed-upon residual amount. These residual amounts are typically 3% to 4.5% of the total lease payments. These residual amounts represent the Group's total exposure from these transactions. The total amounts of net investment in operating leases and leased vehicles sold under these

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

8. SALE-LEASEBACK TRANSACTIONS (CONTINUED) agreements were $185,900 and $162,000 during 1998 and 1997, respectively. The total outstanding prepaid rent under such agreements were $240,100 and $225,000 at December 31, 1998 and 1997, respectively. The residual amounts outstanding were $9,400 and $8,000 at December 31, 1998 and 1997, respectively. The total revenues recognized under these agreements were $90,600, $88,000 and $84,000 for 1998, 1997 and 1996, respectively.

    During 1998, the Group purchased and leased back to a provincial government unit a fleet of vehicles with a carrying value of $24,800. The lease under this transaction qualified as an operating lease. Subsequent to this transaction, the Group entered into a sale-leaseback transaction with a financial institution similar to the arrangement with the Counterparty described above, except that the financial institution prepaid all the rent. At December 31, 1998, the total prepaid rent outstanding under this agreement was $19,000. For the year ended December 31, 1998, the total rental revenue recognized from the provincial government and rental expense incurred to the financial institution under these agreements was $7,400.

9. DERIVATIVE FINANCIAL INSTRUMENTS

    Derivative financial instruments are used to manage exposure to market risks associated with fluctuations in interest rates. Analyses are performed on an on-going basis to determine that a high correlation exists between the characteristics of derivative instruments and the assets or transactions being hedged. As a matter of policy, derivatives activities are not engaged for trading or speculative purposes. Exposure to credit-related losses exist in the event of non-performance by counterparties to certain derivative financial instruments. Such risk is managed by periodically evaluating the financial position of counterparties and spreading the positions among multiple counterparties. Non-performance is presently not expected by any of the counterparties.

    INTEREST RATE SWAPS--If the interest rate characteristics of the funding mechanism that the Group uses does not match the interest rate characteristics of the assets being funded, interest rate swap agreements are entered into to offset the interest rate risk associated with such funding. The swap agreements correlate the terms of the assets to the maturity and rollover of the debt by effectively matching a fixed or floating interest rate with the stipulated revenue stream generated from the portfolio of assets being funded. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. For the years ended December 31, 1998, 1997 and 1996, hedging activities increased interest expense $3,600, $7,800 and $7,060, respectively, and had no effect on the weighted average borrowing rate. The fair value of the swap agreements is not recognized in the combined financial statements since they are accounted for as matched swaps.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

9. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table summarizes the maturity and weighted average rates of interest rate swaps at December 31, 1998.

                                                                                  MATURITIES
                                                             -----------------------------------------------------
                                                               TOTAL      1999       2000       2001       2002
                                                             ---------  ---------  ---------  ---------  ---------
NORTH AMERICA
Pay fixed/receive floating:
  Notional value...........................................  $  42,061  $  35,690  $   5,526  $     845
  Weighted average receive rate............................                  5.07%      5.07%      5.07%
  Weighted average pay rate................................                  5.10%      4.89%      4.93%
Pay floating/receive floating:
  Notional value...........................................  $  47,852  $  29,055  $  13,208  $   4,486  $   1,103
  Weighted average receive rate............................                  5.45%      5.30%      5.24%      5.23%
  Weighted average pay rate................................                  5.46%      5.45%      5.45%      5.45%
UNITED KINGDOM
Pay fixed/receive floating
  Notional value...........................................  $ 663,800  $ 256,392  $ 207,438  $ 145,206  $  54,764
  Weighted average receive rate............................                  6.26%      6.26%      6.26%      6.26%
  Weighted average pay rate................................                  6.81%      6.71%      6.30%      6.30%
DEUTSCHLAND
Pay fixed/receive floating
  Notional value...........................................  $  31,897  $  21,165  $   9,242  $   1,490
  Weighted average receive rate............................                  3.24%      3.24%      3.24%
  Weighted average pay rate................................                  4.28%      4.29%      4.29%

    Additionally, depending on market fundamentals of the price of gasoline and other conditions, Wright Express may purchase put options to reduce or eliminate the risk of gasoline price declines. Put options purchased by Wright Express effectively establish a minimum sales transaction fee for the volume of gasoline purchased on Wright Express's programs. An increase in the value of the options is highly correlated to a decrease in the average price of gasoline purchased by Wright Express's cardholders. Put options permit Wright Express to participate in price increases above the option price. The cost of an option is amortized in the month the option expires. Gains from the sale or exercise of options are recognized when the underlying option is sold.

    At December 31, 1998, the total contract amount of such options was 32.4 million gallons of gasoline and the unamortized cost of options was $499 and is included in other assets in the accompanying combined balance sheet. There were no gasoline option contracts during 1997.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Group in estimating fair value disclosures for material financial instruments. The fair values of the financial instruments presented may not be indicative of their future values.

    CASH AND CASH EQUIVALENTS -The carrying amounts for cash and cash equivalents approximate fair value.

    LOANS RECEIVABLE -The carrying amounts for loans receivable approximate fair value.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

10. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    DIRECT FINANCING LEASES--The contractual minimum lease terms on these contracts is 12 months. The estimated fair value of these short-term instruments approximates the carrying amounts.

    BORROWED FUNDS--The carrying amount of borrowed funds approximates fair value.

    DEBT UNDER MANAGEMENT PROGRAMS--The fair value was determined based on quoted market prices for similar issues or on current rates available to the Group for debt on similar terms.

    INTEREST RATE SWAPS--The fair value of interest rate swaps are estimated, using dealer quotes, as the amount that the Group would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering interest rates at the reporting date.

    The carrying amounts and fair values of the Group's financial instruments at December 31, 1998 and 1997 were as follows:

                                                          1998                               1997
                                            ---------------------------------  ---------------------------------
                                                                   ESTIMATED                          ESTIMATED
                                            NOTIONAL   CARRYING      FAIR      NOTIONAL   CARRYING      FAIR
                                             AMOUNT     AMOUNT       VALUE      AMOUNT     AMOUNT       VALUE
                                            ---------  ---------  -----------  ---------  ---------  -----------
Cash and cash equivalent..................             $  21,059   $  21,059              $  11,938   $  11,938
Loans receivable..........................               121,705     121,705                     --          --
Options...................................                   499       1,233                     --          --
Direct financing leases...................               830,753     830,753                563,290     563,290
Borrowed funds............................                22,207      22,207                 39,677      39,677

Liabilities under management programs:
  Debt
    Affiliates............................             1,859,683   1,859,683              2,531,863   2,531,863
    Third party...........................             1,250,628   1,250,628                269,213     269,213

Off balance sheet derivatives:
  Interest rate swaps.....................  $ 785,611                          $ 634,332
    In a gain position....................                               828                              2,823
    In a loss position....................                           (13,470)                            (1,370)

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

11. INCOME TAXES

    The income tax provision consisted of the following:

                                                               YEARS ENDED DECEMBER 31,
                                                             1998        1997        1996
                                                          ----------  ----------  ----------
Current:
  U.S. federal..........................................  $   91,096  $   24,518  $  (23,483)
  State and local.......................................      13,621       2,734      (1,918)
  Foreign...............................................      14,523      17,429         648
                                                          ----------  ----------  ----------
                                                             119,240      44,681     (24,753)
                                                          ----------  ----------  ----------

Deferred:
  U.S. federal..........................................     (65,476)    (13,308)     38,186
  State and local.......................................     (10,205)       (791)      4,251
  Foreign...............................................      12,241      (6,933)      7,639
                                                          ----------  ----------  ----------
                                                             (63,440)    (21,032)     50,076
                                                          ----------  ----------  ----------
Provision for income taxes..............................  $   55,800  $   23,649  $   25,323
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

    Net deferred income tax assets and liabilities are comprised of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1998       1997
                                                       ---------  ---------
Net deferred income taxes:
  Provision for doubtful accounts....................  $   3,721  $   2,382
  Net operating losses...............................        510        941
  Accrued liabilities and deferred income............     11,344     16,358
  Alternative minimum tax credit carry forward.......     19,800     19,800
  Other..............................................      4,570        215
                                                       ---------  ---------
Net deferred tax asset...............................  $  39,945  $  39,696
                                                       ---------  ---------
                                                       ---------  ---------
Management program net deferred income taxes:........
  Depreciation.......................................  $(214,898) $(243,938)
  Other..............................................      1,454       (303)
                                                       ---------  ---------
Net deferred tax liability...........................  $(213,444) $(244,241)
                                                       ---------  ---------
                                                       ---------  ---------

    At December 31, 1998, Wright Express had net operating losses of approximately $1,300 available for tax purposes which expire through 2001.

    Deferred taxes have not been provided on approximately $169,000 of cumulative undistributed earnings of foreign subsidiaries at December 31, 1998, as those earnings are considered to be permanently reinvested. The determination of unrecognized deferred US tax liability for unremitted

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

11. INCOME TAXES (CONTINUED)
earnings is not practicable. The Group's effective income tax rate differs from the statutory federal rate as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
Federal statutory rate...........................................       35.0%      35.0%      35.0%
State income taxes net of federal benefit........................        1.5%       3.5%       2.3%
Foreign taxes differential.......................................       (0.9%)       0.8%      (0.5%)
Non-deductible goodwill..........................................        1.2%       1.7%       1.2%
Merger-related costs.............................................         --       24.3%        --
Other............................................................        0.7%       2.6%       0.3%
                                                                         ---        ---        ---
                                                                        37.5%      67.9%      38.3%
                                                                         ---        ---        ---
                                                                         ---        ---        ---

12. RELATED PARTY TRANSACTIONS

    The Group receives the benefit of certain administrative services from Cendant and subsidiaries. For these administrative services, the Group was charged $6,970, $18,892 and $4,379 for the years ended December 31, 1998, 1997 and 1996, respectively. The Group also purchases data processing services from Cendant, which amounted to $4,947, $5,094 and $5,509 for the years ended December 31, 1998, 1997 and 1996, respectively. Such expenses are included in selling, general and administrative expenses in the combined income statement. These charges represent allocations from the parent companies who owned the Group during each of the three years and are not indicative of amounts which would have been incurred had the Group been under common ownership for all years or if the Group had operated independently.

    PHH Financial Services Limited makes loans from time to time to Cendant Relocation Plc. The balance of such loans receivable were $55,500 and $18,200 at December 31, 1998 and 1997, respectively. Associated interest charges were $1,940, $1,276 and $1,476 for 1998, 1997 and 1996, respectively. Overhead expenses of $1,720, $453 and $628 were also allocated to this subsidiary by Cendant Business Answers (Europe) Plc during 1998, 1997 and 1996 respectively.

    During 1998, PHH Deutschland, Inc. charged Cendant $703 in respect to office expenses for shared facilities.

    The Group established a $7,000 revolving loan agreement with Cendant effective December 23, 1998. At December 31, 1998, the Group had $5,847 outstanding under this revolving loan with an interest rate of approximately 6%. This liability is included in Due to Affiliates in the combined balance sheet. During February 1999, such revolving loan availability was increased to $40,000.

    During 1996, Deutschland, Inc. received a cash capital contribution from PHH of approximately $4,985 to meet minimum capital requirements.

    See Note 7 for a description of related party financing activities.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

13. BENEFIT PLANS

    The majority of domestic employees of the Group are participants in the defined benefit and defined contribution plans of Cendant. Effective May 1, 1998, former defined contribution plans of PHH Corporation were merged into Cendant's plans. Substantially all domestic employees are covered. Accumulated plan benefit data is not available for the individual companies participating in the defined benefit plan. Employees of Wright Express are also participants in the defined contribution plan. Benefit plan expenses were $2,583, $2,300 and $2,006 for the years ended December 31, 1998, 1997 and 1996, respectively.

    Foreign employees can participate in a contributory defined benefit pension plan, at the employee's option. Benefits are based on an employee's years of credited service and a percentage of final average compensation.

    Net costs for the foreign plan included the following:

                                                      YEARS ENDED DECEMBER 31,
                                                     1998       1997       1996
                                                   ---------  ---------  ---------
Service cost.....................................  $   1,147  $   1,343  $     853
Interest cost....................................      1,123      1,074        714
Actual return on assets..........................     (1,330)    (1,091)      (664)
Net amortization and deferral....................         55         53         56
                                                   ---------  ---------  ---------
Net periodic pension cost........................  $     995  $   1,379  $     959
                                                   ---------  ---------  ---------
                                                   ---------  ---------  ---------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

13. BENEFIT PLANS (CONTINUED)
    The changes in benefit obligations and plan assets, as well as the funded status of the foreign pension plan are as follows:

                                                                           1998       1997
                                                                         ---------  ---------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1,.......................................  $  16,097  $  12,718
Service cost...........................................................      1,147      1,343
Interest cost..........................................................      1,123      1,074
Benefit payments.......................................................       (209)      (198)
Net loss/gain..........................................................      7,391        (29)
Contributions..........................................................        737        371
Translation............................................................         --        818
                                                                         ---------  ---------
Benefit obligation at December 31,.....................................  $  26,286  $  16,097
                                                                         ---------  ---------
                                                                         ---------  ---------

CHANGE IN PLAN ASSETS
Fair value of plan assets at January 1,................................  $  15,491  $  10,857
Actual return of plan assets...........................................      1,332      2,317
Benefit payments.......................................................       (378)      (361)
Contributions..........................................................      2,515      1,891
Other..................................................................        696         --
Translation............................................................         88        787
                                                                         ---------  ---------
Fair value of plan assets at December 31,..............................  $  19,744  $  15,491
                                                                         ---------  ---------
                                                                         ---------  ---------

Funded status..........................................................  $  (6,542) $    (606)
Unrecognized net gain/loss from past experience different from that          6,514       (248)
  assumed and effects of change in assumptions.........................
Unrecognized prior service cost........................................        237        260
Unrecognized net obligation............................................         91        132
                                                                         ---------  ---------
Prepaid/(accrued) benefit cost.........................................  $     300  $    (462)
                                                                         ---------  ---------
                                                                         ---------  ---------

    The plan resulted in a net prepaid pension asset of $300 at December 31, 1998 and a liability of $462 at 1997. This amount is classified as other assets and accrued liabilities in the Group's combined balance sheet at December 31, 1998 and 1997, respectively.

    The Group recorded an additional minimum liability of $2,222 at December 31, 1998. This liability represents the amount by which the accumulated benefit obligation exceeds the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional liability may be offset by an asset to the extent of previously unrecognized prior service cost. The asset amount of $328 is included in other assets in the Group's combined balance sheet at December 31, 1998. The remaining amount of $1,976 is recorded as a reduction to other comprehensive income, net of related tax benefits of $670.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

13. BENEFIT PLANS (CONTINUED)
    The following weighted-average assumptions were used to determine the obligations under the foreign plan:

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                          1998       1997       1996
                                                        ---------  ---------  ---------
Discount rate.........................................       5.25%      7.00%      8.50%
Expected rate of return on plan assets................       6.25%      8.00%      9.50%
Rate of compensation increase.........................       3.25%      3.25%      5.50%

14. PROFIT INCENTIVE PLANS

    The Group has established Incentive Plans for both Sales/Client Relations personnel and managerial positions. Sales/Client Relations personnel's incentives are based upon revenues, profitability, individual objectives and the department's and Cendant's earnings before interest, taxes, depreciation and amortization adjusted to exclude nonrecurring or unusual items ("Adjusted EBITDA"). The incentive plan for managers is based upon individual objectives and the department's and Cendant's Adjusted EBITDA targets. The total expense was $5,111, $7,394 and $5,631 for 1998, 1997 and 1996, respectively.

15. COMMITMENTS AND CONTINGENCIES

    LINES OF CREDIT--Wright Express has entered into commitments to extend credit in the normal course of business in order to meet the financing needs of its customers. Wright Express's exposure to loss in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual notional amount of those instruments. Wright Express uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments significantly exceed the normal draw upon the line, the total commitment amounts do not necessarily represent future cash requirements. Wright Express evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1998, Wright Express had $361,000 of commitments to extend additional credit.

    LEASES--Certain facilities and equipment are leased under short-term lease agreements expiring at various dates through 2002 and beyond. All such leases are accounted for as operating leases. Total rental expense for premises and equipment amounted to $11,841, $6,135 and $5,308 for the years ended December 31, 1998, 1997 and 1996, respectively.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments under non-cancelable operating leases which have an initial term of more than twelve months are as follows:

YEAR
-----------------------------------------------------------------------------------
1999...............................................................................  $   7,238
2000...............................................................................      6,854
2001...............................................................................      6,297
2002...............................................................................      5,606
2003...............................................................................      2,453
Thereafter.........................................................................     21,031
                                                                                     ---------
Total minimum lease payments.......................................................  $  49,479
                                                                                     ---------
                                                                                     ---------

    GROUP GUARANTEES--A composite cross guarantee exists between companies included within the Cendant Business Answers (Europe) Plc group and The Harpur Group Limited group, with National Westminster Bank Plc. This guarantee includes Cendant Relocation Plc.

    A cross guarantee exists between Cendant Business Answers (Europe) Plc and PHH Allstar Limited, with Bank of Ireland.

    LITIGATION--In April 1998, Cendant publicly announced that it discovered accounting irregularities in the former business units of CUC International Inc. Such discovery prompted investigations into such matters by Cendant and the Audit Committee of Cendant's Board of Directors. As a result of the findings from the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995. Since such announcement, more than 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits have been filed in various courts against Cendant and other defendants. The Court has ordered consolidation of many of the actions. The SEC and the United States Attorney for the district of New Jersey are conducting investigations relating to the matters referenced above. The SEC advised Cendant that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. As a result of the findings from the investigations, Cendant made all adjustments considered necessary which are reflected in its financial statements. However, Cendant can provide no assurances that additional adjustments will not be necessary as a result of these government investigations.

    Cendant does not believe that it is feasible to predict or determine the final outcome of these proceedings or investigations or to estimate the amount or potential range of loss with respect to these proceedings or investigations. The possible outcome or resolutions of the proceedings could include judgments against Cendant or settlements and could require substantial payments by Cendant. In addition, the timing of the final resolution of the proceedings or investigations is uncertain. The Group is currently not a party to such litigation and management does not currently believe that there is any basis for asserting a claim thereunder against the Group.

    In the ordinary course of business, the Group has various outstanding commitments and contingent liabilities that are not reflected in the accompanying combined financial statements. In addition, the Group is a defendant in several claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Group.

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

16. SEGMENT INFORMATION

    Effective December 31, 1998, the Group adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The provisions of SFAS No. 131 established revised standards for public companies relating to reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also established standards for related disclosures about products and services, and geographic areas. The Group operates in a single segment, fleet and fuel card management.

                         GEOGRAPHIC SEGMENT INFORMATION

                                                                 UNITED        UNITED      ALL OTHER
                                                   TOTAL         STATES        KINGDOM     COUNTRIES
                                               -------------  -------------  -----------  -----------
1998
Total revenues...............................  $   1,605,063  $   1,286,368  $   231,363   $  87,332
Assets.......................................      4,728,299      3,199,614    1,326,890(1)    201,795
Long-lived assets............................         93,529         27,095       61,734       4,700
1997
Total revenues...............................  $   1,452,695  $   1,218,104  $   153,556   $  81,035
Assets.......................................      4,135,112      3,165,686      788,859     180,567
Long-lived assets............................         39,066         16,009       22,065         992
1996
Total revenues...............................  $   1,357,039  $   1,151,353  $   125,312   $  80,374
Assets.......................................      3,852,827      2,934,683      639,843     278,301
Long-lived assets............................         39,364         14,435       23,346       1,583

------------------------

(1) Includes $294.3 million of assets acquired in connection with the Harpur acquisition.

    Geographic segment information is classified based on the geographic location of the subsidiary. Long-lived assets are comprised of property and equipment.

17. SUBSEQUENT EVENT

    On May 24, 1999, PHH executed an agreement with Avis Rent A Car, Inc. ("Avis"), pursuant to which Avis will acquire the net assets of the Group from PHH for $1.44 billion in assumed intercompany debt of PHH Holdings, a wholly-owned subsidiary of PHH, and the issuance of $360 million in convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of Avis. The transaction is subject to customary regulatory approvals and closed on June 30, 1999.

18. COMBINING FINANCIAL INFORMATION

    In conjunction with the June 30, 1999 closing of the transaction detailed in
Note 17, Avis has issued $500,000 in Senior Subordinated Notes due 2009 (the "Note"). Certain companies included in the Group ("Guarantor Companies") unconditionally guaranteed the Notes on a joint and several basis. The following tables summarize the financial position, results of operations, and cash flows for the Group, the Guarantor Companies and the companies in the Group that did not guarantee the Notes (the "Non-Guarantor Companies").

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                            DECEMBER 31, 1998
                                                         --------------------------------------------------------
                                                           GUARANTOR          NON-GUARANTOR            PHH VMS
                                                           COMPANIES            COMPANIES             COMBINED
                                                         -------------  --------------------------  -------------
ASSETS
  Cash and cash equivalents............................  $      15,039        $        6,020        $      21,059
  Accounts and loans receivable........................         82,293               426,608              508,901
  Property and equipment...............................         29,831                63,698               93,529
  Goodwill.............................................         29,783               189,409              219,192
  Other intangibles....................................             --                17,246               17,246
  Deferred income taxes................................         39,421                   524               39,945
  Other assets.........................................        245,651              (205,552)              40,099
                                                         -------------           -----------        -------------
    Total assets exclusive of assets under management
      programs.........................................        442,018               497,953              939,971
                                                         -------------           -----------        -------------

ASSETS UNDER MANAGEMENT PROGRAMS:
  Net investment in leases and leased vehicles
    Operating leases...................................      1,227,132             1,729,544            2,956,676
    Direct financing leases............................        103,061               727,692              830,753
    Accrued interest...................................            776                   123                  899
                                                         -------------           -----------        -------------
                                                             1,330,969             2,457,359            3,788,328
                                                         -------------           -----------        -------------

TOTAL ASSETS...........................................  $   1,772,987        $    2,955,312        $   4,728,299
                                                         -------------           -----------        -------------
                                                         -------------           -----------        -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable.....................................  $      88,560        $       93,158        $     181,718
  Accrued liabilities..................................         29,460                84,039              113,499
  Income taxes payable.................................         91,208                16,881              108,089
  Deferred revenue.....................................         26,115                15,031               41,146
  Due to affiliates....................................        (48,580)              230,641              182,061
  Certificate of deposit...............................         (7,000)               32,000               25,000
  Borrowed funds.......................................         22,207                    --               22,207
                                                         -------------           -----------        -------------

    Total liabilities exclusive of liabilities under
      management programs..............................        201,970               471,750              673,720
                                                         -------------           -----------        -------------

LIABILITIES UNDER MANAGEMENT PROGRAMS:
  Debt
    Affiliates.........................................      1,059,999               799,684            1,859,683
    Third party........................................             --             1,250,628            1,250,628
  Deferred income taxes................................        198,816                14,628              213,444
                                                         -------------           -----------        -------------
                                                             1,258,815             2,064,940            3,323,755
                                                         -------------           -----------        -------------

TOTAL LIABILITIES......................................      1,460,785             2,536,690            3,997,475

COMMITMENTS AND CONTINGENCIES..........................

SHAREHOLDERS' EQUITY...................................        312,202               418,622              730,824
                                                         -------------           -----------        -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $   1,772,987        $    2,955,312        $   4,728,299
                                                         -------------           -----------        -------------
                                                         -------------           -----------        -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                                   DECEMBER 31, 1997
                                                                     ---------------------------------------------
                                                                       GUARANTOR     NON-GUARANTOR      PHH VMS
                                                                       COMPANIES       COMPANIES       COMBINED
                                                                     -------------  ---------------  -------------
ASSETS
  Cash and cash equivalents........................................  $      17,976   $      (6,038)  $      11,938
  Accounts and loans receivable....................................        171,636         212,194         383,830
  Property and equipment...........................................         16,311          22,755          39,066
  Goodwill.........................................................         31,307             132          31,439
  Other intangibles................................................             --           1,179           1,179
  Deferred income taxes............................................         39,696              --          39,696
  Other assets.....................................................         19,051          14,495          33,546
                                                                     -------------  ---------------  -------------
    Total assets exclusive of assets under management programs.....        295,977         244,717         540,694
                                                                     -------------  ---------------  -------------

ASSETS UNDER MANAGEMENT PROGRAMS:
  Net investment in leases and leased vehicles
    Operating leases...............................................      2,395,995         634,192       3,030,187
    Direct financing leases........................................        147,156         416,134         563,290
    Accrued interest...............................................            798             143             941
                                                                     -------------  ---------------  -------------
                                                                         2,543,949       1,050,469       3,594,418
                                                                     -------------  ---------------  -------------
TOTAL ASSETS.......................................................  $   2,839,926   $   1,295,186   $   4,135,112
                                                                     -------------  ---------------  -------------
                                                                     -------------  ---------------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable.................................................  $     113,597   $     105,632   $     219,229
  Accrued liabilities..............................................         30,296          26,302          56,598
  Income taxes payable.............................................          9,497          35,331          44,828
  Deferred revenue.................................................         25,230          21,217          46,447
  Due to affiliates................................................        (34,296)        277,146         242,850
  Borrowed funds...................................................         39,677              --          39,677
                                                                     -------------  ---------------  -------------
    Total liabilities exclusive of liabilities under management
      programs.....................................................        184,001         465,628         649,629
                                                                     -------------  ---------------  -------------

LIABILITIES UNDER MANAGEMENT PROGRAMS:
  Debt
    Affiliates.....................................................      2,156,696         375,167       2,531,863
    Third party....................................................             --         269,213         269,213
  Deferred income taxes............................................        218,774          25,467         244,241
                                                                     -------------  ---------------  -------------
                                                                         2,375,470         669,847       3,045,317
                                                                     -------------  ---------------  -------------

TOTAL LIABILITIES..................................................      2,559,471       1,135,475       3,694,946

COMMITMENTS AND CONTINGENCIES......................................

SHAREHOLDERS' EQUITY...............................................        280,455         159,711         440,166
                                                                     -------------  ---------------  -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................  $   2,839,926   $   1,295,186   $   4,135,112
                                                                     -------------  ---------------  -------------
                                                                     -------------  ---------------  -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                             YEAR ENDED DECEMBER 31, 1998
                                                                       GUARANTOR     NON-GUARANTOR      PHH VMS
                                                                       COMPANIES       COMPANIES       COMBINED
                                                                     -------------  ---------------  -------------
REVENUE
  Fleet leasing revenue............................................  $     943,501   $     343,395   $   1,286,896
  Fleet management services........................................        124,041          58,315         182,356
  Other revenue....................................................         38,628          97,183         135,811
                                                                     -------------  ---------------  -------------

    Total revenues.................................................      1,106,170         498,893       1,605,063
                                                                     -------------  ---------------  -------------

EXPENSES
  Depreciation on leased vehicles..................................        804,598         210,913       1,015,511
  Interest expense.................................................         89,942          93,618         183,560
  Selling, general and administrative expenses.....................        126,729         105,995         232,724
  Depreciation and amortization on assets other than leased
    vehicles.......................................................         10,146          15,534          25,680
  Merger-related costs and other unusual charges (credits).........             --          (1,280)         (1,280)
                                                                     -------------  ---------------  -------------

    Total expenses.................................................      1,031,415         424,780       1,456,195
                                                                     -------------  ---------------  -------------

INCOME BEFORE PROVISION FOR INCOME TAXES...........................         74,755          74,113         148,868

PROVISION FOR INCOME TAXES.........................................         27,528          28,272          55,800
                                                                     -------------  ---------------  -------------

NET INCOME.........................................................  $      47,227   $      45,841   $      93,068
                                                                     -------------  ---------------  -------------
                                                                     -------------  ---------------  -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                             YEAR ENDED DECEMBER 31, 1997
                                                                       GUARANTOR     NON-GUARANTOR      PHH VMS
                                                                       COMPANIES       COMPANIES       COMBINED
                                                                     -------------  ---------------  -------------
REVENUE
  Fleet leasing revenue............................................  $     940,815   $     246,378   $   1,187,193
  Fleet management services........................................        114,348          69,699         184,047
  Other revenue....................................................         52,203          29,252          81,455
                                                                     -------------  ---------------  -------------

    Total revenues.................................................      1,107,366         345,329       1,452,695
                                                                     -------------  ---------------  -------------

EXPENSES
  Depreciation on leased vehicles..................................        783,920         169,631         953,551
  Interest expense.................................................        114,776          62,373         177,149
  Selling, general and administrative expenses.....................        135,534          75,589         211,123
  Depreciation and amortization on assets other than leased
    vehicles.......................................................         10,575           4,368          14,943
  Merger-related costs and other unusual charges (credits).........         56,572           4,518          61,090
                                                                     -------------  ---------------  -------------

    Total expenses.................................................      1,101,377         316,479       1,417,856
                                                                     -------------  ---------------  -------------

INCOME BEFORE PROVISION FOR INCOME TAXES...........................          5,989          28,850          34,839

PROVISION FOR INCOME TAXES.........................................         12,752          10,897          23,649
                                                                     -------------  ---------------  -------------

NET (LOSS) INCOME..................................................  $      (6,763)  $      17,953   $      11,190
                                                                     -------------  ---------------  -------------
                                                                     -------------  ---------------  -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                             YEAR ENDED DECEMBER 31, 1996
                                                                       GUARANTOR     NON-GUARANTOR      PHH VMS
                                                                       COMPANIES       COMPANIES       COMBINED
                                                                     -------------  ---------------  -------------
REVENUE
  Fleet leasing revenue............................................  $     930,672   $     197,823   $   1,128,495
  Fleet management services........................................        109,707          57,805         167,512
  Other revenue....................................................         37,698          23,334          61,032
                                                                     -------------  ---------------  -------------

    Total revenues.................................................      1,078,077         278,962       1,357,039
                                                                     -------------  ---------------  -------------

EXPENSES
  Depreciation on leased vehicles..................................        779,993         132,837         912,830
  Interest expense.................................................        130,632          37,055         167,687
  Selling, general and administrative expenses.....................        125,899          67,923         193,822
  Depreciation and amortization on assets other than leased
    vehicles.......................................................         12,360           4,225          16,585
                                                                     -------------  ---------------  -------------

Total expenses.....................................................      1,048,884         242,040       1,290,924
                                                                     -------------  ---------------  -------------

INCOME BEFORE PROVISION FOR INCOME TAXES...........................         29,193          36,922          66,115

PROVISION FOR INCOME TAXES.........................................         11,623          13,700          25,323
                                                                     -------------  ---------------  -------------

NET INCOME.........................................................  $      17,570   $      23,222   $      40,792
                                                                     -------------  ---------------  -------------
                                                                     -------------  ---------------  -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                            YEAR ENDED DECEMBER 31, 1998
                                                                      GUARANTOR     NON-GUARANTOR      PHH VMS
                                                                      COMPANIES       COMPANIES       COMBINED
                                                                    -------------  ---------------  -------------
OPERATING ACTIVITIES
  Net income......................................................  $      47,227   $      45,841   $      93,068
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation on leased vehicles.............................        804,598         210,913       1,015,511
      Depreciation and amortization on assets other than leased
        vehicles..................................................         10,146          15,534          25,680
      Merger-related costs and other unusual charges (credits)....             --          (1,280)         (1,280)
      Other non-cash charges......................................          1,502           3,638           5,140
      Changes in other assets and liabilities:
        Accounts and loans receivable.............................         (3,572)       (130,435)       (134,007)
        Income taxes payable......................................        139,293         (37,782)        101,511
        Accounts payable and other accrued liabilities............         29,684          20,936          50,620
        Due to affiliates.........................................        (39,351)         14,709         (24,642)
        Deferred income taxes.....................................        (58,032)         (6,711)        (64,743)
        Other assets, net.........................................       (336,775)        334,758          (2,017)
                                                                    -------------  ---------------  -------------
    Net cash provided by operating activities.....................        594,720         470,121       1,064,841
                                                                    -------------  ---------------  -------------
INVESTING ACTIVITIES
  Assets under management programs
    Investment in leases and leased vehicles......................     (1,298,916)     (1,217,979)     (2,516,895)
    Repayments of investment in leases and leased vehicles........      1,708,235        (620,199)      1,088,036
    Proceeds from sales and transfers of leases and leased
      vehicles....................................................             --         224,597         224,597
    Net purchases of property and equipment.......................        (16,471)        (43,352)        (59,823)
    Cash acquired in acquisition of business, net of contribution
      from affiliates.............................................             --           2,341           2,341
                                                                    -------------  ---------------  -------------
    Net cash provided by (used in) investing activities...........        392,848      (1,654,592)     (1,261,744)
                                                                    -------------  ---------------  -------------
FINANCING ACTIVITIES:
  Proceeds from certificate of deposit............................         (7,000)         32,000          25,000
  Net change in line of credit....................................         13,020         (31,380)        (18,360)
  Investment in subsidiary........................................        (10,500)         10,500              --
  Liabilities under management programs
    Proceeds from third party debt issuance.......................      1,108,300       3,322,704       4,431,004
    Principal payments on third party debt issuance...............     (1,108,120)     (1,897,574)     (3,005,694)
    Proceeds from debt from affiliates............................      1,013,606         387,967       1,401,573
    Principal payments on debt from affiliates....................     (2,000,103)       (607,623)     (2,607,726)
                                                                    -------------  ---------------  -------------
    Net cash (used in) provided by financing activities...........       (990,797)      1,216,594         225,797
                                                                    -------------  ---------------  -------------
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS.............            292         (20,065)        (19,773)
                                                                    -------------  ---------------  -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..............         (2,937)         12,058           9,121
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......................         17,976          (6,038)         11,938
                                                                    -------------  ---------------  -------------
CASH AND CASH EQUIVALENTS, END OF YEAR............................  $      15,039   $       6,020   $      21,059
                                                                    -------------  ---------------  -------------
                                                                    -------------  ---------------  -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                            YEAR ENDED DECEMBER 31, 1997
                                                                     GUARANTOR      NON-GUARANTOR      PHH VMS
                                                                     COMPANIES        COMPANIES        COMBINED
                                                                   --------------  ---------------  --------------
OPERATING ACTIVITIES:
  Net (loss) income..............................................  $       (6,763)  $      17,953   $       11,190
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation on leased vehicles............................         783,920         169,631          953,551
      Depreciation and amortization on assets other than leased
        vehicles.................................................          10,575           4,368           14,943
      Merger-related costs and other unusual charges.............          56,572           4,518           61,090
      Other non-cash charges.....................................          26,150         (23,189)           2,961
      Changes in other assets and liabilities:
        Accounts and loans receivable............................          38,396         (63,418)         (25,022)
        Income taxes payable.....................................          15,435          20,297           35,732
        Accounts payable and other accrued liabilities...........          (7,623)        (21,334)         (28,957)
        Due to affiliates........................................          28,067        (117,667)         (89,600)
        Deferred income taxes....................................          41,538           3,246           44,784
        Other assets, net........................................         (12,860)         13,462              602
                                                                   --------------  ---------------  --------------
    Net cash provided by operating activities....................         973,407           7,867          981,274
                                                                   --------------  ---------------  --------------

INVESTING ACTIVITIES:
  Assets under management programs
    Investment in leases and leased vehicles.....................      (1,179,099)     (1,006,171)      (2,185,270)
    Repayments of investment in leases and leased vehicles.......         292,438         464,501          756,939
    Proceeds from sales and transfers of leases and leased
      vehicles...................................................              --         229,303          229,303
    Net purchases of property and equipment......................          (9,713)         (3,458)         (13,171)
                                                                   --------------  ---------------  --------------
    Net cash used in investing activities........................        (896,374)       (315,825)      (1,212,199)
                                                                   --------------  ---------------  --------------

FINANCING ACTIVITIES:
  Net change in line of credit...................................           5,552              --            5,552
  Liabilities under management programs
    Proceeds from third party debt issuance......................           5,768       1,590,900        1,596,668
    Principal payments on third party debt issuance..............          (1,278)     (1,610,153)      (1,611,431)
    Proceeds from debt from affiliates...........................       1,038,541       1,039,536        2,078,077
    Principal payments on debt from affiliates...................      (1,115,409)       (727,626)      (1,843,035)
                                                                   --------------  ---------------  --------------
    Net cash (used in) provided by financing activities..........         (66,826)        292,657          225,831
                                                                   --------------  ---------------  --------------

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS............             130          (2,936)          (2,806)
                                                                   --------------  ---------------  --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............          10,337         (18,237)          (7,900)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....................           7,639          12,199           19,838
                                                                   --------------  ---------------  --------------

CASH AND CASH EQUIVALENTS, END OF YEAR...........................  $       17,976   $      (6,038)  $       11,938
                                                                   --------------  ---------------  --------------
                                                                   --------------  ---------------  --------------

                        PHH VEHICLE MANAGEMENT SERVICES

                  (IN THOUSANDS UNLESS IDENTIFIED DIFFERENTLY)

18. COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                            YEAR ENDED DECEMBER 31, 1996
                                                                     GUARANTOR      NON-GUARANTOR      PHH VMS
                                                                     COMPANIES        COMPANIES        COMBINED
                                                                   --------------  ---------------  --------------
OPERATING ACTIVITIES:
  Net income.....................................................  $       17,570   $      23,222   $       40,792
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation on leased vehicles............................         779,993         132,837          912,830
      Depreciation and amortization on assets other than leased
        vehicles.................................................          12,360           4,225           16,585
      Other non-cash charges.....................................             319           1,728            2,047
      Changes in other assets and liabilities:
        Accounts and loans receivable............................         (25,540)         22,550           (2,990)
        Income taxes payable.....................................         (15,960)         (4,459)         (20,419)
        Accounts payable and other accrued liabilities...........          49,158          18,837           67,995
        Due to affiliates........................................        (375,062)        278,763          (96,299)
        Deferred income taxes....................................          42,144          13,288           55,432
        Other assets, net........................................           2,557         (11,113)          (8,556)
                                                                   --------------  ---------------  --------------
    Net cash provided by operating activities....................         487,539         479,878          967,417
                                                                   --------------  ---------------  --------------

INVESTING ACTIVITIES:
  Assets under management programs
    Investment in leases and leased vehicles.....................      (1,222,726)       (695,805)      (1,918,531)
    Repayments of investment in leases and leased vehicles.......         427,236         299,010          726,246
    Proceeds from sales and transfers of leases and leased
      vehicles...................................................              --         117,753          117,753
    Net purchases of property and equipment......................          (8,805)         (4,945)         (13,750)
                                                                   --------------  ---------------  --------------
    Net cash used in investing activities........................        (804,295)       (283,987)      (1,088,282)
                                                                   --------------  ---------------  --------------

FINANCING ACTIVITIES:
  Net change in line of credit...................................           6,170              --            6,170
  Payment of dividends to PHH....................................         (18,106)         (1,196)         (19,302)
  Capital contribution...........................................           4,985              --            4,985
  Liabilities under management programs
    Proceeds from third party debt issuance......................           3,461       1,665,957        1,669,418
    Principal payments on third party debt issuance..............            (278)     (1,558,536)      (1,558,814)
    Proceeds from debt from affiliates...........................       1,241,754        (215,057)       1,026,697
    Principal payments on debt from affiliates...................        (914,304)        (88,050)      (1,002,354)
                                                                   --------------  ---------------  --------------
    Net cash provided by financing activities....................         323,682        (196,882)         126,800
                                                                   --------------  ---------------  --------------

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS............          (7,354)         10,850            3,496
                                                                   --------------  ---------------  --------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.............            (428)          9,859            9,431
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....................           8,067           2,340           10,407
                                                                   --------------  ---------------  --------------

CASH AND CASH EQUIVALENTS, END OF YEAR...........................  $        7,639   $      12,199   $       19,838
                                                                   --------------  ---------------  --------------
                                                                   --------------  ---------------  --------------

                        PHH VEHICLE MANAGEMENT SERVICES

                        CONDENSED COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                                   UNAUDITED

                                                                                                       MARCH 31,
                                                                                                         1999
                                                                                                     -------------
ASSETS
  Cash and cash equivalents........................................................................  $      74,211
  Accounts and loans receivable, net...............................................................        506,325
  Property and equipment, net......................................................................         96,919
  Goodwill and other intangibles, net..............................................................        227,351
  Deferred income taxes............................................................................         39,200
  Other assets.....................................................................................         20,272
                                                                                                     -------------
        Total assets exclusive of assets under management programs.................................        964,278
                                                                                                     -------------

ASSETS UNDER MANAGEMENT PROGRAMS:
  Net investment in leases and leased vehicles.....................................................      3,867,856
                                                                                                     -------------
TOTAL ASSETS.......................................................................................  $   4,832,134
                                                                                                     -------------
                                                                                                     -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable and accrued liabilities.........................................................  $     443,596
  Income taxes payable.............................................................................        119,093
  Deferred revenue.................................................................................         43,590
  Due to affiliates................................................................................        228,160
  Borrowed funds...................................................................................         20,769
                                                                                                     -------------
        Total liabilities exclusive of liabilities under management programs.......................        855,208
                                                                                                     -------------

LIABILITIES UNDER MANAGEMENT PROGRAMS:
  Debt.............................................................................................      3,014,758
  Deferred income taxes............................................................................        213,059
                                                                                                     -------------
                                                                                                         3,227,817
TOTAL LIABILITIES..................................................................................      4,083,025
                                                                                                     -------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY...............................................................................        749,109
                                                                                                     -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................................................  $   4,832,134
                                                                                                     -------------
                                                                                                     -------------

             See notes to condensed combined financial statements.

                        PHH VEHICLE MANAGEMENT SERVICES

                      CONDENSED COMBINED INCOME STATEMENTS

                                 (IN THOUSANDS)

                                   UNAUDITED

                                                                                        THREE MONTHS ENDED
                                                                                 MARCH 31, 1999   MARCH 31, 1998
                                                                                 ---------------  ---------------
REVENUE........................................................................    $   400,253      $   391,305

EXPENSES
  Depreciation on leased vehicles..............................................        253,743          249,384
  Interest expense.............................................................         46,457           43,183
  Selling, general and administrative expenses.................................         63,569           55,425
  Depreciation and amortization on assets other than leased vehicles...........          7,332            6,341
                                                                                 ---------------  ---------------
    Total expenses.............................................................        371,101          354,333
                                                                                 ---------------  ---------------
INCOME BEFORE PROVISION FOR INCOME TAXES.......................................         29,152           36,972

PROVISION FOR INCOME TAXES.....................................................         11,002           13,857
                                                                                 ---------------  ---------------
NET INCOME.....................................................................    $    18,150      $    23,115
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

             See notes to condensed combined financial statements.

                        PHH VEHICLE MANAGEMENT SERVICES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                   UNAUDITED

                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                             1999         1998
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES....................................................  $   509,890  $   284,470

INVESTING ACTIVITIES:
  Assets under management programs
    Investment in leases and leased vehicles............................................     (560,758)    (626,170)
    Repayments of investment in leases and leased vehicles..............................      133,455      222,021
    Proceeds from sales and transfers of leases and leased vehicles.....................       44,640       27,284
  Net purchases of property and equipment...............................................       (8,586)     (14,852)
  Cash acquired in acquisition of business, net of contribution from affiliates.........           --        2,341
                                                                                          -----------  -----------
    Net cash used in investing activities...............................................     (391,249)    (389,376)
                                                                                          -----------  -----------
FINANCING ACTIVITIES:
  Other, net............................................................................      (26,438)      23,023
  Liabilities under management programs
    Proceeds from debt issuance.........................................................      112,061      162,789
    Principal payments on debt issuance.................................................     (162,574)    (103,292)
                                                                                          -----------  -----------
    Net cash (used in) provided by financing activities.................................      (76,951)      82,520

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS...................................       11,462       10,448
                                                                                          -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................................       53,152      (11,938)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........................................       21,059       11,938
                                                                                          -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD................................................  $    74,211  $        --
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Non-cash investing and financing information:
Business acquired:
  Fair value of assets acquired, excluding cash.........................................               $   294,287
  Liabilities assumed...................................................................                   (86,006)
  Capital contribution from affiliate for acquisition...................................                  (190,597)
  Additional purchase consideration payable.............................................                   (20,025)
                                                                                                       -----------
  Net cash acquired.....................................................................               $    (2,341)
                                                                                                       -----------
                                                                                                       -----------

              See notes to condensed combined financial statements

                        PHH VEHICLE MANAGEMENT SERVICES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The condensed combined balance sheet of PHH Vehicle Management Services (the "Group") as of March 31, 1999 and the condensed combined statements of income and cash flows for the three months ended March 31, 1999 and 1998 are unaudited. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of such financial statements are included. The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The December 31, 1998 condensed combined balance sheet was derived from the Group's audited financial statements for the year ended December 31, 1998, and should be read in conjunction with such combined financial statements and notes thereto.

    Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

2. ACQUISITIONS

    On January 20, 1998, Pointeuro Limited acquired the Harpur Group Limited ("Harpur") for an initial purchase price of approximately $194 million, including acquisition costs. Additional purchase consideration of approximately $20 million was accrued as of December 31, 1998, upon the attainment of certain revenue thresholds as specified in the purchase agreement. Harpur provides fuel card and fleet management services to corporate clients in the United Kingdom. The transaction was accounted for as a purchase and, accordingly, the operating results of Harpur have been included in the Group's combined financial statements since the date of acquisition.

    The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $189 million has been allocated to goodwill. Pro forma results of operations for the three months ended March 31, 1998, assuming the acquisition of Harpur had occurred on January 1, 1998, have not been presented as the effect is not material.

3. SEGMENT INFORMATION

    The Group operates in a single segment, fleet and fuel card management.

GEOGRAPHIC SEGMENT INFORMATION

                                                                           UNITED         UNITED       ALL OTHER
                                                             TOTAL         STATES         KINGDOM      COUNTRIES
                                                         -------------  -------------  -------------  -----------
1999
Revenue................................................  $     400,253  $     333,464  $      59,316  $     7,473
Assets.................................................      4,832,134      3,216,939      1,386,131      229,064
Long-lived assets......................................         96,919         27,396         64,653        4,870
1998
Revenue................................................  $     391,305  $     330,306  $      54,195  $     6,804
Assets.................................................      4,483,710      3,184,333      1,072,076      227,301
Long-lived assets......................................         50,373         16,664         32,718          991

                        PHH VEHICLE MANAGEMENT SERVICES

4. COMPREHENSIVE INCOME

    Components of comprehensive income are summarized as follows:

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                           1999       1998
                                                                         ---------  ---------
Net income.............................................................  $  18,150  $  23,115
Other comprehensive income (loss), net of tax:
  Currency translation.................................................        201     (1,630)
                                                                         ---------  ---------
Comprehensive income...................................................  $  18,351  $  21,485
                                                                         ---------  ---------
                                                                         ---------  ---------

5. SUBSEQUENT EVENT

    On May 22, 1999, PHH executed an agreement with Avis Rent A Car, Inc. ("Avis") pursuant to which Avis will acquire the net assets of the Group from PHH for $1.44 billion in assumed intercompany debt of PHH Holdings, a wholly-owned subsidiary of PHH and the issuance of $360 million in convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of Avis. The transaction is subject to customary regulatory approvals and closed on June 30, 1999.

6. CONDENSED COMBINING FINANCIAL INFORMATION

    In conjunction with the June 30, 1999 closing of the transaction detailed in
Note 5, Avis has issued $500,000 in Senior Subordinated Notes due 2009 (the "Notes"). Certain companies included in the Group ("Guarantor Companies") unconditionally guaranteed the Notes on a joint and several basis. The following condensed tables summarize the financial position, results of operations, and

                        PHH VEHICLE MANAGEMENT SERVICES

6. CONDENSED COMBINING FINANCIAL INFORMATION (CONTINUED) cash flows for the Group, the Guarantor Companies and the companies in the Group that did not guarantee the Notes (the "Non-Guarantor Companies").

                                                                                    MARCH 31, 1999
                                                                     ---------------------------------------------
                                                                       GUARANTOR     NON-GUARANTOR      PHH VMS
                                                                       COMPANIES       COMPANIES       COMBINED
                                                                     -------------  ---------------  -------------
ASSETS
  Cash and cash equivalents........................................  $      15,332   $      58,879   $      74,211
  Accounts and loans receivable, net...............................         39,169         467,156         506,325
  Property and equipment, net......................................         30,299          66,620          96,919
  Goodwill and other intangibles, net..............................         29,403         197,948         227,351
  Deferred income taxes............................................         20,879          18,321          39,200
  Other assets.....................................................        248,186        (227,914)         20,272
                                                                     -------------  ---------------  -------------
    Total assets exclusive of assets under management programs.....        383,268         581,010         964,278
                                                                     -------------  ---------------  -------------
ASSETS UNDER MANAGEMENT PROGRAMS:
  Net investment in leases and leased vehicles.....................      1,534,894       2,332,962       3,867,856
                                                                     -------------  ---------------  -------------
TOTAL ASSETS.......................................................  $   1,918,162   $   2,913,972   $   4,832,134
                                                                     -------------  ---------------  -------------
                                                                     -------------  ---------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable and accrued liabilities.........................  $     129,390   $     314,206   $     443,596
  Income taxes payable.............................................        (19,101)        138,194         119,093
  Deferred revenue.................................................         25,840          17,750          43,590
  Due to affiliates................................................        110,583         117,577         228,160
  Borrowed funds...................................................            574          20,195          20,769
                                                                     -------------  ---------------  -------------
    Total liabilities exclusive of liabilities under management
      programs.....................................................        247,286         607,922         855,208
                                                                     -------------  ---------------  -------------
LIABILITIES UNDER MANAGEMENT PROGRAMS:
  Debt.............................................................      1,113,957       1,900,801       3,014,758
  Deferred income taxes............................................        238,505         (25,446)        213,059
                                                                     -------------  ---------------  -------------
                                                                         1,352,462       1,875,355       3,227,817
                                                                     -------------  ---------------  -------------
TOTAL LIABILITIES..................................................      1,599,748       2,483,277       4,083,025
                                                                     -------------  ---------------  -------------
COMMITMENTS AND CONTINGENCIES......................................

SHAREHOLDERS' EQUITY...............................................        318,414         430,695         749,109
                                                                     -------------  ---------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................  $   1,918,162   $   2,913,972   $   4,832,134
                                                                     -------------  ---------------  -------------
                                                                     -------------  ---------------  -------------

                        PHH VEHICLE MANAGEMENT SERVICES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

6. CONDENSED COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                           THREE MONTHS ENDED MARCH 31, 1999
                                                                        GUARANTOR    NON-GUARANTOR     PHH VMS
                                                                        COMPANIES      COMPANIES      COMBINED
                                                                       -----------  ---------------  -----------
REVENUE..............................................................  $   143,673   $     256,580   $   400,253
EXPENSES
  Depreciation on leased vehicles....................................       79,903         173,840       253,743
  Interest expense...................................................       14,662          31,795        46,457
  Selling, general and administrative expenses.......................       36,395          27,174        63,569
  Depreciation and amortization on assets other than
      leased vehicles................................................        1,300           6,032         7,332
                                                                       -----------  ---------------  -----------
      Total expenses.................................................      132,260         238,841       371,101
                                                                       -----------  ---------------  -----------
INCOME BEFORE PROVISION FOR INCOME TAXES.............................       11,413          17,739        29,152
PROVISION FOR INCOME TAXES...........................................        5,287           5,715        11,002
                                                                       -----------  ---------------  -----------
NET INCOME...........................................................  $     6,126   $      12,024   $    18,150
                                                                       -----------  ---------------  -----------
                                                                       -----------  ---------------  -----------

                                                                           THREE MONTHS ENDED MARCH 31, 1998
                                                                        GUARANTOR    NON-GUARANTOR     PHH VMS
                                                                        COMPANIES      COMPANIES      COMBINED
                                                                       -----------  ---------------  -----------
REVENUE..............................................................  $   296,997   $      94,308   $   391,305

EXPENSES
  Depreciation on leased vehicles....................................      211,193          38,191       249,384
  Interest expense...................................................       27,677          15,506        43,183
  Selling, general and administrative expenses.......................       34,451          20,974        55,425
  Depreciation and amortization on assets other than leased
    vehicles.........................................................        1,245           5,096         6,341
                                                                       -----------  ---------------  -----------
    Total expenses...................................................      274,566          79,767       354,333
                                                                       -----------  ---------------  -----------

INCOME BEFORE PROVISION FOR INCOME TAXES.............................       22,431          14,541        36,972

PROVISION FOR INCOME TAXES...........................................        7,484           6,373        13,857
                                                                       -----------  ---------------  -----------

NET INCOME...........................................................  $    14,947   $       8,168   $    23,115
                                                                       -----------  ---------------  -----------
                                                                       -----------  ---------------  -----------

                        PHH VEHICLE MANAGEMENT SERVICES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

6. CONDENSED COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                      THREE MONTHS ENDED MARCH 31, 1999
                                                                   GUARANTOR    NON-GUARANTOR     PHH VMS
                                                                   COMPANIES      COMPANIES      COMBINED
                                                                  -----------  ---------------  -----------
CASH FLOW FROM OPERATING ACTIVITIES.............................   $ 198,521    $     311,369   $   509,890

INVESTING ACTIVITIES:
Assets under management programs
  Investment in leases and leased vehicles......................    (348,914)        (211,844)     (560,758)
  Repayments of investment in leases and leased vehicles........      65,086           68,369       133,455
  Proceeds from sales and transfers of leases and leased
    vehicles....................................................          --           44,640        44,640
  Net purchases of property and equipment.......................      (1,388)          (7,198)       (8,586)
  Cash acquired in acquisition of business, net of contribution
    from affiliates.............................................          --               --            --
                                                                  -----------  ---------------  -----------
  Net cash used in investing activities.........................    (285,216)        (106,033)     (391,249)
                                                                  -----------  ---------------  -----------

FINANCING ACTIVITIES:
  Other, net....................................................      33,467          (59,905)      (26,438)
  Liabilities under management programs
    Proceeds from debt issuance.................................      55,780           56,281       112,061
    Principal payments on debt issuance.........................      (1,822)        (160,752)     (162,574)
                                                                  -----------  ---------------  -----------
    Net cash provided (used in) by financing activities.........      87,425         (164,376)      (76,951)
                                                                  -----------  ---------------  -----------

EFFECT OF EXCHANGE RATES ON CASH AND
  CASH EQUIVALENTS..............................................        (437)          11,899        11,462
                                                                  -----------  ---------------  -----------
NET INCREASE IN CASH AND
  CASH EQUIVALENTS..............................................         293           52,859        53,152
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..................      15,039            6,020        21,059
                                                                  -----------  ---------------  -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD........................   $  15,332    $      58,879   $    74,211
                                                                  -----------  ---------------  -----------
                                                                  -----------  ---------------  -----------

                        PHH VEHICLE MANAGEMENT SERVICES

6. CONDENSED COMBINING FINANCIAL INFORMATION (CONTINUED)

                                                                       THREE MONTHS ENDED MARCH 31, 1998
                                                                    GUARANTOR    NON-GUARANTOR     PHH VMS
                                                                    COMPANIES      COMPANIES      COMBINED
                                                                   -----------  ---------------  -----------
CASH FLOW FROM OPERATING ACTIVITIES..............................  $   206,683    $    77,787    $   284,470

INVESTING ACTIVITIES:
Assets under management programs
  Investment in leases and leased vehicles.......................     (351,708)      (274,462)      (626,170)
  Repayments of investment in leases and leased vehicles.........      116,336        105,685        222,021
  Proceeds from sales and transfers of leases and leased
    vehicles.....................................................           --         27,284         27,284
  Net purchases of property and equipment........................       (2,925)       (11,927)       (14,852)
  Cash acquired in acquisition of business, net of contribution
    from affiliates..............................................           --          2,341          2,341
                                                                   -----------  ---------------  -----------
  Net cash used in investing activities..........................     (238,297)      (151,079)      (389,376)
                                                                   -----------  ---------------  -----------

FINANCING ACTIVITIES:
  Other, net.....................................................         (105)        23,128         23,023
  Liabilities under management programs
    Proceeds from debt issuance..................................      104,455         58,334        162,789
    Principal payments on debt issuance..........................      (66,461)       (36,831)      (103,292)
                                                                   -----------  ---------------  -----------
    Net cash provided by financing activities....................       37,889         44,631         82,520
                                                                   -----------  ---------------  -----------

EFFECT OF EXCHANGE RATES ON CASH AND
  CASH EQUIVALENTS...............................................          341         10,107         10,448
                                                                   -----------  ---------------  -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...............................................        6,616        (18,554)       (11,938)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...................       18,004         (6,066)        11,938
                                                                   -----------  ---------------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........................  $    24,620    $   (24,620)   $        --
                                                                   -----------  ---------------  -----------
                                                                   -----------  ---------------  -----------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

1. DELAWARE (Avis Rent A Car, Inc., Avis Rent A Car System, Inc., Avis International, Ltd., Avis Management Services, Ltd., Avis Caribbean, Limited, Avis Asia and Pacific Limited, Avis Enterprises, Inc., Avis Service, Inc., Avis Lube, Inc., Avis Leasing Corporation, Reserve Claims Management Co., PHH Vehicle Management Services, LLC, Wright Express LLC, PHH Canadian Holdings, Inc., PHH/Paymentech LLC and FAH Company, Inc.)

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

    The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of Avis Rent A Car, Inc. (the "Company") and the Certificates of Incorporation or By-Laws, each if amended and restated then as amended and restated, of each of Avis Rent A Car System, Inc., Avis International, Ltd., Avis Management Services, Ltd., Avis Caribbean, Limited, Avis Asia and Pacific Limited, Avis Enterprises, Inc., Avis Service, Inc., Avis Lube, Inc., Avis Leasing Corporation, Reserve Claims Management Co., PHH Canadian Holdings, Inc., and FAH Company, Inc., provide for indemnification by such entity of its respective directors and officers to the fullest extent permitted by the DGCL and such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The Certificate of Incorporation or By-Laws, each if amended and restated then as amended and restated, of the Company and each of the aforementioned subsidiaries provide that every person will be indemnified against any and all judgments, fines, amounts paid in settling or otherwise disposing of threatened, pending or complete actions, suits or proceedings (including an action by or in the right of the Company or the respective subsidiary, subject to certain conditions), whether by fact that he is or was a director or officer of the Company or the respective subsidiary or is or was serving at the request of the Company or the respective subsidiary as a director or officer of another corporation, subject in all instances to the requirements that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or the respective subsidiary, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

    Section 18-108 of the Delaware Limited Liability Company Act (the "LLC Act") empowers a Delaware limited liability company to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever. In accordance with such section, the Limited Liability Company Agreement of PHH Vehicle Management Services LLC, dated as of April 5, 1999 (the "PHH Agreement"), the Limited Liability Company Agreement of PHH/ Paymentech LLC, dated as of January 31, 1997 (the "Paymentech Agreement"), and the Limited Liability Company Agreement of Wright Express LLC, dated as May 24, 1999 (the "WEX Agreement" and, together with the Paymentech Agreement and the PHH Agreement, the "LLC Agreements"), each provide that the Company shall, to the fullest extent authorized by the LLC Act, as in effect from time to time, indemnify and hold harmless any member, manager, officer, employee or agent of PHH Vehicle Management Services LLC, PHH/Paymentech LLC and Wright Express LLC, as the case may be, from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer, employee or agent of the respective LLC. The LLC Agreements further provide that expenses incurred by any member, manager, officer, employee or agent of PHH Vehicle Management Services LLC, PHH/Paymentech LLC and Wright Express LLC, as the case may be, in defending a proceeding shall be paid by the respective LLC in advance of such proceeding's final disposition unless otherwise determined by the manager or the president of such LLC in the specific case upon receipt of an undertaking by or on behalf of the member, manager or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the respective LLC. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions if any, as the manager or the president of PHH Vehicle Management Services LLC, PHH/Paymentech LLC and Wright Express LLC, as the case may be, deems appropriate.

2. MARYLAND (PHH Deutschland, Inc., Williamsburg Motors, Inc., Edenton Motors, Inc., and Dealers Holdings, Inc.)

    Section 2-418 of the Annotated Code of Maryland requires indemnification against expenses incurred in successful defense, unless limited by charter, of a director who has been successful, on the merits or otherwise, in the defense of any proceeding, judgment, penalty, fine or settlement. A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith; or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services, or in the case of any criminal proceeding, the director had reasonable cause to believe that the act was unlawful. Additionally, a court may order indemnification if it finds that the director is entitled to reimbursement under
Section 2-418 or if it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Section 6 of the By-Laws of PHH Deutschland, Inc. provides that it shall indemnify its directors and officers and such indemnification shall apply to all proceedings.

3.  VIRGINIA (Rent-A-Car Company, Incorporated)

    The Virginia Stock Corporations Act permits, and the By-Laws of Rent-A-Car Company, Inc. require, indemnification of the officers and directors of Rent-A-Car Company, Inc. against all liabilities imposed or asserted against them by reason of having been an officer or director of Rent-A-Car Company, Inc. (including derivative actions), except in the case of willful misconduct or a knowing violation of criminal law.

4.  TEXAS (Avis Fleet Leasing and Management Corporation)

    Under the Texas Business Corporations Act, a corporation has the power to indemnify directors, officers, employees and agents of the corporation against certain liabilities and to purchase and maintain liability insurance for those persons. The By-Laws of Avis Fleet Leasing and Management Corporation provide that Avis Fleet Leasing and Management Corporation will indemnify any person who was or is a named defendant or respondent or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal of such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of Avis Fleet Leasing and Management Corporation, or is or was serving at the request of Avis Fleet Leasing and Management Corporation as a director, officer or employee of another foreign or domestic corporation, against judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, (i) in the case of conduct in his or her official capacity as a director of Avis Fleet Leasing and Management Corporation, to be in the best interests of Avis Fleet Leasing and Management Corporation, and (ii) in all other cases, to be not opposed to the best interests of Avis Fleet Leasing and Management Corporation, except that no indemnification shall be made available where such person is found liable for willful or intentional misconduct in the performance of his or her duty to Avis Fleet Leasing and Management Corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

1.01         Purchase Agreement, dated as of June 25, 1999, among Avis Rent A Car, Inc. (the "Company"), the
             Subsidiary Guarantors (as defined therein) and Chase Securities Inc. and Lehman Brothers Inc. (the
             "Initial Purchasers").*

2.01         Agreement and Plan of Merger and Reorganization by and among PHH Corporation, PHH Holdings
             Corporation, the Company and Avis Fleet Leasing and Management Corporation, dated as of May 22,
             1999.*

3.           CERTIFICATE OF INCORPORATION AND BY-LAWS.

3.01         Certificate of Incorporation of Avis Rent A Car, Inc.***

3.02(a)      Certificate of Incorporation of Avis Rent A Car System, Inc.*

3.02(b)      Restated Certificate of Incorporation of Avis Rent A Car System, Inc.*

3.02(c)      Corrected Restated Certificate of Incorporation of Avis Rent A Car System, Inc.*

3.02(d)      Certificate of Ownership and Merger merging The First Gray Line Corporation into Avis Rent A Car
             System, Inc.*

3.03(a)      Certificate of Incorporation of Avis International, Ltd.*

3.03(b)      Certificate of Change of Location of Registered Office and Registered Agent of Avis International,
             Ltd.*

3.03(c)      Certificate of Change of Registered Agent and Registered Office of Avis International, Ltd.*

3.04(a)      Certificate of Incorporation of Avis Management Services, Ltd.*

3.04(b)      Certificate of Change of Location of Registered Office and Registered Agent of Avis Management
             Services, Ltd.*

3.04(c)      Certificate of Change of Registered Agent and Registered Office of Avis Management Services, Ltd.*

3.05         Certificate of Incorporation of Avis Caribbean, Limited.*

3.06         Certificate of Incorporation of Avis Asia and Pacific, Limited.*

3.07(a)      Certificate of Incorporation of Avis Enterprises, Inc.*

3.07(b)      Certificate of Amendment of Certificate of Incorporation of Avis Enterprises, Inc.*

3.07(c)      Certificate of Amendment of Certificate of Incorporation of Avis Enterprises, Inc.*

3.08         Certificate of Incorporation of Avis Service, Inc.*

3.09         Certificate of Incorporation of Avis Lube, Inc.*

3.10         Certificate of Incorporation of Avis Leasing Corporation.*

3.11(a)      Certificate of Incorporation of Rent-A-Car Company, Incorporated.*

3.11(b)      Articles of Reduction of Rent-A-Car Company, Incorporated.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
3.11(c)      Articles of Amendment to Articles of Incorporation of Rent-A-Car Company, Incorporated.*

3.11(d)      Articles of Amendment to Articles of Incorporation of Rent-A-Car Company, Incorporated.*

3.11(e)      Articles of Amendment to the Articles of Incorporation of Rent-A-Car Company, Incorporated.*

3.11(f)      Articles of Amendment of Rent-A-Car Company, Incorporated.*

3.12(a)      Certificate of Incorporation of Reserve Claims Management Co.*

3.12(b)      Certificate of Change of Registered Agent and Registered Office of Reserve Claims Management Co.
             f/k/a Avis Leasing International, Ltd.*

3.12(c)      Restated Certificate of Incorporation of Avis Leasing International, Ltd.*

3.13(a)      Certificate of Incorporation of Avis Fleet Leasing and Management Corporation.*

3.13(b)      Articles of Correction of Avis Fleet Leasing and Management Corporation.*

3.13(c)      Certificate of Designation of Powers, Preferences and Special Rights of Series A Cumulative
             Participating Redeemable Convertible Preferred Stock and Qualifications, Limitations and Restrictions
             Thereof of Avis Fleet Leasing and Management Corporation.******

3.13(d)      Certificate of Designation of Powers, Preferences and Special Rights of Series B Cumulative PIK
             Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Avis Fleet Leasing and
             Management Corporation.*****

3.13(e)      Certificate of Designation of Powers, Preferences and Special Rights of Series C Cumulative
             Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Avis Fleet
             Leasing and Management Corporation.*****

3.14(a)      Certificate of Incorporation of Dealers Holding, Inc.*

3.14(b)      Notice of Change of Resident Agent of Dealers Holding, Inc.*

3.14(c)      Notice of Change of Resident Agent of Dealers Holding, Inc.*

3.14(d)      Change of Address of Resident Agent of Dealers Holding, Inc.*

3.14(e)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office of Dealers Holdings, Inc.*

3.15(a)      Articles of Incorporation of Williamsburg Motors, Inc.*

3.15(b)      Notice of Change of Resident Agent of Williamsburg Motors, Inc.*

3.15(c)      Change of Resident Agent of Williamsburg Motors, Inc.*

3.15(d)      Change of Address of Resident Agent of Williamsburg Motors, Inc.*

3.15(e)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office.*

3.15(f)      Articles of Amendment of Articles of Incorporation of Williamsburg Motors, Inc.*

3.16(a)      Articles of Incorporation of Edenton Motors, Inc.*

3.16(b)      Notice of Change of Resident Agent of Edenton Motors, Inc.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
3.16(c)      Articles of Amendment of Edenton Motors, Inc.*

3.16(d)      Articles of Amendment of Edenton Motors, Inc.*

3.16(e)      Change of Resident Agent of Edenton Motors, Inc.*

3.16(f)      Change of Address of Resident Agent of Edenton Motors, Inc.*

3.16(g)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office of Edenton Motors, Inc.*

3.17         Certificate of Incorporation of PHH Canadian Holdings, Inc.*

3.18(a)      Articles of Incorporation of PHH Deutschland, Inc.*

3.18(b)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(c)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(d)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(e)      Change of Resident Agent of PHH Deutschland, Inc.*

3.18(f)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(g)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(h)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office of PHH Deutschland, Inc.*

3.18(i)      Change of Address of Resident Agent of PHH Deutschland, Inc.*

3.19(a)      Certificate of Incorporation of FAH Company, Inc.*

3.19(b)      Certificate of Amendment to Certificate of Incorporation of FAH Company, Inc.*

3.19(c)      Certificate of Amendment to Certificate of Incorporation of FAH Company, Inc.*

3.19(d)      Certificate of Amendment to Certificate of Incorporation of FAH Company, Inc.*

3.20         Limited Liability Company Agreement of PHH Vehicle Management Services LLC.*

3.21         Limited Liability Company Agreement of Wright Express LLC.*

3.22         Operating Agreement of PHH/Paymentech LLC.*

3.50         By-Laws of Avis Rent A Car, Inc.***

3.51         By-Laws of Avis Rent A Car System, Inc.*

3.52         By-Laws of Avis International, Ltd.*

3.53         By-Laws of Avis Management Services, Ltd.*

3.54         By-Laws of Avis Caribbean, Limited.*

3.55         By-Laws of Avis Asia and Pacific, Limited.*

3.56         By-Laws of Avis Enterprises, Inc.*

3.57         By-Laws of Avis Service, Inc.*

3.58         By-Laws of Avis Lube, Inc.*

3.59         By-Laws of Avis Leasing Corporation.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
3.60         By-Laws of Rent-A-Car Company, Incorporated.*

3.61         By-Laws of Reserve Claims Management Co.*

3.62         By-Laws of Avis Fleet Leasing and Management Corporation.*

3.63         By-Laws of Dealers Holdings, Inc.*

3.64         By-Laws of Williamsburg Motors, Inc.*

3.65         By-Laws of Edenton Motors, Inc.*

3.66         By-Laws of PHH Canadian Holdings, Inc.*

3.67         By-Laws of PHH Deutschland, Inc.*

3.68         By-Laws of FAH Company, Inc.*

4.03         Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C. and the Avis ABS
             Trustee, to the Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding
             II and the Avis ABS Trustee.**

4.04         Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C. and the Avis ABS
             Trustee, to the Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding
             II and the Avis ABS Trustee.**

4.05         Loan Agreement, dated as of July 30, 1997, between AESOP Leasing L.P., as borrower, and AESOP Funding
             II L.L.C. as lender.**

4.06         Loan Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as borrower, PV Holding Corp., as a permitted nominee of the borrower, Quartz Fleet Management, Inc., as a permitted nominee of the borrower, and AESOP Funding I L.L.C., as lender.**

4.07         Loan Agreement, dated as of July 30, 1997, between AESOP Leasing Corp II, as borrower, AESOP Leasing
             Corp., as permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.**

4.08         Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing
             L.P., as lessor, Avis Rent A Car System, Inc., as lessee, individually and as the administrator and
             Avis Rent A Car, Inc., as guarantor.**

4.09         Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing
             L.P., as lessor, Avis Rent A Car System, Inc., individually and as the administrator, certain
             Eligible Rental Car Companies, as lessees, and Avis Rent A Car, Inc., as guarantor.**

4.10         Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing
             Corp. II, as lessor, Avis Rent A Car System, Inc., individually and as the administrator, certain
             Eligible Rental Car Companies, as lessees, and Avis Rent A Car, Inc., as guarantor.**

4.11         Credit Agreement, dated as of July 30, 1997, among Avis Rent A Car, Inc., Avis Rent A Car System,
             Inc., The Chase Manhattan Bank, as administrative agent, Lehman Commercial Paper, Inc., as syndication agent and the other lenders party thereto (the "Credit Agreement").**

4.12         Guarantee, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
4.13         Security Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**

4.14         Pledge Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**

4.15         Supplemental Indenture No. 1, dated as of July 31, 1998, to the Amended and Restated Base Indenture,
             dated as of July 30, 1997, between AESOP Funding I L.L.C. as issuer and the Avis ABS Trustee.****

4.16         Amendment No. 1, dated as of July 31, 1998, to Loan Agreement, dated as of July 30, 1997, between
             AESOP Leasing L.P., as borrower, and AESOP Funding I L.L.C., as lender.****

4.17         Amendment No. 1, dated as of July 31, 1998, to Loan Agreement, dated as of July 30, 1997, among AESOP
             Leasing L.P., as borrower, PV Holding Corp., as a permitted nominee of the borrower, Quartz Fleet
             Management, Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.****

4.18         Amendment No. 1, dated as of July 31, 1998, to Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as lessor, Avis Rent A Car Systems, Inc., as Lessee individually and as Administrator, and Avis Rent A Car, Inc., as guarantor.****

4.19         Amended and Restated Loan Agreement, dated as of September 15, 1998, among AESOP Leasing L.P., as borrower, PV Holding Corp., as a permitted nominee of the borrower, Quartz Fleet Management, Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C.****

4.20         Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of September 15, 1998, among AESOP Leasing L.P., as lessor, Avis Rent Car System, Inc., individually and as Administrator, certain Eligible Rental Car Companies, as lessees, and Avis Rent A Car, Inc., as guarantor.****

4.21         Supplemental Indenture No. 2, dated as of September 15, 1998, to Amended and Restated Base Indenture,
             dated as of July 30, 1997, between AESOP Funding I L.L.C., as issuer and the Avis ABS Trustee.****

4.22         Series 1998-1 Supplement, dated as of February 26, 1998 between AESOP Funding II L.L.C., as issuer, and the Avis ABS Trustee, as trustee and Series 1998-1 agent, to the Amended and Restated Base
             Indenture, dated as of July 30, 1997, between AESOP Funding II L.L.C., as issuer, and the Avis ABS
             Trustee.****

4.30         Indenture, dated as of June 30, 1999, among the Company, the Subsidiary Guarantors and the Bank of
             New York (the "Notes Trustee").*

4.31         Exchange and Registration Rights Agreement, dated as of June 30, 1999, among the Company, the
             Subsidiary Guarantors, the Initial Purchasers and the Notes Trustee.*

4.32         Credit Agreement, dated as of June 30, 1999, among the Company, as borrower, the financial institutions party thereto, the Chase Manhattan Bank (the "Administrative Agent"), and Lehman
             Commercial Paper Inc.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
4.33         Guarantee and Collateral Agreement, dated as of June 30, 1999, among the Company, the Subsidiary
             Guarantors and the Administrative Agent.*

4.40         Origination Trust Agreement, dated as of June 30, 1999 (the "Origination Trust Agreement"), among
             Raven Funding LLC (the "SPV"), PHH Vehicle Management Services LLC ("VMS LLC") and Wilmington Trust
             Company (the "VMS ABS Trustee").*

4.41         Sold SUBI Supplement 1999-1A to the Origination Trust Agreement, dated as of June 30, 1999 (the
             "1999-1A SUBI Supplement"), among the SPV, VMS LLC and the VMS ABS Trustee.*

4.42         Sold SUBI Supplement 1999-1B to the Origination Trust Agreement, dated as of June 30, 1999 (the
             "1999-1B SUBI Supplement"), among the SPV, VMS LLC and the VMS ABS Trustee.*

4.43         Servicing Agreement, dated as of June 30, 1999 (the "Servicing Agreement"), between D.L. Peterson
             Trust (the "Origination Trust") and VM LLC.*

4.44         Sold SUBI Supplement 1999-1 to the Servicing Agreement, dated as of June 30, 1999 (the "Sold SUBI
             Servicing Supplement"), among the Origination Trust, the VMS ABS Trustee and VMS LLC.*

4.45         Asset Sale Agreement, dated as of June 30, 1999, between VMS LLC and the SPV.*

4.46         Receivables Purchase Agreement, dated as of June 30, 1999, by and between VMS LLC and the SPV.*

4.47         Contribution Agreement, dated as of June 30, 1999 between the SPV and the VMS ABS Trustee as trustee for the Organization Trust and by VMS LLC for the Origination Trust.*

4.48         Transfer Agreement, dated as of June 30, 1999, between the SPV and Greyhound Funding LLC
             ("Greyhound"), together with the Origination Trust, VM LLC and the SPV.*

4.49         Base Indenture, dated as of June 30, 1999, between Greyhound and The Chase Manhattan Bank (the "VMS
             ABS Indenture Trustee").*

4.50         Series 1999-1 Supplement, dated as of June 30, 1999, among Greyhound, VMS LLC, Park Avenue
             Receivables Corporation and the VMS ABS Indenture Trustee.*

4.51         Custodian Agreement dated as of June 30, 1999, among the Origination Trust, Wilmington Trust Company as Trustee, VMS LLC, as Servicer and All First Financial Center, as Custodian.*

4.52         Lockbox Services Agreement, dated as of June 30, 1999 among the Origination Trust, VMS LLC, in its capacity as servicer of the Trust, and Bank of America National Trust and Savings Association.*

4.53         Preferred Membership Interest Purchase Agreement, dated as of June 0, 1999, among Greyhound Funding
             LLC, Park Avenue Receivables Corporation, The Chase Manhattan Bank, individually as the APA Bank and as Funding Agent, PHH Vehicle Management Services LLC, as Administrator.*

4.54         Administration Agreement, dated as of June 30, 1999, among Greyhound Funding LLC, Raven Funding LLC,
             The Chase Manhattan Bank, as Indenture Trustee, PHH Vehicle Management Services LLC, as
             Administrator.*

5.0          OPINIONS

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
5.1          Opinion of White & Case LLP regarding the legality of the securities being registered hereby.*

10.          MATERIAL CONTRACTS.

10.01        Form of Registration Rights Agreement**

10.02        Separation Agreement, dated as of July 30, 1997, between Cendant Car Rental, Inc. and Avis Rent A
             Car, Inc.**

10.03        Master License Agreement, dated as of July 30, 1997, among Cendant Car Rental, Inc., Avis Rent A Car
             System, Inc. and Wizard Co., Inc.**

10.04        Computer Services Agreement, dated as of July 30, 1997, between Avis Rent A Car System, Inc. and
             WizCom International, Ltd.**

10.05        Reservation Services Agreement, dated as of July 30, 1997, between Cendant Incorporated and Avis Rent
             A Car System, Inc.**

10.06        Form of Tax Disaffiliation Agreement among Cendant Incorporated, Cendant Car Rental, Inc. and Avis
             Rent A Car, Inc.**

10.07        Form of Lease Agreement by and between WizCom International, Ltd., as lessor, and Avis Rent A Car
             System, Inc., as lessee (Virginia Beach, Virginia).**

10.08        Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A
             Car System, Inc., as sublessee (Tulsa, Oklahoma).**

10.09        Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A
             Car System, Inc., as sublessee (Garden City, New York).**

10.10        Wizard Note Assignment, Assumption and Release Agreement, dated as of July 30, 1997, by and between
             Wizard Co., Inc., Avis Rent A Car System, Inc. and Reserve Claims Management Co.**

10.11        Termination Services Agreement, dated as of July 30, 1997, among Harris Trust and Savings Bank, AESOP
             Funding II L.L.C., Avis Rent A Car System, Inc., and WizCom International, Ltd.**

10.13        Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis Rent A Car System,
             Inc.**

10.15        Retention Agreement, dated as of January 1, 1999, between Avis Rent A Car System, Inc. and F. Robert
             Salerno.****

10.16        Retention Agreement, dated as of January 1, 1999, between Avis Rent A Car System, Inc. and Kevin M.
             Sheehan.****

10.17        Avis Rent A Car, Inc. 1997 Stock Option Plan.**

10.18        Avis Rent A Car System, Inc. Nonqualified Deferred Compensation Plan.****

10.20        Information Technology Services Agreement, dated as of June 29, 1999, between PHH Vehicle Management
             Services, LLC and Cendant Corporation.*

10.21        Corporate Services Transition Agreement, dated as of June 30, 1999 between Cendant Operations, Inc.
             and Avis Fleet Leasing and Management Corporation.*

10.22        Corporate Services Transition Agreement, dated as of June 30, 1999 between PHH Corporation and Avis
             Fleet Leasing and Management Corporation.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
10.23        VMS Acquisition Registration Rights Agreement, dated as of June 30, 1999, among Avis Rent A Car,
             Inc., Avis Fleet Leasing and Management Corporation, PHH Corporation and PHH Holdings Corporation.*

10.24        Non-Competition Agreement, dated as of June 30, 1999, among Avis Rent Car, Inc., Avis Fleet Leasing and Management Corporation, PHH Corporation and PHH Holdings Corporation.*

10.25        Stockholders' Agreement, dated as of June 30, 1999, among Avis Rent A Car, Inc., Avis Fleet Leasing and Management Corporation, and PHH Corporation.*

10.26        Trademark License Agreement, dated as of June 30, 1999, between Avis Fleet Leasing and Management
             Corporation and PHH Holdings Corporation.*

10.27        Transitional License Agreement, dated as of June 30, 1999, between Cendant Corporation and Avis Fleet
             Leasing and Management Corporation.*

10.28        Undertaking, dated as of June 30, 1999 by Avis Fleet Leasing and Management Corporation.*

10.29        Instrument of Assumption, dated as of June 30, 1999 by Avis Fleet Leasing and Management
             Corporation.*

12.1         Computation of Ratio of Earnings to Fixed Charges and Combined Fixed Charges.*

21           Subsidiaries of the Registrants.*

23.01        Consent of Deloitte & Touche LLP relating to Avis Financial Statements.*

23.02        Consent of Deloitte & Touche LLP relating to VMS Financial Statements.*

23.03        Consent of White & Case LLP (included in opinion).*

24.1         Powers of Attorney (included in the signature pages to the Registration Statement).*

25.1         Form T-1 Statement of Eligibility of The Bank of New York, as trustee.*

99.1         Form of Letter of Transmittal.*******

99.2         Notice of Guaranteed Delivery.*******

99.3         Form of Letter from Registered Holders to clients.*******

99.4         Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*******

------------------------

*      Filed herewith.

** Incorporated by reference to the Registrant's Registration Statement on Form S-1, 333-28609

*** Incorporated by reference to the Registrant's Registration Statement on Form S-1, 333-46737.

**** Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 1998.

***** Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 15, 1999.

****** Incorporated by reference to Amendment No. 1 to the Registrant's Current
       Report on Form 8-K/A dated July 15, 1999.

******* To be filed by amendment.

    (b) Financial Statement Schedule

    - Schedule II--Valuation and Qualifying Accounts of Avis Rent A Car, Inc. and subsidiaries.

    - Report of Deloitte & Touche LLP, independent auditors on Financial Statement Schedule of Avis Rent A Car, Inc. and subsidiaries for the years ended December 31, 1996, 1997 and 1998.

    All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated or combined financial statements or notes thereto.

    ITEM 22. UNDERTAKINGS.

    The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any of the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Garden City, state of New York, on August 30, 1999.

                                AVIS RENT A CAR, INC.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT--RENTAL CAR GROUP

                                AVIS RENT A CAR SYSTEM, INC.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS INTERNATIONAL, LTD.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS MANAGEMENT SERVICES, LTD.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS CARIBBEAN, LIMITED

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS ASIA AND PACIFIC, LIMITED

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS ENTERPRISES, INC.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE: PRESIDENT

                                AVIS SERVICE, INC.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS LUBE, INC.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS LEASING CORPORATION

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                RENT-A-CAR COMPANY, INCORPORATED

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                RESERVE CLAIMS MANAGEMENT CO.

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                AVIS FLEET LEASING AND MANAGEMENT CORPORATION

                                By:  /s/ F. ROBERT SALERNO
                                     -----------------------------------------
                                     Name: F. Robert Salerno
                                     TITLE:  PRESIDENT

                                PHH VEHICLE MANAGEMENT SERVICES LLC

                                By:  /s/ MARK E. MILLER
                                     -----------------------------------------
                                     Name: Mark E. Miller
                                     TITLE: PRESIDENT

                                DEALERS HOLDINGS, INC.

                                By:  /s/ MARK E. MILLER
                                     -----------------------------------------
                                     Name: Mark E. Miller
                                     TITLE: PRESIDENT

                                WILLIAMSBURG MOTORS, INC.

                                By:  /s/ MARK E. MILLER
                                     -----------------------------------------
                                     Name: Mark E. Miller
                                     TITLE: PRESIDENT

                                EDENTON MOTORS, INC.

                                By:  /s/ MARK E. MILLER
                                     -----------------------------------------
                                     Name: Mark E. Miller
                                     TITLE: PRESIDENT

                                WRIGHT EXPRESS LLC

                                By:  /s/ MICHAEL E. DUBYAK
                                     -----------------------------------------
                                     Name: Michael E. Dubyak
                                     TITLE: PRESIDENT

                                PHH CANADIAN HOLDINGS, INC.

                                By:  /s/ MARK E. MILLER
                                     -----------------------------------------
                                     Name: Mark E. Miller
                                     TITLE: PRESIDENT

                                PHH DEUTSCHLAND, INC.

                                By:  /s/ MARK E. MILLER
                                     -----------------------------------------
                                     Name: Mark E. Miller
                                     TITLE: PRESIDENT

                                PHH/PAYMENTECH LLC

                                By:  /s/ MARK E. MILLER
                                     -----------------------------------------
                                     Name: Mark E. Miller
                                     TITLE: PRESIDENT

                                FAH COMPANY, INC.

                                By:  /s/ KEVIN M. SHEEHAN
                                     -----------------------------------------
                                     Name: Kevin M. Sheehan
                                     TITLE: PRESIDENT

                               POWER OF ATTORNEY

    Each of the directors and officers of Avis Rent A Car, Inc., Avis Rent A Car System, Inc., Avis International, Ltd., Avis Management Services, Ltd., Avis Caribbean Limited, Avis Asia and Pacific, Limited, Avis Enterprises, Inc., Avis Service, Inc., Avis Lube, Inc., Avis Leasing Corporation, Rent-A-Car Company, Incorporated, Reserve Claims Management Co., Avis Fleet Leasing and Management Corporation, PHH Vehicle Management Services, LLC, Dealers Holdings, Inc., Williamsburg Motors, Inc., Edenton Motors, Inc., Wright Express LLC, PHH Canadian Holdings, Inc., PHH Deutschland, Inc., PHH/Paymentech LLC and FAH Company, Inc., whose signature appears below hereby authorizes each of Kevin M. Sheehan and Karen C. Sclafani, as attorney-in-fact and agent, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments (including post-effective amendments) to this Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

AVIS RENT A CAR, INC.

    /s/ F. ROBERT SALERNO       President and Chief
------------------------------    Operating Officer-Rental    August 30, 1999
      F. Robert Salerno           Car Group and Director

                                President-Corporate and
     /s/ KEVIN M. SHEEHAN         Business Affairs, Chief
------------------------------    Financial Officer and       August 30, 1999
       Kevin M. Sheehan           Director

                                President and Chief
      /s/ MARK E. MILLER          Operating
------------------------------    Officer-Vehicle             August 20, 1999
        Mark E. Miller            Management Services
                                  Group

    /s/ TIMOTHY M. SHANLEY      Vice President and
------------------------------    Controller (Chief           August 30, 1999
      Timothy M. Shanley          Accounting Officer)

    /s/ MARTIN L. EDELMAN
------------------------------  Chairman of the Board and     August 30, 1999
      Martin L. Edelman           Director

------------------------------  Director
       W. Alun Cathcart

    /s/ LEONARD S. COLEMAN
------------------------------  Director                      August 30, 1999
   Leonard S. Coleman, Jr.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ ALFONSE M. D'AMATO
------------------------------           Director
      Alfonse M. D'Amato

------------------------------           Director
      Deborah L. Harmon

------------------------------           Director
      Stephen P. Holmes

    /s/ MICHAEL J. KENNEDY
------------------------------           Director
      Michael J. Kennedy

------------------------------           Director
      Michael P. Monaco

AVIS RENT A CAR SYSTEM, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ GERARD J. KENNELL
------------------------------           Director             August 30, 1999
      Gerard J. Kennell

AVIS INTERNATIONAL, LTD.

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ MICHAEL P. COLLINS
------------------------------           Director             August 30, 1999
      Michael P. Collins

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

AVIS MANAGEMENT SERVICES, LTD.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ MICHAEL P. COLLINS
------------------------------           Director             August 30, 1999
      Michael P. Collins

AVIS CARIBBEAN, LIMITED

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

    /s/ MICHAEL P. COLLINS
------------------------------           Director             August 30, 1999
      Michael P. Collins

AVIS ASIA AND PACIFIC, LIMITED

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

    /s/ MICHAEL P. COLLINS
------------------------------           Director             August 30, 1999
      Michael P. Collins

AVIS ENTERPRISES, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ MICHAEL P. COLLINS
------------------------------           Director             August 30, 1999
      Michael P. Collins

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

AVIS SERVICE, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ MICHAEL P. COLLINS
------------------------------           Director             August 30, 1999
      Michael P. Collins

AVIS LUBE, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ MICHAEL P. COLLINS
------------------------------           Director             August 30, 1999
      Michael P. Collins

AVIS LEASING CORPORATION

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

    /s/ KEVEIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ GERARD J. KENNELL
------------------------------           Director             August 30, 1999
      Gerard J. Kennell

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

RENT-A-CAR COMPANY,
INCORPORATED

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ GERARD J. KENNELL
------------------------------           Director             August 30, 1999
      Gerard J. Kennell

RESERVE CLAIMS MANAGEMENT CO.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ GERARD J. KENNELL
------------------------------           Director             August 30, 1999
      Gerard J. Kennell

AVIS FLEET LEASING AND
MANAGEMENT CORPORATION

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

   /s/ RICHARD S. JACOBSON
------------------------------           Director             August 30, 1999
     Richard S. Jacobson

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

PHH VEHICLE MANAGEMENT
SERVICES, LLC

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

      /s/ MARK E. MILLER
------------------------------           Director             August 20, 1999
        Mark E. Miller

DEALERS HOLDINGS, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

      /s/ MARK E. MILLER
------------------------------           Director             August 20, 1999
        Mark E. Miller

WILLIAMSBURG MOTORS, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

      /s/ MARK E. MILLER
------------------------------           Director             August 20, 1999
        Mark E. Miller

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

EDENTON MOTORS, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

      /s/ MARK E. MILLER
------------------------------           Director             August 20, 1999
        Mark E. Miller

WRIGHT EXPRESS LLC

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

    /s/ MICHAEL E. DUBYAK
------------------------------           Director             August 30, 1999
      Michael E. Dubyak

PHH CANADIAN HOLDINGS, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

      /s/ MARK E. MILLER
------------------------------           Director             August 20, 1999
        Mark E. Miller

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

PHH DEUTSCHLAND, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

PHH/PAYMENTECH LLC

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

      /s/ MARK E. MILLER
------------------------------           Director             August 20, 1999
        Mark E. Miller

FAH COMPANY, INC.

    /s/ F. ROBERT SALERNO
------------------------------           Director             August 30, 1999
      F. Robert Salerno

     /s/ KEVIN M. SHEEHAN
------------------------------           Director             August 30, 1999
       Kevin M. Sheehan

      /s/ MARK E. MILLER
------------------------------           Director             August 20, 1999
        Mark E. Miller

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Avis Rent A Car, Inc.
Garden City, NY

    We have audited the consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successors to Rental Car System Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously wholly-owned by Avis, Inc., collectively the "Predecessor Companies") (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholders' equity and cash flows for the period January 1, 1996 to October 16, 1996, and have issued our report thereon dated January 25, 1999 (March 19, 1999 as to Note 21 and August 23, 1999 as to Note 22) (included elsewhere in this Registration Statement). Our audits also included the consolidated financial statement schedule of the Company and the Predecessor Companies, listed in Item 21. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
----------------------------
Deloitte & Touche LLP

New York, New York
January 25, 1999
(March 19,1999 as to Note 21 and
August 23, 1999 as to Note 22)

                             AVIS RENT A CAR, INC.

                          FINANCIAL STATEMENT SCHEDULE

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                      ADDITIONS
                                                               ------------------------
                                                  BALANCE AT   CHARGED TO      OTHER                  BALANCE AT
                                                   BEGINNING    COSTS AND   ADDITIONS,                  END OF
DESCRIPTION                                        OF PERIOD    EXPENSES      NET(A)     DEDUCTIONS     PERIOD
------------------------------------------------  -----------  -----------  -----------  -----------  -----------
January 1, 1996 to October 16, 1996:
Allowance for doubtful accounts-- accounts
  receivable....................................  $     2,746   $   1,238                 $     794   $     3,190
Accumulated amortization--goodwill..............  $    37,471   $   3,782                             $    41,253
Public liability and property damage and other
  insurance liabilities.........................  $   194,677   $  74,109                 $  56,315   $   212,471

October 17, 1996 (Date of Acquisition) to
  December 31, 1996:
Allowance for doubtful accounts-- accounts
  receivable....................................                $     227                             $       227
Accumulated amortization--goodwill..............                $   1,026                             $     1,026
Public liability and property damage and other
  insurance liabilities.........................  $   212,471   $  17,355                 $  16,041   $   213,785

Year ended December 31, 1997:
Allowance for doubtful accounts-- accounts
  receivable....................................  $       227   $   3,208                 $   1,149   $     2,286
Accumulated amortization--goodwill..............  $     1,026   $   6,860                             $     7,886
Public liability and property damage and other
  insurance liabilities.........................  $   213,785   $  96,663    $  16,670    $  71,089   $   256,029

Year ended December 31, 1998:
Allowance for doubtful accounts-- accounts
  receivable....................................  $     2,286   $   2,961                 $   1,897   $     3,350
Accumulated amortization--goodwill..............  $     7,886   $  11,854                             $    19,740
Public liability and property damage and other
  insurance liabilities.........................  $   256,029   $  93,038                 $  79,858   $   269,209

------------------------

a) Includes additions of $16,838 relating to the acquisition of The First Gray Line Corporation on August 20, 1997.

                                 EXHIBIT INDEX

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

1.01         Purchase Agreement, dated as of June 25, 1999, among Avis Rent A Car, Inc. (the "Company"), the
             Subsidiary Guarantors (as defined therein) and Chase Securities Inc. and Lehman Brothers Inc. (the
             "Initial Purchasers").*

2.01         Agreement and Plan of Merger and Reorganization by and among PHH Corporation, PHH Holdings
             Corporation, the Company and Avis Fleet Leasing and Management Corporation, dated as of May 22,
             1999.*

3.           CERTIFICATE OF INCORPORATION AND BY-LAWS.

3.01         Certificate of Incorporation of Avis Rent A Car, Inc.***

3.02(a)      Certificate of Incorporation of Avis Rent A Car System, Inc.*

3.02(b)      Restated Certificate of Incorporation of Avis Rent A Car System, Inc.*

3.02(c)      Corrected Restated Certificate of Incorporation of Avis Rent A Car System, Inc.*

3.02(d)      Certificate of Ownership and Merger merging The First Gray Line Corporation into Avis Rent A Car
             System, Inc.*

3.03(a)      Certificate of Incorporation of Avis International, Ltd.*

3.03(b)      Certificate of Change of Location of Registered Office and Registered Agent of Avis International,
             Ltd.*

3.03(c)      Certificate of Change of Registered Agent and Registered Office of Avis International, Ltd.*

3.04(a)      Certificate of Incorporation of Avis Management Services, Ltd.*

3.04(b)      Certificate of Change of Location of Registered Office and Registered Agent of Avis Management
             Services, Ltd.*

3.04(c)      Certificate of Change of Registered Agent and Registered Office of Avis Management Services, Ltd.*

3.05         Certificate of Incorporation of Avis Caribbean, Limited.*

3.06         Certificate of Incorporation of Avis Asia and Pacific, Limited.*

3.07(a)      Certificate of Incorporation of Avis Enterprises, Inc.*

3.07(b)      Certificate of Amendment of Certificate of Incorporation of Avis Enterprises, Inc.*

3.07(c)      Certificate of Amendment of Certificate of Incorporation of Avis Enterprises, Inc.*

3.08         Certificate of Incorporation of Avis Service, Inc.*

3.09         Certificate of Incorporation of Avis Lube, Inc.*

3.10         Certificate of Incorporation of Avis Leasing Corporation.*

3.11(a)      Certificate of Incorporation of Rent-A-Car Company, Incorporated.*

3.11(b)      Articles of Reduction of Rent-A-Car Company, Incorporated.*

3.11(c)      Articles of Amendment to Articles of Incorporation of Rent-A-Car Company, Incorporated.*

3.11(d)      Articles of Amendment to Articles of Incorporation of Rent-A-Car Company, Incorporated.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
3.11(e)      Articles of Amendment to the Articles of Incorporation of Rent-A-Car Company, Incorporated.*

3.11(f)      Articles of Amendment of Rent-A-Car Company, Incorporated.*

3.12(a)      Certificate of Incorporation of Reserve Claims Management Co.*

3.12(b)      Certificate of Change of Registered Agent and Registered Office of Reserve Claims Management Co.
             f/k/a Avis Leasing International, Ltd.*

3.12(c)      Restated Certificate of Incorporation of Avis Leasing International, Ltd.*

3.13(a)      Certificate of Incorporation of Avis Fleet Leasing and Management Corporation.*

3.13(b)      Articles of Correction of Avis Fleet Leasing and Management Corporation.*

3.13(c)      Certificate of Designation of Powers, Preferences and Special Rights of Series A Cumulative
             Participating Redeemable Convertible Preferred Stock and Qualifications, Limitations and Restrictions
             Thereof of Avis Fleet Leasing and Management Corporation.******

3.13(d)      Certificate of Designation of Powers, Preferences and Special Rights of Series B Cumulative PIK
             Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Avis Fleet Leasing and
             Management Corporation.*****

3.13(e)      Certificate of Designation of Powers, Preferences and Special Rights of Series C Cumulative
             Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Avis Fleet
             Leasing and Management Corporation.*****

3.14(a)      Certificate of Incorporation of Dealers Holding, Inc.*

3.14(b)      Notice of Change of Resident Agent of Dealers Holding, Inc.*

3.14(c)      Notice of Change of Resident Agent of Dealers Holding, Inc.*

3.14(d)      Change of Address of Resident Agent of Dealers Holding, Inc.*

3.14(e)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office of Dealers Holdings, Inc.*

3.15(a)      Articles of Incorporation of Williamsburg Motors, Inc.*

3.15(b)      Notice of Change of Resident Agent of Williamsburg Motors, Inc.*

3.15(c)      Change of Resident Agent of Williamsburg Motors, Inc.*

3.15(d)      Change of Address of Resident Agent of Williamsburg Motors, Inc.*

3.15(e)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office.*

3.15(f)      Articles of Amendment of Articles of Incorporation of Williamsburg Motors, Inc.*

3.16(a)      Articles of Incorporation of Edenton Motors, Inc.*

3.16(b)      Notice of Change of Resident Agent of Edenton Motors, Inc.*

3.16(c)      Articles of Amendment of Edenton Motors, Inc.*

3.16(d)      Articles of Amendment of Edenton Motors, Inc.*

3.16(e)      Change of Resident Agent of Edenton Motors, Inc.*

3.16(f)      Change of Address of Resident Agent of Edenton Motors, Inc.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
3.16(g)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office of Edenton Motors, Inc.*

3.17         Certificate of Incorporation of PHH Canadian Holdings, Inc.*

3.18(a)      Articles of Incorporation of PHH Deutschland, Inc.*

3.18(b)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(c)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(d)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(e)      Change of Resident Agent of PHH Deutschland, Inc.*

3.18(f)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(g)      Articles of Amendment of PHH Deutschland, Inc.*

3.18(h)      Certified Copy of Resolution of Board of Directors for Designation or Change of Resident Agent and/or
             Principal Office of PHH Deutschland, Inc.*

3.18(i)      Change of Address of Resident Agent of PHH Deutschland, Inc.*

3.19(a)      Certificate of Incorporation of FAH Company, Inc.*

3.19(b)      Certificate of Amendment to Certificate of Incorporation of FAH Company, Inc.*

3.19(c)      Certificate of Amendment to Certificate of Incorporation of FAH Company, Inc.*

3.19(d)      Certificate of Amendment to Certificate of Incorporation of FAH Company, Inc.*

3.20         Limited Liability Company Agreement of PHH Vehicle Management Services LLC.*

3.21         Limited Liability Company Agreement of Wright Express LLC.*

3.22         Operating Agreement of PHH/Paymentech LLC.*

3.50         By-Laws of Avis Rent A Car, Inc.***

3.51         By-Laws of Avis Rent A Car System, Inc.*

3.52         By-Laws of Avis International, Ltd.*

3.53         By-Laws of Avis Management Services, Ltd.*

3.54         By-Laws of Avis Caribbean, Limited.*

3.55         By-Laws of Avis Asia and Pacific, Limited.*

3.56         By-Laws of Avis Enterprises, Inc.*

3.57         By-Laws of Avis Service, Inc.*

3.58         By-Laws of Avis Lube, Inc.*

3.59         By-Laws of Avis Leasing Corporation.*

3.60         By-Laws of Rent-A-Car Company, Incorporated.*

3.61         By-Laws of Reserve Claims Management Co.*

3.62         By-Laws of Avis Fleet Leasing and Management Corporation.*

3.63         By-Laws of Dealers Holdings, Inc.*

3.64         By-Laws of Williamsburg Motors, Inc.*

3.65         By-Laws of Edenton Motors, Inc.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
3.66         By-Laws of PHH Canadian Holdings, Inc.*

3.67         By-Laws of PHH Deutschland, Inc.*

3.68         By-Laws of FAH Company, Inc.*

4.03         Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C. and the Avis ABS
             Trustee, to the Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding
             II and the Avis ABS Trustee.**

4.04         Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C. and the Avis ABS
             Trustee, to the Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding
             II and the Avis ABS Trustee.**

4.05         Loan Agreement, dated as of July 30, 1997, between AESOP Leasing L.P., as borrower, and AESOP Funding
             II L.L.C. as lender.**

4.06         Loan Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as borrower, PV Holding Corp., as a permitted nominee of the borrower, Quartz Fleet Management, Inc., as a permitted nominee of the borrower, and AESOP Funding I L.L.C., as lender.**

4.07         Loan Agreement, dated as of July 30, 1997, between AESOP Leasing Corp II, as borrower, AESOP Leasing
             Corp., as permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.**

4.08         Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing
             L.P., as lessor, Avis Rent A Car System, Inc., as lessee, individually and as the administrator and
             Avis Rent A Car, Inc., as guarantor.**

4.09         Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing
             L.P., as lessor, Avis Rent A Car System, Inc., individually and as the administrator, certain
             Eligible Rental Car Companies, as lessees, and Avis Rent A Car, Inc., as guarantor.**

4.10         Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing
             Corp. II, as lessor, Avis Rent A Car System, Inc., individually and as the administrator, certain
             Eligible Rental Car Companies, as lessees, and Avis Rent A Car, Inc., as guarantor.**

4.11         Credit Agreement, dated as of July 30, 1997, among Avis Rent A Car, Inc., Avis Rent A Car System,
             Inc., The Chase Manhattan Bank, as administrative agent, Lehman Commercial Paper, Inc., as syndication agent and the other lenders party thereto (the "Credit Agreement").**

4.12         Guarantee, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**

4.13         Security Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**

4.14         Pledge Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.**

4.15         Supplemental Indenture No. 1, dated as of July 31, 1998, to the Amended and Restated Base Indenture,
             dated as of July 30, 1997, between AESOP Funding I L.L.C. as issuer and the Avis ABS Trustee.****

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
4.16         Amendment No. 1, dated as of July 31, 1998, to Loan Agreement, dated as of July 30, 1997, between
             AESOP Leasing L.P., as borrower, and AESOP Funding I L.L.C., as lender.****

4.17         Amendment No. 1, dated as of July 31, 1998, to Loan Agreement, dated as of July 30, 1997, among AESOP
             Leasing L.P., as borrower, PV Holding Corp., as a permitted nominee of the borrower, Quartz Fleet
             Management, Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.****

4.18         Amendment No. 1, dated as of July 31, 1998, to Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as lessor, Avis Rent A Car Systems, Inc., as Lessee individually and as Administrator, and Avis Rent A Car, Inc., as guarantor.****

4.19         Amended and Restated Loan Agreement, dated as of September 15, 1998, among AESOP Leasing L.P., as borrower, PV Holding Corp., as a permitted nominee of the borrower, Quartz Fleet Management, Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C.****

4.20         Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of September 15, 1998, among AESOP Leasing L.P., as lessor, Avis Rent Car System, Inc., individually and as Administrator, certain Eligible Rental Car Companies, as lessees, and Avis Rent A Car, Inc., as guarantor.****

4.21         Supplemental Indenture No. 2, dated as of September 15, 1998, to Amended and Restated Base Indenture,
             dated as of July 30, 1997, between AESOP Funding I L.L.C., as issuer and the Avis ABS Trustee.****

4.22         Series 1998-1 Supplement, dated as of February 26, 1998 between AESOP Funding II L.L.C., as issuer, and the Avis ABS Trustee, as trustee and Series 1998-1 agent, to the Amended and Restated Base
             Indenture, dated as of July 30, 1997, between AESOP Funding II L.L.C., as issuer, and the Avis ABS
             Trustee.****

4.30         Indenture, dated as of June 30, 1999, among the Company, the Subsidiary Guarantors and the Bank of
             New York (the "Notes Trustee").*

4.31         Exchange and Registration Rights Agreement, dated as of June 30, 1999, among the Company, the
             Subsidiary Guarantors, the Initial Purchasers and the Notes Trustee.*

4.32         Credit Agreement, dated as of June 30, 1999, among the Company, as borrower, the financial institutions party thereto, the Chase Manhattan Bank (the "Administrative Agent"), and Lehman
             Commercial Paper Inc.*

4.33         Guarantee and Collateral Agreement, dated as of June 30, 1999, among the Company, the Subsidiary
             Guarantors and the Administrative Agent.*

4.40         Origination Trust Agreement, dated as of June 30, 1999 (the "Origination Trust Agreement"), among
             Raven Funding LLC (the "SPV"), PHH Vehicle Management Services LLC ("VMS LLC") and Wilmington Trust
             Company (the "VMS ABS Trustee").*

4.41         Sold SUBI Supplement 1999-1A to the Origination Trust Agreement, dated as of June 30, 1999 (the
             "1999-1A SUBI Supplement"), among the SPV, VMS LLC and the VMS ABS Trustee.*

4.42         Sold SUBI Supplement 1999-1B to the Origination Trust Agreement, dated as of June 30, 1999 (the
             "1999-1B SUBI Supplement"), among the SPV, VMS LLC and the VMS ABS Trustee.*

4.43         Servicing Agreement, dated as of June 30, 1999 (the "Servicing Agreement"), between D.L. Peterson
             Trust (the "Origination Trust") and VM LLC.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
4.44         Sold SUBI Supplement 1999-1 to the Servicing Agreement, dated as of June 30, 1999 (the "Sold SUBI
             Servicing Supplement"), among the Origination Trust, the VMS ABS Trustee and VMS LLC.*

4.45         Asset Sale Agreement, dated as of June 30, 1999, between VMS LLC and the SPV.*

4.46         Receivables Purchase Agreement, dated as of June 30, 1999, by and between VMS LLC and the SPV.*

4.47         Contribution Agreement, dated as of June 30, 1999 between the SPV and the VMS ABS Trustee as trustee for the Organization Trust and by VMS LLC for the Origination Trust.*

4.48         Transfer Agreement, dated as of June 30, 1999, between the SPV and Greyhound Funding LLC
             ("Greyhound"), together with the Origination Trust, VM LLC and the SPV.*

4.49         Base Indenture, dated as of June 30, 1999, between Greyhound and The Chase Manhattan Bank (the "VMS
             ABS Indenture Trustee").*

4.50         Series 1999-1 Supplement, dated as of June 30, 1999, among Greyhound, VMS LLC, Park Avenue
             Receivables Corporation and the VMS ABS Indenture Trustee.*

4.51         Custodian Agreement dated as of June 30, 1999, among the Origination Trust, Wilmington Trust Company as Trustee, VMS LLC, as Servicer and All First Financial Center, as Custodian.*

4.52         Lockbox Services Agreement, dated as of June 30, 1999 among the Origination Trust, VMS LLC, in its capacity as servicer of the Trust, and Bank of America National Trust and Savings Association.*

4.53         Preferred Membership Interest Purchase Agreement, dated as of June 0, 1999, among Greyhound Funding
             LLC, Park Avenue Receivables Corporation, The Chase Manhattan Bank, individually as the APA Bank and as Funding Agent, PHH Vehicle Management Services LLC, as Administrator.*

4.54         Administration Agreement, dated as of June 30, 1999, among Greyhound Funding LLC, Raven Funding LLC,
             The Chase Manhattan Bank, as Indenture Trustee, PHH Vehicle Management Services LLC, as
             Administrator.*

5.0          OPINIONS

5.1          Opinion of White & Case LLP regarding the legality of the securities being registered hereby.*

10.          MATERIAL CONTRACTS.

10.01        Form of Registration Rights Agreement**

10.02        Separation Agreement, dated as of July 30, 1997, between Cendant Car Rental, Inc. and Avis Rent A
             Car, Inc.**

10.03        Master License Agreement, dated as of July 30, 1997, among Cendant Car Rental, Inc., Avis Rent A Car
             System, Inc. and Wizard Co., Inc.**

10.04        Computer Services Agreement, dated as of July 30, 1997, between Avis Rent A Car System, Inc. and
             WizCom International, Ltd.**

10.05        Reservation Services Agreement, dated as of July 30, 1997, between Cendant Incorporated and Avis Rent
             A Car System, Inc.**

10.06        Form of Tax Disaffiliation Agreement among Cendant Incorporated, Cendant Car Rental, Inc. and Avis
             Rent A Car, Inc.**

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
10.07        Form of Lease Agreement by and between WizCom International, Ltd., as lessor, and Avis Rent A Car
             System, Inc., as lessee (Virginia Beach, Virginia).**

10.08        Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A
             Car System, Inc., as sublessee (Tulsa, Oklahoma).**

10.09        Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A
             Car System, Inc., as sublessee (Garden City, New York).**

10.10        Wizard Note Assignment, Assumption and Release Agreement, dated as of July 30, 1997, by and between
             Wizard Co., Inc., Avis Rent A Car System, Inc. and Reserve Claims Management Co.**

10.11        Termination Services Agreement, dated as of July 30, 1997, among Harris Trust and Savings Bank, AESOP
             Funding II L.L.C., Avis Rent A Car System, Inc., and WizCom International, Ltd.**

10.13        Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis Rent A Car System,
             Inc.**

10.15        Retention Agreement, dated as of January 1, 1999, between Avis Rent A Car System, Inc. and F. Robert
             Salerno.****

10.16        Retention Agreement, dated as of January 1, 1999, between Avis Rent A Car System, Inc. and Kevin M.
             Sheehan.****

10.17        Avis Rent A Car, Inc. 1997 Stock Option Plan.**

10.18        Avis Rent A Car System, Inc. Nonqualified Deferred Compensation Plan.****

10.20        Information Technology Services Agreement, dated as of June 29, 1999, between PHH Vehicle Management
             Services, LLC and Cendant Corporation.*

10.21        Corporate Services Transition Agreement, dated as of June 30, 1999 between Cendant Operations, Inc.
             and Avis Fleet Leasing and Management Corporation.*

10.22        Corporate Services Transition Agreement, dated as of June 30, 1999 between PHH Corporation and Avis
             Fleet Leasing and Management Corporation.*

10.23        VMS Acquisition Registration Rights Agreement, dated as of June 30, 1999, among Avis Rent A Car,
             Inc., Avis Fleet Leasing and Management Corporation, PHH Corporation and PHH Holdings Corporation.*

10.24        Non-Competition Agreement, dated as of June 30, 1999, among Avis Rent Car, Inc., Avis Fleet Leasing and Management Corporation, PHH Corporation and PHH Holdings Corporation.*

10.25        Stockholders' Agreement, dated as of June 30, 1999, among Avis Rent A Car, Inc., Avis Fleet Leasing and Management Corporation, and PHH Corporation.*

10.26        Trademark License Agreement, dated as of June 30, 1999, between Avis Fleet Leasing and Management
             Corporation and PHH Holdings Corporation.*

10.27        Transitional License Agreement, dated as of June 30, 1999, between Cendant Corporation and Avis Fleet
             Leasing and Management Corporation.*

10.28        Undertaking, dated as of June 30, 1999 by Avis Fleet Leasing and Management Corporation.*

10.29        Instrument of Assumption, dated as of June 30, 1999 by Avis Fleet Leasing and Management
             Corporation.*

12.1         Computation of Ratio of Earnings to Fixed Charges and Combined Fixed Charges.*

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
21           Subsidiaries of the Registrants.*

23.01        Consent of Deloitte & Touche LLP relating to Avis Financial Statements.*

23.02        Consent of Deloitte & Touche LLP relating to VMS Financial Statements.*

23.03        Consent of White & Case LLP (included in opinion).*

24.1         Powers of Attorney (included in the signature pages to the Registration Statement).*

25.1         Form T-1 Statement of Eligibility of The Bank of New York, as trustee.*

99.1         Form of Letter of Transmittal.*******

99.2         Notice of Guaranteed Delivery.*******

99.3         Form of Letter from Registered Holders to clients.*******

99.4         Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*******

------------------------

*      Filed herewith.

** Incorporated by reference to the Registrant's Registration Statement on Form S-1, 333-28609.

*** Incorporated by reference to the Registrant's Registration Statement on Form S-1, 333-46737.

**** Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 1998.

***** Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 15, 1999.

****** Incorporated by reference to Amendment No. 1 to the Registrant's Current
       Report on Form 8-K/A dated July 15, 1999.

******* To be filed by amendment.